As filed with the Securities and Exchange Commission on June 30, 2005

Registration No. 333-122769

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Florida	2834	04-3639490
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel S. Duffey

General Counsel

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(813) 864-2554

(813) 258-6912 – Fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin A. Traber Curt P. Creely Foley & Lardner LLP 100 North Tampa St., Suite 2700 Tampa, Florida 33602 (813) 229-2300 (813) 221-4210 – Fax	Henry D. Kahn Joseph E. Gilligan Hogan & Hartson L.L.P. 111 South Calvert Street Baltimore, Maryland 21202 (410) 659-2700 (410) 539-6981 – Fax

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $0.001 per share	$86,250,000	$10,152	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(o) of the Securities Act of 1933.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2005

6,250,000 Shares

Common Stock

We are offering up to 5,250,000 shares of our common stock, and Pharmaceutical Product Development, Inc. (the selling stockholder) is selling an additional 1,000,000 shares (based on an assumed initial public offering price of $12.00 per share). This is our initial public offering, and no public market currently exists for our shares. The shares have been approved for quotation on the Nasdaq National Market under the symbol “ABPI.” We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

Investing in our common stock involves risks.

See “ Risk Factors” beginning on page 10.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Us	$	$
Proceeds to the Selling Stockholder	$	$

(1)	Excludes a financial advisory fee of 0.5% of the total public offering price payable to Ferris, Baker Watts Incorporated.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional 937,500 shares of common stock to cover over-allotments.

Jefferies & Company, Inc.

Robert W. Baird & Co.
Ferris, Baker Watts Incorporated
Stifel, Nicolaus & Company Incorporated

The date of this Prospectus is                     , 2005

i

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Accentia Biopharmaceuticals, Inc.

We are a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. We have two product candidates entering or in Phase III clinical trials. Our first product candidate, SinuNase™, has been developed as a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis, or CRS, which is a long-term inflammatory condition of the paranasal sinuses for which there is currently no FDA-approved therapy. We submitted an Investigational New Drug Application, or IND, with the FDA for SinuNase in April 2005, and the IND was accepted by the FDA in May 2005. We expect to initiate Phase III trials for SinuNase later in calendar year 2005. Our second product candidate, Biovaxid™, is a patient-specific cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. Biovaxid is currently in a pivotal Phase III clinical trial under an IND that we acquired from the National Cancer Institute, or NCI, in 2004. In addition to these product candidates, we have a growing specialty pharmaceutical business with a portfolio of ten currently marketed products and a pipeline of products under development by third parties. Our goal is to utilize our vertically integrated business structure to cost-effectively and efficiently develop and commercialize innovative therapeutics that address significant unmet medical needs.

SinuNase

Our first product candidate, SinuNase, is an amphotericin B suspension that is self-administered into a patient’s nasal cavity, or intranasally, for the treatment of CRS. As a suspension, SinuNase is administered in liquid form with the active ingredient, amphotericin B, being dispersed in the liquid. Rhinosinusitis is an inflammatory condition of the paranasal sinuses that results in a variety of symptoms, including nasal congestion, facial pain and pressure, nasal discharge, and headaches. Rhinosinusitis is estimated to affect approximately 35 million Americans, and an estimated 90% of all rhinosinusitis cases are chronic. Of CRS sufferers, up to 500,000 people resort to sinus surgery each year. Historically, the treatment of CRS has largely focused on addressing the symptoms of the condition through acute antibiotic therapy, intranasal or orally administered corticosteroids, and sinus surgery. While antibiotics are useful in treating the acute exacerbations that result from the bacterial invasion of the damaged paranasal tissue of CRS patients, no antibiotic has proven effective in eradicating the underlying cause of CRS. Intranasal and orally administered corticosteroids, which are potent anti-inflammatory hormones, have been used to reduce the inflammation that plays a role in CRS, but oral corticosteroids can cause serious side effects and must be avoided or cautiously used with patients that have certain conditions, such as gastrointestinal ulcers, renal disease, hypertension, diabetes, osteoporosis, thyroid disorders, and intestinal disease. Surgery is frequently used in CRS patients to improve the drainage of their sinuses based on the assumption that the disease can be reversed by identifying and correcting the obstruction that caused the condition, but while such surgery usually offers temporary relief of symptoms, it is typically not curative. If approved by the FDA, we expect that SinuNase would be the first pharmaceutical product indicated for the treatment of CRS.

Mayo Clinic has conducted published studies on CRS demonstrating that airborne fungi play a significant role in CRS and that the condition can be substantially relieved by treating patients with a low-dose intranasal application of antifungals, which are drugs such as amphotericin B that are used to fight fungal infections. Other formulations of amphotericin B are currently approved by the FDA as antifungals for other indications. In one open label study by Mayo Clinic with 51 CRS patients treated with an amphotericin B solution, 75% of the patients experienced improvement in sinus symptoms over a treatment course that averaged 11.3 months. In addition, in a study conducted by Mayo Clinic and published in the January 2005 Journal of Allergy and Clinical Immunology, Mayo Clinic reported results of a small controlled clinical trial that demonstrated a statistically significant difference between an amphotericin B treatment group and a control group. To date, the published clinical studies have not disclosed any serious adverse events associated with the intranasal application of amphotericin B.

In February 2004, we acquired a license from the Mayo Foundation for Medical Education and Research that, as amended, gives us the exclusive worldwide right to market and sell products based on Mayo Clinic’s patented treatment method using amphotericin B. Mayo Foundation holds an issued U.S. patent and a European Union counterpart patent application covering the use of intranasal antifungals for the treatment of CRS. It also holds a U.S. patent for the use of muco-administered antifungals for the treatment of asthma, and in December 2004, we amended our license with Mayo Foundation granting us rights to this therapy using amphotericin B. Under our license, we are developing SinuNase as a self-administered therapy delivered into the patient’s nasal cavity to relieve the symptoms associated with CRS.

We elected to license amphotericin B for our CRS therapy as a result of its favorable clinical and regulatory characteristics. To our knowledge, it is the only intranasal antifungal used by Mayo Clinic or others in their published studies on CRS, and amphotericin B is generally recognized as being very unlikely to induce drug resistance among fungi. As a fungicidal, amphotericin B is powerful enough to kill fungi, rather than merely impair their growth. Also, amphotericin B, when applied to the surface of the paranasal tissue, or topically, has minimal absorption into a patient’s mucus membrane, which makes it possible to apply an effective dose to the fungi in the mucus with a low risk for systemic exposure to the patient. As an approved and extensively-characterized therapeutic for other indications, we believe the use of amphotericin B for our CRS therapy should provide for an expedited regulatory approval process.

We submitted an IND with the FDA for SinuNase in April 2005, and the IND was accepted by the FDA in May 2005. We expect to commence two concurrent four-month Phase III clinical trials for the product later in calendar year 2005 in patients who have recurrent CRS despite a history of sinus surgery. We anticipate that the primary endpoint for these Phase III trials will be an improvement in CRS symptoms as measured by an independently validated patient questionnaire. In addition, in our pre-IND meeting for SinuNase held with the FDA in December 2004, the FDA verbally indicated that SinuNase will likely receive Fast-Track review status, meaning that the FDA may take actions to expedite the approval process for SinuNase, and we filed an application for Fast-Track status with the FDA in April 2005. However, we cannot predict the ultimate impact, if any, of the Fast-Track designation on the timing or likelihood of FDA approval of SinuNase, and we cannot guarantee that Fast-Track status will actually be formally granted. We anticipate that the new drug application, or NDA, for SinuNase will be filed as a 505(b)(2) application, which will enable us to rely in part on the FDA’s previous findings of safety and efficacy for an oral suspension of amphotericin B and on previously published clinical studies of intranasal amphotericin B for CRS.

Biovaxid

Our second product candidate, Biovaxid, is an injectable patient-specific vaccine for the treatment of follicular non-Hodgkin’s lymphoma, or follicular NHL. Follicular NHL is a cancer of the lymphatic system that results when the body’s follicle center cells, which are a type of white blood cell, become abnormal and eventually spread throughout the body growing and dividing in an uncontrolled fashion. NHL is the sixth most common cancer and the sixth leading cause of death among cancers in the U.S. Approximately 85% of diagnosed cases of NHL are in the form of B-cell NHL, while 15% are T-cell NHL. There are approximately 55,000 new cases of NHL diagnosed each year in the U.S. with a comparable number estimated in Europe, and an estimated 12,500 of the U.S. cases each year are a type of B-cell NHL known as indolent follicular NHL. Our IND and Phase III clinical trial for Biovaxid are for indolent follicular NHL. Despite the slow progression of indolent follicular NHL, the disease is almost invariably fatal. According to the American Cancer Society, the median survival time from diagnosis for patients with indolent B-cell NHL having stage III or IV follicular B-cell NHL is between seven and ten years.

Biovaxid is a customized anti-cancer vaccine that is derived from a patient’s own cancer cells. It is designed to utilize the power of the patient’s immune system to recognize and destroy cancerous lymphoma cells while sparing normal cells. We produce this vaccine by extracting the patient’s tumor cells and then replicating and purifying the unique antigen that is present only on the surface of the patient’s own tumor cells. An antigen is a protein or other substance capable of triggering an immune system response. By introducing a highly concentrated purified version of the cancer antigen into the patient’s system, the vaccine is designed to trigger the immune system to mount a more robust response to the specific cancer antigen.

Our Biovaxid anti-cancer vaccine is produced through the use of a hybridoma cell, which is a cell that results from the fusion of two different cell types. In the Biovaxid production process, the patient’s own tumor cell is fused with a mammal-derived cell to create a hybridoma cell that secretes an antigen that constitutes a high-fidelity, or highly accurate, copy of the patient’s tumor cell antigen. We believe that this hybridoma process results in a higher-fidelity copy of the patient’s own tumor antigen than could be achieved by recombinant production methods, which give rise to protein products that have combinations of gene sequences that differ from those of the patient’s tumor cells. In a Phase II study by the NCI on this hybridoma-based vaccine, 95% of the patients in the study mounted an immune response specific to their tumor cells. We have obtained a worldwide license from Stanford University for the rights to use the cell line that was used by the NCI in the production of its vaccine, and this license is exclusive through 2019 in the field of personalized vaccines for B-cell and T-cell cancers. In addition, we have filed a provisional patent application on the type of cell media that is used to grow cell cultures in the production of our vaccine, and we have filed a provisional patent application on certain features of our integrated production and purification system that we propose to use to produce and purify the vaccine in an automated closed system.

We are developing Biovaxid in cooperation with the NCI under a cooperative research and development agreement entered into in 2001. In April 2004, the NCI formally transferred sponsorship of the IND for Biovaxid to us. Prior to this transfer, the NCI conducted an open label study on 20 patients using Biovaxid in a Phase II study. At the end of the study assessment, 18 of 20 patients remained in continuous complete remission for a median of 42 months. After long term follow-up at a median of 7 years following vaccination, as published by the NCI in 2003 in the proceedings of the American Society of Hematology, 18 of 20 patients survived, and 10 of 20 patients remained in complete continuous remission. Biovaxid’s current pivotal Phase III clinical trial is designed for patients diagnosed with the indolent, or low-grade, form of B-cell follicular NHL. This clinical trial was started in 2000 by the NCI, and as of May 1, 2005, we had 25 clinical sites and 187 patients enrolled. The primary endpoint of this trial is a comparison of the time-to-tumor progression between Biovaxid patients and a control group.

Our Specialty Pharmaceutical Business

In addition to SinuNase and Biovaxid, we have a specialty pharmaceutical business which markets and sells pharmaceutical products through our own dedicated sales force. We also have a pipeline of products under development by third parties. Our currently marketed products include Xodol™, a narcotic pain formulation, Respi~TANN®, a prescription antitussive decongestant for temporary relief of cough and nasal congestion, and our line of six Histex™ products for the cough, cold and allergy prescription market. We had revenues of $11.9 million from sales of specialty pharmaceutical products in fiscal year 2004.

We have contracted with third-party development partners to develop a variety of new products for our specialty pharmaceutical business. The products under development include MD Turbo™, a breath-actuated inhaler device that can be used with most metered-dose inhalers typically used by patients with asthma and chronic obstructive pulmonary disease. They also include Emezine™, a transbuccal drug designed to control nausea and vomiting, as well as a portfolio of eight additional narcotic pain formulations for the treatment of moderate to moderately severe pain. Through our agreements with development partners, we have acquired license or distribution rights for these products.

Our Development and Commercialization Capabilities

To facilitate the development and commercialization of our products, we have developed a vertically integrated business structure that includes a broad range of in-house capabilities and resources. These capabilities include analytical, consulting, and clinical development services relating to the biopharmaceuticals industry, such as pricing and market assessment, reimbursement strategies, clinical trial services, and outcomes research. We also produce custom biologic products for biopharmaceutical and biotechnology companies, medical schools, universities, hospitals, and research institutions. We believe these capabilities will enable us to more effectively identify, screen, and attract new product opportunities and to efficiently develop, clinically test, and market our products.

Our Business Strategy

Our goal is to acquire, develop, and commercialize innovative late-stage biopharmaceutical products that offer the potential for superior efficacy and safety as compared to competitive products and that address significant unmet medical needs. To achieve this goal, the key elements of our strategy include:

•	completing clinical development and obtaining regulatory approval for SinuNase and Biovaxid;

•	exploiting our specialty pharmaceutical business and its product pipeline to help commercialize and fund the development of SinuNase and Biovaxid;

•	identifying and acquiring additional late-stage clinical products and technologies with an emphasis on respiratory disease and oncology;

•	leveraging our broad range of internal capabilities to support our ongoing development and commercialization efforts; and

•	pursuing strategic relationships on a selective basis for product development or distribution.

Risks Associated With Our Business and Strategy

We are subject to a number of risks, which you should be aware of before you decide to buy our common stock. These risks are discussed more fully in the “RISK FACTORS” section of this prospectus. Our success will largely be dependent on the success of our two most significant product candidates, SinuNase and Biovaxid, neither of which have FDA approval. Our clinical trials for these two products may be slower than anticipated and ultimately may not demonstrate the safety and efficacy necessary to result in commercially viable products. It is possible that we may never successfully commercialize any of our biopharmaceutical or specialty pharmaceutical product candidates, and we cannot guarantee that sales we generate, if any, will prevent the need to raise additional capital. Furthermore, our specialty pharmaceutical business is dependent on third-party partners for the development and regulatory approval of such products, and if they fail to perform as we expect, we could experience an adverse change to our revenues. We will also experience competition in our therapeutic sectors, and if competitors develop products that are less expensive, safer, and more effective, the commercial prospects of our products will be diminished or limited. We have a limited history as a consolidated company and face many of the risks of a new business, with a history of net losses since our inception and an accumulated deficit of $91.8 million as of March 31, 2005. We expect to continue to incur significant operating expenses and capital expenditures as we conduct clinical trials and seek regulatory approvals, which may not materialize in sufficient time to avoid losses, and we may never achieve profitability.

Any impediment to, or delay in, implementation of the key elements of our business strategy could result in delays in commercialization of our products, which could cause us to be unable to generate sufficient revenue to sustain and grow our business. For example, there may be delays in, and we may not be able to obtain, favorable clinical results or regulatory approval for our product candidates, and the time necessary to complete clinical trials and obtain regulatory approvals may exceed our ability to fund our operations. In addition, the use of our specialty pharmaceutical business to help commercialize and fund the development of SinuNase and Biovaxid, our two most significant products, may not prevent the need to raise additional capital in the future. We may not be able to identify and acquire any additional late-stage clinical products or technologies, and even if we make any such acquisitions, we may not be able to successfully commercialize such products or technologies.

Corporate Information

We were incorporated in the State of Florida in 2002. Our principal executive offices are located at 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606, and our telephone number at that address is (813) 864-2554. Our Internet site address is http://www.accentia.net. Any information that is included on or linked to our Internet site is not a part of this prospectus.

We use Accentia™, Accentia BioPharmaceuticals™, and the Accentia Biopharmaceuticals logo as trademarks in the U.S. and other countries, and we are seeking U.S. trademark registrations for these marks. We are also seeking U.S. trademark registrations for Biovaxid™, SinuNase™, and Xodol™. Respi~TANN® is a registered trademark of TEAMM Pharmaceuticals, Inc., our wholly owned subsidiary. We use Histex™ as a trademark in the U.S. and other countries. Each of the other trademarks, trade names, or services marks appearing in this prospectus belongs to its respective holder.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “Accentia Biopharmaceuticals,” “we,” “us,” “our,” “the company” and similar references refer to Accentia Biopharmaceuticals, Inc. and its subsidiaries.

All references to years in this prospectus, unless otherwise noted, refer to our fiscal years, which end on September 30. For example, a reference to “2004” or “fiscal 2004” means the twelve-month period that ended September 30, 2004.

The Offering

Shares offered by us	5,250,000 Shares

Shares offered by the selling stockholder	1,000,000 Shares

Over-allotment option

The underwriters may also purchase up to an additional 937,500 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Shares outstanding after the offering	31,420,938 Shares

Use of proceeds

We estimate that our net proceeds from the offering, assuming no exercise of the underwriters’ over-allotment option, will be approximately $55.8 million. We intend to use approximately $6.1 million of the net proceeds to repay indebtedness and the remaining proceeds for funding the continued development of our product candidates and for general corporate purposes, including working capital and capital expenditures. We will not receive any proceeds from the sale of shares, if any, by the selling stockholder. See “USE OF PROCEEDS.”

Risk factors	See “RISK FACTORS” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.

Nasdaq National Market symbol	ABPI

The number of shares of common stock that will be outstanding immediately after this offering is based on 26,170,938 shares of common stock outstanding as of March 31, 2005. The number of shares of common stock to be outstanding after this offering assumes:

•	the automatic conversion, upon the completion of this offering, of all shares of our preferred stock outstanding as of March 31, 2005 into an aggregate of 19,189,835 shares of our common stock;

•	the exercise of preferred stock warrants and options outstanding as of March 31, 2005 that will expire on or prior to the completion of this offering, and the automatic conversion of the preferred stock underlying such outstanding warrants and options upon the completion of this offering into 1,488,569 shares of our common stock; and

•	the exercise of warrants to purchase 330,135 shares of common stock outstanding as of March 31, 2005 that will expire on or prior to the completion of this offering.

The number of shares of common stock to be outstanding after this offering does not include:

•	2,124,282 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2005 (after taking into account the conversion of preferred stock options into common stock options upon the completion of this offering), of which 1,138,121 options having a weighted-average exercise price of $2.18 per share were exercisable as of March 31, 2005;

•	479,733 shares of common stock issuable pursuant to rights to convert promissory notes (issued by our Biovest subsidiary) outstanding as of March 31, 2005 into shares of our common stock, which number of shares is based on the anticipated outstanding principal and accrued interest under such notes as of an assumed closing of this offering on June 30, 2005;

•	up to 980,392 shares of our common stock issuable to Laurus Master Fund, Ltd. upon the conversion of convertible notes issued to Laurus in connection with a credit facility entered into on April 29, 2005, which notes are first convertible beginning on the 180th day after the closing of this offering (the number of shares issuable upon conversion is based on an assumed initial public offering price of $12.00 per share and excludes the conversion of accrued interest under these notes);

•	up to 333,333 shares of our common stock issuable upon the exercise of a warrant granted to Laurus on April 29, 2005 in connection with the Laurus credit facility, which warrant is exercisable no earlier than 180 days after the closing of this offering (the number of shares issuable upon exercise is based on an assumed initial public offering price of $12.00 per share); and

•	3.0 million shares of common stock available for future grants under our 2005 Equity Incentive Plan.

The number of shares of common stock reflected above as being issuable upon the automatic conversion of our preferred stock includes 12,013,890 shares issuable pursuant to the automatic conversion of our Series E preferred stock. Under our articles of incorporation, each share of our Series E preferred stock will convert into a specified percentage of the number of “fully diluted common shares” (as defined in our articles of incorporation) outstanding at the time of conversion. Our fully diluted common shares for this purpose will vary depending on the number of stock options and warrants that are outstanding and vested on the conversion date; the principal and accrued interest outstanding on such date under the convertible promissory notes issued by our Biovest subsidiary; and the per share initial public offering price in this offering. In this prospectus, we have assumed a number of fully diluted common shares that we expect to be outstanding on June 30, 2005 and have assumed an initial public offering price of $12.00 per share. However, because the closing of this offering may not occur on June 30, 2005 and the final public offering price may be different from $12.00 per share, the number of shares of common stock to be issued upon the automatic conversion of our Series E stock may be different from the 12,013,890 shares reflected above. See the section of this prospectus captioned “DILUTION.”

Unless otherwise indicated, all information in this prospectus assumes:

•	no exercise of the underwriters’ over-allotment option; and

•	a 1-for-2.1052 reverse stock split of our common stock and our preferred stock effected on May 16, 2005.

The selling stockholder, Pharmaceutical Product Development, Inc., acquired the shares being sold in this offering as a result of the conversion of Series E preferred stock purchased by the selling stockholder in a January 2004 private placement.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary consolidated financial data for the years ended September 30, 2004 and 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of March 31, 2005 and for the six months ended March 31, 2005 and 2004 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	Six months ended March 31,		Years ended September 30,		From inception (April 3, 2002) through September 30, 2002
	2005(2)	2004(2)	2004(2)	2003(2)
	(Unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$12,092	$13,713	$25,936	$9,908	$2,761
Cost of sales	4,387	4,806	8,814	2,936	544

Gross margin	7,705	8,908	17,122	6,972	2,217
Operating expenses:
Research and development	3,609	2,048	4,210	6,112	—
Research and development, related party	775	70	1,309	—	—
Sales and marketing	7,390	4,943	12,015	4,366	—
General and administrative	9,829	7,687	16,729	8,868	2,027
Royalties	619	132	387	—	—
Impairment charges	—	359	359	—	—
Stock-based compensation	281	180	292	—	—
Other operating expense, related party	—	—	2,500	—	—

Total operating expenses	22,504	15,419	37,802	19,346	2,027

Operating income (loss)	(14,799)	(6,511)	(20,680)	(12,374)	190
Other income (expense):
Interest (expense) income, net	(1,007)	(914)	(1,241)	(230)	(20)
Interest (expense) income, net, related party	(431)	(470)	(1,486)	(337)	—
Settlement expense	—	—	—	(1,563)	—
Loss on extinguishment of debt, related party	(2,362)	—	—	—	—
Other income (expense)	(83)	31	78	—	—

Net income (loss) from continuing operations before income taxes	(18,682)	(7,865)	(23,328)	(14,505)	171
Income tax benefit (expense)	—	—	—	180	(180)

Net income (loss) from continuing operations	(18,682)	(7,865)	(23,328)	(14,325)	(9)
Discontinued operations:
Gain on sale of discontinued operations, net of income tax expense	—	1,618	1,618	—	—
Loss from discontinued operations, net of income tax benefit	—	(1,492)	(1,516)	(2,347)	(9,185)

Net income (loss)	(18,682)	(7,739)	(23,226)	(16,672)	(9,194)
Preferred stock dividends	(5,243)	(1,191)	(5,262)	—	—

Income (loss) attributable to common stockholders	$(23,925)	$(8,930)	$(28,488)	$(16,672)	$(9,194)

Weighted average shares outstanding, basic and diluted(1)	5,128	4,876	4,876	4,729	4,876

Per share amounts, basic and diluted(1):
Net income (loss) per common share for:
Continuing operations	$(4.67)	$(1.85)	$(5.86)	$(3.01)	$—
Discontinued operations	—	0.02	0.02	(0.51)	(1.89)

Net income (loss) attributable to common stockholders	$(4.67)	$(1.83)	$(5.84)	$(3.52)	$(1.89)

(1)	See Note 1 to our consolidated financial statements for a description of the method used to compute basic and diluted net loss per share and number of shares used in computing historical basic and diluted net loss per share.
(2)	As restated, see Notes 6 and 20 to our consolidated financial statements.

The following table sets forth a summary of our balance sheet data as of March 31, 2005:

•	on an actual basis;

•	on a pro forma basis to reflect:

•	the issuance on April 29, 2005 to Laurus Master Fund, Ltd. of secured convertible promissory notes in the aggregate principal amount of $10.0 million, net of $3.1 million in discounts associated with warrants issued with a beneficial conversion feature, and the corresponding $4.5 million repayment in full of our credit facility with Missouri State Bank;

•	the automatic conversion of all shares of preferred stock outstanding as of March 31, 2005 into 19,189,835 shares of common stock upon the completion of this offering;

•	the assumed exercise of preferred stock warrants and options outstanding as of March 31, 2005 that will expire on or prior to the completion of this offering and the automatic conversion of the preferred stock underlying such outstanding warrants and options upon the completion of this offering into 1,488,569 shares of common stock;

•	the assumed exercise of warrants to purchase 330,135 shares of common stock outstanding as of March 31, 2005 that will expire on or prior to the completion of this offering; and

•	on a pro forma as adjusted basis to give effect to the sale of all of the shares of common stock in this offering at an assumed public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and our estimated offering expenses, and to reflect the repayment of approximately $6.1 million of indebtedness with the proceeds of this offering.

	March 31, 2005
	Actual(1)	Pro forma	Pro forma as adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$783	$12,336	$62,021
Working capital	(19,920)	(7,274)	48,451
Total assets	33,673	45,636	95,320
Total liabilities	42,064	44,447	38,376
Total stockholders’ equity (deficit)	(8,391)	1,169	56,944

(1)	As restated, see Notes 6 and 20 to our consolidated financial statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We are largely dependent on the success of our two most significant product candidates, SinuNase and Biovaxid, and we may not be able to successfully commercialize these therapies.

We have expended and will continue to expend significant time, money, and effort on the development of our two most significant product candidates, SinuNase and Biovaxid. We have incurred significant costs and may never generate significant revenues from commercial sales of these products, if approved. Neither of these products is approved for marketing in any jurisdiction, and they may never be commercialized. Before we can market and sell these products, we will need to demonstrate in clinical trials that these products are safe and effective and will also need to obtain necessary approvals from the U.S. Food and Drug Administration, or FDA, and similar foreign regulatory agencies.

If we fail to successfully commercialize either or both of SinuNase and Biovaxid, we may be unable to generate sufficient revenue to sustain and grow our business, and our business, financial condition, and results of operations will be adversely affected.

If we fail to obtain FDA approval of SinuNase, Biovaxid, or any of our other current or future product candidates, we will be unable to commercialize these products.

Development, testing, manufacturing and marketing of pharmaceutical products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The process of obtaining FDA approval of pharmaceutical products is costly and time consuming. Any new pharmaceutical product must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA. Such regulatory review includes the determination of manufacturing capability and product performance.

In addition to seeking approval from the FDA for SinuNase and Biovaxid, we intend to seek the governmental approval required to market our products in England, Germany, France, Italy, Spain, and potentially additional countries. We anticipate commencing the applications required in some or all of these countries following approval by the FDA; however, we may determine to file applications in advance of the FDA approval if we determine such filings to be both time and cost effective. Marketing of our products in these countries, and in most other countries, is not permitted until we have obtained required approvals or exemptions in each individual country.

In addition, patient-specific active immunotherapies such as Biovaxid are complex, and regulatory agencies lack experience with them. To date, the FDA has not approved for marketing a patient-specific active idiotype immunotherapy for any form of cancer. This lack of precedent and experience may lengthen the regulatory review process and impede our ability to obtain timely FDA approval for Biovaxid, if at all. Even if Biovaxid is approved by the FDA, the FDA’s lack of precedent and experience with respect to a patient-specific active idiotype vaccine may increase our development costs and otherwise delay or prevent commercialization.

There can be no assurance that the pharmaceutical products currently in development, or those products acquired or in-licensed by us, will be approved by the FDA. In addition, there can be no assurance that all necessary approvals will be granted for future products or that FDA review or actions will not involve delays caused by the FDA’s request for additional information or testing that could adversely affect the time to market and sale of the products. For our currently marketed products and our future products, failure to comply with applicable regulatory requirements can, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions.

Prior to the commencement of our Phase III clinical trials for SinuNase, we intend to seek a Special Protocol Assessment, or SPA, with the FDA regarding our Phase III clinical trials. The SPA process provides for official FDA evaluation of a Phase III clinical trial and provides a product sponsor with a binding agreement, unless circumstances change, confirming that the design and analysis of the Phase III study are adequate to support an NDA if the study is performed according to the SPA. However, an SPA is not a guarantee that an NDA for SinuNase will be approved. Any change to the protocol for our Phase III trial included in the SPA would require FDA approval, which could delay our ability to implement such change. Additionally, we cannot guarantee that we will be able to obtain an SPA for SinuNase prior to the commencement of clinical trials.

We expect that “505(b)(2)” applications, which rely in part on investigations not performed for or by the applicant, and for which the applicant has not obtained a right of reference, and Abbreviated New Drug Applications, or ANDAs, will be submitted for our specialty pharmaceutical products under development. No assurances can be given that all of our specialty pharmaceutical products will be suitable for, or approved under, such application procedures. Certain 505(b)(2) application procedures have been the subject of petitions filed by brand name manufacturers which seek changes in the FDA’s approval process for such 505(b)(2) applications. These requested changes include, among other things, disallowance of the use by an applicant of a 505(b)(2) application with data considered proprietary by the original manufacturer that was submitted to the FDA as part of an original NDA. We are unable to predict at this time whether the FDA will make any changes to its application procedures as a result of such petitions or the effect that such changes or challenges may have on us.

Any delay in any approval or any failure to obtain approval of a product could delay or impair our ability to commercialize that product and to generate revenue as well as increase costs for that product.

Before we can seek regulatory approval of SinuNase, Biovaxid, or any other product candidates, we must successfully complete clinical trials, outcomes of which are uncertain.

Conducting clinical trials is a lengthy, time-consuming, and expensive process, and the results of these trials are inherently uncertain. Completion of necessary clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	ineffectiveness of our product candidate or perceptions by physicians that the product candidate is not safe or effective for a particular indication;

•	inability to manufacture sufficient quantities of the product candidate for use in clinical trials;

•	delay or failure in obtaining approval of our clinical trial protocols from the FDA or institutional review boards;

•	slower than expected rate of patient recruitment and enrollment;

•	inability to adequately follow and monitor patients after treatment;

•	difficulty in managing multiple clinical sites;

•	unforeseen safety issues;

•	government or regulatory delays; and

•	clinical trial costs that are greater than we currently anticipate.

Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us to repeat or terminate a clinical trial or require us to conduct additional trials. We do not know whether our existing or any future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. Our clinical trials may be suspended at any time for a variety of reasons, including if the FDA or we believe the patients participating in our trials are exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

Failures or perceived failures in our clinical trials will directly delay our product development and regulatory approval process, damage our business prospects, make it difficult for us to establish collaboration and partnership relationships, and negatively affect our reputation and competitive position in the pharmaceutical community.

We cannot be certain that we will receive “Fast-Track” status from the FDA for SinuNase.

At our pre-IND meeting for SinuNase held with the FDA in December 2004, the FDA verbally informed us that SinuNase is likely to receive the FDA’s “Fast-Track” review designation, which means that SinuNase may be eligible for expedited review procedures by the FDA, and we filed an application for Fast-Track status with the FDA in April 2005. We cannot predict the impact, if any, that the Fast-Track designation will have on the duration of regulatory approval process for SinuNase if the product is approved by the FDA, and we cannot guarantee that Fast-Track status will actually be formally granted. If Fast-Track status is not granted, the time to market for SinuNase could increase, which could impair our ability to generate revenue from SinuNase for a longer period of time. Even if Fast-Track status is granted, the FDA may deny regulatory approval of SinuNase.

Failure to enroll patients in our clinical trials may cause delays in developing SinuNase, Biovaxid, or any other product candidate.

We may encounter delays in development and commercialization, or fail to obtain marketing approval, of SinuNase, Biovaxid, or any other product candidate that we may develop if we are unable to enroll enough patients to complete clinical trials. Our ability to enroll sufficient numbers of patients in our clinical trials depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the trial, and competing clinical trials. We have from time to time experienced slower-than-expected patient enrollment in our clinical trials. To complete enrollment of our Phase III clinical trial for Biovaxid in 2006, as anticipated, we will need to continue our efforts to significantly increase the rate at which we are enrolling patients in that trial. Also, the Phase III clinical trial for our Biovaxid vaccine may experience slower-than-anticipated enrollment due to an increasing tendency of physicians to prescribe Rituxan, a monoclonal antibody, as a first line of treatment for NHL instead of chemotherapy, while our clinical trial protocol for Biovaxid requires a patient to first achieve a six-month remission following chemotherapy treatment. Delays in planned patient enrollment may result in increased costs and harm our ability to complete our clinical trials and obtain regulatory approval.

Our clinical trials for SinuNase and/or Biovaxid may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these product candidates or cease our trials.

We are currently engaged in a pivotal Phase III clinical trial for Biovaxid, and we intend to commence two concurrent Phase III clinical trials for SinuNase in calendar year 2005. We do not know whether our existing or future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. For example, safety and efficacy results attained in our anticipated Phase III clinical trials for SinuNase may be less positive than the results obtained in Mayo Clinic’s previous clinical trials for SinuNase, and we may be unable to establish efficacy or the safety profile required for approval without supporting Phase I and II studies. Furthermore, we could be required to conduct more than two Phase III clinical trials for SinuNase if our two initial concurrent trials are not confirmatory. With respect to Biovaxid, safety and efficacy results attained in our pivotal Phase III clinical trial for Biovaxid may be less positive than the results obtained in the NCI’s Phase II clinical trials for Biovaxid. Because our clinical trials for both Biovaxid and SinuNase may produce negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these product candidates or cease our clinical trials. If this happens, we may not be able to obtain approval for these products or the anticipated time to market for these products may be substantially delayed, and we may also experience significant additional development costs. We may also be required to undertake additional clinical testing if we change or expand the indications for our product candidates.

The clinical trials for SinuNase and Biovaxid have demonstrated that certain side effects may be associated with these treatments, and ongoing or future clinical trials may reveal additional unexpected or unanticipated side effects.

In clinical trials conducted to date by Mayo Clinic, a small number of CRS patients have demonstrated a sensitivity or suspected allergy to amphotericin B that was non-systemic and temporary, but these patients fully recovered quickly after the cessation of treatment with amphotericin B. A relatively small number of patients in the Biovaxid clinical trials have experienced adverse events, none of which were life-threatening, at the time of vaccine or control administration, but it seems likely from the nature of these events that they were either unrelated to the study or were due to the concomitant administration of GM-CSF. Also, skin irritation consisting of redness and induration, or hardening of the tissue, at the site of Biovaxid or control injection has been noted, but this condition has generally lasted only a few days and was limited to skin surrounding the injection site. The Data Monitoring and Safety Board for Biovaxid, which reviews all adverse event reports related to Biovaxid, has not expressed any concerns to date about the safety of the vaccine. However, we cannot guarantee that our current or future trials for Biovaxid and SinuNase will not demonstrate additional adverse side effects that may delay or even preclude regulatory approval. Even if either or both of Biovaxid and SinuNase receive regulatory approval, if we or others identify previously unknown side effects following approval, regulatory approval could be withdrawn and sales of the product could be significantly reduced.

Mayo Foundation is not precluded from licensing its patented CRS therapy to third parties using antifungals other than amphotericin B.

Our rights to SinuNase are based on a license agreement with Mayo Foundation for Medical Education and Research. Our license agreement with Mayo Foundation gives us the exclusive worldwide right to commercialize Mayo Foundation’s patented CRS treatment method using the antifungal amphotericin B. Although Mayo Foundation’s clinical trials on its CRS therapy were based on the use of amphotericin B, Mayo Foundation’s patents and patent applications with respect to the therapy broadly apply to the topical application of any antifungals for the treatment of CRS. Mayo Foundation is not precluded from licensing to third parties, including potential competitors, the use of antifungals other than amphotericin B for the treatment of CRS. If Mayo Foundation grants such a license to a third party, and if the use of such other antifungal is shown to have an efficacy and safety profile that equals or exceeds that of amphotericin B for this application, we may not be able to commercialize or generate revenue from SinuNase and our business, financial condition, and results of operations could be adversely affected.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Significant delays in clinical testing could materially impact our product development costs. We currently expect that, following this offering, we will expend at least $5.2 million to complete our clinical trials for SinuNase and at least $25.1 million to complete our clinical trials for Biovaxid. We do not know whether planned clinical trials will begin on time, will need to be restructured, or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence and continue a study, delays in reaching agreement on acceptable clinical study terms with prospective sites, delays in obtaining institutional review board approval to conduct a study at a prospective site, and delays in recruiting patients to participate in a study. For example, when the IND for Biovaxid was transferred by the NCI to us, we experienced delays in our clinical trials because the investigative sites for the trials were required to get new approvals from institutional review boards, which are independent bodies that oversee the conduct of research involving human subjects.

The FDA may require that we conduct clinical studies on the safety and efficacy of our drug product candidates for all relevant pediatric populations as part of the approval process. We have applied for a pediatric assessment waiver from FDA for our Emezine product and plan to submit waiver applications for our other products, but we can make no assurances that such waivers will be granted. If the FDA requires us to amend our study protocols to address pediatric populations, the approval of our products may be delayed.

In addition, we typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to oversee the operations of such clinical trials and to perform data collection and analysis. As a result, we may face additional delays outside of our control if these parties do not perform their obligations in a timely fashion. Significant delays in testing or regulatory approvals for SinuNase, Biovaxid, or any of our other current or future product candidates, could cause delays in, and could even prevent, the commercialization of such product and generation of revenue from that product and could cause our costs to increase.

Inability to obtain regulatory approval for our manufacturing facility or to manufacture on a commercial scale may delay or disrupt our commercialization efforts.

Before we can begin to commercially manufacture Biovaxid, we must pass a pre-approval inspection of our manufacturing facility by the FDA before Biovaxid can obtain marketing approval. In order to obtain approval, we will need to ensure that all of our processes, methods, and equipment are compliant with the current Good Manufacturing Practices, or cGMP, and perform extensive audits of vendors, contract laboratories, and suppliers. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. We have undertaken steps towards achieving compliance with these regulatory requirements required for commercialization. In complying with cGMP, we will be obligated to expend time, money, and effort in production, record keeping, and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we could experience product liability claims from patients receiving our vaccines, we might be subject to possible regulatory action and we may be limited in the jurisdictions in which we are permitted to sell Biovaxid.

We are currently manufacturing Biovaxid for our clinical trials at our facilities in Worcester, Massachusetts and Minneapolis, Minnesota. We are in the process of completing the consolidation of all steps in the Biovaxid manufacturing process to our Worcester facility and are in the process of conforming to FDA regulations that will permit us to undertake the transfer of our Minneapolis functions. Our manufacturing facility in Worcester is currently subject to licensing requirements of the Massachusetts Department of Public Health. Our facility is subject to inspection by the FDA as well as by the Massachusetts Department of Public Health at any time. Failure to obtain and maintain a license from the Massachusetts Department of Public Health or to meet the inspection criteria of the FDA and the Massachusetts Department of Public Health would disrupt our manufacturing processes, increase costs, and would harm our business. If an inspection by the FDA, the Massachusetts Department of Public Health, or foreign regulatory authorities indicates that there are deficiencies, we would be required to take remedial actions or our facility may be closed, and we may be subject to additional enforcement activity.

In order to commercialize Biovaxid, or any other immunotherapies that we may develop, we will need to develop and qualify one or more additional manufacturing facilities. Preparing a facility for commercial manufacturing may involve unanticipated delays, and the costs of complying with state, local, and FDA regulations may be higher than we anticipated. In addition, any material changes we make to the manufacturing process may require approval by the FDA and state or foreign regulatory authorities. Obtaining these approvals is a lengthy, involved process, and we may experience delays. Such delays could increase costs and adversely affect our business. In general, the FDA views cGMP standards as being more rigorously applied as products move forward in development and commercialization. In seeking to comply with these standards, we may encounter problems with, among other things, controlling costs and quality control and assurance. Although we believe that our Biovaxid manufacturing facility in Worcester, Massachusetts is currently cGMP compliant, it may be difficult to maintain compliance with cGMP standards as the development and commercialization of Biovaxid progresses, if it progresses. In addition, although we intend to use the Worcester facility for purposes of commercial-scale manufacturing of Biovaxid, the demands and increasingly rigorous cGMP standards that will be applicable to that facility may require us to construct a new and different facility or seek a third-party contract manufacturer for the therapy, which could also cause increased costs.

We may not be able to obtain or maintain orphan drug exclusivity for Biovaxid, and our competitors may obtain orphan drug exclusivity prior to us.

We have applied for orphan drug designation for the use of Biovaxid for the treatment of certain forms of follicular B-cell NHL. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a Biologics License Application, or BLA. After the FDA grants orphan drug designation to a product, the generic identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances. Even though we have applied for orphan drug status, FDA has sought additional information from us as to whether the indication for Biovaxid meets the legal definition of orphan disease or condition and may decide that Biovaxid is ineligible for orphan drug designation. Even if designated as an orphan drug, Biovaxid may not be approved, or may not be approved before other applications, or granted orphan drug exclusivity if approved. Our competitors may obtain orphan drug exclusivity for products competitive with our product candidates before we do, in which case we would be excluded from that market if the FDA deems the competitive drug to be the same drug as Biovaxid. Even if we obtain orphan drug exclusivity for Biovaxid, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product.

We have incurred significant costs in our development efforts to date and may never generate significant revenues from commercial sales of our product candidates, if approved.

With respect to our product candidates, we have focused primarily on developing and preparing for the regulatory approval process for SinuNase, the patented therapy for CRS that we license from Mayo Foundation and conducting clinical trials and seeking regulatory approval for Biovaxid, a patient-specific vaccine for treating indolent follicular NHL. With respect to SinuNase, we have paid $1 million in up-front royalties on this product. To date, we have received only limited revenues in connection with sublicensing fees from pharmacies for using the patented therapy for CRS to compound patient-specific antifungal nasal products. We have generated no revenues to date from the commercial sale of Biovaxid and must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of this vaccine. Our net loss for the fiscal years ended September 30, 2004 and 2003 was $23.2 million and $16.7 million, respectively, and for the six months ended March 31, 2005 and 2004 was $18.7 million and $7.7 million, respectively. As of March 31, 2005, we had an accumulated deficit of $91.8 million. We expect to continue to incur significant operating expenses and capital expenditures as we:

•	conduct clinical trials;

•	conduct research and development on existing and new product candidates;

•	seek regulatory approvals for our product candidates;

•	commercialize our product candidates, if approved;

•	hire additional clinical, scientific, sales and marketing and management personnel; and

•	identify and license additional product candidates.

If product candidates fail in clinical trials or do not gain regulatory approval or gain regulatory approval for more restricted indications than we have anticipated, we may not generate significant revenues from any of our product candidates. In addition, we may continue to experience net losses for the foreseeable future, in which case our accumulated deficit will continue to increase, and we may exhaust our resources and be unable to complete the development of our product candidates. If we are unable to fund the continuing development of our product candidates or if we fail to generate significant revenues from any of our product candidates, you could lose all or part of your investment.

The commercialization of our product candidates may not be profitable.

In order for the commercialization of our product candidates to be profitable, our products must be cost-effective and economical to manufacture on a commercial scale. Furthermore, if our products do not achieve market acceptance, we may not be profitable. Subject to regulatory approval, we expect to incur significant sales, marketing, and manufacturing expenses in connection with the commercialization of SinuNase, Biovaxid, and our other product candidates. Even if we receive additional financing, we may not be able to complete planned clinical trials and the development, manufacturing, and marketing of any or all of our product candidates. Our future profitability will depend on many factors, including, but not limited to:

•	the cost and timing of developing a commercial scale manufacturing facility or the costs of outsourcing our manufacturing of Biovaxid;

•	the costs of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights;

•	the costs of establishing sales, marketing, and distribution capabilities;

•	the effect of competing technological and market developments; and

•	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Even if we receive regulatory approval for Biovaxid, including regulatory approval of a commercial scale manufacturing facility, we may not ever receive significant revenues from Biovaxid. Additionally, although we currently receive licensing revenue from a compounding pharmacy to produce antifungal solutions for CRS upon the prescription of licensed physicians, we may not receive significant revenues from an FDA-approved CRS therapy for many years. With respect to the products in our development pipeline that are being developed by third parties, our ability to generate revenues from those products will depend in large part on the efforts of those third parties. To the extent that we are not successful in commercializing our product candidates, our product revenues will suffer, we will incur significant additional losses and the price of our common stock will be negatively affected.

We have no experience manufacturing Biovaxid or any other immunotherapies for the number of patients and at a cost that would enable widespread commercial use.

To date, we have only manufactured Biovaxid in quantities necessary to support our ongoing clinical trials for Biovaxid. We have no experience in manufacturing Biovaxid, or any other immunotherapies, for the number of patients and at a cost that would support commercial use. In addition, since no other company has manufactured for commercial sale a patient-specific immunotherapeutic product derived from the patient’s own cancer cells, there are no precedents from which we could learn. If we or a third party are unable to manufacture sufficient quantities of Biovaxid at a reasonable cost to support commercial use, we will not be able to commercialize Biovaxid and generate revenue, despite significant development expenditures.

We may experience difficulties in manufacturing Biovaxid or in obtaining approval of the change in manufacturing site from the FDA, which could prevent us from completing our ongoing clinical trials and delay the commercialization of Biovaxid.

Manufacturing Biovaxid is complex and requires coordination internally among our employees as well as externally with physicians, hospitals and third-party suppliers and carriers. This process involves several risks that may lead to failures or delays in manufacturing Biovaxid, including:

•	difficulties in obtaining adequate tumor samples from physicians;

•	difficulties in timely shipping of tumor samples to us or in the shipping of Biovaxid to the treating physicians due to errors by third-party carriers, transportation restrictions or other reasons;

•	destruction of, or damage to, tumor samples or Biovaxid during the shipping process due to the improper handling by third-party carriers, hospitals, physicians or us;

•	destruction of, or damage to, tumor samples or Biovaxid during storage at our facility; and

•	difficulties in ensuring the availability, quality, and consistency of materials provided by our suppliers.

If we experience any difficulties in manufacturing Biovaxid, or any other immunotherapies that we may develop, our ongoing clinical trials may be delayed and commercialization of Biovaxid, or any other immunotherapies that we may develop, may be delayed, resulting in delays in generating revenue and increased costs.

In addition, changes to the manufacturing process during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to relocations or expansions of manufacturing facilities, such as the consolidation of all steps of the Biovaxid production process into our Worcester, Massachusetts plant and possible expansion to additional facilities that may be required for successful commercialization of the vaccine, resulting in increased costs.

A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data. If we demonstrate comparability, additional clinical safety and/or efficacy trials with the new product may not be needed. The FDA will determine if comparability data are sufficient to demonstrate that additional clinical studies are unnecessary. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, our clinical trials or FDA approval of Biovaxid may be delayed, which would cause delays in generating revenue and increased costs.

Inability to obtain approval of a supplemental IND for SinuNase in its encochleated form may delay the approval and commercialization of the encochleated version of SinuNase.

We submitted an IND for SinuNase in April 2005 for an amphotericin B suspension that is self-administered by squirting the suspension from a plastic applicator through each nostril in order to bathe the nasal cavity. We expect to subsequently file a supplement to the IND to add a second product consisting of an encochleated version of the amphotericin B suspension for administration with a pump spray. Encochleation is a proprietary process in which a phospholipid is used as an excipient, an inert additive used as a drug delivery vehicle, to extend the shelf-life of the product in an aqueous medium. The encochleated version of the product is being developed by us under a license agreement with BioDelivery Sciences, under which we have been granted exclusive worldwide rights to BioDelivery Sciences’ encochleation technology for CRS and asthma products using topical amphotericin B.

Changes to the drug product and to certain manufacturing processes during or following the completion of clinical trials require sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data. If we demonstrate comparability, the FDA may not require additional clinical safety and/or efficacy trials with the encochleated amphotericin B suspension. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, our clinical trials or FDA approval of the encochleated version of SinuNase may be delayed, which would cause delays in generating revenue and increased costs.

We are dependent on third-party development partners for the development and regulatory approval of some of our products and on third-party contract manufacturers for the supply of many of our products.

Some of the products in our development pipeline are being developed by third parties, and in some cases, these third parties are responsible for obtaining necessary regulatory approvals for the products. In addition, with the exception of Biovaxid, we currently rely, or will in the future rely, on third-party contract manufacturers to produce our currently marketed products and the product candidates in our pipeline. We are or will be substantially dependent on the following third-parties in connection with the following products:

•	The MD Turbo device is being developed by Respirics, Inc., which is responsible for seeking regulatory clearance or approval of the product. Respirics will also be the exclusive supplier of MD Turbo to us, and Respirics will be responsible for engaging and managing one or more contract manufacturers for the product.

•	Emezine is being developed by Arius Pharmaceuticals, Inc., which is responsible for obtaining regulatory approval of the product. Under our agreements with Arius, Arius will be the exclusive supplier of Emezine, and Arius is obligated to have Emezine exclusively manufactured by Reckitt Benckiser Healthcare (UK) Ltd., a United Kingdom pharmaceuticals company. Arius will manage the relationship with Reckitt Benckiser.

•	Under a manufacturing and supply agreement with Mikart, Inc., Mikart will serve as the exclusive manufacturer of our pain products, including Xodol. Mikart is also responsible for obtaining regulatory approval of these products. Argent Development Group, LLC and Acheron Development Group, LLC are our exclusive development partners for the pain products that are still under development.

•	Kiel Laboratories is the exclusive manufacturer for our Respi~TANN product.

Our ability to commercialize the products that we develop with our partners and generate revenues from product sales depends on our partners’ ability to assist us in establishing the safety and efficacy of our product candidates, obtaining and maintaining regulatory approvals and achieving market acceptance of the products once commercialized. Our partners may elect to delay or terminate development of one or more product candidates, independently develop products that could compete with ours, or fail to commit sufficient resources to the marketing and distribution of products developed through their strategic relationships with us. If our partners fail to perform as we expect, our potential for revenue from products developed through our strategic relationships with them could be dramatically reduced.

The risks associated with our reliance on contract manufacturers include the following:

•	Contract manufacturers may encounter difficulties in achieving volume production, quality control, and quality assurance and also may experience shortages in qualified personnel and obtaining active ingredients for our products.

•	If we need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these manufacturers in advance. This would involve testing and pre-approval inspections to ensure compliance with FDA and foreign regulations and standards.

•	Contract manufacturers are subject to ongoing periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with cGMP and other governmental regulations and corresponding foreign standards. Other than through contract, we do not have control over compliance by our contract manufacturers with these regulations and standards. Our present or future contract manufacturers may not be able to comply with cGMPs and other FDA requirements or similar regulatory requirements outside the United States. Failure of contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us in some cases, including fines, injunctions, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect our business.

•	Contract manufacturers may breach the manufacturing agreements that we or our development partners have entered into with them because of factors beyond our control or may terminate or fail to renew a manufacturing agreement based on their own business priorities at a time that is costly or inconvenient for us.

If we are not able to obtain adequate supplies of our current and future products, it will be more difficult for us to develop our product candidates and compete effectively. If we or any of our third-party development partners are unable to continue to access sufficient supply from our third-party contract manufacturers, we may not be able to find another suitable source of supply that meets our need to manufacture the MD Turbo device or any of our other products. Dependence upon third parties for the manufacture of our product candidates may reduce our profit margins, if any, on the sale of our products and may limit our ability to develop and deliver products on a timely and competitive basis, which could delay our ability to generate revenue and increase costs.

Some of our specialty pharmaceutical products are not the subject of FDA-approved new drug applications.

New drugs must be the subject of an FDA-approved NDA, or ANDA, application demonstrating safety and effectiveness before they may be marketed in the United States. Some prescription and other drugs marketed by pharmaceutical companies are not the subject of an approved marketing application because new drug applications requiring demonstration of safety and effectiveness were not required at the time that these active ingredients were initially marketed. While the FDA reviewed classes of these products in the 1960s and 1970s as part of the Drug Efficacy Study Implementation (DESI) program, there are several types of drugs, including some cold and cough drugs, that the FDA has not yet evaluated and remain on the market without FDA approval.

Respi~TANN® and our Histex line of products are marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related, or similar to products that have existed in the market without an NDA or ANDA. These products are marketed subject to the FDA’s regulatory discretion and/or enforcement policies. FDA has adopted a risk-based enforcement policy concerning unapproved drugs. The agency has articulated that, in enforcing the new drug application requirements, it prioritizes drugs that pose potential safety risks, lack evidence of effectiveness and prevent patients from seeking effective therapies, and those that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require us to also file a NDA or ANDA application for that same drug in order to continue marketing it in the United States. While the agency generally provides sponsors a one year grace period, the agency is not statutorily required to do so. In addition, although we may be given time to submit a marketing application for a product before the agency would take enforcement action, the time it takes us to complete the necessary clinical studies and submit an application to FDA may exceed this time period, resulting in an interruption of marketing. It is also possible that the FDA could disagree with our determination that some or all of these products are identical, related, or similar to products that have existed in the marketplace without an NDA or ANDA.

The FDA has approved an NDA for a competitor of our Histex Pd 12 product, although to date, we have not received any indication that the agency plans to take enforcement action with respect to this drug. Our ability to market Histex Pd 12 may be affected if the FDA takes enforcement action and requires that we submit an NDA or ANDA application to continue to market this product. Any change in the FDA’s enforcement discretion and/or policies could alter the way we currently conduct our business, and any such change could impact our future profitability.

In addition, our Respi-TANN, Histex I/E, Histex SR, Histex PD 12 products contain a timed-release dosage mechanism utilizing tannic acid or timed-release beads. In 1960, the FDA issued a policy stating that when a timed-release dosage feature is added to a drug, then an approved NDA is required in order to market the drug. While listed in the Code of Federal Regulations, this policy has never gone through the notice and comment rulemaking process required for the development of an FDA regulation. Additionally, numerous tannic-acid based or bead-based timed-release medications have been introduced by other pharmaceutical companies since the FDA’s pronouncement without an NDA. Consequently, in continuing to market these products, we rely on the FDA’s enforcement discretion with respect to these products, but we cannot guarantee that the FDA will not in the future choose to require an NDA or ANDA for these products, notwithstanding the fact that similar products have been marketed for many years.

If we fail to enter into and maintain successful strategic relationships for our product candidates, we may have to reduce or delay our product candidate development or increase our expenditures.

Our strategy for developing, manufacturing, and commercializing in certain therapeutic areas currently requires us to enter into and successfully maintain strategic relationships with pharmaceutical companies or other industry participants to advance our programs and reduce our expenditures on each program. In addition to our development partners for MD Turbo, Emezine, and our pain product formulations, we have to date formed strategic relationships with McKesson Corporation and Pharmaceutical Product Development, Inc. We may not be able to negotiate additional strategic relationships on acceptable terms, if at all. If we are not able to maintain our existing strategic relationships or establish and maintain additional strategic relationships, we may have to limit the size or scope of, or delay, one or more of our product development programs or research programs, or undertake and fund these programs ourselves. If we elect to increase our expenditures to fund product development programs or research programs on our own, we will need to obtain additional capital, which may not be available on acceptable terms, or at all.

If we acquire other complementary technologies or companies, our financial performance could suffer, and such acquisitions involve a number of risks.

We actively seek to identify and acquire companies, technologies, or pharmaceutical products with attributes complementary to our products and services. Acquisitions that we make may involve numerous risks, including:

•	diverting management’s attention from other business concerns;

•	being unable to maintain uniform standards, controls, procedures, and policies;

•	entering markets in which we have no direct prior experience;

•	improperly evaluating new services and technologies or otherwise being unable to fully exploit the anticipated opportunity; and

•	being unable to successfully integrate the acquisition.

In connection with our acquisitions to date, we do not believe that we have been materially impacted by any of the factors listed above, although we are still in the process of integrating our acquired businesses and cannot guarantee that we will not experience any material problems in connection with such integration in the future. If we are unable to accurately assess any newly acquired businesses or technologies, our business could suffer. Future acquisitions may involve the assumption of obligations or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of the factors listed above would adversely affect our results of operations.

In addition, in order to finance any future acquisition, we may need to raise additional funds through public or private financings. In this event, we could be forced to obtain equity or debt financing on terms that are not favorable to us and that may result in dilution to our stockholders.

We are not able to prevent third parties, including potential competitors, from developing and selling a cancer vaccine for NHL having the same composition of matter as Biovaxid.

Our Biovaxid vaccine is based on research and studies conducted at Stanford University and the NCI. As a result of published studies, the concept of the vaccine and its composition of matter are in the public domain and cannot be patented by us, the NCI, or any other party. We have filed a provisional patent application on the type of cell media that is used to grow cell cultures in the production of our vaccine, and we have filed a provisional patent application on certain features of the integrated production and purification system used to produce and purify the vaccine in an automated closed system. However, we cannot prevent other companies using different manufacturing processes from developing active immunotherapies that directly compete with Biovaxid.

We are aware of several companies focusing on the development of active immunotherapies for NHL, including Genitope Corporation, Antigenics, Inc., Favrille, Inc., and Large Scale Biology Corporation. We believe none of these companies uses the hybridoma method to produce a patient-specific vaccine, and of these companies, only Genitope and Favrille have a product candidate in Phase III clinical trials. Several companies, such as Genentech, Inc., Corixa Corporation, Biogen Idec, and Immunomedics, Inc., are involved in the development of passive immunotherapies for NHL. These passive immunotherapies include Rituxan, a monoclonal antibody, and Zevalin and Bexxar, which are passive radioimmunotherapy products. Competition could impair our ability to generate revenue and could increase costs.

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents against third-party challenges. We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

In addition to the patent applications that we have filed and the patent we hold relating to the method of producing Biovaxid, SinuNase is the subject of a patent that we license from Mayo Foundation that expires in 2018. The MD Turbo device is the subject of four issued U.S. patents and one pending U.S. application that are held by Respirics, Inc., our development partner for MD Turbo, and these patents expire in 2016.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

•	our issued patents and issued patents of our licensors may not provide a basis for commercially viable products, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others may have an adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our strategic partners’ employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods, and know-how, it will be more difficult for us to enforce our patent rights and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our technologies and product candidates, then we will not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may find it difficult to prevent compounding pharmacies from preparing compounded formulations of amphotericin B solution for the treatment of CRS in violation of the patents that we license.

We hold an exclusive license to market and sell products made from amphotericin B based on Mayo Foundation’s patented treatment method for CRS. Although amphotericin B has not been approved by the FDA for the treatment of CRS, a number of physicians currently prescribe a compounded formulation of amphotericin B solution for their CRS patients. These formulations are prepared by compounding pharmacies that are in the business of preparing custom-made solutions using FDA-approved active ingredients. While we have sublicensed our rights to the compounded variant of the product to a compounding pharmacy, we are aware that other compounding pharmacies may be preparing similar compounded formulations in violation of one or more claims of our licensed patents. Because these patent violations may be sporadic and dispersed, we may not be able to easily identify the violations. In addition, because the patents that we license from Mayo Foundation relate to a method of treating CRS, if other amphotericin B solutions become commercially available for other indications, we may not be able to prevent physicians from prescribing such other solutions for CRS on an off-label basis. Such actions could hinder our ability to generate enough revenue to justify development costs and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our products depends on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Numerous United States and foreign issued patents and pending applications, which are owned by third parties, exist in the various areas in which we have products or are seeking to create products, including patents relating to specific antifungal formulations and methods of using the formulations to treat infections, as well as patents relating to serum-based vaccines and methods for detection of lymphoma. The interpretation of patent claims is complex and uncertain. The legal standards governing claim interpretations are evolving and changing. Thus, any significant changes in the legal standards would impact the way that we interpret the claims of third-party patents in our product areas. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

If a third party claims that we infringe on their patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

•	infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do;

•	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights; and

•	redesigning our process so that it does not infringe, which may not be possible or may require substantial time and expense.

Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

If federal or state enforcement authorities characterize any portion of the fees payable to us by sublicensees of our CRS therapy constitute remuneration for recommending or referring business to the compounding pharmacies, then such fees could be challenged under federal and/or state anti-kickback laws.

We have sublicensed our rights to Mayo Clinic’s patented CRS therapy to AnazaoHealth, a compounding pharmacy, and AnazaoHealth pays us a sublicensing fee each time it dispenses an antifungal for CRS treatment under a physician’s prescription. We may enter into additional sublicensing arrangements in the future with other compounding pharmacies and charge similar royalties. We also maintain a small group from our specialty pharmaceuticals business to educate physicians about Mayo Clinic’s research and studies relating to the causes and potential treatment methods for CRS. We believe that the fees payable to us by sublicensed compounding pharmacies are payable solely for the grant of the sublicense to the Mayo Clinic’s CRS therapy, and such sublicense fees are payable regardless of the source of the prescription. However, if federal or state enforcement authorities characterize any part of these sublicense fees as remuneration to us in exchange for arranging for or recommending the services of, or otherwise referring business to, these compounding pharmacies, then these sublicense fees could be challenged under federal and/or state anti-kickback laws. To the extent that enforcement is initiated, we could face fines and other penalties, which could harm our business.

The revenues that we receive from sublicensing the amphotericin B therapy for CRS to compounding pharmacies could be materially adversely impacted by FDA enforcement action.

Although we cannot market SinuNase until we obtain FDA approval, our license agreement with Mayo Foundation permits us to sublicense Mayo Foundation’s patent rights related to amphotericin B for use as a therapy for CRS to compounding pharmacies under license agreements approved by Mayo Foundation. Such compounding pharmacies would then have the right to use the sublicense to compound the product for prescribing physicians. Pharmacy compounding is considered to be part of the practice of pharmacy, regulated by state pharmacy practice acts. The FDA does not typically exercise its enforcement authority against traditional pharmacy compounding whereby pharmacists extemporaneously compound and manipulate reasonable quantities of human drugs upon receipt of a valid prescription for an individually identified patient from a licensed practitioner. However, the FDA has taken enforcement action against pharmacies whose activities the FDA believes exceed the scope of the practice of pharmacy by engaging in the actual manufacturing of drug products. The FDA has identified that such activities may include, but not be limited to, compounding drugs in anticipation of receiving prescriptions, using commercial-scale manufacturing or testing equipment for compounding, failing to document individual medical need for the compounded product, and failing to operate in conformance with state law regulating the practice of pharmacy. In the event that the FDA takes an enforcement action against any of the compounding pharmacies to which we may sublicense the amphotericin B therapy, the revenues we receive could materially decline, which could harm our business. We have no assurance that the FDA will refrain from taking enforcement actions against any of the compounding pharmacies, nor can we assure you that laws related to the FDA’s regulation of compounding pharmacies will not provide the FDA with additional enforcement authority against compounding pharmacies, all of which could result in a decline in our revenues which would harm our business. In addition, our representatives educate physicians about the availability of the compounding services, and while we believe that such information does not represent promotion of the product, the FDA may disagree, and we could be subject to enforcement action, including but not limited to a warning letter demanding that we cease the provision of such information.

Physicians may be reluctant to prescribe amphotericin B for treatment of CRS while it is an unapproved indication.

Physicians are permitted to prescribe drug for unapproved indications, sometimes referred to as “off-label” uses, as part of the practice of medicine. However, the federal Medicaid program, which provides significant reimbursement for prescription drugs, restricts the types and uses of drugs which may be paid for with federal funds. The Medicaid program primarily provides reimbursement only for drugs used for medically accepted indications. A medically accepted indication is defined as a use that has either been approved by the FDA or is supported by specific compendia set forth in the Medicaid statute, in which off-label usage is significantly restricted. Submission of a claim to federal or state governments for reimbursement of an off-label use of a drug not eligible for such reimbursement could be considered a false claim under the Federal False Claims Act, if such claim was submitted knowing it was false. Although the federal government has focused its attention in this area on the activities of drug manufacturers in promoting off-label uses of their products, these actions have been high profile and have involved substantial settlements. Such governmental activity has heightened concerns of physicians regarding off-label prescribing. This may result in a decline in prescriptions of amphotericin B for treatment of CRS. Such decline could cause our revenues to decline materially and harm the business of our company.

We currently depend on a sole-source supplier for KLH, a critical raw material used in the manufacture of Biovaxid, and physicians who administer Biovaxid depend on a sole-source supplier for GM-CSF, an immune system stimulant administered with Biovaxid.

We currently depend on single source suppliers for critical raw materials used in Biovaxid and other components used in the manufacturing process and required for the administration of Biovaxid. In particular, manufacturing of Biovaxid requires keyhole limpet hemocyanin, or KLH, a foreign carrier protein. We purchase KLH from BioSyn Arzneimittel GmbH, or BioSyn, a single source supplier. We have entered into a supply agreement with BioSyn, pursuant to which BioSyn has agreed to supply us with KLH. The supply agreement has an initial term of three years and is renewable for indefinite additional terms of five years each at our discretion, so long as we are not in default of our obligations pursuant to this agreement. Either party may terminate the supply agreement earlier upon a breach that is not cured within 60 days or other events relating to insolvency or bankruptcy. Under this agreement BioSyn is not contractually obligated to supply us with the amounts of KLH currently being supplied and necessary for our current clinical trial purposes or for commercialization. There may be no other supplier of KLH of suitable quality for our purposes.

When Biovaxid is administered, the administering physician uses a cytokine to enhance the patient’s immune response, and this cytokine is administered concurrently with Biovaxid. The cytokine used by physicians for this purpose is Leukine® sargramostim, a commercially available recombinant human granulocyte-macrophage colony stimulating factor known as GM-CSF. This cytokine is a substance that is purchased by the administering physician and is administered with an antigen to enhance or increase the immune response to that antigen. The physicians who administer Biovaxid will rely on Berlex Inc., or Berlex, as a supplier of GM-CSF, and these physicians will generally not have the benefit of a long-term supply contract with Berlex. GM-CSF is not commercially available from other sources in the United States or Canada.

Establishing additional or replacement suppliers for these materials or components may take a substantial amount of time. In addition, we may have difficulty obtaining similar components from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of Biovaxid, or any other immunotherapies that we may develop, could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization of Biovaxid, or any other immunotherapies that we may develop. If we are unable to obtain adequate amounts of these components, our clinical trials will be delayed. In addition, we will be required to obtain regulatory clearance from the FDA to use different components that may not be as safe or as effective. As a result, regulatory approval of Biovaxid may not be received at all. All these delays could cause delays in commercialization of Biovaxid, delays in our ability to generate revenue from Biovaxid, and increased costs.

Other than BioSyn, Berlex, and the exclusive supply relationships that we have for MD Turbo, Emezine, Respi~TANN, and our pain products, we are not dependent on any sole-source suppliers.

The market may not be receptive to our products upon their introduction.

The biopharmaceutical products that we may develop may not achieve market acceptance among physicians, patients, health care payors, and the medical community. The degree of market acceptance will depend upon a number of factors, including

•	the receipt of regulatory approvals;

•	limited indications of regulatory approvals;

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantages over existing treatment methods;

•	the prices of such products;

•	reimbursement policies of government and third-party payors;

•	market acceptance of patient-specific active immunotherapies, in the case of Biovaxid;

•	the prevalence and severity of any side effects;

•	potential advantages over alternative treatments;

•	ability to produce our products at a competitive price;

•	stocking and distribution;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

The failure of our product pipeline to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business, financial condition and results of operations.

The National Cancer Institute is not precluded from working with other companies on developing products that are competitive with Biovaxid.

Our Biovaxid vaccine is based on research and studies conducted at Stanford University and the NCI. The concept of producing a patient-specific cancer vaccine through the hybridoma method from a patient’s own cancer cells has been discussed in a variety of publications over a period of many years, and, accordingly, the general method and concept of such a vaccine is not eligible to be patented by us, the NCI, or any other party. We are currently a party to a Cooperative Research and Development Agreement, or CRADA, with the NCI for the development of a hybridoma-based patient-specific idiotypic vaccine for the treatment of indolent follicular NHL. The CRADA provides that we have the first right to negotiate an exclusive license to any inventions conceived or first actually reduced to practice by NCI employees, either solely or jointly with our employees, in the course of their performance of the research plan under the CRADA. However, the agreement does not give us an automatic right to such a license, and therefore it is possible that such an invention could ultimately be licensed to a third-party, including a competitor. Additionally, although the NCI has transferred sponsorship of the IND for Biovaxid to us, and although there are certain confidentiality protections for information generated pursuant to the CRADA, the CRADA does not prevent the NCI from working with other companies on other hybridoma-based idiotypic vaccines for indolent follicular NHL or other forms of cancer, and the NCI has the right to terminate the CRADA at any time upon 30 days prior written notice. If the NCI chooses to work with other companies in connection with the development of such a vaccine, such other companies may develop technology and know-how that may ultimately enable such companies to develop products that compete with Biovaxid. Additionally, through their partnership with the NCI, these companies could develop immunotherapies for other forms of cancer that may serve as barriers to any future products that we may develop for such indications.

We may need to raise additional funds in order to finance the commercialization of our product candidates by issuing securities or through collaboration and licensing arrangements, which may cause dilution to existing stockholders or require us to relinquish rights to our technologies and our product candidates.

Developing our product candidates, conducting clinical trials, establishing manufacturing facilities and developing marketing and distribution capabilities is expensive. If we cannot generate a sufficient amount of cash flow from our current products to fund the commercialization of our product candidates, then we may need to finance future cash needs through additional public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that are not favorable to us.

Risks Related to Our Industry

Our competitors may develop products that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any future products that we may commercialize.

We compete with several biopharmaceutical companies, and our competitors may:

•	develop product candidates and market products that are less expensive or more effective than our future products;

•	commercialize competing products before we or our partners can launch any products developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic relationships; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with ours, and these competitors may, and in certain cases do, operate larger research and development programs or have substantially greater financial resources than we do.

If our competitors market products that are less expensive, safer or more effective than our potential products, or that reach the market sooner than our potential products, we may not achieve commercial success. In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies.

If we fail to comply with extensive regulations enforced by the FDA, EMEA, and other agencies, the sale of our current products, and the commercialization of our product candidates would be prevented or delayed.

Research, pre-clinical development, clinical trials, manufacturing, and marketing of our products are subject to extensive regulation by various government authorities. Neither we nor our partners have received marketing approval for SinuNase, Biovaxid, Emezine, or our pain products (except Xodol). The process of obtaining FDA, European Medicines Agency, or EMEA, and other required regulatory approvals is lengthy and expensive, and the time required for such approvals is uncertain. The approval process is affected by such factors as

•	the severity of the disease;

•	the quality of submission;

•	the clinical efficacy and safety;

•	the strength of the chemistry and manufacturing control of the process;

•	the manufacturing facility compliance;

•	the availability of alternative treatments;

•	the risks and benefits demonstrated in clinical trials; and

•	the patent status and marketing exclusivity rights of certain innovative products.

Any regulatory approvals that we or our partners receive for our product candidates may also be subject to limitations on the indicated uses for which the drug may be marketed or contain requirements for potentially costly post-marketing follow-up studies. The subsequent discovery of previously unknown problems with the drug, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

Our U.S. manufacturing, labeling, storage, and distribution activities also are subject to strict regulation and licensing by the FDA. Our biopharmaceutical manufacturing facilities are subject to periodic inspection by the FDA, the EMEA, and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our failure, or the failure of our biopharmaceutical manufacturing facilities, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the FDA or these other authorities, including the interruption or prevention of marketing, closure of our biopharmaceutical manufacturing facilities and fines or penalties.

Regulatory authorities also will require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our products or product candidates. Congress or the FDA in specific situations can modify the regulatory process. Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions, and criminal prosecutions.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our products and our business could suffer.

Although we do not have material sales of our biopharmaceutical products outside the U.S. today, our goal is to expand our global presence for these products. Distribution of our products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would impair our ability to generate revenue, increase our compliance costs, and have a material adverse effect on our future business, financial condition, and results of operations.

Our pain products, including our recently approved Xodol product, and one of our Histex products each contain hydrocodone bitartrate as an active ingredient. Hydrocodone is a controlled substance and is subject to extensive regulation by the U.S. Drug Enforcement Agency, or DEA, and internationally by the International Narcotics Control Board and national agencies. These regulations apply to the manufacture, shipment, sale, and use of products containing controlled substances. These regulations also are imposed on prescribing physicians and other third parties, and could make the storage, transport, and use of such products relatively complicated and expensive. The DEA is also involved in the review of labeling, promotion, and risk management plans with the FDA for certain controlled substances. With the increased concern for safety by the FDA and the DEA with respect to products containing controlled substances, it is possible that these regulatory agencies could impose additional restrictions on marketing or even withdraw regulatory approval for such products. In addition, adverse publicity may bring about rejection of the product by the medical community. If the DEA, FDA, or a foreign medical authority withdrew the approval of, or placed additional significant restrictions on these products, our product sales and ability to promote our products could be substantially affected. In addition, we cannot be sure that the DEA will not, in the future, seek to regulate other ingredients in our products as controlled substances.

Several of our pharmaceutical products also contain pseudoephedrine. The DEA regulates pseudoephedrine, pursuant to the CSA and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical” because it can be used in the production of illicit drugs. There are two groups of listed chemicals, List I chemicals and List II chemicals; List I chemicals are more strictly regulated. Pseudoephedrine is a List I chemical. Persons or firms who manufacture, distribute, import, or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting, and security. Places where regulated persons or firms handle listed chemicals or chemical mixtures are subject to administrative inspections by the DEA. Failure to comply with relevant DEA regulations can result in civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations. In certain circumstances, violations can lead to criminal prosecution. Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the Federal Food, Drug, and Cosmetic Act. Also, recent regulatory actions at the state level may affect future distribution, advertising, and promotion of pseudoephedrine-containing products.

The insurance coverage and reimbursement status of newly approved products is uncertain and failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. The commercial success of our potential products in both domestic and international markets is substantially dependent on whether third-party coverage and reimbursement is available for the ordering of our potential products by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations, and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new products, and, as a result, they may not cover or provide adequate payment for our potential products. Even our existing product line could face declining revenues if competitor products are perceived as providing a substantially equivalent therapeutic effect at a lower cost to the payor. They may not view our products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of our products. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our products may cause our revenue to decline.

We may not be able to maintain sufficient product liability insurance to cover claims against us.

Product liability insurance for the biopharmaceutical industry is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the commercialization of our products progresses, or that existing or future claims against us will be covered by our product liability insurance. Moreover, there can be no assurance that the existing coverage of our insurance policy and/or any rights of indemnification and contribution that we may have will offset existing or future claims. We currently maintain product liability insurance of $10 million per occurrence and in the aggregate. We believe that this coverage is currently adequate based on current and projected business activities and the associated risk exposure, although we expect to increase this coverage as our business activities and associated risk grow. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition, and results of operations.

We could be negatively impacted by the application or enforcement of federal and state fraud and abuse laws, including anti-kickback laws and other federal and state anti-referral laws.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, we may be required to alter or discontinue one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change or discontinue our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we could become subject to false claims litigation under federal statutes, which can lead to treble damages based on the reimbursements by federal health care programs, civil money penalties (including penalties levied on a per false claim basis), restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. These false claims statutes include the False Claims Act, which allows any person to bring suit on behalf of the federal government alleging the submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against biotechnology companies have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or restitution, or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that the costs of defending claims or allegations under the False Claims Act will not have a material adverse effect on our business, financial condition and results of operations.

In October 2002, our subsidiary, Accent RX, Inc, acquired the assets and certain liabilities of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc., collectively referred to as APP, which at the time of purchase operated a mail-order specialty pharmacy focused on filling prescriptions for AIDS patients and organ transplants. Commencing in late 1998, Dr. Francis E. O’Donnell (our Chairman and Chief Executive Officer) was the Chairman of the Board and a principal stockholder of APP, Dr. Dennis L. Ryll (a director of our company) was a director and principal stockholder of APP, and McKesson Corporation was APP’s principal lender. Following the purchase of APP’s assets, Accent RX operated the mail-order business until it sold the assets of this business in December 2003 to a third-party in an arm’s length transaction. All of the sale proceeds from the disposition of this business were used to pay debts of Accent RX, including to reduce the outstanding balance of the McKesson loan. After the sale of the APP assets, Accent RX ceased to engage in business, and Accent RX currently has nominal assets.

APP learned in May 2002 that the U.S. Department of Justice was conducting an industry-wide investigation under anti-kickback laws and other laws and regulations relating to purchases and sales of Serostim, an AIDS-wasting drug manufactured by Serono, Inc., from 1997 through 2000. As part of this investigation, in May 2002, APP received a subpoena from the U.S. Attorney’s Office for the District of Massachusetts, and in March 2004, it received a federal grand jury subpoena seeking records related to Serostim prescriptions dispensed by APP, reimbursement claims submitted to Medicaid for Serostim, and APP’s relationships with Serono. We are not aware of any investigation into the acts of Accent RX or our company with regard to the conduct of the mail-order pharmacy business following Accent RX’s purchase of APP’s assets nor of any investigation of any person currently associated with our company or Accent RX. While we are uncertain as to the amount or measure of damages, if any, that may be sought from APP, based on information currently available to us, we estimate that, from the commencement of business by APP on December 1, 1998 through 2000, Serono paid APP approximately $500,000 under a program for data collection, and during this same period, Medicaid reimbursed APP approximately $6,000,000 for Serostim prescriptions filled by APP. We estimate that the majority of these payments from Serono and reimbursements from Medicaid were not attributable to APP’s mail-order business, but rather were attributable to APP’s retail pharmacies, which APP sold to a third party in February 2001 and were therefore not acquired by Accent RX as a part of the 2002 acquisition of APP’s assets. In May 2005, the U.S. Attorney’s Office notified APP that it believes that APP has significant potential liability as a result of allegedly unlawful rebates and discounts paid to them by Serono between 1997 and 2000. It is not possible to predict the outcome of this investigation and whether the government will formally commence any action challenging any of APP’s prior programs and practices or APP’s liability or exposure as a result thereof. We are uncertain if any such action would be under the False Claims Act or other civil or criminal causes of action. In the event of litigation, we believe that APP will have defenses that will be vigorously asserted.

We cannot predict whether Accent RX could be held liable for the prior acts of APP as a result of Accent RX’s purchase of APP’s assets or whether the government will commence any actions against Accent RX.

However, we believe that it is unlikely that our company, which has always been operated as a distinct legal entity from Accent RX, will have material financial exposure in the event that Accent RX or APP incurs a material penalty in connection with this matter. Similarly, we do not believe that any adverse legal or regulatory determinations regarding APP or Accent RX or any persons associated with APP or Accent RX would have any material effect on the ability of our company and its subsidiaries to conduct their current or expected business operations.

Risk Factors Related to Our Operations

The failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel, particularly Francis E. O’Donnell, Jr., M.D., our Chief Executive Officer and Chairman, Martin G. Baum, our President and Chief Operating Officer, Specialty Pharmaceuticals, Steven R. Arikian, M.D., our President and Chief Operating Officer, Biopharmaceutical Products and Services, and Alan M. Pearce, our Chief Financial Officer. We have entered into employment agreements with each of Messrs. O’Donnell, Baum, Arikian, and Pearce, although there is no assurance that they will remain in our employ for the entire term of such employment agreements. The loss of the services of any member of our senior management, scientific, or technical staff may significantly delay or prevent the achievement of product development and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, and could have a material adverse effect on our business, operating results, and financial condition. We do not maintain key man life insurance for any of Messrs. O’Donnell, Baum, Arikian, or Pearce. We are not aware of any plans by our key personnel to retire or leave us in the near future.

We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. The inability to attract and retain sufficient scientific, technical, and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our product candidates and commercialization of our potential products and growth of our business.

We expect to expand our development, clinical research, and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to those product candidates that we elect to commercialize independently or together with a partner. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We have a limited operating history and financial results are uncertain.

We have a limited history as a consolidated company and face many of the risks of a new business. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. Our revenue and income potential is unproven and our business model is still emerging. Therefore, we cannot assure you that we will provide a return on investment in the future. An investor in our common stock must consider the challenges, risks, and uncertainties frequently encountered in the establishment of new technologies and products in emerging markets and evolving industries. These challenges include our ability to:

•	execute our business model;

•	create brand recognition;

•	manage growth in our operations;

•	create a customer base cost-effectively;

•	retain customers;

•	access additional capital when required; and

•	attract and retain key personnel.

We cannot be certain that our business model will be successful or that it will successfully address these and other challenges, risks, and uncertainties.

Our relationship with BioDelivery Sciences and the relationship of several of our senior executive officers to BioDelivery Sciences creates potential for conflicts of interest.

Our company and several of our executive officers have relationships with BioDelivery Sciences International, Inc., or BioDelivery Sciences, a publicly traded drug delivery technology company, which may create conflicts of interest. The encochleated version of our SinuNase product is being developed under a license agreement with BioDelivery Sciences under which we have been granted exclusive worldwide rights to BioDelivery Sciences’ encochleation technology for CRS and asthma products. Additionally, Emezine is being jointly developed with Arius Pharmaceuticals, Inc., or Arius, a wholly owned subsidiary of BioDelivery Sciences, under a distribution agreement that we entered into with Arius in March 2004.

Francis E. O’Donnell, Jr., M.D. is a principal stockholder, Chairman of the Board, and Chief Executive Officer of both our company and BioDelivery Sciences. Previously, Dr. O’Donnell also served as the President of BioDelivery Sciences, although in January 2005, BioDelivery Sciences named a new President and Chief Operating Officer, and Dr. O’Donnell anticipates that he will cease to serve as the Chief Executive Officer of BioDelivery Sciences in mid-2005 calendar year. Alan Pearce, our Chief Financial Officer, serves as a director for BioDelivery Sciences. Also, four of our employees are shared between BioDelivery Sciences and our company.

Our directors and executive officers owe a fiduciary duty of loyalty to us, and to the extent that they are also directors or officers of BioDelivery Sciences, they also owe similar fiduciary duties to BioDelivery Sciences. However, due to their responsibilities to serve both companies, there is potential for conflicts of interest. At any particular time, the needs of BioDelivery Sciences could cause one or more of these executive officers to devote attention to BioDelivery Sciences at the expense of our company. In addition, matters may arise that place the fiduciary duties of these individuals in conflicting positions. Such conflicts will be resolved by our independent directors and directors having no affiliation with BioDelivery Sciences. If conflicts occur, matters important to us could be delayed. The results of such delays are not susceptible to accurate predictions but could include, among other things, delay in the production of sufficient amounts of SinuNase to complete our clinical trials or to meet potential commercial demands. Such delays could increase our costs of development or reduce our ability to generate revenue. Our officers will use every effort to avoid material conflicts of interest generated by their responsibilities to BioDelivery Sciences, but no assurance can be given that material conflicts will not arise which could be detrimental to our operations and financial prospects.

The existence of minority stockholders in our Biovest subsidiary creates potential for conflicts of interest.

We directly own 81% of the outstanding capital stock of Biovest International, Inc., or Biovest, our subsidiary that is developing the Biovaxid vaccine, and the remaining 19% of Biovest stock is owned by approximately 500 stockholders of record. As a result, conflicts of interest may develop between us and the minority stockholders of Biovest. To the extent that our officers and directors are also officers or directors of Biovest, matters may arise that place the fiduciary duties of these individuals in conflicting positions. Although we intend that such conflicts will be resolved by independent directors of Biovest, if this occurs, matters important to us could be delayed. Francis E. O’Donnell, Jr., M.D., our Chairman, CEO, and President, is also Vice Chairman and a director of Biovest, and Dr. Steven Arikian, a director and our Chief Operating Officer, Biopharmaceutical Products and Services, is the Chairman, CEO, and President of Biovest.

Some of the minority stockholders of our Biovest subsidiary have indicated that they believe that they have a claim against Biovest and/or our company in connection with the investment agreement between us and Biovest.

We acquired our 81% interest in Biovest pursuant to a June 2003 investment agreement with Biovest. See “RELATIONSHIPS AND RELATED TRANSACTIONS—Relationship with Biovest.” The investment agreement with Biovest provides that, within twelve months of the date of our investment in Biovest, Biovest is required to file all necessary documents and take all necessary actions to permit the public trading of all outstanding shares of Biovest common stock that are not subject to restriction on sale or transfer under the applicable securities laws. Although the public trading of Biovest stock has not yet commenced as of the date of this prospectus, Biovest believes that, because it has filed all reports required to be filed by it under the Securities Exchange Act of 1934, it has filed all required documents and reports and taken all action within its control necessary to permit such stock to trade publicly without further action by Biovest. Furthermore, in May 2005, a broker-dealer filed a Form 211 with the NASD, which if approved, would permit the broker-dealer to initiate quotations for the purchase and sale of Biovest common stock on the OTC Bulletin Board. Nevertheless, an attorney representing a group of approximately 13 Biovest shareholders has recently orally communicated to us that such shareholders believe that they have a claim against Biovest and/or our company as a result of the fact that Biovest common stock has not yet started trading publicly and no repurchase offer for Biovest stock has been made under the investment agreement between Biovest and our company. To date, Biovest has not received any written notice of such claims, although we believe that any such claim, if formally asserted, would probably be based on the investment agreement. We currently cannot predict whether these Biovest shareholders will file any action against Biovest and/or our company, and if such an action is filed, we cannot predict what the timing and precise nature of their claims will be.

Under the Biovest investment agreement, should it be determined that Biovest should have filed additional documents or taken additional action to permit the trading of its shares, Biovest would, upon 90 days’ written notice with a right to cure, be obligated to make an offer to purchase the following number of shares of its outstanding stock (other than stock held by us) on each of the following dates, provided that Biovest common stock has not started trading by then: 980,000 shares at the first anniversary of the date of our investment in Biovest, 1,960,000 shares at the second anniversary, 2,940,000 shares at the third anniversary of the investment, and 3,920,000 shares at the fourth anniversary, with each such repurchase being at a price of $2.00 per share. If these Biovest shareholders file a claim against us and/or Biovest and we do not prevail in the matter, we may be required to undertake a repurchase offer or otherwise pay monetary damages, in which case our operating results, financial position, and cash flows could be adversely impacted. Even if we prevail in the matter, we may be required to expend significant amounts in defending against the action, and such expenditures could adversely impact our financial position and cash flows.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we are engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations.

Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

On December 23, 2004, Scott Jones and David Redmond, our former chief executive officer and chief financial officer, respectively, filed a declaratory relief action against us in Florida Circuit Court in Tampa, Florida. This litigation seeks the interpretation of a September 2003 settlement agreement that we entered into with Mr. Jones and Mr. Redmond, which, among other things, granted Mr. Jones and Mr. Redmond options to purchase shares of our Series C preferred stock and granted Mr. Jones a put right, at any time on or after September 9, 2006, with respect to a portion of those options. The terms of the settlement agreement provide that, in the event of an initial public offering by us, the options will terminate on the date on which the registration statement is filed. Mr. Jones and Mr. Redmond seek a declaration that they are entitled to conduct an inspection of our books and records for purposes of deciding whether or not to exercise their options, that the filing of our registration statement for this offering does not terminate their options without their right to conduct such an inspection, and that Mr. Jones’ put right will remain enforceable notwithstanding the termination of the options upon the filing of the registration statement. We believe that the terms of the options as specified in the settlement agreement are not ambiguous, and we are defending this action. On June 15, 2005, the court in this matter, ruling on a motion for summary judgment, held that the language of the settlement agreement was plain and unambiguous and that the options granted to Mr. Jones and Mr. Redmond terminated as of the date that we filed our registration statement for this offering, provided that Mr. Jones will retain a right to put his expired options to us for an aggregate price of $100,000 (with this put right commencing in September 2006 under the terms of the agreement). We anticipate that Mr. Jones and Mr. Redmond will file a motion for rehearing in this matter.

On January 24, 2005, Dr. Robert Pfeffer filed an action against our Biovest subsidiary in United States District Court in New Jersey alleging that Dr. Pfeffer has an employment agreement with Biovest under which Biovest owes him salary and options to purchase shares of Biovest common stock. Additionally, Dr. Pfeffer alleges that Biovest breached its obligation to purchase shares of Biovest common stock owned by him pursuant to an investment agreement between Biovest and us. Biovest disputes and intends to defend these alleged claims.

If we do not prevail in these litigation matters or if we are required to expend a significant amount of resources defending such claims, our operating results, financial position, and cash flows could be adversely impacted.

Two of our customers generate a large portion of our revenue, and any reduction, delay, or cancellation of orders from these customers could reduce our revenues.

For the 2004 and 2003 fiscal years, two of our customers accounted for more than 10% of our revenue. Revenue from Cardinal Health represented approximately 15.3% and 14.4% of our revenue for the years ended September 30, 2004 and 2003, respectively, and revenues from McKesson Corporation represented approximately 14.6% and 10.6% of our revenue for the same years, respectively. Any reduction, delay or cancellation of orders from one or both of these customers could reduce our revenue.

Our level of indebtedness reduces our financial flexibility and could impede our ability to operate.

As of March 31, 2005, our long-term debt was $12.1 million, excluding current maturities of long-term debt to be paid with the proceeds of this offering. As a result of the commencement of our credit facility with Laurus Master Fund, Ltd. in April 2005, our long-term debt has increased to $17.1 million, excluding current maturities of long-term debt to be paid with the proceeds of this offering. Our long-term debt includes the following:

•	$10.0 million in principal amount outstanding under our credit facility with Laurus, consisting of a term loan in the amount of $5.0 million (long-term) and a revolving credit line in the amount of $5.0 million (which replaced an existing credit line);

•	$6.3 million in principal and interest as of March 31, 2005 under a loan from Harbinger Mezzanine Partners, LP; and

•	$5.8 million in principal and interest as of March 31, 2005 under convertible promissory notes issued by our Biovest subsidiary.

Under the secured convertible term note issued to Laurus in the aggregate principal amount of $5.0 million, assuming that Laurus does not convert the note, we are obligated to make equal monthly payments of principal and interest of $0.2 million over a three-year period ending in April 2008. Under the notes evidencing the revolving credit loan portion of our credit facility with Laurus, the $5.0 million principal amount will be due and payable in April 2008, with accrued interest being payable monthly. The entire principal amount of the Harbinger loan will become due in June 2006, and the $5.8 million in principal and interest under the notes issued by Biovest will become due on various dates during 2006 and 2007.

Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	our cash flow may be insufficient to meet our required principal and interest payments; and

•	we may default on our obligations and the lenders may foreclose on their security interests that secure their loans.

Risks Related To Our Common Stock and This Offering

As a result of prior sales of our equity securities at prices lower than the price in this offering, you will incur immediate and substantial dilution of your investment.

Purchasers of our common stock in this offering will pay a price per share that substantially exceeds the per share value of our tangible assets after subtracting our liabilities and the per share price paid by our existing stockholders and by persons who exercise currently outstanding options to acquire our common stock. Accordingly, assuming an initial public offering price of $12.00 per share, you will experience immediate and substantial dilution of approximately $10.95 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the assumed initial public offering price. In addition, purchasers of our common stock in this offering will have contributed approximately 48% of the aggregate price paid by all purchasers of our common stock but will own only approximately 20% of our common stock outstanding after this offering.

Upon the completion of this offering and as set forth in our articles of incorporation, each share of our Series E preferred stock will convert into a specified percentage of the number of “fully diluted common shares” (as defined in articles of incorporation) outstanding at the time of conversion. Our fully diluted common shares for this purpose will vary depending on the number of stock options and warrants that are outstanding and vested on the conversion date; the principal and accrued interest outstanding on such date under the convertible promissory notes issued by our Biovest subsidiary; and the per share initial public offering price in this offering. In this prospectus, we have assumed a number of fully diluted common shares that we expect to be outstanding on June 30, 2005 and have assumed an initial public offering price of $12.00 per share. However, because the closing of this offering may not occur on June 30, 2005 and the final public offering price may be different from $12.00 per share, the number of shares of common stock to be issued upon the automatic conversion of our Series E stock may be greater than the 12,013,890 that has been assumed in our prospectus. In such event, purchasers of our common stick in this offering may experience dilution in excess of the amount specified above. See the section of this prospectus captioned “DILUTION.”

Our stock price may fluctuate significantly, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial offering price due to fluctuation in the market price of the common stock arising from changes in our operating performance or prospects. In addition, the stock market, particularly in recent years, has experienced significant volatility particularly with respect to pharmaceutical, biotechnology, and other life sciences company stocks. The volatility of pharmaceutical, biotechnology, and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

•	results from and any delays in the clinical trials programs;

•	failure or delays in entering additional product candidates into clinical trials;

•	failure or discontinuation of any of our research programs;

•	delays in establishing new strategic relationships;

•	delays in the development of our product candidates and commercialization of our potential products;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	issues in manufacturing our product candidates or products;

•	market acceptance of our products;

•	third-party healthcare reimbursement policies;

•	FDA or other United States or foreign regulatory actions affecting us or our industry;

•	litigation or public concern about the safety of our product candidates or products; and

•	additions or departures of key personnel.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in entrenchment of management or conflicts of interest that could cause our stock price to decline.

Our executive officers, directors, and their affiliates will beneficially own or control approximately 24% of the outstanding shares of our common stock (after giving effect to the conversion of all outstanding convertible preferred stock and the exercise of all outstanding vested and unvested options and warrants), following the completion of this offering. Accordingly, these executive officers, directors, and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that entrenchment of management or conflicts of interest may exist or arise.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price or at a time that is acceptable to you.

Prior to this offering, there has been no public market for our common stock. Although shares of our common stock have been approved for quotation on the Nasdaq National Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our common stock after the offering. Investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 31,420,938 shares of common stock based on the number of shares outstanding as of March 31, 2005. This includes the shares that we and the selling stockholders are selling in this offering, which may be resold in the public market immediately. Of the remaining shares, 24,444,327 shares are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold in the near future as set forth below.

Number of Shares and % of Total Outstanding After Offering	Date Available for Sale Into Public Market
21,697,537 shares, or 69%	181 days after the date of this prospectus due to the lock-up agreements between the holders of these shares and the underwriters, provided that this lock-up period is subject to extension for up to 17 days under specified circumstances. However, the underwriters can waive the provisions of these lock-up agreements and allow these stockholders to sell their shares at any time. Sales of these shares by “affiliates” and sales of these shares by non-“affiliates” who have held such shares for less than 2 years are subject to the volume limitations, manner of sale provisions, and public information requirements of Rule 144.

2,746,790 shares, or 9%	Between 182 and 365 days after the date of this prospectus, depending on the requirements of the federal securities laws. Sales of these shares by “affiliates” and sales of these shares by non-“affiliates” who have held such shares for less than 2 years are subject to the volume limitations, manner of sale provisions, and public information requirements of Rule 144.

In addition to the foregoing, we had options to purchase 1,138,121 shares of common stock and warrants to purchase 330,135 shares of common stock outstanding and exercisable as of March 31, 2005, assuming the automatic conversion of preferred stock options and warrants into common stock options and warrants upon the completion of this offering. We intend to register the shares of common stock issuable or reserved for issuance under our equity plans within 180 days after the date of this prospectus.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and Nasdaq National Market rules are creating uncertainty for public companies. As a result of these new rules, we will incur additional costs associated with our public company reporting requirements. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

Because we have operated as a private company, we have limited experience attempting to comply with public company obligations, including Section 404 of the Sarbanes-Oxley Act of 2002.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for our fiscal year ending September 30, 2006. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of September 30, 2006 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

We are a small company with limited resources. Except for our subsidiary Biovest, which files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934, we have operated as a private company not subject to many of the requirements applicable to public companies. The number and qualifications of our finance and accounting staff are consistent with those of a private company. While we plan to expand our staff if we become public, we may encounter substantial difficulty attracting qualified staff with requisite experience due to the high level of competition for experienced financial professionals. Furthermore, we have only recently begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and upon the completion of this offering, we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We currently intend to use the net proceeds for:

•	debt repayment;

•	development of SinuNase in various formulations and technologies;

•	Biovaxid development and manufacturing;

•	additional pipeline development;

•	corporate growth; and

•	market development.

We have not yet finalized the amount of net proceeds that we will use specifically for each of these purposes. We may use the net proceeds for corporate purposes that do not yield a significant return or any return at all for our stockholders.

Some provisions of our amended and restated articles of incorporation, bylaws, and Florida law may inhibit potential acquisition bids that you may consider favorable.

Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions include:

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	advance notice procedures required for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•	limitations on persons authorized to call a special meeting of stockholders;

•	a staggered board of directors;

•	a requirement that vacancies in directorships are to be filled by a majority of directors then in office and the number of directors is to be fixed by the board of directors; and

•	no cumulative voting.

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Florida Business Corporation Act, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “potential,” “expect,” “predict,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” “would,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “RISK FACTORS” above.

Forward-looking statements include, but are not limited to, statements about:

•	the progress and timing of our development programs, clinical trials, and pursuit of regulatory approvals for SinuNase, Biovaxid, and the other products in our development pipeline;

•	our expectations and capabilities relating to the marketing of our current products and our products in development;

•	our ability to manufacture sufficient amounts of our product candidates for clinical trials and, if approved, products for commercialization activities;

•	the content and timing of submissions to and decisions made by the FDA and other regulatory agencies, including demonstrating to the satisfaction of the FDA the safety and efficacy of our product candidates;

•	the accuracy of our estimates of the size and characteristics of the markets to be addressed by our product candidates;

•	our ability to obtain reimbursement for any of our product candidates that may be approved for sale from third-party payors, and the extent of such coverage;

•	our ability to protect our intellectual property and operate our business without infringing on the intellectual property of others;

•	our ability to compete with other companies that are developing or selling products that are competitive with our products;

•	our estimates regarding future operating performance and capital requirements; and

•	the impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We and the selling stockholder have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholder are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

USE OF PROCEEDS

The proceeds we receive after deducting underwriting discounts, commissions and estimated offering expenses from the sale of the common stock are estimated to be approximately $55.8 million (assuming an initial public offering price of $12.00). If the underwriters’ over-allotment option is exercised in full, we estimate our net proceeds will be approximately $66.2 million. We currently intend to use the proceeds of this offering as follows:

•	approximately $6.1 million to repay in full upon the closing of this offering the principal and accrued interest on an outstanding loan from McKesson Corporation bearing interest at a rate of 10% per annum and due on the earlier of June 30, 2005 or the consummation of this offering;

•	approximately $5.2 million to complete the two concurrent Phase III clinical trials for SinuNase that we expect to commence in calendar year 2005;

•	approximately $22.9 million to complete our ongoing Phase III clinical trial for Biovaxid, and approximately $4.3 million to complete the design and prototype for our automated production and purification system for the manufacture of Biovaxid;

•	approximately $6.7 million to fund remaining milestone payments due to our development partners with respect to the development of the specialty pharmaceutical products currently in our pipeline; and

•	the remaining proceeds for other general corporate purposes, including working capital and capital expenditures. Specifically, we expect that we will use approximately $8.8 million to fund operating losses and increases in working capital needs during the next two years, with the balance being used thereafter for capital expenditures in connection with developing a commercial-scale vaccine production facility for Biovaxid.

Dr. Francis E. O’Donnell, Jr., our Chief Executive Officer and Chairman, and Dr. Dennis L. Ryll, our director, have each personally guaranteed our obligations under the loan from McKesson Corporation. They have each pledged personal assets to secure the loan. In addition, The Hopkins Capital Group, LLC, our stockholder and an entity of which Dr. O’Donnell is the managing director, and MOAB Investments, LP, our stockholder and an entity of which Dr. Ryll is a limited partner, have each guaranteed our obligations under the loan and pledged each of its shares of our capital stock to secure the loan. Upon the completion of this offering, we will repay this loan in full, at which time these guarantees will terminate and the security interests held by McKesson in these assets will be released.

In addition to the foregoing, pending the completion of this offering, we may borrow up to $2.0 million in the form of a bridge loan from The Hopkins Capital Group, LLC, MOAB Investments, LP, and/or our other affiliates. Any such bridge loan would be made on an unsecured and no-interest basis and would be subject to any approval or other requirements under our existing credit facilities. We anticipate that the loan would become due on the earlier of the closing of this offering or a specified date that is no earlier than July 31, 2005. In the event that such a loan is made, the loan proceeds will be used for one or more of the purposes specified above, and a portion of the net offering proceeds that would otherwise be used for such purpose(s) will be used to repay the loan in full upon the completion of this offering.

We may also use a portion of the net proceeds to acquire additional businesses, services, products, or technologies or invest in additional businesses that we believe will complement our current or future business. However, we have no specific plans, agreements, or commitments to do so and are not currently engaged in any negotiations for any acquisition or investment, and we have not identified the amounts of any funds to be used for this purpose.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, the success of our product development efforts, competitive and technological developments, and the rate of growth, if any, of our business. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, our management will have broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in cash, cash-equivalents, money market funds, or short-term interest-bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

We will not receive any proceeds from the sale of common stock offered by the selling stockholder.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. Upon the completion of this offering, we anticipate that any earnings will be retained for development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future on our common stock. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations, and other relevant factors. In the future, we may also obtain loans or other credit facilities that may restrict our ability to declare or pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2005:

•	on an actual basis;

•	on a pro forma basis to reflect:

•	the issuance on April 29, 2005 to Laurus Master Fund, Ltd. of secured convertible promissory notes in the aggregate principal amount of $10.0 million, net of $3.1 million in discounts associated with warrants issued with a beneficial conversion feature, and the corresponding $4.5 million repayment in full of our credit facility with Missouri State Bank;

•	the automatic conversion of all shares of preferred stock outstanding as of March 31, 2005 into 19,189,835 shares of common stock upon the completion of this offering;

•	the assumed exercise of preferred stock warrants and options outstanding as of March 31, 2005 that will expire on or prior to the completion of this offering and the automatic conversion of the preferred stock underlying such warrants and options outstanding upon the completion of this offering into 1,488,569 shares of common stock;

•	the assumed exercise of warrants to purchase 330,135 shares of common stock outstanding as of March 31, 2005 that will expire on or prior to the completion of this offering; and

•	on a pro forma as adjusted basis to give effect to the sale of all of the shares of common stock in this offering at an assumed public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and our estimated offering expenses, and to reflect the repayment of approximately $6.1 million of indebtedness with the proceeds of this offering.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and with the sections of this prospectus entitled “USE OF PROCEEDS,” “SELECTED CONSOLIDATED FINANCIAL DATA,” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

	March 31, 2005
	Actual	Pro forma	Pro forma As adjusted
		(unaudited)
	(in thousands, except per share data)
Cash and cash equivalents, restricted and unrestricted	$783	$12,336	$62,021

Total debt(1)	$23,007	$25,410	$19,319
Shareholders equity (deficit):
Common stock, $0.001 par value: 300,000,000 shares authorized, 5,162,400 issued and outstanding, actual; 26,192,565 shares issued and outstanding, pro forma; 31,442,565 shares issued and outstanding, pro forma as adjusted	5	31	36
Preferred stock, Series A, $1.00 par value: 10,000,000 shares authorized, 2,937,013 issued and outstanding actual; none issued and outstanding pro forma; and none issued and outstanding pro forma as adjusted	6,183	—	—
Preferred stock, Series B, $1.00 par value: 30,000,000 shares authorized, 3,835,390 issued and outstanding actual; none issued and outstanding pro forma; and none issued and outstanding pro forma as adjusted	81	—	—
Preferred stock, Series C, $1.00 par value: 10,000,000 shares authorized, 3,562,607 issued and outstanding actual; none issued and outstanding pro forma; and none issued and outstanding pro forma as adjusted	7,500	—	—
Preferred stock, Series D, $1.00 par value: 15,000,000 shares authorized, 4,624,576 issued and outstanding actual; none issued and outstanding pro forma; and none issued and outstanding pro forma as adjusted	123	—	—
Preferred stock, Series E, $1.00 par value: 60,000,000 shares authorized, 18,131,107 issued and outstanding actual; none issued and outstanding pro forma; and none issued and outstanding pro forma as adjusted	44,790	—	—
Additional paid-in capital	24,706	92,916	148,686
Accumulated deficit	(91,778)	(91,778)	(91,778)

Total stockholders’ equity (deficit)	(8,390)	1,169	56,944

Total capitalization	$14,617	$26,579	$76,263

(1)	Actual total debt is comprised of long-term debt, including: (i) current and long-term portion of $18.2 million; (ii) bank lines of credit of $4.5 million; and (iii) notes payable, stockholders, including current portion of $0.4 million. Pro forma total debt is comprised of long-term debt, including: (i) current and long-term portion of $21.6 million; (ii) bank lines of credit of $3.4 million; and (iii) notes payable, stockholders, including current portion of $0.4 million.

The above table does not include:

•	2,124,282 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2005 (after taking into account the conversion of preferred stock options into common stock options upon the completion of this offering), of which 1,138,121 options having a weighted-average exercise price of $2.18 per share were exercisable as of March 31, 2005;

•	479,733 shares of common stock issuable pursuant to rights to convert promissory notes (issued by our Biovest subsidiary) outstanding as of March 31, 2005 into shares of our common stock, which number of shares is based on the anticipated outstanding principal and accrued interest under such notes as of an assumed closing of this offering on June 30, 2005; and

•	up to 980,392 shares of our common stock issuable to Laurus Master Fund, Ltd. upon the conversion of convertible notes issued to Laurus in connection with a credit facility entered into on April 29, 2005, which notes are first convertible beginning on the 180th day after the closing of this offering (the number of shares issuable upon conversion is based on an assumed initial public offering price of $12.00 per share and excludes the conversion of accrued interest under these notes);

•	up to 333,333 shares of our common stock issuable upon the exercise of a warrant granted to Laurus on April 29, 2005 in connection with the Laurus credit facility, which warrant is exercisable no earlier than 180 days after the closing of this offering (the number of shares issuable upon exercise is based on an assumed initial public offering price of $12.00 per share); and

•	3.0 million shares of common stock available for future grants under our 2005 Equity Incentive Plan.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock. As of March 31, 2005, we had a historical net tangible book value of $(32.1 million), or $(6.21) per share of common stock. Pro forma net tangible book value of $(22.9 million), or $(0.88) per share of common stock, represents our historical net tangible book value, after taking into account (1) the issuance on April 29, 2005 to Laurus Master Fund, Ltd. of secured convertible promissory notes in the aggregate principal amount of $10.0 million and the corresponding $4.5 million repayment in full of our credit facility with Missouri State Bank; (2) the automatic conversion of all of our outstanding shares of preferred stock outstanding as of March 31, 2005 into an aggregate of 19,189,835 shares of common stock upon the completion of this offering; and (3) the assumed exercise of preferred stock warrants and options outstanding as of March 31, 2005 that will expire on or prior to the completion of this offering and the automatic conversion of the preferred stock underlying such outstanding warrants and options upon the completion of this offering into 1,488,569 shares of common stock.

After giving effect to the sale of shares of common stock at an assumed initial public offering price of $12.00 per share (less estimated underwriting discounts and commissions and estimated expenses) and the conversion of all shares of preferred stock and the exercise of preferred stock options and warrants outstanding as of March 31, 2005 as discussed above, our pro forma as adjusted net tangible book value as of March 31, 2005, would have been $32.8 million, or $1.05 per share of common stock. This represents an immediate increase in the pro forma as adjusted net tangible book value of $7.26 per share to existing stockholders and an immediate dilution of $10.95 per share to you. If the initial public offering price is higher or lower than $12.00 per share, the dilution to new stockholders will be higher or lower, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$12.00
Historical net tangible book value per share as of March 31, 2005	$(6.21)
Pro forma decrease in net tangible book value per share attributable to conversion of preferred stock and exercise of preferred stock options and warrants outstanding as of March 31, 2005	5.33

Pro forma net tangible book value per share at March 31, 2005
Increase in pro forma net tangible book value per share attributable to this offering	(0.88)

Pro forma as adjusted net tangible book value per share after this offering		1.05

Dilution per share to new investors		$(10.95)

The above table assumes that the number of shares of common stock issuable upon the automatic conversion of our preferred stock includes 12,013,890 shares issuable pursuant to the automatic conversion of our Series E preferred stock. Under our articles of incorporation, each share of our Series E preferred stock will convert into a specified percentage of the number of “fully diluted common shares” (as defined in articles of incorporation) outstanding at the time of conversion. Our fully diluted common shares for this purpose will vary depending on the number of stock options and warrants that are outstanding and vested on the conversion date; the principal and accrued interest outstanding on such date under the convertible promissory notes issued by our Biovest subsidiary; and the per share initial public offering price in this offering. In this prospectus, we have assumed a number of fully diluted common shares that we expect to be outstanding on June 30, 2005 and have assumed an initial public offering price of $12.00 per share. However, because the closing of this offering may not occur on June 30, 2005 and the final public offering price may be different from $12.00 per share, the number of shares of common stock to be issued upon the automatic conversion of our Series E stock may be different from 12,013,890. As a result:

•

If the closing of this offering occurs on July 31, 2005 and the initial public offering price is $12.00 per share, the number of shares of common stock to be issued upon the automatic conversion of our

Series E preferred stock would be equal to 12,048,622 and the dilution per share to new investors would therefore be $10.96.

•	If the closing of this offering occurs on July 31, 2005 and the initial public offering price is $11.00 per share, the number of shares of common stock to be issued upon the automatic conversion of our Series E preferred stock would be equal to 12,081,919 and the dilution per share to new investors would therefore be $9.95.

•	If the closing of this offering occurs on July 31, 2005 and the initial public offering price is $13.00 per share, the number of shares of common stock to be issued upon the automatic conversion of our Series E preferred stock would be equal to 12,020,447 and the dilution per share to new investors would therefore be $11.96.

The following table shows, as of March 31, 2005, on a pro forma as adjusted basis as discussed above, the difference between existing stockholders and new investors with respect to the total number of shares of common stock purchased, the total consideration paid to us, and the average price per share paid by existing stockholders and by the investors purchasing shares of common stock in this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	25,170,938	80%	$85,968,210	53%	$3.43
New investors	6,250,000	20	75,000,000	47	12.00

Total	31,420,938	100%	$160,968,210	100%	$5.15

The number of shares of common stock to be outstanding after this offering does not include:

•	2,124,282 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2005 (after taking into account the conversion of preferred stock options into common stock options upon the completion of this offering), of which 1,138,121 options having a weighted-average exercise price of $2.18 per share were exercisable as of March 31, 2005;

•	479,733 shares of common stock issuable pursuant to rights to convert promissory notes (issued by our Biovest subsidiary) outstanding as of March 31, 2005 into shares of our common stock, which number of shares is based on the anticipated outstanding principal and accrued interest under such notes as of an assumed closing of this offering on June 30, 2005;

•	up to 980,392 shares of our common stock issuable to Laurus Master Fund, Ltd. upon the conversion of convertible notes issued to Laurus in connection with a credit facility entered into on April 29, 2005, which notes are first convertible beginning on the 180th day after the closing of this offering (the number of shares issuable upon conversion is based on an assumed initial public offering price of $12.00 per share and excludes the conversion of accrued interest under these notes);

•	up to 333,333 shares of our common stock issuable upon the exercise of a warrant granted to Laurus on April 29, 2005 in connection with the Laurus credit facility, which warrant is exercisable no earlier than 180 days after the closing of this offering (the number of shares issuable upon exercise is based on an assumed initial public offering price of $12.00 per share); and

•	3.0 million shares of common stock available for future grants under our 2005 Equity Incentive Plan.

If the underwriters exercise their over-allotment option in full, pro forma as adjusted net tangible book value as of March 31, 2005 will increase to $44.1 million, or $1.37 per share, representing an increase to existing stockholders of $7.58 per share, and there will be an immediate dilution of $10.63 per share to new investors.

You will experience additional dilution upon exercise of outstanding options and warrants.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our financial statements and the related notes thereto and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” included elsewhere in this prospectus. The selected consolidated financial data as of September 30, 2004 and 2003 and for the years ended September 30, 2004 and 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of March 31, 2005 and 2004 and for the six months ended March 31, 2005 and 2004 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected financial data as of September 30, 2001 and 2000 and for the years ended September 30, 2001 and 2000 of our predecessor, The Analytica Group, Ltd., have been derived from our predecessor’s unaudited financial statements that are not included in this prospectus.

					From inception (April 3, 2002) through September 30, 2002	Years ended September 30,
	Six months ended March 31,		Years ended September 30,			Pro forma	Predecessor
	2005(2)	2004(2)	2004(2)	2003(2)		2002	2001	2000
	(Unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$12,092	$13,713	$25,936	$9,908	$2,761	$5,610	$2,440	$6,035
Cost of sales	4,387	4,806	8,814	2,936	544	1,607	972	2,290

Gross margin	7,705	8,908	17,122	6,972	2,217	4,003	1,468	3,745
Operating expenses:
Research and development	3,609	2,048	4,210	6,112	—	—	—	—
Research and development, related party	775	70	1,309	—	—	—	—	—
Sales and marketing	7,390	4,943	12,015	4,366	—	—	—	—
General and administrative	9,829	7,687	16,729	8,868	2,027	3,140	1,304	1,560
Royalties	619	132	387	—	—	—	—	—
Impairment charges	—	359	359	—	—	—	—	—
Stock-based compensation	281	180	292	—	—	—	—	—
Other operating expense, related party	—	—	2,500	—	—	—	—	—

Total operating expenses	22,504	15,419	37,802	19,346	2,027	3,140	1,304	1,560

Operating income (loss)	(14,799)	(6,511)	(20,680)	(12,374)	190	863	164	2,185
Other income (expense):
Interest (expense) income, net	(1,007)	(914)	(1,241)	(230)	(20)	(12)	16	83
Interest (expense) income, net, related party	(431)	(470)	(1,486)	(337)	—	—	—	—
Settlement expense	—	—	—	(1,563)	—	—	—	—
Loss on extinguishment of debt, related party	(2,362)	—	—	—	—	—	—	—
Other income (expense)	(83)	31	78	—	—	—	—	—

Net income (loss) from continuing operations before income taxes	(18,682)	(7,865)	(23,328)	(14,505)	171	851	180	2,268
Income tax benefit (expense)	—	—	—	180	(180)	(436)	—	—

Net income (loss) from continuing operations	(18,682)	(7,865)	(23,328)	(14,325)	(9)	415	180	2,268
Discontinued operations:
Gain on sale of discontinued operations, net of income tax expense	—	1,618	1,618	—	—	—	—	—
Loss from discontinued operations, net of income tax benefit	—	(1,492)	(1,516)	(2,347)	(9,185)	(9,185)	—	—

Net income (loss)	(18,682)	(7,739)	(23,226)	(16,672)	(9,194)	(8,770)	180	2,268
Preferred stock dividends	(5,243)	(1,191)	(5,262)	—	—	—	—	—

Income (loss) attributable to common stockholders	$(23,925)	$(8,930)	$(28,488)	$(16,672)	$(9,194)	$(8,770)	$180	$2,268

Weighted average shares outstanding, basic and diluted(1)	5,128	4,876	4,876	4,729	4,876	4,876	1,000	1,000
Per share amounts, basic and diluted(1):
Net Income (loss) per common share for:
Continuing operations	$(4.67)	$(1.85)	$(5.86)	$(3.01)	$—	$0.08	$180	$2,268
Discontinued operations	—	0.02	0.02	(0.51)	(1.89)	(1.87)	—	—

Net Income (loss) attributable to common stockholders	$(4.67)	$(1.83)	$(5.84)	$(3.52)	$(1.89)	$(1.79)	$180	$2,268

(1)	See Note 1 to our consolidated financial statements for a description of the method used to compute basic and diluted net loss per share and number of shares used in computing historical basic and diluted net loss per share.
(2)	As restated, see Notes 6 and 20 to our consolidated financial statements.

	March 31, 2005(1)	September 30,
		2004(1)	2003(1)	2002	2001	2000
	(in thousands)
Consolidated Balance Sheet Data:

Cash and cash equivalents	$783	$1,905	$2,937	$569	$624	$812
Working capital	(19,920)	(31,462)	(23,104)	(88)	1,304	2,088
Total assets	33,673	28,133	23,387	6,891	1,824	2,649
Total liabilities	42,064	49,093	40,266	2,643	464	499
Total stockholders’ equity (deficit)	(8,391)	(20,960)	(16,880)	(2,851)	1,360	2,149

(1)	As restated, see Notes 6 and 20 to our consolidated financial statements.

MANAGEMEN T’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When you read this section of this prospectus, it is important that you also read the financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and in the “Risk Factors” section of this prospectus.

Overview

We are a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. We have two product candidates entering or in Phase III clinical trials. One of these product candidates, SinuNase™, has been developed at Mayo Clinic as a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis, a long-term inflammatory condition of the paranasal sinuses for which there is currently no FDA approved therapy. We submitted an Investigational New Drug Application, or IND, with the FDA for SinuNase in April 2005, and the IND was accepted by the FDA in May 2005. We expect to initiate Phase III trials for the product later in calendar year 2005. Our other late-stage product candidate, Biovaxid™, is a patient-specific cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. Biovaxid was developed at the National Cancer Institute and is currently in a pivotal Phase III clinical trial. In addition to these product candidates, we have a growing specialty pharmaceutical business through which we currently sell a portfolio of ten pharmaceutical products and we have a pipeline of additional products under development by third parties.

Our goal is to utilize our vertically integrated business structure to cost-effectively and efficiently develop and commercialize innovative therapeutics that address significant unmet medical needs. In addition to our late-stage product candidates and our specialty pharmaceutical business, we have a broad range of in-house capabilities and resources that we market to third parties and use to develop and commercialize our own products. These capabilities include analytical and consulting services relating to the biopharmaceuticals industry, such as pricing and market assessment, reimbursement strategies, clinical trial services, and outcomes research. We also produce custom biologics and cell culture systems for biopharmaceutical and biotechnology companies, medical schools, universities, hospitals, and research institutions.

Corporate History and Structure

We were organized in 2002 to provide a platform to develop and commercialize biopharmaceutical products. We commenced business in April 2002 with the acquisition of The Analytica Group, Ltd., a provider of analytical and consulting services to the biopharmaceuticals industry, including clinical trial services, pricing and market assessment and outcomes research. We acquired Analytica in a merger transaction for $3.7 million cash, $1.2 million of convertible promissory notes, and the issuance of 8.1 million shares of Series B preferred stock. Analytica, which was founded in 1997, has offices in New York City and Lorrach, Germany.

In October 2002, Accent RX, Inc., a wholly owned subsidiary of our company, acquired the assets of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc., collectively referred to as APP, which we operated under the name AccentRx after the acquisition. We acquired the assets and liabilities of APP for $0.2 million cash and the issuance of 10.3 million shares of common stock. We acquired assets of $10.6 million in the transaction and assumed liabilities of $10.4 million. At the time of acquisition, APP was controlled by our shareholders. AccentRx was a mail order specialty pharmacy focused on pharmaceuticals for AIDS patients and organ transplants. We sold the assets of AccentRx in December 2003 for $4.2 million cash.

In April 2003, we acquired, through a merger transaction, TEAMM Pharmaceuticals, Inc., a specialty pharmaceutical company founded in 2000 to market prescription pharmaceutical products. We acquired TEAMM for $7.9 million through the issuance of 9.7 million shares of Series D preferred stock, issuance of options to purchase 0.8 million shares of Series D preferred stock, issuance of warrants to purchase 2.1 million shares of Series D preferred stock, and the assumption of $13.7 million of liabilities. Through the TEAMM acquisition, we acquired an in-house sales force and a portfolio of prescription pharmaceutical products.

In June 2003, in exchange for an 81% interest in Biovest International, Inc., we invested $20.0 million in Biovest pursuant to an investment agreement with them. Under the investment agreement, as amended, we paid $2.5 million in cash at closing and $2.5 million by a 90-day note that has since been paid in full. The remaining $15.0 million was paid in the form of a non-interest-bearing promissory note. This note is payable in installments of $2.5 million on June 16, 2004, $2.5 million on June 16, 2005, and $5.0 million on June 16, 2006 and June 16, 2007. As of December 31, 2004, the principal balance under the $15.0 million non-interest-bearing note was $7.7 million. Because of our ownership interest in Biovest, this note is eliminated upon consolidation in our financial statements. Biovest is a biologics company that is developing our Biovaxid patient-specific vaccine for the treatment of follicular non-Hodgkin’s lymphoma. Biovest also produces custom biologic products for a wide variety of customers, including biopharmaceutical and biotechnology companies, medical schools, universities, hospitals, and research institutions. The 19% minority interest in Biovest is held by approximately 500 shareholders of record. Biovest common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, and Biovest therefore files periodic and other reports with the SEC.

In December 2003, we acquired substantially all of the assets and liabilities of Private Institute for Medical Outcome Research GmbH, or IMOR, for $0.6 million cash and assumption of $0.3 million of net liabilities. As part of the employment agreements with the two former owners of IMOR, we issued to them warrants to purchase 950,029 shares of Series B preferred stock that vest over five years and are exercisable at $2.63 per share. IMOR is a European-based provider of research, commercialization, and communications services similar to those provided by Analytica. Our acquisition of IMOR expanded the geographic reach of our analytical and consulting services business throughout the European Union and Asia, and provides us with additional capabilities that we believe will enable us to more effectively identify and attract partners with product candidates and to efficiently develop, clinically test, and market our products.

Business Segments

For financial reporting purposes, our business is divided into two segments: Biopharmaceutical Products and Services and Specialty Pharmaceuticals.

Biopharmaceutical Products and Services

Our Biopharmaceutical Products and Services segment develops late-stage innovative biopharmaceutical products with an emphasis on the respiratory and oncology therapeutic areas. The products currently being developed in this segment consist of SinuNase and Biovaxid. This segment also includes our analytical and consulting business, which provides a broad range of services relating to biopharmaceutical product development, and our biologics products business, which is engaged in the production of custom biologic products and cell culture instruments and systems for biopharmaceutical and biotechnology companies, medical schools, universities, hospitals, and research institutions.

Our Biopharmaceutical Products and Services segment is headquartered in New York City with an office in Lorrach, Germany and manufacturing facilities in Minneapolis, Minnesota, and Worcester, Massachusetts. Both manufacturing locations have laboratories, offices, and warehouse space for storage of supplies and inventories. The Minneapolis location is a 33,000 square foot building which includes laboratory and warehouse space. The Worcester facility, where we are developing the Biovaxid vaccine, has 17,500 square feet, primarily laboratories, and has approximately 3,500 square feet of warehouse.

Historically, our Minneapolis location has housed the National Cell Culture Center, or NCCC, which provides customized cell culture services for basic research laboratories under a grant from the National Institutes of Health. This contract, which expires in August 2005 unless renewed, generated approximately $1.1 million and $1.3 million in net sales for the years ended September 30, 2004 and 2003, respectively, and $0.5 million and $0.7 million in net sales in the six months ended March 31, 2005 and 2004, respectively. Also at the Minneapolis facility, we generated approximately $2.3 million and $4.8 million in net sales for the years ended September 30, 2004 and 2003, respectively, and $1.4 million and $1.4 million in net sales in the six months ended March 31, 2005 and 2004, respectively, from the manufacture of hollow fiber perfusion instruments used for the production of cell culture products and the sale of disposable products for use with these instruments. Additionally, the facility has provided contract cell line production services for research organizations, generating net sales of approximately $1.0 million and $0.8 million for the years ended September 30, 2004 and 2003, respectively, and $0.5 million and $0.6 million in net sales in the six months ended March 31, 2005 and 2004, respectively, using our hollow fiber perfusion instruments to manufacture monoclonal antibodies for use in diagnostics and other non-therapeutic applications. We also currently engage in development activities for Biovaxid at our Minneapolis facility and also perform certain steps in the Biovaxid production process at this facility. However, we are in the process of completing the consolidation of the Biovaxid-related activities into our Worcester facility and are considering divesting the remaining business conducted at Minneapolis.

At our Worcester facility we currently produce vaccine for the Biovaxid clinical trial and also manufacture, on a selective basis, customized cell lines for external research organizations for their use in clinical trials in cases where we believe there may be promising potential future opportunities to license new product candidates from these research organizations. Net sales from contract production of custom cell lines were $1.1 million and $1.4 million for the years ended September 30, 2004 and 2003, respectively. In addition, net sales from such production activities for the six months ended March 31, 2005 and 2004 were $0.2 million and $0.9 million, respectively. Furthermore, at this facility we oversee the design and manufacturing of our prototype Autovax systems, which automate the production and purification of patient-specific tumor antigens using fully enclosed sterile and disposable components for each patient treated. We anticipate that the second generation of these instruments will also incorporate conjugation and sterile fill of clinical material. We believe these systems will be integral to cost-effectively commercializing Biovaxid.

Specialty Pharmaceuticals

Our Specialty Pharmaceuticals segment, which is based in Morrisville, North Carolina, markets and sells pharmaceutical products that are developed primarily by our third-party development partners. In this segment, we currently sell a portfolio of ten pharmaceutical products and have a pipeline of additional products under development through our development partners. Our currently marketed specialty pharmaceutical products include Xodol™, a narcotic pain formulation, Respi~TANN™, a prescription antitussive decongestant for temporary relief of cough and nasal congestion, our line of six HISTEX™ products for the cough, cold and allergy prescription market, and two products that we co-promote. In this segment, we generated net sales of $11.9 million and $3.9 million for the years ending September 30, 2004 and 2003, respectively, and net sales of $5.0 million in the six months ended March 31, 2005, including related party sales of $1.4 million. Our specialty pharmaceutical products under development currently include MD Turbo™, a breath-actuated inhaler device used by patients with asthma and chronic obstructive pulmonary disease, Emezine™, a transbuccal drug designed to control nausea and vomiting, and eight additional narcotic pain formulations for the treatment of moderate to moderately severe pain.

We license or obtain distribution or marketing rights to our specialty pharmaceutical products from third parties who are developing these products. We fund our partners’ development activities primarily through milestone payments that are based on the partner achieving specified development goals. Milestone payments to our development partners were $2.9 million and $0.6 million in the years ending September 30, 2004 and 2003, respectively, and $3.5 million in the six months ended March 31, 2005, most of which had been capitalized as product rights as of September 30, 2004 in the accompanying consolidated balance sheets.

Quarterly Results May Fluctuate

We anticipate that our quarterly results of operations will fluctuate for several reasons, including:

•	the timing and extent of our development activities and clinical trials for SinuNase, Biovaxid, and any biopharmaceutical products that we may develop in the future;

•	the timing and outcome of our applications for regulatory approval for our product candidates;

•	the timing and extent of our adding new employees and infrastructure;

•	the timing of any milestone payments, license fees, or royalty payments that we may be required to make; and

•	seasonal influences on the sale of certain specialty pharmaceutical products sold primarily during the cough and cold season.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported net sales and expenses during the reporting periods.

The accounting policies discussed below are considered by our management to be critical to an understanding of our financial statements because their application depends on management’s judgment, with financial reporting results relying on estimates and assumptions about the effect of matters that are inherently uncertain. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. For all of these policies, management cautions that future events rarely develop exactly as forecast and that best estimates routinely require adjustment. Accordingly, actual results may differ from our estimates under different assumptions or conditions and could materially impact our financial condition or results of operations.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements appearing at the end of this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results.

Revenue recognition

Biopharmaceutical Products and Services

We recognize revenue in our Biopharmaceutical Products and Services segment as follows:

Products. Net sales of cell culture instruments and disposables are recognized in the period in which the applicable products are delivered. We do not provide our customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by us.

Services. Service revenue in our Biopharmaceutical Products and Services segment is generated primarily by fixed-price contracts for cell culture production and consulting services. Such revenue is recognized over the contract term in accordance with the percentage-of-completion method based on the percentage of service cost incurred during the period compared to the total estimated service cost to be incurred over the entire contract. The nature and scope of our contracts often require us to make judgments and estimates in recognizing revenues.

Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as each contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified. Each month we accumulate costs on each contract and compare them to the total current estimated costs to determine the percentage of completion. We then apply this percentage to the total contract value to determine the amount of revenue that can be recognized. Each month we review the total current estimated costs on each contract to determine if these estimates are still accurate and, if necessary, we adjust the total estimated costs for each contract. As the work progresses, we might decide that original estimates were incorrect due to, among other things, revisions in the scope of work, and a contract modification might be negotiated with the customer to cover additional costs. If a contract modification is not agreed to, we could bear the risk of cost overruns. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Reimbursements of contract-related costs are included in revenues. An equivalent amount of these reimbursable costs is included in cost of sales. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Service costs related to cell culture production include all direct materials and subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies, and tools. We believe that actual cost incurred in contract cell production services is the best indicator of the performance of the contractual obligations, because the costs relate primarily to the amount of labor incurred to perform such services. The deliverables inherent in each of our cell culture production contracts are not output driven, but rather driven by a pre-determined production run. The duration of our cell culture production contracts range typically from 2 to 14 months.

Service costs relating to our consulting services consists primarily of internal labor expended in the fulfillment of our consulting projects and, to a lesser extent, outsourced research services. Service costs on a specific project may also consist of a combination of both internal labor and outsourced research service. Our consulting projects are priced and performed in phases, and the projects are managed by phase. As part of the contract bidding process, we develop an estimate of the total number of hours of internal labor required to generate each phase of the customer deliverable (for example, a manuscript or database), and the labor cost is then computed by multiplying the hours dedicated to each phase by a standard hourly labor rate. We also determine whether we need services from an outside research or data collection firm and include those estimated outsourced costs in our total contract cost for the phase. At the end of each month, we collect the cumulative total hours worked on each contract and apply a standard labor cost rate to arrive at the total labor cost incurred to date. This amount is divided by the total estimated contract cost to arrive at the percentage of completion, which is then applied to the total estimated contract revenues to determine the revenue to be recognized through the end of the month. Accordingly, as hours are accumulated against a project and the related service costs are incurred, we concurrently fulfill our contract obligations. The duration of our consulting service contracts range typically from 1 to 12 months. Certain other professional service revenues, such as revenues from maintenance services on cell culture equipment, are recognized as the services are performed.

In our financial statements, unbilled receivables represents revenue that is recognizable under the percentage-of-completion method due to the performance of services for which billings have not been generated as of the balance sheet date. In general, amounts become billable pursuant to contractual milestones or in accordance with predetermined payment schedules. Under our consulting services contracts, the customer is required to pay for contract hours worked by us (based on the standard hourly rate used to calculate the contract price) even if the customer cancels the contract and elects not to proceed to completion of the project. Unearned revenues represent customer payments in excess of revenue earned under the percentage-of-completion method. Such payments are made in accordance with predetermined payment schedules set forth in the contract.

Specialty Pharmaceuticals

Revenue in our Specialty Pharmaceuticals segment is generated from the sale of pharmaceutical products. Revenue from product sales is recognized when all of the following occur: a purchase order is received from a customer; title and risk of loss pass to our customer upon the receipt of the shipment of the merchandise under the terms of FOB destination; prices and estimated sales provisions for product returns, sales rebates, payment discounts, chargebacks, and other promotional allowances are reasonably determinable; and the customer’s payment ability has been reasonably assured. An estimate of three days from the time the product is shipped via common carrier until it reaches the customer is used for purposes of determining FOB destination. Revenues in connection with co-promotion agreements are recognized based on the terms of the agreements.

We make periodic adjustments to our monthly net sales for estimated chargebacks, rebates, and potential product returns we anticipate might ultimately be required. These adjustments are based on inventory quantity reports provided by our largest wholesale customers, sales activity reports generated by group purchase organizations with which we have rebate contracts, and sales activity data provided by a third-party provider of such data. Our net sales will typically reflect an adjustment of 8-10% of gross sales in the form of a reserve for both chargebacks/rebates and product returns. In the six months ended March 31, 2005, we made an additional adjustment of $0.7 million to increase the reserve for each of these two categories, which reduced our net sales by $0.7 million. This adjustment was required due to an additional amount of product returns for a specific product that has now been substantially returned and increased rebate activity for certain products. The percentage of adjustments to net sales will continue to be evaluated each month and modified when necessary.

Actual product returns, chargebacks, and other sales allowances incurred are dependent upon future events and may be different than our estimates. We continually monitor the factors that influence sales allowance estimates and make adjustments to these provisions when management believes that actual product returns, chargebacks, and other sales allowances may differ from established allowances. If we made an additional 1% adjustment to increase our accruals for both sales returns and chargebacks/rebates, the effect on net loss in the six months ended March 31, 2005 would be an increase of $0.1 million. Had we made the same adjustment to accruals in the fiscal years ended September 30, 2004 and 2003, net loss would have increased by $0.2 million and $0.1 million, respectively.

Provisions for these sales allowances are presented in the consolidated financial statements as reductions to net revenues and included as current accrued expenses in the balance sheet. These allowances approximated $1.7 million, $1.5 million and $0 for the years ended September 30, 2004, 2003 and 2002, respectively, and $1.0 million and $2.0 million for the six months ended March 31, 2005 and 2004, respectively.

Inventories

Inventories are recorded at the lower of cost or market. We periodically review inventory quantities of raw materials, instrumentation components and disposables on hand, and completed pharmaceutical products in our third-party distribution center, and we record write-downs of inventories to market value based upon contractual provisions and obsolescence, as well as assumptions about future demand and market conditions. If assumptions about future demand change and/or actual market conditions are less favorable than those projected by management, additional write-downs of inventories may be required.

Inventory in our Biopharmaceutical Products and Services segment includes raw materials and component parts used in the assembly of instruments and cultureware for our Biovest subsidiary and totaled $0.3 million at March 31, 2005, a reduction of $0.3 million from September 30, 2004. Estimates for obsolete and unsaleable inventory are determined by management and updated quarterly. We had no reserve at March 31, 2005 and a reserve of $0.3 million at March 31, 2004 against the amounts of inventory classified as current for inventory that management has deemed obsolete and unsaleable.

Specialty Pharmaceuticals inventory consists primarily of trade products and samples, which totaled $1.2 million at March 31, 2005, a decrease of $0.1 million from March 31, 2004. These inventories are warehoused at a third-party distribution center located in Memphis, Tennessee. All distribution, inventory control, and regulatory reporting are outsourced to this third party. Inventories are written-off if the product dating has expired or the inventory has no market value.

Valuation of Goodwill and Intangible Assets

Our intangible assets include goodwill, trademarks, product rights, non-compete agreements, technology rights, purchased customer relationships, and patents, all of which are accounted for based on Financial Accounting Standard Statement No. 142 Goodwill and Other Intangible Assets (“FAS 142”). As described below, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit, ranging from two to eighteen and one-half years. We obtain a valuation of all intangibles purchased in any acquisition and undertake an annual impairment analysis. Goodwill is tested for impairment by comparing the carrying amount to the estimated fair value, in accordance with SFAS 142. Impairment exists if the carrying amount is less than its estimated fair value, resulting in a write-down equal to the difference between the carrying amount and the estimated fair value. We have made no adjustments to recorded goodwill, as no events or circumstances have occurred that would require us to reassess whether the carrying values of our goodwill have been impaired. Our carrying value of goodwill at March 31, 2005 and 2004 was $1.2 million. The values recorded for goodwill and other intangible assets represent fair values calculated by accepted valuation methods. Such valuations require critical estimates and assumptions derived from and which include, but are not limited to: (i) information included in our business plan, (ii) estimated cash flows, (iii) discount rates, (iv) patent expiration information, (vi) terms of license agreements, and (vii) expected timelines and costs to complete any in-process research and development projects to commercialize our products under development.

We capitalized goodwill in the amount of $0.9 million in connection with our acquisition of Analytica in April 2002. In connection with the IMOR acquisition in December 2003, we initially capitalized goodwill in the amount of $0.6 million based on the fair value of the acquired assets net of assumed liabilities. Following this acquisition, we discovered that the assumed liabilities were $0.3 million in excess of the amount represented to us in the acquisition agreement. Because we have been unable to negotiate a post-closing purchase price adjustment as a result of this excess liability, we recorded an impairment to goodwill in the amount of $0.3 million in the fiscal quarter in which the acquisition occurred.

Our major intangible assets with limited useful lives include product rights acquired in connection with our April 2003 acquisition of TEAMM and our June 2003 acquisition of Biovest, as well as a variety of patents, noncompetition rights, and purchased customer relationships. We recorded amortization of intangible assets of $2.0 million and $1.1 million in the years ended September 30, 2004 and 2003, respectively, and $1.4 million and $1.0 million in the six months ended March 31, 2005 and 2004, respectively. We amortize intangibles based on their expected useful lives and look to a number of factors for such estimations, including the longevity of our license agreements and the remaining life of patents on products currently being marketed. Had the average lives on amortizable intangibles been shortened by two years, net loss would have increased by $0.4 million and $0.5 million for the years ended September 30, 2004 and 2003, respectively. A similar adjustment would have increased net loss by $0.2 million for the six months ended March 31, 2004. The shift in timing of amortization expense recognition under this hypothetical scenario would result in a $0.1 million increase to net loss for the six months ended March 31, 2005.

We have identified several trademarks, product rights and technology rights as intangible assets with indefinite lives. These assets were valued at $1.8 million as of March 31, 2005 and 2004.

Our carrying value of other intangible assets at September 30, 2004 and September 30, 2003, was $16.9 million and $11.2 million, net of accumulated amortization of $3.3 million and $1.4 million, respectively. At March 31, 2005, the carrying value of these assets was $22.5 million, net of accumulated amortization of $4.5 million. We begin amortizing capitalized intangibles on their date of acquisition, as further described in Note 6 to our consolidated financial statements included in this prospectus.

Impairment Testing

Our impairment testing is calculated at the reporting unit level. Our annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting unit with its carrying value. If the fair value exceeds the carrying amount, intangible assets are not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of intangible assets with the carrying amount. If the implied fair value of intangible assets is less than the carrying amount, a write-down is recorded. Impairment would result in a write-down of the intangible asset to its estimated fair value based on the discounted future cash flows. The impairment test for the intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows.

In accordance with SFAS 144, which relates to impairment of long-lived assets, impairment exists if the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets. Goodwill is tested for impairment by comparing the carrying amount of the reporting unit to which it was assigned to the estimated fair value of the reporting unit. In accordance with SFAS 142, which relates to impairment of goodwill, impairment exists if the carrying amount of the reporting unit is less than its estimated fair value. Impairment would result in a write-down equal to the difference between the carrying amount and the estimated fair value of the reporting unit. Fair values can be determined using income, market or cost approaches.

We predominately use a discounted cash flow model derived from internal budgets in assessing fair values for our goodwill impairment testing. Factors that could change the result of our goodwill impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements used in our cash flow models. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect our original estimates of fair values. In the event that our management determines that the value of intangible assets have become impaired using this approach, we will record an accounting charge for the amount of the impairment. We recognized impairment losses of $0.4 million during the year ended September 30, 2004 in connection with our European subsidiary, and we recognized no impairment loss in the six months ended March 31, 2005. There was no impairment charge in the year ended September 30, 2003. In the year ended September 30, 2002, based on an enterprise valuation, we recorded an impairment of $4.7 million in connection with our acquisition of the assets of APP, which is included in discontinued operations in that period.

Purchased In-Process Research and Development

We account for purchased in-process research and development, or IPR&D, in accordance with pronouncements as follows:

•	FASB Statement of Financial Accounting Standards No. 2, Accounting for Research and Development;

•	FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method; and

•	FASB Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.

Generally, purchased in-process research and development is distinguished from developed technology based upon whether the IPR&D projects are measurable, have substance, and are incomplete. IPR&D represents the portion of a purchase price of an acquisition related to research and development activities that have not demonstrated technological feasibility and do not have alternative future uses. IPR&D projects that have not been granted FDA approval are classified as being incomplete, and as such the associated costs are expensed as incurred. In connection with the acquisition of our Biovest subsidiary in June 2003, we incurred an immediate writedown of $5.0 million for acquired assets which were classified as purchased in-process research and development.

Stock-Based Compensation

We account for stock-based awards to employees and non-employees using the accounting provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123—Accounting for Stock-Based Compensation, which provides for the use of the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Shares of common and preferred stock issued in connection with acquisitions are also recorded at their estimated fair values. Fair values of equity securities issued are determined by management based upon independent valuations obtained by management.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”). The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. We already account for options issued to employees under SFAS No. 123, so adoption of this revision is not expected to have a significant impact on our current financial position or results of operation.

We use the Black-Scholes options-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. In applying the Black-Scholes options-pricing model, we assumed no dividend yield, risk-free interest rates ranging from 1.62% to 4.65%, expected option terms ranging from 0.5 to 5 years, volatility factors ranging from 0% to 50%, share prices ranging from $0.02 to $5.83, and option exercise prices ranging from $1.05 to $7.62.

We recorded stock-based compensation of $3.3 million in the year ended September 30, 2004, of which $0.3 million was related to employees, $0.4 million was related to warrants issued in connection with financing, and $2.6 million was related to warrants issued in connection with an assumption and forbearance agreement with McKesson. We recorded stock-based compensation of $0.5 million in the six months ended March 31, 2005, of which $0.2 million was related to employee and non-employee stock options, $0.1 million was related to financing, and $0.2 million was related to acquisition of product licensing rights. In the year ended September 30, 2003, we recorded stock-based compensation of $0.8 million in connection with options issued in connection with the employment terminations of two former officers.

Fair value determination of privately-held equity securities

We granted stock options with exercise prices of $1.05 to $7.62 during the year ended September 30, 2004. The fair value of the various classes of stock for the various dates ranged from $1.77 to $3.87. In addition, during the six months ended March 31, 2005, we granted stock options and warrants with exercise prices ranging from $2.11 to $5.33. The fair value of the various classes of stock during this six-month period was estimated based on the incremental change from the September 30, 2004 valuation and the valuation as of December 31, 2004. The stock values as of December 31, 2004 ranged from $2.11 to $5.83. We did not change our valuation from December for this purpose.

The values noted above were based on retrospective valuations. We did not obtain contemporaneous valuations at the time of the issuances of stock options due to limited human and monetary resources.

These grant date fair values were determined from either the retrospective valuations (such as in the case of the Series E preferred stock warrants issued with Series E preferred stock purchases) or calculations using the Black-Scholes pricing model with share price assumptions based on the retrospective valuations.

The fair values of the common and preferred stock as well as the common and preferred stock underlying options and warrants granted as part of acquisition purchase prices, financing transactions, or as compensation, issued during the period from April 2002 through September 2004 were originally estimated by our board of directors, with input from management. We did not obtain contemporaneous valuations until September 30, 2004. Subsequently, we reassessed the valuations of these securities during the respective periods by obtaining a valuation.

Determining the fair value of stock requires making complex and subjective judgments. We use the income and market approaches to estimate the value of the enterprise at each date on which securities are issued or granted. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. These forecasts are based on management’s estimates of expected annual growth rates. There is inherent uncertainty in these estimates. However, the assumptions underlying the estimates are consistent with our business plan. The risks associated with achieving the forecasts were assessed in selecting the appropriate discount rates, which ranged from 15% to 45%. If different discount rates had been used, the valuations would have been different.

The enterprise value was then allocated to preferred and common shares taking into account the enterprise value available to all stockholders and allocating that value among the various classes of stock based on the rights, privileges and preferences of the respective classes.

The range of values is wide and somewhat varied by class of stock due to different distribution and liquidation preferences of such classes of stock.

The most significant changes in values from 2003 to 2004 relate to the issuance of the new Series E preferred stock, which has significant anti-dilution provisions and other preferences. While our overall enterprise value increased, the creation of this class of stock and issuance of these shares resulted in a decline in the value of our common stock at September 30, 2004.

Based on our current business plan and subsequent equity activities, further fluctuations in fair values of the various classes of stock can be anticipated. In addition, although it is reasonable to expect that the completion of our proposed initial public offering will add value to the shares because they will have increased liquidity and marketability, the amount of additional value cannot be measured with precision or certainty.

Income Taxes

We incurred net operating losses for the years ended September 30, 2004 and 2003, and for the six months ended March 31, 2005, and consequently did not or will not be required to pay federal or foreign income taxes, but we did pay nominal state taxes in several states where we have operations. We have a federal net operating loss carryover of approximately $67.0 million as of March 31, 2005, which expires through 2025 and of which $30.0 million is subject to various Section 382 limitations.

Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation” as defined, there are annual limitations on the amount of the net operating loss and other deductions which are available to us. Due to the acquisition transactions in which we have engaged in recent years, we believe that the use of these net operating losses will be significantly limited.

In addition, the utilization of our net operating loss carryforwards may be further limited if we experience a change in ownership of more than 50% subsequent to last change in ownership of September 30, 2003. As a result of this offering, we may experience another such ownership change. Accordingly, our net operating loss carryforward available to offset future federal taxable income arising before such ownership changes may be further limited.

Of those losses subject to the limitations, $11.3 million is expected to expire before the losses can be utilized. Of the remaining amounts, the limitation is approximately $1.8 million per year through approximately the year ended September 30, 2012. After that, the annual limitation will decrease to approximately $0.2 million through September 30, 2024.

Our ability to realize our deferred tax assets depends on our future taxable income as well as the limitations on usage discussed above. For financial reporting purposes, a deferred tax asset must be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized prior to its expiration. Because we believe the realization of our deferred tax assets is uncertain, we have recorded a valuation allowance to fully offset them.

Results of Operations

Six Months Ended March 31, 2005 Compared to the Six Months Ended March 31, 2004

Consolidated Results of Operations

Net Sales.    Our net sales for the six months ended March 31, 2005 were $12.1 million, a decrease of $1.6 million, or 12%, from the six months ended March 31, 2004. This decrease was attributable in part to an increase of $1.8 million in our reserve for chargebacks, rebates and returns on our cough, cold, and allergy products, due to an increase in generic competition for several of these products. The decrease in our consolidated net sales for the six months ended March 31, 2005 also included a reduction of $1.1 million in net sales in our Biopharmaceutical Products and Services segment, primarily resulting from a diminishing emphasis on the segment’s historical focus on cell culture production services, instruments, and disposables and an increasing emphasis on the development of Biovaxid. The decrease in net sales during the six months ended March 31, 2005 also included a $0.2 million decrease in our analytical and consulting services that was offset by $0.7 million in sales of our first pain product, Xodol and $0.4 million of co-promotion revenue in our Specialty Pharmaceuticals segment.

Cost of Sales.    Our cost of sales for the six months ended March 31, 2005 was $4.4 million, or 36% of net sales, compared to $4.8 million, or 35% of net sales, during the six months ended March 31, 2004. This represented a decrease of $0.4 million, or 8%, over the six months ended March 31, 2004. The decrease in cost of sales was due primarily to a $0.3 million write-off of inventory consisting of cell production instruments and disposables in our Biopharmaceuticals Products and Services segment.

Research and Development Expenses.    Our research and development costs were $4.4 million in the six months ended March 31, 2005, an increase of $2.3 million, or 105%, over the six months ended March 31, 2004. This increase included $1.9 million of increased research and development activity associated with Biovaxid, and $0.3 million attributed to our SinuNase activity. Research and development costs incurred by our company in the six months ended March 31, 2005 include expenses of $0.8 million attributable to the Biovaxid project paid to Pharmaceutical Product Development, Inc., one of our shareholders, under an agreement with them. In the six months ended March 31, 2004 we paid $0.1 million under the PPD agreement. We expect that our research and development costs will continue to increase as we continue our clinical trials for Biovaxid and commence our anticipated clinical trials for SinuNase.

Sales and Marketing expenses.    Our sales and marketing expenses were $7.4 million in the six months ended March 31, 2005, an increase of $2.5 million, or 50%, over the six months ended March 31, 2004. This increase was due in part to an increase in headcount in our Specialty Pharmaceuticals segment, which resulted in $2.0 million of increased costs relating to the hiring of additional sales representatives in this segment. It was also due in part to $0.9 million of increased costs in our Biopharmaceutical Products and Services segment resulting from the addition of 11 therapeutic specialists in this segment who participate in our CRS educational programs. The increased costs were offset by a $0.5 million decrease in sales and marketing expense in our Biopharmaceutical Product and Services segment resulting from our shift in emphasis in that segment away from cell culture products and services and more toward the development of Biovaxid. We expect that our sales and marketing expenses will continue to increase over the next 24 months upon the FDA approval and launch of additional products in our Specialty Pharmaceuticals segment that are now in our development pipeline.

General and Administrative Expenses.    Our general and administrative expenses were $9.8 million in the six months ended March 31, 2005, an increase of $2.1 million, or 28%, over the six months ended March 31, 2004. This increase was a result of the growth of our corporate infrastructure to support an anticipated increase in our business activities. The increase included $1.2 million of legal, accounting, consulting, and travel expenses and approximately $0.7 million in costs related to additional executive and administrative personnel. We expect that our general and administrative expenses will continue to increase as we hire new personnel and build up our corporate infrastructure necessary for the management of our business. The costs associated with being a public company will also increase our general and administrative expenses.

Impairment Charges.    We had no impairment charges in the six months ended March 31, 2005, while in the six months ended March 31, 2004, we had $0.4 million in impairment charges associated with the acquisition of IMOR.

Stock-based Compensation.    In the six months ended March 31, 2005, we had stock-based compensation of $0.3 million, an increase of $0.1 million, or 100%, over the six months ended March 31, 2004. This increase was primarily attributable to the changes in the value of the underlying stock at each valuation period.

Interest Expense, net.    In each of the six month periods ended March 31, 2005 and 2004, our net interest expense was $1.4 million. Interest income in both quarters was nominal.

Other income (expense).    In the six months ended March 31, 2005, we recognized other expense of $2.4 million, compared to nominal other income in the six months ended March 31, 2004. The other expense in the recent six months ended March 31, 2005 consisted of a loss on extinguishment of debt in the amount of $2.4 million as a result of the conversion of shareholder debt and accrued interest in the amount of $2.4 million into shares of our Series E preferred stock having an aggregate value in excess of the converted debt.

Preferred Stock Dividends.    In the six months ended March 31, 2005, we incurred dividend costs of $0.3 million, compared to no dividend costs in the six months ended March 31, 2004. The dividend cost in the six months ended March 31, 2005 consisted of dividends accrued on our Series E preferred stock.

Segment Operating Results

	Six months ended March 31,
	2005		2004
	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales
Net Sales:
Biopharmaceutical Products and Services	$7,132,709		$8,021,256
Specialty Pharmaceuticals	4,959,602		5,692,172

Total Net Sales	$12,092,311		$13,713,428

Cost of Sales:
Biopharmaceutical Products and Services	$3,359,706	47%	$3,777,675	47%
Specialty Pharmaceuticals	1,027,783	21%	1,028,016	18%

Total Cost of Sales	$4,387,489		$4,805,691

Gross Margin:
Biopharmaceutical Products and Services	$3,773,003	53%	$4,243,581	53%
Specialty Pharmaceuticals	3,931,819	79%	4,664,156	82%

Total Gross Margin	$7,704,822		$8,907,737

Research and Development Expenses:
Biopharmaceutical Products and Services	$4,383,909	61%	$2,117,996	26%
Specialty Pharmaceuticals	—	0%	—	0%

Total Research and Development Expenses	$4,383,909		$2,117,996

Sales and Marketing Expenses:
Biopharmaceutical Products and Services	$1,120,757	16%	$706,092	9%
Specialty Pharmaceuticals	6,269,536	126%	4,236,721	74%

Total Sales and Marketing Expenses	$7,390,293		$4,942,813

Biopharmaceutical Products and Services

Net Sales.    Net sales in our Biopharmaceutical Products and Services segment for the six months ended March 31, 2005, including net sales to related parties, were $7.1 million, a decrease of $0.9 million, or 11%, from the six months ended March 31, 2004. This decrease was attributable primarily to our diminishing emphasis on the segment’s historical focus on cell culture production services, instruments, and disposables and an increasing emphasis on the development of Biovaxid. Our analytical and consulting services business contributed approximately $5.2 million and $6.6 million in revenue to this segment for the six months ended March 31, 2005 and March 31, 2004, respectively.

Cost of Sales.    Our cost of sales in the Biopharmaceutical Products and Services segment for the six months ended March 31, 2005 was $3.4 million, or 47% of segment net sales, compared to $3.8 million, or 47% of segment net sales, during the six months ended March 31, 2004. This decrease was primarily due to a $0.3 million write-off of inventory consisting of cell production instruments and disposables in our Biopharmaceutical Products and Services segment.

Research and Development Expenses.    Our research and development costs in the Biopharmaceutical Products and Services segment were $4.4 million in the six months ended March 31, 2005, an increase of $2.2 million, or 105%, over the six months ended March 31, 2004. This increase included $1.9 million of increased research and development activity associated with Biovaxid, and $0.3 million attributed to our SinuNase activity. Research and development costs incurred by our company in the six months ended March 31, 2005 include expenses of $0.8 million attributable to the Biovaxid project paid to Pharmaceutical Product Development, Inc., one of our shareholders, under an agreement with them. In the six months ended March 31, 2004, we paid $0.1 million under the agreement. We expect that our research and development costs will continue to increase in this segment as we continue our clinical trials for Biovaxid and commence our anticipated clinical trials for SinuNase.

Sales and Marketing Expenses.    Our sales and marketing expenses in the Biopharmaceutical Products and Services segment were $1.1 million in the six months ended March 31, 2005, an increase of $0.4 million, or 58%, over the six months ended March 31, 2004. This increase was attributable to $0.9 million of increased costs resulting from the addition of 11 therapeutic specialists in this segment who participate in our CRS educational programs. The increased costs were offset by a $0.5 million decrease in sales and marketing expense in this segment resulting from our shift in emphasis from the segment’s cell culture production business to the development of Biovaxid.

Specialty Pharmaceuticals

Net Sales.    Net sales in the Specialty Pharmaceuticals segment for the six months ended March 31, 2005, including net sales to related parties, were $5.0 million, a decrease of $0.7 million, or 13%, from the six months ended March 31, 2004. This decrease was primarily attributable to a $1.0 million decrease in sales of our cough, cold, and allergy products as a result of a later-than-normal onset of flu season in calendar year 2004 and increased competition from generic products. The decrease was also attributable to an increase of $1.8 million in our reserve for chargebacks and rebates on our cough, cold, and allergy products and a large return of one of these products by a customer in the amount of $0.4 million. The decrease in net sales during the six months ended March 31, 2005 was offset by $0.6 million in sales of our first pain product, Xodol.

Cost of Sales.    Our cost of sales in the Specialty Pharmaceuticals segment for the six months ended March 31, 2005 was $1.0 million, or 21% of net sales, compared to $1.0 million, or 18% of net sales, during the six months ended March 31, 2004. The increase in cost of sales as a percentage of net sales was attributable to an increase in our reserve for chargebacks and rebates on our cough, cold, and allergy products and a large return of one of these products by a customer during the six months ended March 31, 2005. The effect of the changes in these reserves is reflected in our revenues.

Research and Development Expenses.    There were no research and development expenses in our Specialty Pharmaceuticals segment in either of the six-month periods ended March 31, 2005 or 2004.

Sales and Marketing Expenses.    Our sales and marketing expenses in the Specialty Pharmaceuticals segment were $6.3 million in the six months ended March 31, 2005, an increase of $2.0 million, or 50%, over the six months ended March 31, 2005. This increase was due to an increase in sales force headcount in the segment and increased marketing efforts associated with new products under co-promotion agreements. We expect that our sales and marketing expenses in this segment will continue to increase over the next 24 months upon the FDA approval and launch of additional products that are now in our development pipeline.

Year Ended September 30, 2004 Compared to the Year Ended September 30, 2003

Consolidated Results of Operations

We made one acquisition in our Biopharmaceutical Products and Services segment (i.e., Biovest), and one acquisition in our Specialty Pharmaceuticals segment (i.e., TEAMM) during the year ended September 30, 2003. During the year ended September 30, 2004, we acquired an additional business in the Biopharmaceutical

Products and Services segment (i.e., IMOR, our European subsidiary) and sold one business in the Specialty Pharmaceuticals segment (i.e., AccentRx). Accordingly, the comparison of results from one year to the next considers the short period results from the dates of acquisition through the end of the fiscal period ended September 30, 2003. For the year ended September 30, 2004, a full year of results is included for all acquisitions. The results of operations for AccentRx, which we sold in December 2003, are included in discontinued operations for all periods presented.

Net sales.    Our net sales for the year ended September 30, 2004 were $25.9 million compared to $9.9 million in the prior year, an increase of $16.0 million, or 162%. The increase in net sales is primarily attributable to three factors. First, we had a full year of Biovest revenues ($5.5 million) compared to only three months from the date of acquisition ($2.3 million) in the prior year. Second, we had a full year of net sales ($11.9 million) in our Specialty Pharmaceuticals segment in the year ended September 30, 2004, compared to $3.9 million in the prior year, which only included six months from the date of our acquisition of TEAMM. Lastly, the acquisition of IMOR, our European subsidiary, contributed $3.4 million in revenues in the year ended September 30, 2004, compared to no net sales in the prior year.

Cost of Sales.    Our cost of sales in the year ended September 30, 2004 was $8.8 million, representing 34% of net sales, compared to $2.9 million, representing 30% of net sales, in the prior year. The increase in cost of sales was primarily attributable to a corresponding increase in net sales, primarily in our Specialty Pharmaceuticals segment. The increase in cost of sales as a percentage of net sales was due to increased discounts and rebates in our Specialty Pharmaceuticals segment as we accessed additional distribution channels to grow our sales. In addition, we experienced a higher cost of sales as a percentage of revenues in our Biovest subsidiary due to a shift in our product mix toward lower margin products.

Research and Development Expenses.    Research and development expense was $5.5 million in the year ended September 30, 2004, compared to $6.1 million in the year ended September 30, 2003, a decrease of $0.6 million, or 10%. Absent the one-time charge for purchased IPR&D of $5.0 million in 2003, research and development expenses increased by $4.4 million. This $4.4 million increase was primarily attributable to increased research and development activities related to our clinical trials for Biovaxid in 2004.

Sales and Marketing Expenses.    Sales and marketing expenses increased to $12.0 million in 2004 from $4.4 million in 2003, an increase of $7.6 million, or 173%. This increase was attributable to six months of activity in our Specialty Pharmaceuticals segment in 2003 as compared to a full year in 2004 and an increase in the sales staff for our Specialty Pharmaceuticals segment in 2004.

General and Administrative Expenses.    General and administrative expenses increased to $16.7 million in the year ended September 30, 2004 from $8.9 million in the year ended September 30, 2003, an increase of $7.8 million, or 88%. This increase was largely attributable to an increase in our total headcount, including sales staff increases, in our Specialty Pharmaceuticals segment to 244 at September 30, 2004 from 167 at the prior year end. The balance of the increase is attributable primarily to the timing of our acquisitions, which for the year ending September 30, 2003 did not include a full year of financial results.

Stock-based Compensation.    Stock-based compensation is included in four line items in the statements of operations: stock-based compensation, gain on sale of discontinued operations, settlement expense and interest expense. The expense for 2004 consisted of $0.3 million for options issued to employees. In addition, $2.6 million, which is included within discontinued operations, was attributable to warrants issued to McKesson as part of a December 2003 assumption and forbearance agreement. An aggregate of $0.4 million is related to amortization of discounts on notes payable, which resulted from issuance of warrants in connection with financing arrangements and is reported in interest expense. Stock-based compensation in 2003 consisted solely of settlement expenses and is reported in that line item.

Interest Expense, net.    Interest expense was $2.7 million in the year ended September 30, 2004 compared to $0.6 million in the year ended September 30, 2003, an increase of $2.1 million, or 350%. The increase was due to costs associated with $7.7 million of assumed debt acquired in our Biovest subsidiary purchased in June 2003,

$0.4 million in amortization of discounts resulting from the issuance of stock warrants to related parties, interest on McKesson obligations of $0.7 million, and $0.7 million resulting from interest relating to mezzanine financing incurred in August 2003. However, in the year ended September 30, 2004 we used the proceeds from the sale of the assets of AccentRx to pay down long-term debt. Interest income was nominal during each of the years ended September 30, 2004 and 2003.

Settlement Expense.    In the year ended September 30, 2004, we did not incur any settlement expenses. In the year ended September 30, 2003 we incurred costs of $1.6 million relating to the employment termination of two former officers. The settlement costs included legal fees, the cost of stock options granted in connection with the termination of $0.8 million, with the balance consisting of cash severance payments paid out over 16 months.

Impairment Charges.    We record impairment charges when we determine that the carrying costs of intangible assets are higher at year-end than the valuation as determined in our annual review of intangible assets. In the year ended September 30, 2004, we recorded an impairment of goodwill of $0.4 million related to the acquisition of IMOR. There were no charges for impairment of goodwill or intangibles in the prior year.

Discontinued operations.    We sold the assets of AccentRx in December 2003. This business was previously included in our Specialty Pharmaceuticals segment. The transaction included a cash payment of $4.2 million for various intangible assets, but did not include any fixed assets, accounts receivable, or accounts payable, nor did the buyer assume any debt. We used the net proceeds of this sale to reduce our indebtedness to McKesson Corporation. The financial statements for the year ended September 30, 2004 reflect the gain on the sale, net of income tax expense, of $1.6 million. Costs associated with this sale include the cost of warrants issued to McKesson in an assumption and forbearance agreement ($2.6 million) required in order to effect the sale. In the year ended September 30, 2004, net sales of $3.7 million from AccentRx for the period October 1, 2003 through December 9, 2003 (the date of the sale) have been netted against expenses through that period and additional costs of winding down the business through approximately May 2004. Wind-down costs related to the discontinued operations were primarily personnel and administrative costs associated with collection of accounts receivable, payables management, and information systems, and these costs are reflected in the loss from discontinued operations of $1.5 million, net of tax benefit. In the year ended September 30, 2003, net sales of approximately $20.9 million have been netted against all costs of operation of AccentRx and are included in loss from discontinued operations of $2.3 million.

Segment Operating Results

We define our segment operating results as earnings (loss) before general and administrative costs, interest expense, interest income, other income, discontinued operations, and income taxes. Inter-segment sales of $0.3 million for the year ended September 30, 2004, representing the sale of services from the Biopharmaceutical Products and Services segment to the Specialty Pharmaceuticals segment, have been eliminated from segment sales. There were no inter-segment sales in the year ended September 30, 2003.

	Year ended September 30,
	2004		2003
	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales
Net Sales:
Biopharmaceutical Products and Services	$13,996,531		$5,999,136
Specialty Pharmaceuticals	8,164,568		2,858,286
Related party, Specialty Pharmaceuticals	3,774,521		1,050,369

Total Net Sales	$25,935,620		$9,907,791

Cost of Sales:
Biopharmaceutical Products and Services	$6,474,220	46%	$2,343,193	39%
Specialty Pharmaceuticals	2,339,370	20	592,818	15

Total Cost of Sales	$8,813,590		$2,936,011

Gross Margin:
Biopharmaceutical Products and Services	$7,522,311	54	$3,655,943	61
Specialty Pharmaceuticals	9,599,719	80	3,315,837	85

Total Segment Gross Margin	$17,122,030		$6,971,780

Research and Development Expenses:
Biopharmaceutical Products and Services	$4,210,058	30	$6,111,952	102
Related party, Biopharmaceutical Products and Services	1,309,100	9	—
Specialty Pharmaceuticals	—	0	—	0

Total Research and Development Expenses	$5,519,158		$6,111,952

Sales and Marketing Expenses:
Biopharmaceutical Products and Services	$1,479,461	11	$236,306	4
Specialty Pharmaceuticals	10,535,583	88	4,129,922	106

Total Sales and Marketing Expenses	$12,015,044		$4,366,228

Biopharmaceutical Products and Services

Net sales.    Net sales in our Biopharmaceutical Products and Services segment were $14.0 million in the year ended September 30, 2004, compared to $6.0 million in the prior year, an increase of $8.0 million, or 133% over total net sales of $6.0 million in this segment in the prior year. An increase of $3.4 million in 2004 was attributable to the full year of operations in our European subsidiary. In addition, an increase of a $3.2 million in 2004 was attributable to the full year of operations in our Biovest subsidiary. The balance of the increase in 2004 was attributable to increased sales from analytical and consulting services.

Cost of Sales.    Cost of sales in our Biopharmaceutical Products and Services segment for the year ended September 30, 2004 was $6.5 million, representing 46% of segment net sales, compared to $2.3 million, representing 39% of segment net sales, in the prior year. The $4.2 million increase in cost of sales, and corresponding 7% reduction in cost of sales as a percentage of net sales, was primarily attributable to a shift of our product mix toward lower margin products.

Research and Development.    Research and development expenses in our Biopharmaceutical Products and Services segment for the year ended September 30, 2004 decreased to $5.5 million from $6.1 million in 2003, representing an 11% decrease. Absent the one-time charge for purchased IPR&D of $5.0 million in 2003, research and development expenses rose $4.4 million. This $4.4 million increase was attributable to a full year of operations in 2004 compared to three months in 2003, coupled with increased research and development activities for Biovaxid in 2004.

Sales and Marketing Expenses.    Sales and marketing expense in our Biopharmaceutical Products and Services segment increased to $1.5 million in the year ended September 30, 2004 from $0.2 million in the year ended September 30, 2003. The increase of $1.3 million resulted from $0.5 million increased costs associated with market development activities for SinuNase and approximately $0.8 million year over year for the sales and marketing costs in Biovest. In addition, the timing of acquisitions included partial year costs in the year ended September 30, 2003.

Specialty Pharmaceuticals

Net sales.    Net sales in our Specialty Pharmaceuticals segment were $11.9 million in the year ended September 30, 2004, compared to $3.9 million in the prior year, an increase of $8.0 million, or 205%. The increase of $8.0 million was attributable to a full year of operations, compared to six months of operations in 2003, as well as new product launches in 2004.

Cost of Sales.    Cost of sales in our Specialty Pharmaceuticals segment for the year ended September 30, 2004 was $2.3 million, representing 20% of segment net sales, compared to $0.6 million, representing 15% of segment net sales, in the prior year. The $1.7 million increase in cost of sales and corresponding 5% reduction in cost of sales as a percentage of net sales were primarily attributable to increased discounts and rebates as we accessed additional distribution channels to grow our sales.

Research and Development.    There were no research and development expenses in our Specialty Pharmaceuticals segment in the years ended September 30, 2004 and 2003.

Sales and Marketing Expenses.    Sales and marketing expenses in our Specialty Pharmaceuticals segment increased to $10.5 million in the year ended September 30, 2004, compared to $4.1 million in the year ended September 30, 2003, an increase of $6.4 million, or 156%. The increase was attributed to expansion of our sales force and sales-related administrative headcount to 114 from 72 in the prior year and costs associated with new products being brought into the market in connection with license and co-promote commercialization agreements. In addition, the timing of acquisitions included partial year costs in the year ended September 30, 2003.

Year Ended September 30, 2003 Compared to the Year Ended September 30, 2002

Consolidated Results of Operations

We commenced operations in April 2002 with the acquisition of Analytica, which comprised our only business in the year ending September 30, 2002. We made one acquisition in our Biopharmaceutical Products and Services segment (i.e., Biovest) and one acquisition in our Specialty Pharmaceuticals segment (i.e., TEAMM) during the year ended September 30, 2003. The statements of operations and cash flows for the period ended September 30, 2003 reflect activity of twelve months for Analytica, six months for TEAMM, and three months for Biovest. This comparison of results of operations for the years ended September 30, 2003 and September 30, 2002, is therefore a comparison of a the periods mentioned above for 2003 compared to the initial six-month period of continuing operations in 2002.

Net Sales.    Our net sales for the year ended September 30, 2003 were $9.9 million compared to $2.8 million in 2002, an increase of $7.1 million. This increase is attributable to the 2003 acquisitions of Biovest ($2.3 million in net sales in 2003, compared to none in 2002), TEAMM ($3.9 million in net sales in 2003, compared to none in 2002), and a $0.9 million increase in sales attributable to a full year of sales for Analytica.

Cost of Sales.    Our cost of sales in the year ended September 30, 2003 was $2.9 million, representing 30% of net sales, compared to $0.5 million, representing 20% of net sales in the prior year. The $2.4 million increase in cost of sales and corresponding 10% increase in cost of sales as a percentage of net sales was due to three months of activity in Biovest.

Research and Development Expenses.    Our research and development expenses were $6.1 million in the year ended September 30, 2003, compared to no research and development expenses in the prior year . Expenses in the year ended September 30, 2004 included approximately a $5.0 million write off of IPR&D due to our acquisition of Biovest and $1.1 million attributed to the Biovaxid development activities in Biovest from the three months following the acquisition.

Sales and Marketing Expenses.    Our consolidated sales and marketing expenses were $4.4 million, or 44% of net sales, in the year ended September 30, 2003, compared to no sales and marketing expenses in the year ended September 30, 2002. In 2002, we had no personnel dedicated to sales and marketing in our Analytica subsidiary, which constituted our only continuing operations.

General and Administrative Expenses.    Our general and administrative expenses increased to $8.9 million in the year ended September 30, 2003, compared to $2.0 million in the year ended September 30, 2002. The increase reflected costs associated with the TEAMM and Biovest acquisitions during the year and an increase in total year-end headcount to 167 from 33 in the prior year.

Interest Expense, net.    Our interest expense increased to $0.6 million in the year ended September 30, 2003, compared to nominal expense in the prior year. The increase reflected the timing of our acquisitions and the debt service associated with our acquisitions of TEAMM and Biovest.

Settlement Expense.    In the year ended September 30, 2003 we incurred costs of $1.6 million relating to the employment termination of two former officers. The costs included legal fees, the cost of stock options granted in connection with the termination of $0.8 million, and cash severance paid out over 15 months. There were no such costs in the prior year.

Discontinued operations.    We sold the assets of AccentRx in December 2003. This business was previously included in our Specialty Pharmaceuticals segment. The transaction included a cash payment of $4.2 million for various intangible assets but did not include any fixed assets, accounts receivable, or accounts payable, nor did the buyer assume any debt. We used the net proceeds of this sale to reduce our indebtedness to McKesson Corporation. The financial statements for the year ended September 30, 2003, reflect the loss from operations of the business sold, net of zero tax benefit. Wind-down costs related to the discontinued operations were primarily personnel and administrative costs associated with collection of accounts receivable, payables management, and information systems, and are reflected in the loss from discontinued operations of $1.5 million in the year of the sale. In the year ended September 30, 2003, net sales of approximately $20.9 million have been netted against all costs of operation of AccentRx, and are included in loss from discontinued operations of $2.3 million. In the year ended September 30, 2002, we had net sales in the business of $17.1 million. The loss from operations of $4.5 million and the impairment loss of $4.7 million were also reflected in this year.

Segment Operating Results

	Year ended September 30,
	2003		2002
	Amount	% of Segment Sales	Amount	% of Segment Sales
Net Sales:
Biopharmaceutical Products and Services	$5,999,136		$2,761,373
Specialty Pharmaceuticals	2,858,286		—
Related party, Specialty Pharmaceuticals	1,050,369		—

Total Net Sales	$9,907,791		$2,761,373

Cost of Sales:
Biopharmaceutical Products and Services	$2,343,193	39%	$543,955	20%
Specialty Pharmaceuticals	592,818	15	—	—

Total Cost of Sales	$2,936,011		$543,955

Gross Margin:
Biopharmaceutical Products and Services	$3,655,943	61	$2,217,418	80
Specialty Pharmaceuticals	3,315,837	85	—	—

Total Segment Gross Margin	$6,971,780		$2,217,418

Research and Development Expenses:
Biopharmaceutical Products and Services	$6,111,952	102	$—	—
Specialty Pharmaceuticals	—	0	—	—

Total Research and Development Expenses	$6,111,952		$—

Sales and Marketing Expenses:
Biopharmaceutical Products and Services	$236,306	4	$—	—
Specialty Pharmaceuticals	4,129,922	106	—	—

Total Sales and Marketing Expenses	$4,366,228		$—

Biopharmaceutical Products and Services

Net Sales.    Net sales in our Biopharmaceutical Products and Services segment were $6.0 million in the year ended September 30, 2003, compared to $2.8 million in the year ended September 30, 2002, an increase of $3.2 million, or 114%. This reflects $2.3 million in sales from our acquisition of Biovest in June 2003, and $0.9 million attributable to a full year of sales in our Analytica subsidiary operations in the year ended September 30, 2003.

Cost of Sales.    Cost of sales in our Biopharmaceutical Products and Services segment was $2.3 million in the year ended September 30, 2003, representing 39% of segment net sales, compared to $0.5 million, representing 20% of segment net sales in the prior year. The $1.8 million increase in cost of sales and corresponding 19% increase in cost of sales as a percentage of net sales was due to three months of activity from our Biovest subsidiary, which was acquired in 2003.

Research and Development Expenses.    Research and development expenses in our Biopharmaceutical Products and Services segment were $6.1 million in the year ended September 30, 2003, compared to no research and development expenses in the prior year. Research and development expenses in the year ended September 30, 2003 included approximately a $5.0 million write-off of IPR&D due to our acquisition of Biovest and $1.1 million attributed to Biovaxid development activities in Biovest from the three months post-acquisition.

Selling and Marketing Expenses.    Selling and marketing expenses in our Biopharmaceutical Products and Services segment were $0.2 million, or 4% of net segment sales, in the year ended September 30, 2003, compared to no selling and marketing expenses in the prior year.

Specialty Pharmaceuticals

Net Sales.    Net sales in the Specialty Pharmaceuticals segment were $3.9 million in the year ending September 30, 2003, compared to no sales in this segment in the prior year.

Cost of Sales.    Cost of sales in our Specialty Pharmaceuticals segment for the year ended September 30, 2003 was $0.6 million, representing 15% of segment net sales, compared to no Specialty Pharmaceuticals segment operations in the prior year.

Research and Development Expenses.    There were no research and development expenses in our Specialty Pharmaceuticals segment in the years ended September 30, 2003 or 2002.

Selling and Marketing Expenses.    Sales and marketing expenses for the Specialty Pharmaceuticals segment, all of which were attributable to TEAMM, were approximately $4.1 million for the year ended September 30, 2003, compared to no Specialty Pharmaceuticals segment operations in the prior year.

Predecessor Period October 1, 2001 through March 31, 2002

The Analytica Group, Ltd. is presented as a predecessor entity for the period from October 1, 2001 through March 31, 2002, which is the date we acquired Analytica. This was the first acquisition in our Biopharmaceutical Products and Services segment. The business had been in operation for several years prior to our acquisition.

Sales.    Net sales of $2.8 million for the six month period consisted of analytical and consulting services to the biopharmaceuticals industry, primarily pricing and market assessment and outcomes research, generally sold on a fixed price basis.

Cost of sales.    During this period, cost of sales of $1.1 million included salaries of employees and consultants who worked on the engagements, as well as pass-through out-of-pocket costs such as payments to researchers and physicians who are consulted for data used in the end-product reports presented to clients.

General and administrative expenses.    General and administrative expenses of $1.1 million includes rent, legal and accounting costs, office expenses, travel and entertainment, and salaries to administrative personnel. The company did not separately state sales and marketing costs prior to our acquisition, nor was this expense separately stated in the year following our acquisition.

Interest income, net.    Interest income was nominal during the period.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have funded our operations primarily through private placements of our capital stock, debt financing, and financing transactions with our strategic partners.

Private Placements of Capital Stock

We have received funding from private placements of our common and preferred stock and from the exercise of warrants to purchase capital stock. The table below summarizes our stock issuance and warrant exercises for cash:

Date(s)	Security	Number of Shares	Gross Proceeds

April 2002	Series A preferred stock	237,507	$500,000

April 2002	Series C preferred stock	3,562,607	7,500,000

May 2003	Series A preferred stock	237,507	500,000

September 2003	Series A preferred stock	846,950	1,783,000

January 2004	Series E preferred stock	2,375,071	5,000,000

April 2004	Series E preferred stock	1,187,536	2,500,000

June-July 2004	Series A preferred stock	1,235,037	2,600,000

September-January 2005	Series E preferred stock	3,196,054	6,728,333

October-December 2004	Common stock warrants	285,009	600,000

November 2004	Series A preferred stock	237,507	500,000

December 2004	Series A warrant exercises	102,603	216,000

December 2004-March 2005	Series E warrant exercises	7,451,390	15,686,667

Total			$44,114,000

Debt Financing

We have also obtained debt financing from various sources to fund our operations.

As of March 31, 2005, we had a $4.5 million revolving line of credit with Missouri State Bank at an interest rate of prime plus 1%. The loan was secured by a first lien against, among other things, our accounts receivable, and was personally guaranteed by Dr. O’Donnell, our Chairman and Chief Executive Officer. Interest was payable monthly on this line of credit, and the line of credit had an expiration date of May 31, 2005. The outstanding principal under the Missouri State Bank line of credit was $4.5 million as of March 31, 2005.

On April 29, 2005, we entered into a credit facility with Laurus Master Fund, Ltd., or Laurus, and with the proceeds of this credit facility, we repaid in full our revolving line of credit with Missouri State Bank on May 5, 2005. The Laurus credit facility provides for total loan availability of $10 million, consisting of a $5 million term loan and a revolving credit facility of up to $5 million. As of May 5, 2005, a total of $5.0 million in principal amount was outstanding under the term loan portion of the credit facility, while $5.0 million in principal amount was outstanding under the revolving loan portion of the credit facility.

The term loan portion of the Laurus credit facility is evidenced by a secured convertible term note in the principal amount of $5 million. The revolving loan portion of the credit facility is evidenced by a secured convertible minimum borrowing note in the amount of $2.5 million and a secured revolving note of up to $5 million, provided that the aggregate principal amount under both notes combined may not exceed $5 million. Under the revolving loan, we have the right to borrow up to the sum of 85% of all of our eligible accounts receivable and 50% of eligible inventory (with the eligibility criteria being set forth in the loan agreements), as well as 50% of the market value of publicly traded securities pledged by the Francis E. O’Donnell Irrevocable Trust #1. Our initial advance under the revolving loans was $5.0 million. Laurus has waived our maximum borrowing base for a period of 180 days after April 29, 2005, provided that we pay an applicable overadvance interest rate of 10% per annum on any overadvanced amount.

In connection with the Laurus credit facility, we also issued to Laurus a warrant to purchase a number of shares of our common stock that is equal to $4.0 million divided by our per share initial public offering price in this offering. The warrant agreement provides that if our initial public offering does not occur within 270 days of the warrant grant date, then the warrant will represent the right to purchase 489,705 shares of our common stock until such time as our initial public offering occurs. The warrant has an initial exercise price of $8.17 per share, provided that from and after our initial public offering, the warrant will have an exercise price equal to our per share initial public offering price. Based on an assumed initial public offering price of $12.00 per share, a total of 333,333 shares of our common stock will be subject to our warrant agreement with Laurus at an exercise price of $12.00 per share. The warrant may not be exercised by Laurus until 180 days after the registration statement required to be filed by us with respect to the secured convertible term note issued to Laurus (as described below) is declared effective or, if earlier, when the secured convertible term note is converted or paid in full. The warrant will expire on the 5th anniversary of the date of warrant issuance. Laurus may exercise the warrant with cash, in a cashless exercise pursuant to the surrender of the warrant or shares issuable under the warrant, or any combination of the foregoing.

The principal and accrued but unpaid interest under each of the Laurus notes are convertible at the option of Laurus into shares of our common stock at an initial conversion price of $6.95 per share, provided that from and after the completion of our initial public offering, the conversion price will be an amount equal to 85% of our per share initial public offering price. However, these notes cannot be converted by Laurus until the earlier of 270 days after the date of the note or 180 days after our initial public offering. In connection with this credit facility, we entered into a registration rights agreement under which we agreed to register for public resale all of the shares of our common stock into which the secured convertible term note, secured convertible minimum borrowing note, and the warrant granted to Laurus are convertible or exercisable. However, these registration rights do not apply to the secured revolving note. See “DESCRIPTION OF CAPITAL STOCK—Registration Rights.” At any time after the effectiveness of a registration statement covering the resale of the shares into which these notes are convertible, up to $2.5 million in principal amount under the secured revolving note may be transferred by Laurus to the secured convertible minimum borrowing note, thereby making such portion of the principal amount subject to the registration rights agreement.

The secured convertible term note accrues interest at a rate of the greater of 10% per annum or prime rate plus 4%. The secured convertible minimum borrowing note and secured revolving note accrue interest at a rate equal to the greater of 7.75% per year or prime rate plus 2%. However, provided that (i) there is an effective registration statement in place covering the resale of the shares into which the notes are convertible and (ii) the market price of our common stock exceeds the conversion price by 25% for five consecutive trading days, then the interest rate will be reduced by 2% for each 25% of increase in the market price of our common stock above the conversion price.

The secured convertible term note is payable over three years in equal monthly payments of principal and interest of $0.2 million, provided that if our initial public offering is not completed by the first anniversary of the note, then all outstanding principal and interest will be due on the first anniversary of the note. The secured revolving note and secured convertible minimum borrowing note are due on the third anniversary of the notes with all accrued but unpaid interest payable monthly, provided that if our initial public offering is not completed by the first anniversary of the note, then such notes are due on the first anniversary of the notes. We have the right to redeem the notes (other than the secured revolving note) at any time at a redemption price equal to 130% of the principal amount of the note plus all accrued but unpaid interest, subject to the right of Laurus to convert the note prior to a redemption. The secured revolving note may be prepaid at any time without penalty. On any date on which a payment is due under the convertible term note, we may elect to make such payment in shares of common stock so long as (i) there is an effective current registration statement in place covering the resale of all of the shares of our common stock issuable to Laurus pursuant to the credit facility, (ii) the average closing price of our common stock for the five trading days immediately preceding the payment date is greater than 125% of the note conversion price, and (iii) the number of shares of common stock to be issued as payment does not exceed 25% of the aggregate dollar trading volume of our common stock during the 22 immediately preceding trading days. Under the secured convertible minimum borrowing note, we can require Laurus to convert such note into shares of our common stock equal to 20% of the aggregate trading volume of our common stock during the five immediately trading days at the conversion price provided that (i) there is an effective current registration statement in place covering the resale of all for the shares of our common stock issuable to Laurus pursuant to the credit facility, (ii) the average closing price of our common stock for the five trading days immediately preceding the payment date is greater than 125% of the note conversion price, and (iii) the amount of the conversion does not exceed 20% of the aggregate dollar trading volume of our common stock during the 20 immediately preceding trading days. In connection with the warrant granted to Laurus pursuant to the credit facility, we have the right to require Laurus to exercise such warrant so long as (i) there is an effective current registration statement in place covering the resale of all of the shares of our common stock issuable to Laurus pursuant to the credit facility, and (ii) the average closing price of our common stock for the 20 consecutive trading days immediately preceding the payment date is greater than 140% of our per share initial public offering price.

The Laurus notes are secured by a first priority security interest in all of the tangible and intangible assets of Accentia Biopharmaceuticals, Inc. and our Analytica subsidiary (including the stock of their respective subsidiaries). This security interest does not extend to any assets of our TEAMM, Biovest, or IMOR subsidiaries. The notes are also secured by certain publicly traded securities owned by the Francis E. O’Donnell Jr. Irrevocable Trust #1.

We are also a party to secured loans with McKesson Corporation, which were assumed under a loan assumption agreement with McKesson as part of our acquisition in October 2002 of the assets of APP. The debt is personally guaranteed by Dr. O’Donnell, our Chairman and Chief Executive Officer and Dr. Ryll, our director and a limited partner in MOAB Investments, LP, a holder of our equity securities. The loans bear interest at 10.0% per annum. The loans had been in default as a consequence of covenant violations and non-payment of principal and interest at the time of acquisition. As a result of the defaults, we recorded default interest charges of $0.8 million and $0.7 million at March 31, 2005 and September 30, 2004, respectively. The outstanding balance, including principal and interest, at March 31, 2005 and September 30, 2004 was $6.1 million and $7.4 million, respectively. In February 2005, we paid the principal balance of the loans down to $6.1 million and brought all interest current. As part of the February 2005 pay-down of the debt, the loan assumption agreement was amended to provide for forbearance on principal payments through June 30, 2005. Also, McKesson agreed to waive its right to exercise a warrant to purchase up to 1,425,043 shares of our Series E preferred stock previously granted to McKesson. In consideration of these amendments, we agreed to pay off the remaining principal and interest due under the loans from the proceeds of this offering. Our loans from McKesson are secured by all of the assets of Accentia Biopharmaceuticals, Inc., including its stock in each of its subsidiaries, as well as certain publicly traded securities owned by two of our shareholders (The Francis E. O’Donnell Jr. Irrevocable Trust #1 and MOAB Investments, LP) and shares in Accentia owned by the same entities. In connection with the February 2005 amendment to the McKesson credit facility, McKesson’s security interest in the Accentia stock was released, although the security interest in the publicly traded securities owned by The Francis E. O’Donnell Jr. Irrevocable Trust #1 and MOAB Investments, L.P. will remain in effect until the McKesson credit facility is paid in full.

As a part of the February 2005 amendment of our loan agreement with McKesson, we acquired the right to restructure our relationship with McKesson for a cash payment of $4.2 million plus a $10.0 million note, and upon the exercise of this restructure right, McKesson would be required to transfer back to us all of the shares of our Series E preferred stock held by them, all of our payment obligations to McKesson (other than certain trade debt) would be deemed to be satisfied, and McKesson’s rights under the Biologics Distribution Agreement with us (as described below) would be terminated. This restructuring right will expire on June 30, 2005, and although we do not intend to exercise this right by that date, we intend to seek an extension of the expiration date from

McKesson. Such an extension, if obtained, would necessarily involve a modification of the restructuring right to take into account the repayment in full of the McKesson credit facility upon the completion of this offering. Accordingly, we anticipate that any modified restructuring right would be limited to the repurchase of McKesson’s shares in our company and the termination of the Biologics Distribution Agreement. If we do obtain an extended and modified restructuring right from McKesson and choose to exercise the right, the payments due to McKesson as a result of the exercise of the right would be made solely with funds obtained from a third-party such as a strategic partner, and no proceeds from this offering would be used in the exercise of the right. We anticipate that such third-party might, among other things, succeed to the distribution rights currently held by McKesson under our Biologics Distribution Agreement with McKesson, which is described below. To date, we have engaged only in preliminary discussions with potential third-party development partners with respect such a transaction, and we do not know whether we will be able to obtain an extended and modified restructuring right from McKesson on terms that are acceptable to us.

In September 2004, we borrowed $0.3 million from First Commercial Bank of Tampa, which was secured by cash owned by MOAB Investments, L.P., one of our stockholders and an entity in which Dr. Ryll, one of our directors, is a limited partner. This loan was paid in full in December 2004.

As of March 31, 2005, we had a $5.0 million note payable by our TEAMM subsidiary to Harbinger Mezzanine Partners, LP, secured by receivables, equipment, inventories and intangible assets of our TEAMM subsidiary. This loan was in place at the time of our acquisition of TEAMM. We were in default of loan covenants under this loan at September 30, 2004. In March 2005, we amended the loan agreement to provide for a guarantee from Accentia Biopharmaceuticals, Inc., forbearance on covenants through September 30, 2005, and a release of the first lien against the assets of TEAMM in order to provide a first lien to Missouri State Bank, the provider of our revolving credit facility. Concurrent with the March 2005 amendment, we also repurchased for $2.0 million from Harbinger a previously granted warrant representing the right to purchase up to 1,785,742 shares of our Series D preferred stock at an exercise price of $0.007 per share. This repurchase was effected through the cancellation of the warrant and an increase in the note balance from $5.0 to $7.0 million. Further, Harbinger agreed that it has no other right or entitlement, including but not limited to any warrant, option, conversion right, preemptive right, or other agreement to purchase any shares of our capital stock or TEAMM’s capital stock (including but not limited to shares of Series D Preferred stock and shares of common stock). As of March 31, 2005 and September 30, 2004, the Harbinger note was recorded at $6.3 million and $4.2 million, respectively, reflecting a discount on long-term debt as a result of warrants issued in connection with the loan, the value of which is accreted over the term of the note. The Harbinger note, which bears interest at a rate of 13.5% per year, has a maturity date of June 2006, with interest payable monthly, and $2.0 million of the principal amount is due within 30 days of the completion of an initial public offering. However, we believe that we can refinance this obligation on more favorable terms prior to any portion of it becoming due, and we intend to do so.

As of March 31, 2005, our Biovest subsidiary had notes payable totaling $5.0 million principal, bearing interest payable at maturity ranging from 7% to 10%. These notes are payable to former Biovest management and shareholders. As of March 31, 2005 and September 30, 2004, we had accrued interest of $0.8 million under these notes, $0.1 million of which is shown in accrued expenses with the balance in long-term debt. Biovest notes in the total amount of $3.1 million are due in fiscal year 2006, and $1.4 million is due in fiscal 2007. Four notes of $0.1 million each, originally due in November 2004, September 2004, and September 2003, were renegotiated and are being paid in monthly installments. These notes consisted of bridge financing and working capital loans that were in place at the time of our acquisition of our interest in Biovest. The holders of these notes have the right to convert up to an aggregate of $5.8 million in principal and interest under their notes into shares of our common stock at a price equal to the then-current fair market value of our common stock (or in the case of $1.6 million in principal amount of such notes, at a price equal to 80% of such fair market value), provided that if our common stock is publicly traded at the time of conversion, then fair market value shall be deemed to be the initial public offering price of our common stock.

At September 30, 2004, we owed approximately $0.1 million in connection with the settlement of the termination of employment of two former officers. This was paid in full in January 2005.

In addition, pending the completion of this offering, we may borrow up to $2.0 million in the form of a bridge loan from The Hopkins Capital Group, LLC, MOAB Investments, LP, and/or our other affiliates. Any such bridge loan would be made on an unsecured and no-interest basis and would be subject to any approval or other requirements under our existing credit facilities. We anticipate that the loan, if made, would become due on the earlier of the closing of this offering or a specified date that is no earlier than July 31, 2005.

Other Financing Transactions

In February 2004, we entered into a Biologics Distribution Agreement with McKesson Corporation that gives McKesson exclusive distribution rights for all of our biologic products (including Biovest biologic products) in the U.S., Mexico, and Canada. These distribution rights were granted to McKesson in exchange for a $3.0 million refundable deposit paid by McKesson to us. The agreement can be terminated by McKesson upon 180 days’ prior written notice, upon mutual written agreement, or upon our repurchase of McKesson’s distribution rights prior to FDA approval of our first biologic product. In order to repurchase the distribution rights, we must pay McKesson a cash payment equal to the greater of two times the amount of the $3.0 million refundable deposit, or $6.0 million, or 3% of the value of the shareholder’s equity at the time of termination. If the agreement is otherwise terminated, then we will be required to return the $3.0 million deposit to McKesson.

In September 2004, we sold an interest in our future royalties from our planned CRS products to Pharmaceutical Product Development, Inc., or PPD, for a $2.5 million cash payment. Under this agreement, we are obligated to pay PPD cumulative minimum payments equal to at least $2.5 million by the end of calendar year 2009. In the event PPD terminates the agreement for breach, including for our failure to make the minimum payments, PPD has the right to require us to repurchase the royalty interest for a purchase price equal to $2.5 million, less all royalty payments made by us to PPD. For accounting purposes, this has been accounted for as a deposit on our balance sheet at March 31, 2005 and September 30, 2004, and will be amortized into revenues as corresponding royalties are earned by PPD, at which time our corresponding deposit will be reduced.

Cash Resources

As of March 31, 2005 and September 30, 2004, we had $0.8 million and $1.9 million, respectively, in cash, cash equivalents, and short-term investments. We believe that our available cash, cash equivalents, and short- term investments, together with the proceeds from additional private placements of our equity subsequent to September 30, 2004 and proceeds from this offering will be sufficient to fund anticipated levels of operations through at least the next 24 months. Nevertheless, we may choose to raise additional funds after the offering from strategic partners who are willing to fund product development costs through the purchase of distribution rights or future royalty rights.

We had no material capital expenditures during the year ended September 30, 2004 and during the six months ended March 31, 2005 and we do not expect capital expenditures to be a material amount in the next 24 months. However, after the next 24 months, we anticipate that we will have capital expenditures associated with the development of a commercial-scale vaccine-production facility for Biovaxid.

As a result of commencement of the Laurus credit facility on April 29, 2005, we received net cash proceeds of $5.1 million (net of the amount we used to repay in full our credit facility with Missouri State Bank and net of closing fees payable to Laurus). We had cash on hand of approximately $4.3 million as of May 5, 2005.

Biovest Investment Agreement

Our investment agreement with Biovest provides that, within twelve months of the date of our June 2003 investment in Biovest, Biovest is required to file all necessary documents and take all necessary actions to permit the public trading of all outstanding shares of Biovest common stock that are not subject to restriction on sale or transfer under the applicable securities laws. Although the public trading of Biovest stock has not yet commenced as of the date of this prospectus, Biovest believes that, because it has filed all reports required to be filed by it under the Securities Exchange Act of 1934, it has filed all required documents and reports and taken all action within its control necessary to permit such stock to trade publicly without further action by Biovest. Furthermore, in May 2005, a broker-dealer filed a Form 211 with the NASD, which if approved, would permit the broker-dealer to initiate quotations for the purchase and sale of Biovest common stock on the OTC Bulletin Board, and Biovest has cooperated with this broker-dealer in connection with this process. Under the Biovest investment agreement, should it be determined that Biovest should have filed additional documents or taken additional action to permit the trading of its shares, the agreement provides that Biovest, upon 90 days’ written notice with a right to cure, would be obligated to make an offer to purchase the following number of shares of its outstanding stock (other than stock held by us) on the following dates, provided that Biovest common stock has not started trading by then: 980,000 shares at the first anniversary of the date of our investment in Biovest, 1,960,000 shares at the second anniversary, 2,940,000 shares at the third anniversary of the investment, and 3,920,000 shares at the fourth anniversary, with each such repurchase being at a price of $2.00 per share. An attorney representing a group of approximately thirteen Biovest shareholders has recently orally communicated to us that such shareholders believe that they have a claim against Biovest and/or our company as a result of the fact that Biovest common stock has not yet started trading publicly and no repurchase offer has been made under the investment agreement. See “BUSINESS—Legal Proceedings.” Following this offering, we may decide to pursue the acquisition of the outstanding minority interest in Biovest, although currently there are no plans to pursue such a transaction, and we do not intend to use any of the proceeds of this offering for this purpose. Even if we decide to pursue such a transaction, there is no assurance that we will be able to negotiate acceptable terms and complete the transaction.

Cash Flows for the Six Months Ended March 31, 2005 Compared to the Six Months Ended March 31, 2004

For the six months ended March 31, 2005, we used $17.6 million in cash to fund our operating activities, compared to $10.0 million used in the six months ended March 31, 2004. Cash used in operating activities in the six months ended March 31, 2005 consisted primarily of a net loss from operations for the period of $18.7 million, reduced by non-cash charges of approximately $0.3 million of depreciation, $1.4 million in amortization of intangibles, and $0.5 million of stock-based compensation. We also had non-cash charges of $2.7 million during the six months ended March 31, 2005, including $2.4 million in loss on the extinguishment of debt as a result of the conversion of debt to equity. Cash used in operating activities in the six months ended March 31, 2004 was $10.0 million and consisted primarily of a net loss of $7.7 million, reduced by $0.3 million of depreciation, $1.0 million in amortization of intangibles, employee stock-based compensation of $0.2 million, expense of $0.2 million associated with warrants granted in connection with stockholder bridge loans, and $2.6 million for stock-based cost related to warrants granted to McKesson Corporation in connection with a forbearance agreement with them relating to the sale of our mail-order pharmacy business. We also had $0.4 million in impairment charges (recognized upon our acquisition of IMOR) and other non-cash charges in the six months ended March 31, 2004.

We used net cash in investing activities of $3.7 million in the six months ended March 31, 2005, primarily consisting of payments for product rights of $3.5 million and improvements to our Worcester laboratory facility of $0.2 million. This compares to $1.8 million of net cash used in investing activities in the six months ended March 31, 2004, which consisted of cash spent in the acquisition of IMOR in the amount of $0.6 million, acquisition of intangible assets of $1.5 million, and $0.1 million in laboratory and leasehold improvements, all of which were offset by restricted cash of $0.5 million that was released as part of an escrow agreement related to a product acquisition.

We had net cash flows from financing activities of $20.1 million in the six months ended March 31, 2005, consisting of $21.0 million in proceeds from preferred stock and common stock, and funding from our Missouri State Bank line of credit of $1.5 million. We paid a bank loan of $0.3 million. We reduced our debt by $1.9 million during the six months ended March 31, 2005 and paid $0.3 million in dividends. This compares to net cash flows from financing activities in the six months ended March 31, 2004 of $12.3 million, which consisted of the issuance of preferred stock of $9.3 million, net proceeds from notes and advances of $2.8 million, funding from our Missouri State Bank line of credit of $1.0 million, receipt of a deposit on our biologics agreement with McKesson of $3.0 million, offset by payments on notes of $3.8 million.

Our net working capital deficit at March 31, 2005 decreased from September 30, 2004 by $11.5 million to $19.9 million, which was attributed largely to the $21.0 million in cash equity invested during the six months ended March 31, 2005, and additional funding from our Missouri State Bank line of credit of $1.5 million, and an increase in our accounts receivable of $1.3 million, and inventories of $0.2 million. During the same period we reduced accrued expenses and accounts payable were reduced by $2.7 million. We paid down product development obligations by $3.4 million.

The amount of our net working capital, which had a deficit of $19.9 million at March 31, 2005, will continue to be affected by our accounts receivable, and we expect that our accounts receivable (and the associated allowance for doubtful accounts) will grow in connection with an anticipated growth in revenues from sales of products in our Specialty Pharmaceuticals segment. At March 31, 2005, our net accounts receivable was $4.5 million, an increase of $1.3 million from September 30, 2004. The increase in accounts receivable at March 31, 2005 versus the prior year end reflects higher receivable balances in our Specialty Pharmaceuticals segment of $0.2 million resulting from increased invoiced sales in the six months ended March 31, 2005. Also, accounts receivable increased in our Biopharmaceutical Products and Services segment by $0.8 million due to the build-out of an orders back-log for instruments and disposables that existed at September 30, 2004. The reserve for bad debts at March 31, 2005 was $0.1 million. At March 31, 2005, our aging of accounts receivable was approximately 55% in receivables 30 or less days old, approximately 31% in receivables 31 to 60 days old, approximately 4% in receivables 61 to 90 days old, and the balance in receivables over 91 days old. Our reserves reflect allowances based on these historical percentages. As our Specialty Pharmaceuticals segment products are brought to market, we expect our accounts receivable to increase significantly, and we anticipate that we may be able to finance receivables with asset-based financing arrangements.

We expect to pay, and have budgeted for payment, periodic and contractually-committed milestone payments that are quantified based on product development activities of our development partners and are not always predictable. We expect that these payments will be made from cash flow generated from our anticipated receivables growth, as well as through the proceeds from this offering. Although we expect that our net cash flows from operating activities will continue to be negative until (and if) we are able to commence sales of SinuNase and Biovaxid, we expect that increasing sales from products in our Specialty Pharmaceuticals segment will offset research and development expenses associated with SinuNase and Biovaxid.

Cash Flows for the Year Ended September 30, 2004

For the year ended September 30, 2004, we used $18.5 million in cash to fund our operating activities. This consisted primarily of a net loss from operations for the period of $23.2 million, reduced by non-cash charges approximately $0.6 million in depreciation, $2.0 million in amortization of intangibles, $2.6 million for stock- based cost related to our sale of the mail-order specialty pharmacy, and $0.7 million in stock-based compensation. We also had $0.4 million in impairment charges (recognized upon acquisition of IMOR) and other non-cash charges and incurred $0.7 million in default interest on loans. Our net working capital deficit was increased by $8.3 million from the prior year, primarily as a result of obligations associated with our product development agreements, borrowings from the secured line of credit with Missouri State Bank, and the obligation under the Biologics Distribution Agreement with McKesson. We used $3.0 million in investing activities, consisting primarily of $2.9 million acquisition of intangible assets, $0.6 million in the acquisition of

IMOR, and $0.8 million purchase of laboratory equipment and leasehold improvements. We also had restricted cash of $1.3 million released in accordance with the terms of an escrow agreement for a product line acquired in the previous year. We received net cash from financing activities of $21.8 million, primarily consisting of proceeds from the issuance of $15.8 million in preferred stock, $6.2 million in line of credit and stockholder loan proceeds, and $5.5 million in proceeds from deposits and the sale of royalty rights. We reduced debt by $6.1 million and paid $0.1 million in dividends.

Our business has changed significantly since its inception, primarily as a result of our acquisition and the sale of the assets of AccentRx. Our accounts receivable balance in AccentRx (which was sold in December 2003) was $1.4 million at September 30, 2003 and was substantially collected during the ensuing year with the exception of a nominal balance for which there was a reserve. Our Biovest subsidiary had receivables of $1.0 million at September 30, 2003, and only $0.1 million a year later, reflecting the increasing focus on our Biovaxid project and away from the historical cell culture products business of Biovest. At the same time, receivables in our Specialty Pharmaceuticals segment reflected an increase to $1.3 million, from a year earlier balance of $0.7 million. Our Analytica subsidiary, with its acquisition of IMOR effective in October 2003, had accounts receivable at September 30, 2004 of $1.8 million, compared to $0.9 million the year before.

Our accrued expenses at September 30, 2004 decreased by approximately $3.5 million compared to September 30, 2003. The decrease was due primarily to a reduction of accrued expenses for our Specialty Pharmaceuticals segment relating to $4.3 million due to McKesson for returned product. This amount was converted to Series E preferred stock during fiscal 2004. In addition, the provision for returned goods for the Histex product line decreased from $1.7 million at September 30, 2003 to $0.1 million at September 30, 2004 as Histex product was returned during fiscal 2004. Those decreases were partially offset by increases in accruals for compensation, rebates, chargebacks, and royalties.

Accounts payable changed primarily as a result of increased sales in the year ended September 30, 2004 over the prior year. Accounts payable decreased $1.3 million primarily due to the reduction in accounts payable for our discontinued operations of $4.8 million. This reduction was offset by an increase of $1.7 million for vaccine development related payables in Biopharmaceutical Products and Services and $1.8 million in Specialty Pharmaceuticals primarily relating to manufactured product and marketing expenses, including sample expenses.

If sales in our Specialty Pharmaceuticals segment increase based on the timeline of existing products under development, we expect that accounts receivable and related accounts payable will increase as we bring products to market. If we experience growth in our accounts receivable, we anticipate that asset-based financing arrangements may be used to fund associated cash flow requirements.

Cash Flows for the Year Ended September 30, 2003

For the year ended September 30, 2003, we used $5.7 million in operating activities. This consisted of a net loss from operations for the year of $16.7 million, reduced by $0.3 million of depreciation, $1.1 million in amortization of intangibles and accretion of discount on long-term debt, and $0.8 million in stock-based compensation. In addition, we expensed $5.0 million of IPR&D costs acquired in our Biovest acquisition and incurred $0.6 million in default interest on loans. We received net cash flow from investing activities in the year ended September 30, 2003 of $2.5 million, which consisted of cash received as part of our acquisition of TEAMM of $2.5 million and restricted cash of $0.7 million which was released as part of an escrow agreement related to a product acquisition. This was offset by approximately $0.7 million in intangible assets as part of our acquisition, as well as fixed assets acquired. We had net cash flows from financing activities in the year ended September 30, 2003 of $4.3 million. This consisted of net proceeds from stockholder notes and long-term debt of $3.1 million and issuance of preferred stock for cash received of $1.3 million.

Cash Flows for the Year Ended September 30, 2002

For the year ended September 30, 2002, cash used in operating activities was nominal. Our loss for the year was $9.2 million, including $4.7 million of impairment charges written off in connection with the acquisition of our mail-order specialty pharmacy and $4.5 million in loss from discontinued operations of the mail-order pharmacy. Non-cash charges of depreciation and amortization was $0.3 million. We expended net cash of $8.4 million in investing activities in the year ended September 30, 2002. This consisted of $3.4 million cash for the acquisition of Analytica and $4.9 million invested in APP. Our financing activities in the year ended September 30, 2002 consisted of the issuance of preferred stock totaling $9.0 million.

Funding Requirements

We expect to devote substantial resources to further our commercialization efforts for our late-stage clinical products in our Biopharmaceutical Products and Services segment, including regulatory approvals of SinuNase and Biovaxid, as well as the commercial launches of various products in our Specialty Pharmaceuticals segment pipeline. We also expect to increase our staffing headcount in our Specialty Pharmaceuticals segment operations and our marketing costs as we anticipate the launching of new products in our pipeline. Our future funding requirements and our ability to raise additional capital will depend on factors that include:

•	the timing and amount of expense incurred to complete our clinical trials;

•	the costs and timing of the regulatory process as we seek approval of our products in development;

•	the advancement of our pipeline products into development;

•	the timing, receipt and amounts of milestone payments to our existing development partners;

•	our ability to generate new relationships with industry partners whose business plans seek long-term commercialization opportunities which allow for up-front deposits or advance payments in exchange for license agreements;

•	the timing, receipt and amount of sales, if any, from our products in development in our Biopharmaceutical Products and Services segment;

•	the timing, receipt and amount of sales in our Specialty Pharmaceuticals segment;

•	the cost of manufacturing (paid to third parties) of our licensed products, and the cost of marketing and sales activities of those products;

•	the continued willingness of our vendors to provide trade credit on historical terms;

•	the costs of prosecuting, maintaining, and enforcing patent claims, if any claims are made;

•	our ability to maintain existing collaborative relationships and establish new relationships as we advance our products in development; and

•	the receptivity of the financial market to biopharmaceutical companies.

Based on our operating plans, we believe that cash flows from operations and the proceeds of this offering will be sufficient to fund our operations and current development activities for at least the next 24 months. Expansion of our development activities or our acquisition of additional and complementary product candidates may require additional financing or collaborative agreements. The terms of these potential financings and agreements may adversely affect the rights and holdings of our stockholders, and could potentially be dilutive to us. If we are unable to timely arrange such financing, we would potentially delay our development and commercialization efforts, which would adversely affect our operating results. In the event we seek additional funding with collaborators, it may require us to relinquish rights to our product candidates.

Contractual Obligations and Off-Balance Sheet Arrangements

The following chart summarizes our contractual payment obligations as of March 31, 2005. The long- and short-term debt, fixed milestone obligations and license fees are reflected as liabilities on our balance sheet as of March 31, 2005. Operating leases are accrued and paid on a monthly basis.

The amounts listed for product distribution and license agreements represent our fixed obligations payable to distribution partners for licensed products. The amounts listed for minimum royalty payments do not include those royalties on net sales of our products that may be in excess or not subject to minimum royalty obligations.

The amount listed under “technology purchase agreement” represents those payments due SRL Technologies for the purchase of a sustained release technology.

The other contractual obligations reflected in the table include obligations to purchase product candidate materials contingent on the delivery of the materials and to fund various clinical trials contingent on the performance of services. These obligations also include long-term obligations, including milestone payments that may arise under agreements that we may terminate prior to the milestone payments being due. The table excludes contingent royalty payments that we may be obligated to pay in the future.

	Payments Due by Period
	Less than One Year	One to Two Years	Three to Five Years	After Five Years	Total
Long-term debt(a)	$7,907	$12,031	$93	$—	$20,031
Technology purchase agreement	350	700	100	—	1,150
Product distribution	125	21	—	—	146
License agreements	150	—	—	—	150
Minimum royalty payments	1,900	800	200	—	2,900
Product manufacturing and supply agreements	250	519	308	—	1,077
Cooperative research and development agreement	580	580	—	—	1,160
Employment agreements	3,027	4,500	3,393	—	10,920
Operating lease obligations	3,733	3,854	2,635	—	10,221

	$18,022	$23,005	$6,728	$—	$47,755

(a)	Includes interest on long-term debt. Assumes McKesson and Harbinger at terms revised during the second fiscal quarter of 2005.

The above table does not include any additional amounts that we may be required to pay under license or distribution agreements upon the achievement of scientific, regulatory, and commercial milestones that may become payable depending on the progress of scientific development and regulatory approvals, including milestones such as the submission of drug approval applications to the FDA and approval of such applications. While we cannot predict when and if such events will occur, depending on the successful achievement of such scientific, regulatory and commercial milestones, we may owe up to $2.0 million and $4.6 million in fiscal years 2005 and 2006, respectively.

The above table also does not include payments to be made under the above-described credit facility with Laurus Master Fund, Ltd., as the Laurus credit facility was entered into after March 31, 2005. As described in more detail above, the $5.0 million secured convertible term note issued to Laurus is payable over the three-year period beginning on April 29, 2005 in equal monthly payments of approximately $0.2 million. The secured revolving note and secured convertible minimum borrowing note, with a collective aggregate maximum principal amount of $5.0 million, will be due on the third anniversary of the issue date of the notes, which is April 29, 2008. Notwithstanding the foregoing, the Laurus notes will be due in full on the first anniversary of the issue date if we do not complete an initial public offering by that date.

Under the Biologics Distribution Agreement that we entered into with McKesson Corporation in February 2004, as described above, we granted McKesson exclusive distribution rights to our biologics products in exchange for a $3.0 million refundable deposit. McKesson has the right to terminate this agreement at any time upon 180 days’ prior written notice, and upon such termination, we will be required to refund the $3.0 million deposit to McKesson.

Under the September 2004 Royalty Stream Purchase Agreement with PPD, as described above, if PPD does not receive at least $2.5 million in royalties from SinuNase under this agreement by 2009, then PPD has the right to terminate the agreement. In the event of such a termination, we will be required to refund the $2.5 million that PPD paid to us upon the execution of the agreement in consideration of the future royalty rights granted to them under the agreement.

We do not maintain any off-balance sheet financing arrangements.

Related-Party Transactions

For a description of our related-party transactions, see “RELATIONSHIPS AND RELATED TRANSACTIONS.”

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on our financial position or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. We account for options issued to employees under SFAS No. 123 so adoption of this revision is not expected to have a significant impact on our financial position or results of operations.

This statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this statement, if any, is recognized as of the required effective date. As of the required effective date, all public entities and those nonpublic entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to various market risks as a part of our operations, and we anticipate that this exposure will increase as a result of our planned growth. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. These may take the form of forward sales contracts, option contracts, foreign currency exchange contracts, and interest rate swaps. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.

Interest Rates

Some of the proceeds of this offering may be invested in short-term, interest-bearing, investment grade securities. The value of these securities will be subject to interest rate risk and could fall in value if interest rates rise. Due to the fact that we hold our excess funds in cash equivalents, a 1% change in interest rates would not have a significant effect on the value of our cash equivalents.

Foreign Exchange Rates

While we have operations in Germany, these operations are not significant to our overall financial results. Therefore, we do not believe fluctuations in exchange rates would have a material impact on our financial results.

BUSINESS

Overview

We are a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. We have two product candidates entering or in Phase III clinical trials. Our first product candidate, SinuNase™, has been developed as a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis, a long-term inflammatory condition of the paranasal sinuses for which there is currently no FDA-approved therapy. We submitted an Investigational New Drug Application, or IND, with the FDA for SinuNase in April 2005, and the IND was accepted by the FDA in May 2005. We expect to initiate Phase III trials for the product later in 2005. Our second product candidate, Biovaxid™, is a patient-specific cancer vaccine focusing on the treatment of follicular non-Hodgkins lymphoma. Biovaxid is currently in a pivotal Phase III clinical trial. In addition to these product candidates, we have a growing specialty pharmaceutical business with a portfolio of ten currently marketed products and a pipeline of products under development by third parties. Our goal is to utilize our vertically integrated business structure to cost-effectively and efficiently develop and commercialize innovative therapeutics that address significant unmet medical needs.

Our Business Strategy

Our goal is to acquire, develop, and commercialize innovative late-stage biopharmaceutical products that offer the potential for superior efficacy and safety as compared to competitive products and that address significant unmet medical needs. To achieve this goal, the key elements of our strategy include:

•	Completing clinical development and obtaining regulatory approval for SinuNase and Biovaxid. Following the completion of this offering, we intend to initiate Phase III clinical trials for SinuNase and continue our pivotal Phase III clinical trials for Biovaxid. We also plan to aggressively pursue regulatory approvals for both products.

•	Exploiting our specialty pharmaceutical business and its product pipeline to help commercialize and fund the development of SinuNase and Biovaxid. We are building a specialty pharmaceutical business based on our currently marketed products and also on new product candidates being developed by third parties that we believe can be approved and introduced to the market more quickly than SinuNase and Biovaxid. We intend to exploit our specialty pharmaceutical business to help fund our development efforts and provide a platform on which to commercialize SinuNase, Biovaxid, and other innovative therapeutics.

•	Identifying and acquiring additional late-stage clinical products and technologies with an emphasis on respiratory disease and oncology. We intend to pursue the acquisition of late-stage products that could increase the value of our development pipeline and complement our existing products and product candidates. We intend to screen product opportunities and focus on products for which substantial clinical evidence of safety and efficacy has already been demonstrated. For example, we are currently evaluating the possible in-licensing of a topical intranasal steroid for the treatment of allergic rhinitis. We also intend to screen potential product opportunities based on their pharmoeconomic profiles and their payor reimbursement prospects. Although our primary emphasis in acquiring new products will be in the respiratory and oncology therapeutic areas, we will consider products in other therapeutic areas if they satisfy our screening criteria.

•	Leveraging our broad range of internal capabilities to support our ongoing development and commercialization efforts. We believe that our broad range of in-house service capabilities provides a strong platform on which to develop new biopharmaceutical products. We plan to leverage our development and commercialization services, biologics production capabilities, and dedicated sales force to pursue, attract, screen, and develop new therapies to increase the size of our development pipeline and commercialize our products.

•	Pursuing strategic relationships on a selective basis for product development or distribution. We may from time to time consider entering into strategic relationships with third parties in order to facilitate the development of new products and to market and distribute our approved products. Such strategic relationships could be in the form of licensing, distribution arrangements, or joint ventures. In some cases, the acquisition of new products could be effected through the acquisition or licensing of individual products or technologies or the acquisition of an entire business.

Our Product Development Pipeline

We currently have 12 product candidates in various stages of clinical development. Of these product candidates, we have direct primary responsibility for the development and regulatory approval of our late-stage biopharmaceutical products, SinuNase and Biovaxid, while various third-party development partners have primary responsibility for the development and approval of our specialty pharmaceutical product candidates. The following table summarizes our current product candidates:

Biopharmaceutical Products

Product	Indication	Current Status	Milestones

SinuNase	Chronic Rhinosinusitis (CRS)	IND submitted in April 2005 and accepted in May 2005; Phase III trials expected to commence in 2005 calendar year	Completion of Phase III trials expected in 2006

Biovaxid	Follicular B-Cell Non-Hodgkin’s Lymphoma (NHL)	Phase III in progress	Completion of enrollment expected in 2006

Specialty Pharmaceutical Products

Product	Therapeutic Area	Current Status	Development Partner

MD Turbo	Asthma and Chronic Pulmonary Obstructive Disease	510(k) submitted in February 2005	Respirics, Inc.

Emezine	Nausea	505(b)(2) submitted in April 2005	Arius Pharmaceuticals, Inc.

Pain Products (8 products)	Pain/Oncology	Two ANDAs filed in March 2005; all other ANDAs expected to be filed during 2005 or early 2006 calendar years	Argent Development Group, LLC, Acheron Development Group, LLC, and Mikart, Inc.

SinuNase

We are developing a product for the treatment of chronic rhinosinusitis, or CRS, based on an intranasal formulation of amphotericin B, and we intend to market and sell this product under the name SinuNase. Rhinosinusitis is an inflammatory condition of the paranasal sinuses, which are air cavities within the facial bones that are lined by mucus. Rhinosinusitis occurs when the mucus membrane in the nose and the paranasal sinuses becomes inflamed and swells, thereby blocking the nasal passage or limiting drainage from the sinuses into the nose and throat and causing pressure and pain in the sinuses. Rhinosinusitis results in a variety of symptoms, including nasal congestion, facial pain and pressure, nasal discharge, and headaches. Rhinosinusitis is generally categorized into two types: acute rhinosinusitis, which is a temporary short-term condition commonly associated with colds and other viral infections, and chronic rhinosinusitis, which is an ongoing condition that lasts for three or more months but often continues for years.

SinuNase is an intranasal antifungal suspension formulated for the treatment of CRS. SinuNase’s active ingredient is amphotericin B, which is an antifungal medication currently used as an intravenous formulation to treat a wide variety of systemic fungal infections. As a result of research and studies performed at Mayo Clinic in Rochester, Minnesota, it has been discovered that a hypersensitivity to airborne molds plays a significant role in CRS and that the condition could be substantially relieved using an intranasal application of low-dose antifungals. Mayo Foundation for Medical Education and Research has been issued a U.S. patent relating to this treatment method and has filed a European counterpart patent application for the therapy. In February 2004, we acquired a license from Mayo Foundation that, as amended, gives us the exclusive worldwide license to commercialize this therapy using amphotericin B. Our license from Mayo Foundation also includes the use of amphotericin B solution as a topical therapy for asthma.

Amphotericin B in other formulations has been approved for many years in the U.S. and the European Union for other indications. We selected amphotericin B, rather than another antifungal agent available for our CRS therapy, for the following reasons:

•	Amphotericin B is the only antifungal used to date by Mayo Clinic and others in their reported clinical studies relating to the therapy, and such studies have demonstrated that an intranasal application of amphotericin B reduces paranasal inflammation in CRS patients.

•	Amphotericin B is classified as fungicidal, meaning it is powerful enough to kill the fungi, whereas most other approved antifungals are fungistatic, meaning that they can impair growth of the fungi but not kill them.

•	Amphotericin B, when applied topically, has minimal absorption into a patient’s mucus membrane, which makes it possible to apply an effective dose to the fungi in the mucus with a low risk for systemic exposure to the patient.

•	Amphotericin B is generally recognized as being very unlikely to induce drug resistance among fungi, as there are not any published studies reporting such induced resistance.

•	There is a significant body of historical safety data available for the topical application of amphotericin B, as amphotericin B has been prescribed as an anti-fungal for other indications for over 40 years. Additionally, the published clinical studies with intranasal amphotericin B have not disclosed any serious adverse events to date.

Market Opportunity

Rhinosinusitis is one of the most commonly reported chronic diseases in the U.S., affecting an estimated 14% of the population. Approximately 35 million Americans suffer from rhinosinusitis every year, and an estimated 90% of all rhinosinusitis cases are chronic. According to the March 1999 Journal of Allergy and Clinical Immunology, overall health care expenditures attributable to rhinosinusitis were estimated to be $5.8 billion in direct costs during 1996. A primary diagnosis of acute bacterial rhinosinusitis or chronic rhinosinusitis accounted for 58.7% of all expenditures, or $3.5 billion, for 1996. CRS also results in indirect costs for Americans, such as greater than 70 million lost activity days and reduced social and physical functioning. As set forth in the December 2004 Journal of Allergy and Clinical Immunology, at least 30 million courses of antibiotics are prescribed each year for CRS, and it is one of the leading forms of chronic disease. The U.S. Department of Health and Human Services estimated that, during a 12-month period ending in 2000, CRS accounted for 9.2 million primary care office visits, 1.1 million surgical specialty office visits, 951,000 medical specialty office visits, 1.3 million outpatient department hospital visits, and 693,000 emergency department visits. The U.S. Department of Health & Human Services also estimates that approximately 500,000 people resorted to sinus surgery in 1996.

Causes and Treatment of CRS

Currently, there is no FDA-approved therapy for CRS. The lack of an effective treatment for CRS has historically been due to an inability of the medical community to identify the underlying cause of the condition. Due to lack of knowledge regarding the cause of CRS, most treatment methods for CRS have focused only on the symptoms of the disease.

As a result of studies begun by Mayo Clinic, researchers have discovered that airborne fungi play a major role in triggering CRS. Like pollen, fungi are present in the air in every region of the world, and Mayo Clinic’s studies have demonstrated that fungi are normally present in the mucus of the nasal passages and the sinuses of most everyone, including those without CRS. Mayo Clinic’s research has also shown that, in patients with CRS, the production of certain key mediators that mediate the inflammation in CRS result from an abnormal immune system response to certain airborne fungi. In CRS patients, the presence of this normally innocuous fungi in the mucus triggers an immune response that results in the activation of eosinophils, which are immune cells that are predominantly involved in the body’s defense against parasites and foreign organisms. In the mucus, the activation of eosinophils triggers an immune defense response and leads to a release of highly destructive and toxic defensive proteins. One such protein is eosinophilic major basic protein, or MBP, which is a substance that attacks fungi but also severely damages the nasal and sinus membrane tissue. Over time, this damage typically leads to inflammation, modification, and blockage of the nasal and sinus drainage passages, as well as polyps and small growths in the nasal passage and the sinuses. Because the damaged tissue is vulnerable to invasion by bacteria and viruses, this damage can also lead to secondary infections.

Prior to the research done at Mayo Clinic, the presence of fungi in the nasal mucus of CRS patients was theorized but largely undetected due to the unavailability of effective and accurate methods to detect the presence of the fungi. A study published by Mayo Clinic in 2002 described a new technique for detecting the fungi in mucus, and using this technique, researchers found that 96% of patients with CRS had fungi in their mucus. These results were confirmed in a European study that was published in 2003 in Laryngoscope by the American Laryngological, Rhinological and Otological Society, which reported that the presence of fungal organisms in both healthy and CRS patients was demonstrated by positive fungal cultures in 91% of individuals in each group. A study by the University of Mainz in Germany published in 2004 in the American Journal of Rhinology reported that fungal DNA was detected in 100% of mucus samples from CRS patients.

Historically, the treatment of CRS has largely focused on the use of antibiotics, intranasal or orally administered corticosteroids, and sinus surgery. While antibiotics are useful in treating the acute exacerbations that result from the bacterial invasion of the damaged paranasal tissue of CRS patients, no antibiotic has proven effective in eradicating the underlying cause of CRS. Intranasal and orally administered corticosteroids, which are potent anti-inflammatory hormones, have been used to reduce the inflammation and immune response that play a role in CRS, but oral corticosteroids can cause serious side effects and must be avoided or cautiously used with patients that have certain conditions, such as gastrointestinal ulcers, renal disease, hypertension, diabetes, osteoporosis, thyroid disorders, and intestinal disease. Surgery is frequently used in CRS patients to improve the drainage of their sinuses based on the assumption that the disease can be reversed by identifying and correcting the obstruction associated with the condition, but while such surgery usually offers temporary relief of symptoms, studies have shown that it is typically not curative.

Clinical Studies on Amphotericin B Therapy

In several published studies, an intranasal administration of amphotericin B has been shown to reduce paranasal inflammation in CRS patients by suppressing the population of fungi in the nasal cavity and mucus, thereby reducing or preventing the immune system response that causes CRS. The following is an overview of some of these studies:

Study	Nature of Study	Number of Patients	Results
2002 Mayo Clinic Study	• Open label study • Twice daily intranasal application of 20 millimeters of amphotericin B in each nostril • Formulation: 100 micrograms of amphotericin B per milliliter of solution	51	• 75% demonstrated improvement in sinus symptoms • 35% freed from symptoms • 39% improvement of at least one disease stage

2002 Geneva University Study	• Open label study • Four weeks of twice daily of 20 millimeters of amphotericin B in each nostril • Formulation: 100 micrograms of amphotericin B per milliliter suspension	74	• 48% of patients with stage I or II nasal polyposis had complete disappearance of nasal polyposis.

2004 Mayo Clinic Study	• Double blind, randomized placebo controlled study • Twice daily intranasal applications of a 20 milliliter solution with a concentration of 250 micrograms of amphotericin B per milliliter	24	• Statistically significant reduction in mucosal inflammation and reduction in inflammatory markers.

2002 Mayo Clinic Study.    In this prospective open-label clinical trial conducted at Mayo Clinic and published in 2002 in the Journal of Allergy and Clinical Immunology, 51 patients were given a twice-daily intranasal application of an amphotericin B solution in each nostril in the amount of 20 milliliters per application per nostril. Generally, in an open-label trial, both the researchers and participants know the drug and dosage that the participant is taking. The concentration of the administered solution was 100 micrograms of amphotericin B per milliliter of solution. The study reported that the therapy resulted in symptom improvement and a reduction in nasal obstruction and discharge, as assessed by endoscopic evaluation and/or CT scan. In this study, patients received the intranasal amphotericin B solution for 3 to 17 months (at an average of 11.3 months), and following a three-month or longer treatment course, improvement in sinus symptoms was demonstrated in 38 of 51 of patients, or 75%. Endoscopic evaluation found 18 of 51 patients, or 35%, to be free from the symptoms of the disease at the conclusion of the trial, and an additional 20 patients, or 39%, had improvement of at least one disease stage. CT scans were available for 13 patients and demonstrated significant reduction in nasal mucosal thickening and occlusion of the paranasal sinuses.

2002 Geneva University Study.    In this prospective open-label study conducted by Geneva University in Switzerland and published in 2002 in the Journal of Laryngology & Otology, 74 patients were administered four weeks of twice daily intranasal application of an amphotericin B suspension. The dosage regimen and amphotericin B concentration used in this study were the same as in the open-label Mayo Clinic study. The endpoint of the study was a determination of whether there was complete disappearance of nasal polyposis after endoscopic examination. Of the 74 patients in the study, prior to treatment, 13 had stage I, 48 had stage II, and 13 had stage III of nasal polyposis. Following four weeks of treatment with amphotericin B, the number of patients with stage I, II, and III of the disease was 5, 21, and 13, respectively. This represented a complete disappearance of nasal polyposis in 48% of the combined number of patients with stages I or II of the disease, although none of the patients with stage III of the disease experienced a complete disappearance. Partial disappearance of nasal polyposis or other improvements in condition were not a part of the reported outcomes in this study.

2004 Mayo Clinic Study.    In this double-blind study of 24 patients conducted at Mayo Clinic and published in the January 2004 Journal of Allergy and Clinical Immunology, amphotericin B was shown to be effective in decreasing mucosal thickening associated with CRS. Generally, in a double-blind trial, neither the subjects of the study nor the researchers know the drug, dosage, or other critical aspects of the study in order to guard against bias and the effects of the placebo. In this study, the patients were given twice daily intranasal applications of a 20 milliliter solution with a concentration of 250 micrograms of amphotericin B per milliliter. The primary outcome measure, which was a reduction in mucosal thickening measured by CT scan, was statistically significant at six months with an approximate 9% reduction in mucosal thickening in patients treated with amphotericin B versus a slight worsening of mucosal thickening in placebo-treated patients. Endoscopic evaluation of the patients demonstrated statistically significant improvement at three and six months. Eosinophil-derived neurotoxin and other markers of inflammation were decreased in the mucus of patients treated with the amphotericin B.

Development Status

We submitted an IND with the FDA for SinuNase in April 2005, and the IND was accepted by the FDA in May 2005. In May 2005, the FDA also gave us permission to proceed directly to Phase III clinical trials for SinuNase. We currently plan to commence our clinical trials for SinuNase in calendar year 2005 in the form of two concurrent four-month Phase III studies in patients who have recurrent CRS despite a history of sinus surgery. We are currently negotiating with manufacturers for production of amphotericin B suspension that will be used for purposes of the IND and clinical trials. We anticipate that the SinuNase NDA will be filed as a 505(b)(2) application, which is a type of NDA that will enable us to rely in part on the FDA’s previous findings of safety and efficacy for an oral suspension of amphotericin B and on previously published clinical studies of intranasal amphotericin B for CRS.

At our December 2004 pre-IND meeting with the FDA, the FDA verbally indicated that SinuNase will likely receive the FDA’s Fast-Track review status, meaning that the FDA would take actions to expedite the approval process for SinuNase, and we filed an application for Fast-Track status with the FDA in April 2005. Products with Fast-Track designation are eligible for approval based on surrogate endpoints that are not well-established and generally would not be an acceptable basis for approval and for early or rolling acceptance of the marketing application for review by the agency. However, we cannot predict the ultimate impact, if any, of the Fast-Track designation on the timing or likelihood of FDA approval of SinuNase, and we cannot guarantee that Fast-Track status will actually be formally granted.

Prior to the commencement of our Phase III clinical trials for SinuNase, we intend to seek a Special Protocol Assessment, or SPA, with the FDA regarding our Phase III clinical trials. The SPA process provides for official FDA evaluation of a Phase III clinical trial and provides a product sponsor with a binding agreement, unless circumstances change, confirming that the design and analysis of the Phase III study are adequate to support an NDA if the study is performed according to the SPA. However, an SPA is not a guarantee that an NDA for SinuNase will be approved. Any change to the protocol for our Phase III trial included in the SPA would require FDA approval, which could delay our ability to implement such change. Additionally, we cannot guarantee that we will be able to obtain an SPA for SinuNase prior to the commencement of clinical trials.

Our initial IND for SinuNase is for an amphotericin B suspension that is self-administered by squirting the suspension from a plastic applicator through each nostril in order to bathe the nasal cavity. We expect to subsequently file a supplement to the IND to add a second product consisting of an encochleated version of the amphotericin B. Encochleation is a proprietary process in which a phospholipid, a phosphorous-containing fatty acid, is used as an excipient, an inert additive used as a drug delivery vehicle, to extend the shelf-life of the product in an aqueous, or water-based, medium. We anticipate that the enchocleated version of SinuNase, if successfully developed and approved, will be administered with a pump spray and will be indicated for maintenance treatments in patients whose CRS is less severe. The encochleated version of the product is being developed by us under a license agreement with our affiliate BioDelivery Sciences, under which we have been granted exclusive worldwide rights to BioDelivery Sciences’ encochleation technology for amphotericin B used in CRS and asthma treatments.

Even though SinuNase is not approved by the FDA for treatment of CRS, based on available research and scientific articles, a number of physicians currently prescribe a compounded formulation of amphotericin B solution to treat CRS. Our representatives educate physicians about Mayo Clinic’s research and studies relating to the causes and potential treatment methods for CRS, and the availability of compounding services. These compounded formulations are custom-produced solutions made by pharmacists for individual patients and their needs because commercially available dosage forms are not available. While we are not permitted to market SinuNase unless and until the therapy is approved by the FDA, we currently sublicense our rights to the compounded variant of the therapy to a compounding pharmacy in exchange for a royalty. However, if SinuNase is approved by the FDA, this sublicense will terminate, and compounding pharmacies will be unable to compound copies of the approved solution without individual medical need for a compounded variation, such as substitution of an inactive ingredient to which a patient is allergic.

Proprietary Rights

In February 2004, we entered into a license agreement with Mayo Foundation under which we acquired an exclusive license in the U.S. and European Union to Mayo Foundation’s patent rights relating to intranasal amphotericin B therapy for CRS. In December 2004, this license agreement was amended to add asthma as a licensed indication and to also expand the geographic scope of the CRS license to give us worldwide exclusive rights. Mayo Foundation holds an issued U.S. patent that will expire in 2018 and a European Union counterpart patent application for the use of intranasal antifungals for the treatment of CRS. It also holds a U.S. patent for the use of muco-administered antifungals for the treatment of asthma, and it has filed an additional U.S. patent application relating to this family of patents.

Under our license agreement with Mayo Foundation, we have the exclusive right under Mayo Foundation’s patents to use, sell, develop, manufacture, and have manufactured amphotericin B and its derivatives for use as a therapeutic for CRS on a worldwide basis. This includes the exclusive right and duty to pursue FDA approval and commercialize one or more therapies based on the patents using amphotericin B. Prior to FDA approval of any licensed therapies, we have the right to sublicense the therapy to compounding pharmacies that are approved by Mayo Foundation, provided that such licenses are granted only on a year-to-year basis and the sublicensee agrees not to seek FDA approval for the therapy. If we receive FDA approval of the therapy, we are prohibited from sublicensing the therapy in the U.S. and can only sublicense it in the European Union with Mayo Foundation’s written permission. Under the license agreement, we are required to pay Mayo Foundation royalties based on our net sales of the products and on any sublicense revenue. In addition, the agreement provides for the payment by us to Mayo Foundation of minimum royalties, milestone payments, and other fees of up to $23.9 million, of which $2.2 has been paid through March 31, 2005. With respect to the remaining $21.7 million, $2.2 million represents minimum royalties and other fees to be paid by December 31, 2005, and $19.5 million relates to various milestone payments for SinuNase that will become due upon the achievement of various milestones relating to FDA approval and commercial launch of the product. The remaining $10.0 million relates to milestone payments for the potential development of an asthma product under the agreement.

Our license agreement with Mayo Foundation terminates upon the last-to-expire claim contained within the licensed patents. However, Mayo Foundation may terminate the agreement earlier if we commit a material breach of the agreement and fail to cure such breach within 30 days of written notice of the breach. Mayo Foundation may also terminate the agreement if we fail to file the NDA for SinuNase on or before February 10, 2009 or do not pay Mayo Foundation $10.0 million, exclusive of previously paid royalties or fees, by February 17, 2009. Additionally, Mayo Foundation may terminate the agreement if we, before we become a publicly held company, are acquired without Mayo Foundation’s written consent, experience a change in ownership of a majority of our voting securities, or enter into a material reorganization in which our core competency is no longer the commercialization of pharmaceutical products in the U.S. Additionally, Mayo Foundation will have the right to convert the license to a non-exclusive license if we fail to meet various milestones that are specified in a development schedule included in the agreement and if the parties cannot agree on a modified development schedule within ten days of notification of such failure.

Under our April 2004 license agreement with BioDelivery Sciences, BioDelivery Sciences granted us an exclusive license to make, use, or sell its encochleated formulation of amphotericin B for topical treatments for

CRS and asthma in the U.S. and European Union. The agreement originally provided for royalties to BioDelivery Sciences in the amount of 14% of our net sales of any FDA-approved antifungal products for CRS or asthma that utilize BioDelivery Sciences’ technology, and 12% of our net sales of any unapproved antifungal CRS products that are based on the license from Mayo Foundation. The agreement also provided for a sublicense royalty equal to the greater of 50% of our sublicense revenue on licensed products (after deduction of any royalties payable by us to Mayo Foundation) or 8% of our sublicensees’ net sales (regardless of royalty amounts payable to Mayo Foundation), provided that we are not permitted to sublicense the technology except for in the European Union with BioDelivery Sciences’ prior written consent. In September 2004, we entered into an asset purchase agreement with BioDelivery Sciences under which we paid BioDelivery Sciences a fee of $2.5 million to expand the geographic scope of the license to make it worldwide and to reduce the royalty percentages to 7% on approved antifungal CRS therapies (but not asthma therapies) that utilize BioDelivery Sciences’ technology and 6% on any unapproved antifungal CRS therapies based on the Mayo Foundation license.

Our license agreement with BioDelivery Sciences provides that we will conduct and bear the full expense for the regulatory approvals and clinical trials of the licensed products. The license agreement will expire upon the last-to-expire claim contained in any of BioDelivery Sciences’ patents covering its encochleation technology, provided that either party may terminate the agreement earlier if the other party materially breaches the agreement and fails to cure the breach within 60 days after written notice of the breach. In addition, BioDelivery Sciences may terminate the entire agreement if we have not filed an NDA for a licensed product within five years of the agreement date or if our license agreement with Mayo Foundation is terminated. Also, BioDelivery Sciences has the right to terminate our exclusive license to its encochleation technology to a non-exclusive license if our rights under the Mayo Foundation license agreement become non-exclusive.

Sales, Marketing, and Manufacturing

If the FDA approves SinuNase for the initial indication of recurrence of CRS after sinus surgery, we anticipate that we will market and sell the product through our own sales force directly to otolaryngologists (ear, nose, and throat surgeons) who are treating CRS patients. There are approximately 10,500 ear, nose, and throat specialists in the U.S. We currently market other products to these specialists.

We anticipate that the initial SinuNase suspension will be self-administered by patients, who will use a single-dose, disposable plastic applicator to administer the suspension into the nasal cavity through each nostril. We expect that the product will be manufactured by a third-party contract manufacturer that will be selected by us in the near future, and we believe that there are a variety of qualified contract manufacturers that could be suitable for this purpose.

Biovaxid

Biovaxid is an injectable patient-specific vaccine that we are developing in conjunction with the NCI to treat the follicular form of non-Hodgkin’s lymphoma, or NHL. Biovaxid is a customized immunotherapy that is derived from a patient’s own cancer cells and is designed to utilize the power of each patient’s immune system to recognize and destroy cancerous lymphoma cells while sparing normal cells. Biovaxid is currently undergoing a pivotal Phase III clinical trial with patients diagnosed with the indolent follicular form of B-cell NHL.

The Human Immune System

The immune system is the body’s natural defense mechanism for recognizing and combating viruses, bacteria, cancer cells, and other disease-causing organisms. The primary disease fighting functions of the immune system are carried out by white blood cells. In response to the presence of disease, white blood cells can mediate two types of immune responses, referred to as innate immunity and adaptive immunity. Innate immunity refers to a broad, first line of immune defense that occurs as a part of an individual’s natural biological makeup. Adaptive immunity, on the other hand, is specifically generated by a person’s immune system throughout the person’s lifetime as he or she is exposed to particular pathogens, which are agents such as bacteria or other microorganisms that cause disease. In contrast to the broad but unspecific response of innate immunity, the adaptive immune response generates a highly specific, long-lasting, and powerful protection from repeated infection by the same pathogen. This adaptive immune response facilitates the use of preventative vaccines that protect against viral and bacterial infections such as measles, polio, diphtheria, and tetanus.

Adaptive immunity is mediated by a subset of white blood cells called lymphocytes, which are divided into two types: B-cells and T-cells. In the bloodstream, B-cells and T-cells recognize molecules known as antigens, which are proteins or other substances that are capable of triggering a response in the immune system. Antigens include toxins, bacteria, foreign blood cells, and the cells of transplanted organs. When a B-cell recognizes a specific antigen, it secretes proteins, known as antibodies, which in turn bind to a target containing that antigen and tag it for destruction by other white blood cells. When a T-cell recognizes an antigen, it either promotes the activation of other white blood cells or initiates destruction of the target cells directly. A person’s B-cells and T-cells can collectively recognize a wide variety of antigens, but each individual B-cell or T-cell will recognize only one specific antigen. Consequently, in each person’s bloodstream, only a relatively few lymphocytes will recognize the same antigen.

In the case of cancer, cancer cells produce molecules known as tumor-associated antigens, which are present in normal cells but may be over-produced in cancer cells. T-cells and B-cells have receptors on their surfaces that enable them to recognize the tumor associated antigens. While cancer cells may naturally trigger a T-cell-based immune response during the initial appearance of the disease, the immune system response may not be sufficiently robust to eradicate the cancer. The human body has developed numerous immune suppression mechanisms to prevent the immune system from destroying the body’s normal tissues, and because all cancer cells are originally normal tissue cells, they are often able to aberrantly exploit these mechanisms to suppress the body’s immune response, which would normally destroy them. Even with an activated immune system, the number and size of tumors can overwhelm the immune system.

In the case of cancer and other diseases, immunotherapies are designed to utilize a person’s immune system in an attempt to combat the disease. There are two forms of immunotherapy used to treat diseases: passive and active. Passive immunotherapy is exemplified by the intravenous infusion into a patient of antibodies specific to the particular antigen, and while passive immunotherapies have shown clinical benefits in some cancers, they require repeated infusions and can cause the destruction of normal cells in addition to cancer cells. An active immunotherapy, on the other hand, generates an adaptive immune response by introducing an antigen into a patient, often in combination with other components that can enhance an immune response to the antigen. Although active immunotherapeutics have been successful in preventing many infectious diseases, their ability to combat cancers of various types has been limited by a variety of factors, including the inability of tumor antigens to elicit an effective immune response, difficulty in identifying suitable target tumor antigens, inability to manufacture tumor antigens in sufficiently pure form, and inability to manufacture sufficient quantities of tumor antigens. Nevertheless, there are many active immunotherapeutics for cancer in the late stages of clinical trials, and some are demonstrating encouraging results.

There are two features of B-cell follicular NHL that make it a particularly attractive form of cancer for treatment with an active immunotherapeutic approach. First, the malignant B-cell lymphocytes in follicular NHL have a single, identifiable tumor-specific antigen that is expressed on the surface of each and every cancerous B-cell in a particular patient and not expressed on any other cells. This is in contrast to other solid cancer tumors, such as prostate, pancreatic, or lung carcinomas, which have a heterogeneous expression of different kinds of antigens on their cell surfaces and for which identification and inclusion of all tumor-specific antigens is very challenging. Second, in cases of relapse after conventional treatment, the malignant B-cells in follicular NHL represent the original cancerous clone. Consequently, the cancer cells that survive treatment of NHL seem to always represent tumor cells with the same antigen idiotype. An idiotype consists of the characteristics of an antigen that make it unique. In follicular NHL patients, the idiotype antigen protein expressed on the tumor cell’s surface is not functioning as an antigen because of its failure to elicit a sufficient immune response to the presence of the tumor cells, and the goal of our Biovaxid active immuntherapy is to trigger the body’s immune system to recognize such protein as an antigen by introducing a purified version of the idiotype antigen, modified by conjugation to a foreign carrier protein, into the patient’s system in conjunction with an immune system stimulant, as described more specifically below.

Non-Hodgkin’s Lymphoma

NHL is a cancer of the lymphatic system, which is a part of the immune system and serves as the body’s primary blood filtering and disease fighting tissue. In NHL, cells in the lymphatic system become abnormal, divide and grow, and eventually gain the ability to evade the immune system, outlive their normal programmed lifespan, and spread through the body in an uncontrolled fashion. NHL results when the immune system does not provide a sufficiently strong and active response to the activities of these abnormal cells. NHL can occur in both B-cells and T-cells.

NHL is the sixth most common cancer and the sixth leading cause of death among cancers in the U.S. Approximately 85% of diagnosed cases of NHL are in the form of B-cell NHL, while 15% are T-cell NHL. There are approximately 55,000 new cases of NHL diagnosed each year in the U.S. with a comparable number estimated in Europe, and an estimated 12,500 of the U.S. cases each year are a type of B-cell NHL known as indolent follicular NHL. Our IND and Phase III clinical trial for Biovaxid are for indolent follicular NHL.

NHL is usually classified for clinical purposes as being either “indolent” or “aggressive,” depending on how quickly the cancer cells are likely to grow and spread. The indolent, or slow-growing, form of NHL has a very slow growth rate and may need little or no treatment for months or possibly years. Aggressive, or fast-growing, NHL tends to grow and spread quickly and cause severe symptoms. Indolent and aggressive NHL each constitute approximately half of all newly diagnosed B-cell NHL, and roughly half of the indolent B-cell NHL is follicular NHL. Follicular NHL is a form of NHL that is derived from a type of cell known as a follicle center cell. Despite the slow progression of indolent B-cell NHL, the disease is almost invariably fatal. According to the American Cancer Society, the median survival time from diagnosis for patients with indolent B-cell NHL having stage III or IV follicular B-cell NHL is between seven and ten years. Unlike indolent B-cell NHL, approximately 30-60% of aggressive B-cell NHL cases are cured by standard chemotherapy.

Chemotherapy is widely used as a first line of treatment for NHL. Although chemotherapy can substantially reduce the tumor mass and in most cases achieve a clinical remission, the remissions are generally short-lived. Indolent B-cell NHL patients generally relapse within a few months or years of initial treatment, and the cancer usually becomes increasingly resistant to further chemotherapy treatments. Eventually, the patient’s response to therapy is so brief and weak that further chemotherapy would offer no clinical benefit.

A number of passive immunotherapies, such as Rituxan, Bexxar, and other monoclonal antibodies, are approved by the FDA for the treatment of indolent B-cell follicular lymphoma. These therapies have been used as primary treatment and also as part of combination treatment including chemotherapy. A monoclonal antibody is a type of antibody produced in large quantity that is specific to an antigen that is expressed by tumor cells but may also be expressed by at least some normal cells. These NHL antibody therapies target an antigen that all B cell lymphocytes, both normal and cancerous, have on their surface. As such, the effects of therapy include a temporary reduction in normal B-cell lymphocytes, which can predispose patients to the risk of infection. Generally, these therapies alone have failed to provide unlimited remissions for most patients, and their cost and side-effects are often significant. Moreover, as passively administered antibodies, they do not elicit a sustained immune response to tumor cells. Nevertheless, some recent studies suggest that sustained remissions might be possible with the use of these passive immunotherapies at or near the time of initial diagnosis, either alone or in combination with chemotherapy, and we do not believe that the use of passive and active immunotherapeutics are necessarily mutually exclusive. Rituxan is used in approximately 85% of all new cases of NHL per year, and U.S. sales of Rituxan exceeded $1.5 billion in 2004.

Development of Patient-Specific Vaccine for NHL

During the late 1980s, physicians at Stanford University began development of an active immunotherapy for the treatment of indolent B-cell NHL, and the work was thereafter continued by Dr. Larry Kwak and his colleagues at the NCI. In 1996, the NCI began a Phase II clinical trial and selected our Biovest subsidiary to produce the vaccine for the trial. In 2001, Biovest entered into a cooperative research and development agreement, or CRADA, with the NCI under which we jointly conducted the Phase III clinical trial. The NCI filed the Investigational New Drug application, or IND, for Biovaxid in 1994, and in April 2004, sponsorship of the IND was formally transferred from the NCI to us.

Studies have shown that treatment with an active immunotherapy should allow a patient’s own immune system to produce both B-cells and T-cells that recognize numerous portions of the tumor antigen and generate clinically significant immune responses. These studies have been published in the October 22, 1992 issue of The New England Journal of Medicine, the May 1, 1997 issue of Blood, and the October 1999 issue of Nature Medicine. With respect to follicular NHL and other cancers, tumor cells remaining in the patient after completion of surgery, radiation, and chemotherapy are the cause of tumor relapse. These residual tumor cells cannot be detected by imaging, but their destruction may be feasible by active immunotherapy. With a patient-specific active vaccine, patients receive their own tumor idiotype, as the vaccine is customized for the tumor target of the individual patient. Repeated vaccination with such a tumor vaccine provides the patient’s immune system with an additional opportunity to be effectively activated by the tumor cell itself.

Our research has focused on the indolent form of follicular NHL, which accounts for about 90% of newly diagnosed cases of follicular NHL. In about 40-70% of the indolent cases, there is transformation of the indolent form to a more aggressive lymphoma, such as large-cell follicular NHL. This transformation is typically an early event in the course of the disease, usually occurring before the sixth year after diagnosis, and it is mainly observed in patients with known adverse prognostic factors. It is the goal of Biovaxid to intervene in the transformation process by treating newly diagnosed patients in their first clinical remission with the hope of inducing indefinitely prolonged remission and thereby eliminating the possibility of transformation to a more aggressive form of the disease.

Biovaxid Treatment and Production Process

Biovaxid is designed to utilize the power of each patient’s immune system and cause it to recognize and destroy cancerous lymphoma B-cells while sparing normal B-cells. Typically, all of a patient’s cancerous B-cells are replicate clones of a single malignant B-cell, and, accordingly, all of a patient’s cancerous B-cells express the same surface antigen idiotype that is not present on non-cancerous tissue. Biovaxid is designed to use the patient’s own antigen idiotype from the patient’s tumor cells to direct the patient’s immune system to mount a targeted immune response against the tumor cells. In general, the therapy seeks to accomplish this result through the extraction of tumor cells from the patient, the culturing and growing of a cell culture that secrets proteins bearing same antigen idiotype found in the patient’s tumor cells, the production and enhancement of a purified version of the cancer idiotype antigen, and the injection of the resulting vaccine into the patient. By introducing a highly-concentrated purified version of the cancer antigen into the patient’s system, the vaccine is designed to trigger the immune system to mount a more robust response to the specific antigen, in contrast to the comparatively weak and insufficient pre-vaccination response. Because the antigen is specific to the cancerous B-cells and not found on normal B-cells, the immune response should target the cancerous B-cells for destruction and not cause harm to the normal cells.

The Biovaxid production and treatment process begins when a sample of the patient’s tumor is extracted by a biopsy performed by the treating physician at the time of diagnosis, and the sample is shipped refrigerated to our manufacturing facility in Worcester, Massachusetts. At our manufacturing facility, we identify the antigen idiotype that is expressed on the surface of the patient’s tumor cells through laboratory analysis. The patient’s tumor cells are then fused with an exclusively licensed laboratory cell line from Stanford University to create a hybridoma. A hybridoma is a hybrid cell resulting from the fusion of a patient tumor cell and a murine/human heterohybridoma myeloma cell, which is an antibody-secreting cell created from a fused mouse and human cell. The purpose of creating a hybridoma is to create a cell that secretes antigens bearing the same idiotype as the patient’s tumor cells. The hybridoma cell can be used to produce the vaccine because the tumor-specific antigen expressed on the surface of the patient’s tumor cells is itself an antibody.

After the creation of the hybridoma, we determine which hybridoma cells display the same antigen idiotype as the patient’s tumor cells, and those cells are selected to produce the vaccine. The selected hybridoma cells are then seeded into our hollow fiber bioreactors, where they are cultured and where they secrete an antigen bearing the same idiotype as the patient’s tumor cells. The secreted antigens are then collected as they are forced out of the hollow fibers. After a sufficient amount of antigen is collected for the production of an appropriate amount of the vaccine, the patient’s antigen idiotype is purified using an affinity chromatography column. Affinity chromatography is a technique used to separate and purify a biological molecule from a mixture by passing the mixture through a column containing a substance to which the biological molecule binds.

The resulting purified idiotype antigen is then conjugated, or joined together, with keyhole limpet hemocyanin, or KLH, to create the vaccine. KLH is a foreign carrier protein that is used to improve the immunogenicity, or ability to evoke an immune response, of the tumor-specific antigen. The vaccine is then frozen and shipped to the treating physician. At the treating physician’s office, the vaccine is thawed and injected into the patient as an antigen.

We expect that the initial vaccination will typically commence six months after the patient enters clinical remission following chemotherapy. The vaccine is administered in conjunction with GM-CSF, a natural immune system growth factor that is administered with an antigen to stimulate the immune system and increase the response to the antigen. The patient is administered five monthly injections of the vaccine in the amount of ½ milligram of vaccine per injection, with the injections being given over a six-month period of time in which the fifth month is skipped. Through this process, the patient-specific antigens are used to stimulate the patient’s immune system into targeting and destroying B-cells bearing the same antigen idiotype.

To our knowledge, Biovaxid is the only NHL vaccine currently in development under an IND that is produced through a hybridoma process. The hybridoma process is different from the recombinant processes being used by other companies that are currently developing an active idiotype immunotherapeutic for NHL. In the recombinant process, the patient’s own tumor cells are not fused with lymphocytes, but instead the vaccine is produced by introducing genetic material bearing certain portions (known as the variable light and variable heavy chains) of the tumor-derived idiotype protein into mammalian or insect cells. Whereas the hybridoma method will produce high-fidelity copies of the antigen that, through clonal reproduction, exactly replicates the original gene sequences of the tumor specific idiotype of the parent tumor cell, the recombinant method gives rise to protein products that have combinations of gene sequences different from those of the patient’s tumor.

We use a method known as “hollow-fiber perfusion” to produce the cell cultures used in the manufacture of Biovaxid. Hollow-fiber perfusion, as compared to other cell culture methods, seeks to grow cells to higher densities more closely approaching the density of cells naturally occurring in body tissue. The hollow-fiber perfusion method involves using hair-like plastic fibers with hollow centers which are intended to simulate human capillaries. Thousands of these fibers are inserted in a cartridge, which we refer to as a bioreactor. The cells are grown on the outside of the hollow fibers while nutrient media used to support cell growth is delivered through the hollow centers of the fibers. The fiber walls have small pores, allowing nutrients to pass from the hollow center to the cells. The fibers act as filters and yield concentrated secreted products. Because the cells are immobilized in the bioreactor, the concentrated product can be harvested during the ongoing cell growth process. We believe that hollow-fiber technology permits the harvests of cell culture products with generally higher purities than stirred-tank fermentation, a common alternative cell culture method, thereby reducing the cost of purification as compared to stirred tank fermentation. Additionally, the technology associated with the hollow-fiber process generally minimizes the amount of costly nutrient media required for cell growth as opposed to other cell culturing techniques.

We believe that our vaccine’s anti-tumor effect could exceed that of non-targeted traditional therapy, such as chemotherapy, as our therapy arises from the immune system’s defense cells’ innate ability to selectively target tumor antigen while not attacking the normal healthy B-cells. The immune response triggered by our vaccine against the cancerous tissue is a natural disease-fighting mechanism without causing the side-effects associated with chemotherapy and radiation used to traditionally treat NHL. We also believe that our vaccine’s effectiveness could exceed that of passive immunotherapies, such as Rituxan, Bexar, and other monoclonal antibodies. Unlike Biovaxid, these therapies do not target the unique antigen idiotype that is found on the surface of the patient’s tumor cells. Instead, they target an antigen that is common to all B-cells, known as the CD-20 antigen, which results in the undesirable destruction of normal B-cells.

Manufacture of Biovaxid

We manufacture Biovaxid primarily at Biovest’s own manufacturing facility in Worcester, Massachusetts. We perform certain steps in the Biovaxid production process at our Minneapolis, Minnesota facility, but we are in the process of completing the consolidation of all Biovest-related production activities into our Worcester facility and are considering divesting the remaining business conducted at Minneapolis. We believe that the Worcester facility is sufficient to produce the vaccine required for the product’s clinical trials, and we are in the process of conforming to FDA regulations that will enable this consolidation. If we receive FDA approval of the vaccine, we may continue to manufacture the vaccine at our existing facility in Worcester, although we will likely need to develop additional facilities or utilize third-party contract manufacturers to fully support commercial production for the U.S. markets. To penetrate markets outside of the U.S., we may enter into collaborations with well-established companies that have the capabilities to produce the product. To facilitate commercial production of the vaccine, we are developing proprietary manufacturing equipment that integrates and automates various stages of vaccine production. We believe that such equipment will reduce the space and staff currently required for production of the vaccine.

Because we use KLH in the Biovaxid manufacturing process, we have entered into a supply agreement with BioSyn Arzneimittel GmbH, or BioSyn, to supply us with KLH. Under this agreement, BioSyn is obligated to use commercially reasonable efforts to fulfill all of our orders of KLH, subject to certain annual minimum orders by us. However, BioSyn does not have a specific obligation to supply us with the amounts of KLH currently being supplied and necessary for our current clinical trial purposes or for commercialization. The supply agreement specifies a purchase price for the KLH and also provides for a one-time licensing fee payable by us in installments. The agreement expires in December 2007 but will automatically renew for unlimited successive terms of five years each unless we provide notice of termination to BioSyn at least 6 months before the expiration of any term. The agreement can be terminated prior to expiration by either party upon the winding-up or receivership of the other party or upon a default that remains uncured for 60 days. Also, the agreement can be terminated by BioSyn if we cease to develop Biovaxid.

Development Status

In April 2004, the NCI formally transferred sponsorship of the IND for Biovaxid to us, which gives us the right to communicate and negotiate with the FDA relating to the approval of Biovaxid and to conduct the clinical trials for the vaccine. Biovaxid is in a pivotal Phase III clinical trial which was started in January 2000 by the NCI. As of May 1, 2005, there were 25 clinical sites and 187 patients enrolled in the clinical trial.

The following summarizes the results and status of our ongoing, recently completed, and currently planned clinical trials for Biovaxid as of May 1, 2005:

Trial / Indication	Clinical Phase	Study Design	No. of Patients Treated with Biovaxid or Control	Median Time-to- Disease Progression	Status
Trial No. BV301 Indolent follicular B-cell NHL patients in first complete remission following chemotherapy; 5 immunizations over 24 weeks	Phase III	Randomized, double blind with KLH-treated control group	375 planned	Treatment phase in progress	Enrolling patients to treatment phase; 187 have been enrolled (143 of which have been randomized to receive Biovaxid or control)

Trial No. T93-0164 Indolent follicular B-cell NHL patients in first complete remission following chemotherapy; 5 immunizations over 24 weeks	Phase II	Open label, single arm	20	In 2003, follow-up period exceeded a mean of 7 years: 50% of patients were disease free at that time and 90% of patients were alive at that time	Treatment phase completed; patients in long-term follow-up

The objective of our Phase III clinical study is to measure the efficacy of the active idiotype vaccination in regard to prolongation of the period of disease-free survival when compared to treatment with a control vaccine consisting solely of KLH in patients with B-cell indolent follicular NHL. The patients being treated under this protocol have been diagnosed with previously untreated Stage 3-4 follicular NHL, Grades I-IIIa, which are the indolent slowly progressing forms of the disease that historically have been incurable. Of the 375 patients in a complete remission planned to take part in the Biovaxid or control arm of the study, 250 patients are scheduled to be randomly selected, or randomized, for the Biovaxid treatment arm, and 125 are schedule to be randomized to the control arm. Of the 250 patients who are scheduled to be randomized to the Biovaxid treatment arm, we estimate that approximately one third have completed the series of vaccinations and are in the follow-up phase of the trial. The patients being treated with Biovaxid have received or are receiving a series of five vaccinations administered over a six-month period. Each vaccination is accompanied by a series of four injections of GM-CSF. PACE chemotherapy (prednisone, doxorubicin, cytoxan and etoposide) is administered until patients achieve their best response, which is a minimum of six cycles over six to eight months. Those patients achieving a complete remission are then randomized to receive vaccination with either Biovaxid or the KLH control in a 2:1 ratio, respectively. After a six-month waiting period while the patient’s immune system reconstitutes, the patient initiates the vaccination series. The primary endpoint is a comparison between treatment groups of the median duration of disease-free survival measured from the time of randomization to the point of confirmed relapse. Data from the trial are reviewed periodically (at least annually) by an independent safety data monitoring board. It is planned that annual data reviews of both efficacy and safety will be conducted throughout the duration of the trial, and the next assessment is scheduled to occur in July 2005. We are seeking to complete enrollment for our Phase III clinical trial in 2006. To complete enrollment in 2006, we will need to continue our efforts to significantly increase the rate at which we are currently enrolling patients. To accomplish our desired rate of enrollment, we are considering various opportunities, such as enrolling patients in international venues and adding additional domestic sites. Following the completion of enrollment, we will continue to monitor the participating patients and analyze resulting data. At such time that an interim analysis of the data confirms a statistically significant difference between the active and control groups in relation to our clinical endpoint, the data will be assembled for submission of a Biologics License Application requesting the FDA’s approval for commercialization of Biovaxid. The time it takes to reach the clinical endpoint following the completion of enrollment, which may take several years, will depend on a variety of factors, including the relative efficacy of the vaccine, the magnitude of the impact of the vaccine on time-to-tumor progression, drop-out rates of clinical trial patients, and the median follow-up time subsequent to administration of vaccine or control.

The objective of the NCI’s Phase II clinical investigation was to study the ability of an idiotype vaccine to elicit tumor-specific T-cell immunity in follicular B-cell NHL patients, as measured by the ability of the patient’s T-cells to specifically destroy their own tumor cells in vitro and to exert anti-tumor effects as measured by the elimination of cells from the peripheral blood of a uniform group of patients. In this study conducted by the NCI, 20 patients achieved complete remission and received a series of five Biovaxid and GM-CSF injections over a six-month period. Eight of these patients totally cleared all residual tumor cells post vaccination. The molecular remission was sustained for a median 18 months, with a range of eight to 32 months. T-cell responses specific for the patient’s NHL idiotype were also observed in 85% of patients. At the end of the study assessment, 18 of 20 patients remained in continuous complete remission for a median 42 months, with a range of 28 to 52 months. After long term follow-up at seven years post vaccination, as published by the NCI in 2003 in the proceedings of the American Society of Hematology, 18 of 20 patients survived, and 10 of 20 patients remained in complete continuous remission. In the Phase II study, 95% of the patients treated with Biovaxid mounted an immune response specific to their individual tumor cells.

We have applied to the FDA for orphan drug designation for the use of Biovaxid for the treatment of certain forms of follicular B-cell NHL. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a Biologics License Application, or BLA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances. Even though we have applied for orphan drug status, Biovaxid may be deemed by the FDA not to be eligible for orphan drug status. Even if designated as an orphan drug, Biovaxid may not be approved before other applications or granted orphan drug exclusivity if approved. Even if we obtain orphan drug exclusivity for Biovaxid, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product.

Proprietary Rights to Biovaxid

Our proprietary position in the Biovaxid vaccine and production process is based on a combination of patent protection, trade secret protection, our development relationship with the NCI, and our ongoing innovation. Although the composition of matter of the Biovaxid vaccine is not patentable, we have filed a PCT application relating to the type of cell media that is used to grow cell cultures in the production of our vaccine. In addition, we have filed a PCT application relating to certain features of an integrated production and purification system that we are developing to produce and purify the vaccine in an automated closed system. Our proprietary production system will use fully enclosed and disposable components for each patient’s vaccine. We believe that, without the availability of an automated production and purification system, the methods used to produce a patient-specific immunotherapy are time-consuming and labor-intensive, resulting in a very expensive process that would be difficult to scale up. We also hold a patent on the cycling technology that is used in the vaccine production machinery, although this patent will expire in 2006. We have filed an application for the registration of the trademark BiovaxidTM.

Our CRADA with the NCI provides that we will have exclusive ownership rights to any inventions that arise under the CRADA solely through the efforts of our employees, and we will have a first option to exclusively license any other technology within the scope of the CRADA that may be developed under the CRADA by the parties jointly or solely by the NCI. The specific scope of the CRADA is the clinical development of hybridoma-based idiotypic vaccines for treatment of follicular B-cell lymphoma. In light of the recent transfer of the Biovaxid IND to us, we believe that any future developed patentable inventions under the CRADA will likely be developed solely by our own employees. The CRADA also provides for confidentiality obligations with respect to any new data, technology, or inventions that may be patentable.

Under the CRADA and for the duration of the CRADA, we are obligated to provide the NCI, at no charge to the NCI, sufficient quantities of the vaccine to enable the NCI to complete its ongoing studies relating to the vaccine. The CRADA will continue to remain in effect for so long as the development efforts under the CRADA are ongoing, provided that the CRADA can be terminated by either us or the NCI at any time upon at least 60 days prior written notice. If we terminate the agreement, we would be obligated to continue to provide vaccine to the NCI at no charge for purposes of the NCI’s studies that are within the scope of the CRADA. Also, if we terminate the development of Biovaxid, then we are obligated to grant the NCI a nonexclusive royalty-free license to any invention relating to Biovaxid that was developed under the CRADA, unless we transfer our development efforts to another party. The CRADA obligates us to commit 50 to 60 persons per year to permit the execution of the CRADA study plan, and the agreement also obligates us to reimburse the NCI approximately $580,000 per year for the duration of the CRADA for the NCI’s expenses in carrying out the study plan.

In September 2004, we entered into an agreement with Stanford University giving us worldwide rights to use two proprietary hybridoma cell lines that are used in the production of Biovaxid. These are the same cell lines that have been used by researchers at Stanford and the NCI to perform their studies of the hybridoma idiotype vaccine in NHL. This agreement gives us exclusive rights to this cell line through 2019 in the fields of B-cell and T-cell cancers, and it gives us non-exclusive rights in such fields of use at all times after 2019. The agreement also gives us the right to sublicense or transfer the licensed biological materials to collaborators in the licensed fields. Under our agreement with Stanford, we paid Stanford an up-front license fee of $15,000 within 30 days following the execution of the agreement, and we are obligated to pay a yearly maintenance fee of $10,000 per year thereafter. The agreement also provides that we will pay Stanford $100,000 within one year following FDA approval of Biovaxid or five years following the agreement date (whichever occurs first), and following approval we will pay Stanford a running royalty of the higher of $50.00 per patient or 0.05% of the amount received by us for each Biovaxid patient treated using this cell line. This running royalty will be creditable against the yearly maintenance fee. Our agreement with Stanford obligates us to diligently develop, manufacture, market, and sell Biovaxid and to provide progress reports to Stanford regarding these activities. We can terminate this agreement at any time upon 30 days’ prior written notice, and Stanford can terminate the agreement upon a breach of the agreement by us that remains uncured for 30 days after written notice of the breach from Stanford.

Sales and Marketing

If we obtain regulatory approval for Biovaxid, we plan to build a small, highly-focused sales and marketing force to market Biovaxid to oncologists. We believe that a relatively small but highly trained sales force can serve the oncology market in North America due to the limited number of oncologists. There are approximately 8,400 medical oncologists in the U.S. To penetrate oncology markets outside the U.S., we may establish collaborations with companies already positioned in the oncology field to assist in the commercialization of Biovaxid.

On February 27, 2004, we entered into a Biologics Distribution Agreement with McKesson Corporation, a large pharmaceutical distributor, that gives McKesson exclusive distribution rights for all of our biologic products, which include Biovaxid, antigens, monoclonal antibodies, and cell cultures. However, we have the right, which will expire on June 30, 2005, to restructure our relationship with McKesson and to terminate the Biologics Distribution Agreement. If Biovaxid is approved by the FDA and the Biologics Distribution Agreement is not terminated prior to that time, we anticipate that McKesson could play an important role in the billing and collection process under an assignment of benefits for Biovaxid and may also play a role in specimen collection and distribution of the vaccine to oncologists. See the section of this prospectus entitled “RELATIONSHIPS AND RELATED TRANSACTIONS—Relationship with McKesson Corporation.”

Specialty Pharmaceutical Products

We have a specialty pharmaceutical business through which we currently sell a portfolio of ten pharmaceutical products and have a pipeline of additional products under development by third parties.

Currently Marketed Products

We currently market and sell ten pharmaceutical products in the respiratory and pain markets. Each of these products is manufactured exclusively for us by third-party pharmaceutical manufacturers. Our current product portfolio includes the following products:

Xodol.    Xodol is a pain formulation that was approved by the FDA in June 2004 and introduced to the market in August 2004. Xodol is sold in the form of tablets that contain a combination of hydrocodone and acetaminophen and are indicated for the relief of moderate to moderately severe pain. Xodol provides physicians with the ability to prescribe a high dose of hydrocodone with a low dose of acetaminophen. Xodol, which is listed in the FDA Orange Book as having no therapeutic equivalent, is being marketed through our in-house sales force primarily to surgeons, pain management specialists, primary-care physicians, internal medicine physicians, oral surgeons, and otolaryngologists. The main branded competitors of Xodol are Lortab, Lorcet, and Norco, all of which contain a 10 mg dose of hydrocodone and have similar indications for pain. Xodol was developed exclusively for us by Ryan Pharmaceuticals, and we have exclusive distribution rights to the product in the U.S. Under our May 2003 distribution agreement with Ryan Pharmaceuticals, as amended in October 2004, we acquired the exclusive perpetual right to sell, market, promote, and distribute Xodol in the U.S. in consideration of a running royalty based on our net sales of Xodol, subject to remaining annual minimum royalties payable through September 2007 in the aggregate amount of $0.4 million. Ryan Pharmaceuticals was also granted a warrant to purchase 106,878 shares of our common stock under this agreement at an exercise price of $3.89 per share. The agreement requires us to assign a specified number of sales representatives to market Xodol to certain types of physicians in the U.S. The term of the agreement is perpetual, provided that any party can terminate it if the other party becomes insolvent, enters bankruptcy or receivership, or materially breaches the agreement and fails to cure the breach within 30 days of notice of breach. Xodol is exclusively manufactured for us by Mikart, Inc. Under a June 2003 manufacturing and supply agreement with Mikart, we have minimum purchase requirements for Xodol aggregating approximately $1.2 million over a five-year period beginning in June 2004.

Respi~TANN™.    Respi~TANN™ is a unique decongestant for temporary relief of cough and nasal congestion accompanying respiratory tract conditions associated with the common cold, influenza, sinusitis, and bronchitis. Respi~TANN is unique in that it contains a proprietary Tannate Conversion Technology that, by including tannic acid in the product, enables twice-a-day dosing with delayed and consistent drug delivery. In August 2002, we entered into a five-year manufacturing and supply agreement with Kiel Laboratories, or Kiel, providing for the exclusive manufacture and supply by Kiel of Respi~TANN, and we started marketing and selling Respi~TANN in January of 2003. As provided in this agreement, Kiel owns exclusive rights to the Tannate Conversion Technology utilized in Respi~TANN, and we are obligated to purchase all of our requirements of Respi~TANN from Kiel. The agreement also sets forth the prices that we will pay for the product and minimum purchase volume obligations. The agreement will expire in August 2007, unless the parties mutually agree to renew the agreement, although the agreement can be terminated by either party prior to the expiration date if, among other things, the other party materially breaches the agreement and fails to cure the default within 15 days of written notice of default or the other party fails to function for any reason in the ordinary course of business for a period of 10 consecutive business days. During the term of the agreement, Kiel is precluded from manufacturing the product for any party other than us.

Histex Heritage Products.    Since 2003, we have marketed and sold a line of allergy, cough, and cold medicines that we refer to as our HistexTM Heritage Products. The Histex Heritage Products consist of Histex HC, Histex PD, Histex Liquid, and Histex SR. Histex SR is indicated for the relief of multiple symptoms of nasal congestion, sneezing, runny nose, and watery eyes associated with seasonal and perennial nasal allergies. Histex HC is indicated for symptomatic relief when coughing, congestion, and rhinorrhea, or runny nose, are associated with respiratory infections. Histex PD is indicated for the relief of nasal and non-nasal symptoms of seasonal and perennial allergic rhinitis, and Histex Liquid is indicated for a wide range of respiratory conditions. We acquired exclusive marketing rights to the Histex Heritage Product line in June 2002 from Andrx Laboratories under an asset purchase agreement.

Histex I/E.    Since May 2003, we have marketed and sold Histex I/E, which is a prescription medicine indicated for the relief of seasonal and perennial allergic rhinitis for patients 12 years of age and older. The active ingredient in this product is carbinoxamine maleate, a type of antihistamine that is a strong anticholinergic but that is recognized to be less sedating than equivalent products. Histex I/E utilizes a proprietary Dynamic Variable Release™ technology to allow release of the medication at specified intervals to enhance the efficacy and safety.

Histex Pd 12.    Histex Pd 12 is indicated for the relief of nasal and non-nasal symptoms of seasonal and perennial allergic rhinitis and hives. Histex Pd 12 contains carbinoxamine maleate and carbinoxamine tannate, a tannated antihistamine, to deliver an immediate-release benefit for quick relief, as well as sustained relief due to the sustained-release profile of the tannate-based portion of the product. Histex Pd 12 utilizes a patent-pending delivery technology called Dynamic Polymorphic Dissociation, which delivers a specified amount of the active agent immediately and another portion over an extended period of time. Histex Pd 12 was introduced in October 2003.

Specialty Pharmaceutical Products Under Development

In addition to our currently marketed products, we have a pipeline of 10 specialty pharmaceutical products currently under development, consisting of MD TurboTM, EmezineTM, and a portfolio of eight narcotic pain formulations.

MD Turbo

Product Background.    MD Turbo is a breath-actuated inhaler device that is designed to work in conjunction with most metered-dose inhalers. Metered-dose inhalers, or MDIs, are small hand-held devices that are used to deliver inhaled drugs by housing the aerosol canisters containing such drugs and triggering the release of the drugs from the canisters. MDIs are the most commonly prescribed type of inhalation device for patients with asthma and chronic obstructive pulmonary disease. MD Turbo, which is being developed for us by Respirics, Inc., is a device into which most MDIs can be inserted in order to provide more efficient and effective delivery of medication.

Studies have shown that MDIs are frequently used improperly due to the high velocity of the aerosol particles when exiting the mouthpiece. This particle velocity often results in, among other problems, difficulty in coordinating the timing of actuation and inhalation. It has been demonstrated that, with improper technique, 50% of patients can be expected to get reduced or no clinical benefit from the prescribed medication, as less of the medication reaches the lungs. Physicians currently prescribe spacers or holding chambers to help relieve the effects of improper timing, but these devices are large and are often not well-received by patients. To counter these problems, our MD Turbo device has a patented inspiratory pressure trigger that, upon insertion of the MDI into the device, provides breath-actuation, meaning that inhalation triggers the release of the medication from the canister. Additionally, MD Turbo incorporates a dosage counter to better measure the effectiveness of patient use.

MD Turbo is compatible with most albuterol generics, Ventolin™/Ventolin™ HFA, Proventil™ (but not Proventil™ HFA), Flovent™, Atrovent™, Combivent™, and Alupent™. The dosage counter on the device is battery-operated, and it contains a self-elimination feature that renders it unusable after dispensing a specified volume of medication, usually amounting to approximately one year of usage. The device also features a mechanical over-ride so a timely dose can be delivered regardless of electronic triggering.

Market Opportunity/Sales and Marketing.    An estimated 40 million prescriptions are written for MDIs each year. Over 1.25 million prescriptions are filled for spacers or holding chambers each year. Maxair™, marketed by 3M Corporation, is the only competitive breath-actuated inhaler device, but Maxair is compatible with only one drug, pirbuterol, which limits therapeutic options for patients. Maxair generated an estimated $71.5 million in annual sales in 2003. Our marketing of MD Turbo will target allergists, pulmonologists, general practitioners, respiratory therapists, pharmacists, managed care organizations, and consumers. If it receives FDA clearance or approval, MD Turbo will be a prescription-only device that we intend to market and sell through our own sales force.

Development Status.    We are developing MD Turbo in conjunction with Respirics under a product development agreement that we entered into with Respirics in January 2003. Respirics is a developer of pulmonary drug delivery devices and holds two issued U.S. patents and two U.S. patent applications relating to MD Turbo. Under the development agreement, Respirics has primary responsibility for completing the development of the product and obtaining regulatory clearance or approval, and we are responsible for paying Respirics a total of $1,070,000 in development fees in installments against the delivery of various development milestones. As of March 31, 2005, we have paid Respirics all of this amount. Respirics filed a 510(k) pre-market notification with the FDA in February 2005 for the product, with the product being classified as a Class II prescription-only medical device. A 510(k) pre-market notification is a type of application that is available for medical devices that are substantially equivalent in intended use and in safety and effectiveness to a previously approved device. The 510(k) approval process generally takes an average of 90 to 120 days after the submission of the notification, although there is no guarantee that MD Turbo will be approved within such time period, if at all.

Proprietary Rights and Manufacturing.    Under a distribution agreement with Respirics that we entered into in January 2003, we have the exclusive right to sell, market, promote, and distribute MD Turbo in the U.S. Under this agreement, Respirics is the exclusive supplier of MD Turbo to us. The agreement provides that Respirics will sell the product to us at its cost, although we are obligated to pay a royalty to Respirics based on our net sales of the product. The agreement also sets forth minimum purchase requirements that, based on the expected cost of the product, we anticipate will aggregate to $2.9 million in purchases during each of the two years following commercial launch of the product, $5.2 million in purchases during the third year, and approximately $6.3 million per year thereafter during the term of the agreement. The distribution agreement terminates upon the expiration of the last-to-expire of the U.S. patents covering MD Turbo. However, the agreement can be terminated earlier by either party if the other party becomes insolvent, declares bankruptcy, or materially breaches the agreement and fails to cure the breach within 30 days of written notice of breach. Upon such a termination, Respirics will continue to own all intellectual property relating to MD Turbo, and the agreement provides that we will not sell any products that are competitive with MD Turbo for a period of two years following the termination.

Emezine

Product Background.    In March 2004, we obtained exclusive U.S. distribution rights to Emezine, a product for control of nausea and vomiting. Emezine is a formulation of prochlorperazine maleate that is placed between the upper lip and gum for transbuccal absorption, which is absorption into the bloodstream through the cheek. Prochlorperazine maleate is a commonly used anti-nausea and anti-vomiting medication, but in the U.S., it is not available in transbuccal form. A product identical to Emezine (except for packaging and dosing strength) is currently approved for marketing in the United Kingdom and is manufactured, marketed, and sold there under the name Buccastem by Reckitt Benckiser Healthcare (UK) Ltd., a United Kingdom pharmaceuticals company. We believe that, as a transbuccal product, Emezine could provide an attractive alternative to other prochlorperazine maleate products currently sold in the U.S.

Market Opportunity/Sales and Marketing.    The market for products that control nausea and vomiting is estimated to exceed $1.7 billion in annual sales. Sales are split between the hospital/clinic setting and the retail market. Competitive products with Emezine will include Zofran, prochlorperazine (Compazine), Phenergan, and Promethazine. We expect to market Emezine though our sales force directly to primary care physicians, oncologists, radiation oncologists, anesthesiologists, neurologists, and surgeons.

Development Status.    Emezine is being jointly developed with Arius, the exclusive U.S. licensee of the product and a wholly-owned subsidiary of BioDelivery Sciences, under a distribution agreement that we entered into with Arius in March 2004. Under this distribution agreement, Arius is required to use commercially reasonable efforts to obtain FDA approval of Emezine. We are responsible for paying Arius up to a total of $1,850,000 in development fees, payable in installments against the delivery of various development milestones. As of March 31, 2005, we have paid Arius $1,300,000 of this amount.

Arius filed a 505(b)(2) application with the FDA for Emezine in May 2005. In general, a 505(b)(2) application can be filed by a drug sponsor whenever a new drug represents a limited variation of a previously approved drug, and the 505(b)(2) application process enables the sponsor of a drug to rely on the FDA’s previous findings of safety and efficacy for the previously approved drug.

Proprietary Rights and Manufacturing.    Arius holds an exclusive license to the Emezine product for the U.S. from Reckitt Benckiser. Under our distribution agreement with Arius, we have the exclusive right to market, promote, and distribute Emezine in the U.S. for the duration of the distribution agreement, which expires upon expiration of Arius’ license agreement with Reckitt Benckiser in 2014. Under our distribution agreement, Arius is the exclusive supplier of the product to us with specified minimum purchase obligations, and Reckitt Benckiser is the manufacturer of the product. The agreement provides that Arius will sell the product to us at its cost, although we are obligated to pay Arius a royalty based on our net sales of the product. The agreement also provides for the payment by us of milestone payments of up to $2.0 million, of which $1.3 million has been paid through March 31, 2005, with the balance being due upon the achievement of various milestones relating to the FDA approval process. In addition, minimum annual royalties of $2.0 million will be due for the first twelve months after product approval, with minimum annual royalties of $4.0 million due thereafter until a generic competitive product is introduced to the market. During the term of the agreement, we may not sell any product other than Emezine for the treatment of nausea and vomiting in the U.S. without Arius’ written consent. If Emezine is approved by the FDA, we are obligated under the agreement to use commercially reasonable efforts to launch Emezine within 90 days of approval, and the agreement specifies certain required annual marketing expenditures by us in connection with Emezine. We are also obligated to assign a specified number of sales representatives to market the product to hospitals and oncologists. The agreement can be terminated by either party prior to its scheduled expiration if the other party becomes insolvent, declares bankruptcy, or materially breaches the agreement and fails to cure the breach within 90 days of written notice of breach.

Pain Products

Product Background.    In conjunction with Mikart, Argent, and Acheron, we are developing a portfolio of nine narcotic pain products for the treatment of moderate to moderately severe pain. Each of these products represents a unique combination of hydrocodone and a non-steroidal anti-inflammatory drug (NSAID) or hydrocodone and a non-NSAID analgesic. Each new pain product will be differentiated through a separate Abbreviated New Drug Application, or ANDA, filed with the FDA. The first of our pain products, Xodol™, was approved by the FDA in June 2004 and introduced to the market in August 2004. Our goal is to obtain FDA approval of and launch our other eight new pain products over the next 18 to 24 months.

Market Opportunity/Sales and Marketing.    Over 50 million Americans suffer from chronic pain, and nearly 25 million Americans experience acute pain each year due to injuries or surgery. As a result, the prescription pharmaceutical market for the treatment of pain was projected to be in excess of $24 billion in sales in the U.S. in 2004. In 2003, an estimated 89 million prescriptions were written for hydrocodone/acetaminophen products. Currently, general and family practitioners and internal medicine practitioners collectively write more than 50% of all prescriptions in the pain category. Although the pain product market is crowded and very competitive, we believe that recently launched products by other companies in this market have been able to generate substantial sales due to product differentiation, focused promotion to key prescribers, and the significant size of the pain market. Our goal is to leverage our complementary and differentiated pain products in development, as well as our relationships with prescribers and current market presence, to gain market share within the pain category.

Our pain products will be marketed and sold for a wide range of pain indications, including post-operative surgery, musculoskeletal and connective tissue conditions, sprains, strains, and fractures. We anticipate marketing our pain products through our sales force directly to primary care physicians, pain specialists, orthopedic surgeons, and other selected specialties that practice in outpatient settings. These products may also be marketed to oncologists in conjunction with our other critical care or oncology products, such as Emezine and Biovaxid (if they are approved), and to otolaryngologists in connection with SinuNase (if it is approved). We believe that our different pain products can be marketed in a complementary manner in order to leverage the relative advantages of each such product.

Development Status.    The ANDA filings for these pain products are expected to occur at various times during the 2005 calendar year, and two of the ANDAs were filed in March 2005. Under distribution agreements that we entered into with Argent in June 2004 and with Acheron in May 2003, Argent and Acheron have primary responsibility for the development of these products and, together with Mikart, will be responsible for obtaining regulatory approval of the products. The ANDAs for these products will be filed in the name of Mikart. In addition, Mikart is developing proprietary process and formulation patents that may provide additional protection from generic products.

Under the Argent and Acheron agreements, we will be required to pay running royalties based on our net sales of the product formulations developed under these agreements. In addition, the Argent agreement provides for the payment by us of minimum royalties upon product approval, milestone payments, and other fees of up to $6.3 million, of which $1.4 million has been paid through March 31, 2005. The Acheron agreement provides for the payment by us of minimum royalties upon product approval and milestone payments of up to $2.0 million, of which $0.1 million has been paid through March 31, 2005. The remaining payments under these agreements will be due upon the achievement of various milestones relating to the product development, approval, and launch process for the product formulations covered by the agreements. In addition, we issued warrants to purchase up to 330,135 shares of our common stock to the designees of Argent and Acheron under these agreements at an exercise price of $2.11 or $5.33 per share.

Once products covered by these agreements are approved by the FDA, we are obligated to launch the products within 90 days of the approval date and to assign a specified number of sales representatives to market the products to certain types of physicians. The term of these agreements is perpetual, provided that any party can terminate the agreements for cause if the other party becomes insolvent, enters bankruptcy or receivership, or materially breaches the agreement and fails to cure within 30 days of notice of breach or if the other party is dissolved, liquidated, or files a petition under bankruptcy or insolvency law. Upon the termination of the agreement, Argent and Acheron will retain all rights to the developed products, subject to royalty payments to us on sales of the products by them.

Proprietary Rights.    Our rights to these products (other than Xodol) are based on our agreements with Argent and Acheron, which give us exclusive perpetual rights to market and sell the products developed by them under the agreement in the U.S., and a June 2003 manufacturing and supply agreement with Mikart, who will serve as our exclusive manufacturer and supplier for our pain products (including Xodol). Under our agreement with Mikart, Mikart has agreed not to manufacture any products having an identical formulation as our pain products for any party other than us. The agreement sets forth the prices at which we will buy the products and imposes certain annual minimum purchase requirements on us. The term of the agreement is for five years after Mikart achieves certain manufacturing testing and validation milestones and renews automatically for successive one-year terms thereafter unless either party delivers six months’ prior written notice of termination. The agreement can be terminated earlier by either party upon a material breach by the other party that remains uncured for 60 days after written notice of breach or if the other party is dissolved, liquidated, or files a petition under bankruptcy or insolvency law. Upon termination under certain circumstances, Mikart is required to transfer its ANDAs for the products to us at the fair market value of such ANDAs.

Our Development and Commercialization Capabilities

We provide a broad range of analytical, consulting, and clinical development services to companies and institutions in the pharmaceutical, biotechnology, and medical markets, including some of the world’s largest pharmaceutical companies. We provide these services to clients throughout the world, and we also utilize these services for our own product development efforts in order to, among other things, evaluate and analyze the market and potential pricing of our product candidates. Our development and commercialization services include outcomes research on the economic profiles of pharmaceuticals and biologics, pricing and market assessment on these products, and various services designed to expedite clinical trials. We also use these services to evaluate the payor reimbursement prospects of our products and to develop reimbursement strategies.

We provide our commercialization and development services through a team of employees who are based in offices in New York and Germany. This team includes research professionals at the Master’s and Doctoral level in the fields of medicine, epidemiology, biochemistry, statistics, engineering, public health, pharmacy, health economics, and business administration.

Biologics Production

We commercially produce biologic products such as mammalian cells, proteins, monoclonal antibodies, and other cell culture products. We provide these products and related services for a fee to a wide variety of customers, including biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals, and public and private laboratories. We also manufacture and sell instruments and disposables used for the production of cell cultures. Our biologics business is conducted through Biovest, our majority owned subsidiary, which is also the developer and manufacturer of our Biovaxid vaccine.

Sales and Marketing

We maintain a sales force that, as of May 31, 2005, consisted of approximately 122 full-time employees for the marketing and sale of our current specialty pharmaceutical products. Because of our sales force’s focus and experience in the respiratory and primary care market, we expect that we will continue to use, and perhaps expand, our sales force to market and sell SinuNase, MD Turbo, Emezine, and our pain products, provided that they are approved by the FDA. If we obtain regulatory approval for Biovaxid, we plan to build a small, highly-focused sales and marketing force to market the product to the oncology market, although we may also establish marketing relationships with third parties to penetrate this market, particularly in foreign countries.

Competition

The pharmaceutical industry is highly competitive and includes a number of established large and mid-sized pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. If approved, our product candidates will compete with a large number of products that could include over-the-counter treatments, prescription drugs, and prescription drugs that are prescribed off-label. In addition, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive.

If approved, each of our product candidates will compete for a share of the existing market with numerous products that have become standard treatments recommended or prescribed by physicians. For example, we believe the primary competition for our product candidates are:

•	For SinuNase, we are not aware of any third party that is marketing or developing a comparable product to treat CRS with amphotericin B, although it is likely that other antifungals may be formulated for CRS. In addition, our CRS therapy will compete with alternative treatments for CRS, including surgery, antibiotics, and corticosteroids.

•	For Biovaxid, we are aware of several companies focusing on the development of active immunotherapies for NHL, including Genitope Corporation, Antigenics, Inc., Favrille, Inc., and Large Scale Biology Corporation. None of these companies uses the hybridoma method to produce a patient-specific vaccine, and of these companies, only Genitope and Favrille have a product candidate in Phase III clinical trials. Several companies, such as Corixa Corporation, Biogen Idec, and Immunomedics, Inc., are involved in the development of passive immunotherapies for NHL. These passive immunotherapies include Rituxan, a monoclonal antibody, and Zevalin and Bexxar, which are passive radioimmunotherapy products.

•	For MD Turbo, we will compete with 3M Corporation’s MaxairTM product, which is a breath-actuated inhaler device usable with only one medication, as well as with standard MDIs that are not breath-actuated, including MDIs manufactured by generic albuterol manufacturers such as Dey, IVAX, Zenith, and GlaxoSmithKline. We believe that the MaxairTM breath-actuated MDI represented about 2% of MDI sales in 2003 in the U.S. We will also compete with MDI spacers and holding chambers such as Opti-Chamber®, Inspirease®, and Aerochamber®.

•	For Emezine, we are not aware of any other transbuccal administered formulation of prochlorperazine maleate that is approved for marketing in the U.S., although we will compete with other prochlorperazine products being marketed and sold in the U.S. by GlaxoSmithKline and other generic manufacturers.

•	For Xodol and our pain products in development, we will compete with other products approved for marketing in the U.S. that contain a combination hydrocodone bitartrate and ibubrofen or acetaminophen, including branded and generic versions of Lortab® 10, Lorcet® 10, Norco®, and Vicodin® HP. As of December 2003, we believe that Lortab® 10 represented about 41% and Lorcet® 10 represented about 30% of the market for hydrocodone/acetaminophen brands that, like Xodol, contain a 10 mg dose of hydrocodone.

•	For Respi~TANN and our Histex products, we compete with a wide variety of branded and generic prescription cough, cold, and allergy medications, such as Tussionex®, Allegra®, Clarinex®, and Zyrtec®. Our Histex Pd and Histex Pd 12 products compete in the prescription liquid antihistamine market, in which Zyrtec Syrup has the largest market share at around 84%. Our Histex I/E product competes in the solid antihistamine market, in which Allegra® and Zyrtec® are the largest competitors with about 42% and 37% of the market, respectively. Our Respi~TANN product competes in the antihistamine combination market, in which Allegra -D® and Zyrtec D® are the largest competitors with about 58% and 28% of the market, respectively.

We expect to compete on, among other things, the safety and efficacy of our products and more desirable treatment regimens, combined with the effectiveness of our experienced management team. Competing successfully will depend on our continued ability to attract and retain skilled and experienced personnel, to identify and secure the rights to and develop pharmaceutical products and compounds and to exploit these products and compounds commercially before others are able to develop competitive products. In addition, our ability to compete may be affected because insurers and other third-party payors in some cases seek to encourage the use of generic products making branded products less attractive, from a cost perspective, to buyers.

Government Regulation

Government authorities in the United States at the federal, state, and local levels and foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing, and import and export of pharmaceutical products, biologics, and medical devices. All of our products in development will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal, state, local, and foreign statutes and regulations also govern testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent process of maintaining substantial compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations, and policies may change and new legislation or regulations may be issued that could delay such approvals.

Pharmaceutical Product Regulation

In the United States, the U.S. Food and Drug Administration, or FDA, regulates drugs and well-characterized biologics under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations that are adopted under the FDCA. In the case of biologics, the FDA regulates such products under the Public Health Service Act. If we fail to comply with the applicable requirements under these laws and regulations at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us. The FDA also administers certain controls over the export of drugs and biologics from the U.S.

Under the United States regulatory scheme, the development process for new pharmaceutical products can be divided into three distinct phases:

•	Preclinical Phase. The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application, or IND, for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans.

•	Clinical Phase. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA’s current Good Manufacturing Processes (cGMP) requirements. Data from these activities are compiled in a New Drug Application, or NDA, or for biologic products a Biologics License Application, or BLA, for submission to the FDA requesting approval to market the drug.

•	Post-Approval Phase. The post-approval phase follows FDA approval of the NDA or BLA, and involves the production and continued analytical and clinical monitoring of the product. The post- approval phase may also involve the development and regulatory approval of product modifications and line extensions, including improved dosage forms, of the approved product, as well as for generic versions of the approved drug, as the product approaches expiration of patent or other exclusivity protection.

Each of these three phases is discussed further below.

Preclinical Phase.    The development of a new pharmaceutical agent begins with the discovery or synthesis of a new molecule or well-characterized biologic. These agents are screened for pharmacological activity using various animal and tissue models, with the goal of selecting a lead agent for further development. Additional studies are conducted to confirm pharmacological activity, to generate safety data, and to evaluate prototype dosage forms for appropriate release and activity characteristics. Once the pharmaceutically active molecule is fully characterized, an initial purity profile of the agent is established. During this and subsequent stages of development, the agent is analyzed to confirm the integrity and quality of material produced. In addition, development and optimization of the initial dosage forms to be used in clinical trials are completed, together with analytical models to determine product stability and degradation. A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured. Upon successful completion of preclinical safety and efficacy studies in animals, an IND submission is prepared and provided to the FDA for review prior to commencement of human clinical trials. The IND consists of the initial chemistry, analytical, formulation, and animal testing data generated during the preclinical phase. In general, the review period for an IND submission is 30 days, after which, if no comments are made by the FDA, the product candidate can be studied in Phase I clinical trials.

The process for the development of biologic products, such as our Biovaxid product, parallels the process outlined above. Biologics, in contrast to drugs that are chemically synthesized, are derived from living sources, such as humans, animals, and microorganisms. Most biologics are complex mixtures that are not easily identified or characterized and have activity that is different from the activity of small, organic molecules normally found in drugs. Because of the diversity of the nature of biologic products and their substantial molecular size (usually hundreds of times larger than small, organic molecules associated with drugs), special technology is often required for their production and subsequent analysis. Biologic products, especially proteins, may be produced with living cells. Purity testing of biologics can be complex since living cells may harbor viruses and other agents. The potential presence of these agents, and the requirement to establish degradation profiles and identify impurities associated with production and purification, further require establishing, validating, and conducting specialized tests and analyses. Formulation development in this area is often more complex than for small, organic drug substances. For example, molecules produced using recombinant DNA technology are inherently less stable than their organic counterparts because structural integrity must be maintained through administration and distribution of the product. Accordingly, certain aspects of the development process for biologic products may be more challenging than similar aspects encountered in the development of drugs.

Clinical Phase.    Following successful submission of an IND, the sponsor is permitted to conduct clinical trials involving the administration of the investigational product candidate to human subjects under the supervision of qualified investigators in accordance with good clinical practice. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the drug. Each protocol must be submitted to the FDA as part of the IND prior to beginning the trial. Each trial must be reviewed, approved and conducted under the auspices of an independent Institutional Review Board, and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:

•	Phase I. Phase I human clinical trials are conducted in a limited number of healthy individuals to determine the drug’s safety and tolerability and includes biological analyses to determine the availability and metabolization of the active ingredient following administration. The total number of subjects and patients included in Phase I clinical trials varies, but is generally in the range of 20 to 80 people.

•	Phase II. Phase II clinical trials involve administering the drug to individuals who suffer from the target disease or condition to determine the drug’s potential efficacy and ideal dose. These clinical trials are typically well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analysis to confirm the consistent composition of the product.

•	Phase III. Phase III clinical trials are performed after preliminary evidence suggesting effectiveness of a drug has been obtained and safety (toxicity), tolerability, and an ideal dosing regimen have been established. Phase III clinical trials are intended to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to complete the information needed to provide adequate instructions for the use of the drug, also referred to as the Official Product Information. Phase III trials usually include from several hundred to several thousand subjects.

Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed.

Phase I, II, and III testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend, or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of our products under development. Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at any time for a variety of reasons, including safety issues.

New Drug Application (NDA) or Biologics License Application (BLA)

After the successful completion of Phase III clinical trials, the sponsor of the new drug submits an NDA, or BLA in the case of biologics, to the FDA requesting approval to market the product for one or more indications. An NDA, or BLA, is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical and clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug. Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, on the safety and efficacy of drugs for all relevant pediatric populations before the NDA is submitted. The statute provides for waivers or deferrals in certain situations. We have applied for a pediatric assessment waiver for Emezine but we can make no assurances that such situations apply to our other products. In most cases, the NDA or BLA must be accompanied by a substantial user fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which the FDA may approve the product or request additional information.

The submission of the application is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all NDAs and BLAs submitted before it accepts them for filing. It may refuse to file the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information. After application is deemed filed by the FDA, the FDA reviews an NDA or BLA to determine, among other things, whether a product is safe and effective for its intended use. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its NDA or BLA. Drugs that successfully complete NDA or BLA review may be marketed in the United States, subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities, that will be involved in the manufacture, production, packaging, testing and control of the drug product for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If the FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The length of the FDA’s review ranges from a few months to many years.

Fast-Track Review

The Food and Drug Administration Modernization Act of 1997, or the Modernization Act, establishes a statutory program for the approval of “Fast-Track” products, which are defined under the Modernization Act as new drugs or biologics intended for the treatment of a serious or life-threatening condition that demonstrate the potential to address unmet medical needs for this condition. To determine whether a condition is “serious” for the purposes of Fast-Track designation, the FDA considers several factors including, the condition’s impact on survival, day-to-day functioning, and the likelihood that the disease, if left untreated, will progress from a less severe condition to a more serious one. If awarded, the Fast-Track designation applies to the product only for the indication for which the designation was received. Under the Fast-Track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast-Track product in writing at any time during the clinical development of the product. The act specifies that the FDA must determine if the product qualifies for Fast-Track designation within 60 days of receipt of the sponsor’s request.

Fast-Track designation offers a product the benefit of approval based on surrogate endpoints that generally would not be acceptable for approval and also offers possible early or rolling acceptance of the marketing application for review by the agency. However, the time periods to which the FDA has committed in reviewing an application do not begin until the sponsor actually submits the application. The FDA may subject approval of an application for a Fast-Track product to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint, and the FDA may also subject such approval to prior review of all promotional materials. In addition, the FDA may withdraw its approval of a Fast-Track product on a number of grounds, including the sponsor’s failure to conduct any required post-approval study with due diligence and failure to continue to meet the criteria for designation.

Fast-Track designation should be distinguished from the FDA’s other programs for expedited development and review, although products awarded Fast-Track status may also be eligible for these other benefits. Accelerated approval refers to the use of less than well-established surrogate endpoints discussed above. Priority review is a designation of an application after it has been submitted to FDA for approval. The agency sets the target date for agency actions on the applications of products that receive priority designation for six months, where products under standard review receive a ten month target.

In our pre-IND meeting with the FDA for SinuNase in December 2004, the FDA verbally indicated that SinuNase is likely to receive Fast-Track review status after the IND for SinuNase is filed. However, we cannot predict the ultimate impact, if any, of the Fast-Track designation on the timing or likelihood of FDA approval of SinuNase, and we cannot guarantee that Fast-Track status will actually be formally granted after the IND is filed.

Post-Approval Phase

If the FDA approves the NDA, BLA, or ANDA application, as applicable, the pharmaceutical product becomes available for physicians to prescribe in the United States. After approval, we are still subject to continuing regulation by FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, we are required to maintain and provide updated safety and efficacy information to the FDA. We are also required to comply with requirements concerning advertising and promotional labeling. In that regard, our advertising and promotional materials must be truthful and not misleading. We are also prohibited from promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.

Drug and biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state, or local agencies. In addition, approved biological drug products may be subject to lot-by-lot release testing by the FDA before these products can be commercially distributed. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. We use, and will continue to use, third-party manufacturers, including Mikart, to produce certain of our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

In addition, following FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

Hatch-Waxman Act

Under the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, Congress created an abbreviated FDA review process for generic versions of pioneer (brand name) drug products. In order to preserve the incentives of pioneer drug manufacturers to innovate, the Hatch-Waxman Act also provides for patent term restoration and the award, in certain circumstances, of non-patent marketing exclusivities.

Abbreviated New Drug Applications (ANDAs)

An ANDA is a type of application in which approval is based on a showing of “sameness” to an already approved drug product. ANDAs do not contain full reports of safety and effectiveness, as do NDAs, but rather demonstrate that their proposed products are “the same as” reference products with regard to their conditions of use, active ingredient(s), route of administration, dosage form, strength, and labeling. ANDA applicants are also required to demonstrate the “bioequivalence” of their products to the reference product. Bioequivalence generally means that there is no significant difference in the rate and extent to which the active ingredient(s) in the products becomes available at the site of drug action.

All ANDAs must contain data relating to product formulation, raw material suppliers, stability, manufacturing, packaging, labeling, and quality control, among other information. The timing of final FDA approval of an ANDA depends on a variety of factors, including whether the applicant has challenged any patents claiming the reference product and whether the pioneer manufacturer is entitled to one or more periods of non-patent marketing exclusivity. In certain circumstances, these marketing exclusivities can extend beyond the life of a patent, and block the approval of ANDAs after the date on which the patent expires. If the FDA concludes that all substantive ANDA requirements have been satisfied, but final approval is blocked because of a patent or a non-patent marketing exclusivity, the FDA may issue the applicant a “tentative approval” letter.

505(b)(2) Applications

If a proposed product represents a change from an already approved product, yet does not qualify for submission under an ANDA pursuant to an approved suitability petition, the applicant may be able to submit a type of NDA referred to as a “505(b)(2) application.” A 505(b)(2) application is an NDA for which one or more of the investigations relied upon by the applicant for approval was not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigation was conducted. The FDA has determined that 505(b)(2) applications may be submitted for products that represent changes from approved products in conditions of use, active ingredient(s), route of administration, dosage form, strength, or bioavailability. A 505(b)(2) applicant must provide FDA with any additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed change(s). Consequently, although duplication of preclinical and certain clinical studies is avoided through the use a 505(b)(2) application, specific studies may be required. We plan to submit a 505(b)(2) application for SinuNase, and Arius, our development partner for our Emezine product, submitted a 505(b)(2) application for Emezine in April 2005.

Patent Term Restoration

The Hatch-Waxman Act also provides for the restoration of a portion of the patent term lost during product development and FDA review of an application. However, the maximum period of restoration cannot exceed 5 years, or restore the total remaining term of the patent to greater than 14 years from the date of FDA approval of the product. The patent term restoration period is generally one-half the time between the effective date of the IND and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The United States Patent and Trademark Office, in consultation with FDA, reviews and approves the application for patent term restoration. In the future, we may consider applying for patent term restoration for some of our currently owned or licensed patents, depending on the expected length of clinical trials and other factors involved in the filing of an NDA.

ANDA and 505(b)(2) Applicant Challenges to Patents and Generic Exclusivity

ANDA and 505(b)(2) applicants are required to list with FDA each patent that claims their approved products and for which claims of patent infringement could reasonably be asserted against unauthorized manufacturers. ANDA and 505(b)(2) applicants must then certify regarding each of the patents listed with the FDA for the product(s) it references. An applicant can certify that there is no listed patent, that the listed patent has expired, that the application may be approved upon the date of expiration of the listed patent, or that the patent is invalid or will not be infringed by the marketing of the applicant’s product. This last certification is referred to as a “Paragraph IV certification.”

If a Paragraph IV certification is filed, the applicant must also provide notice to the NDA holder and patent owner stating that the application has been submitted and providing the factual and legal basis for the applicant’s opinion that the patent is invalid or not infringed. The NDA holder or patent owner may sue the ANDA or 505(b)(2) applicant for patent infringement. If the NDA holder or patent owner files suit within 45 days of receiving notice of the application, a one-time 30-month stay of FDA’s ability to approve the ANDA or 505(b)(2) application is triggered. FDA may approve the proposed product before the expiration of the 30-month stay if a court finds the patent invalid or not infringed or shortens the period because parties have failed to cooperate in expediting the litigation.

As an incentive to encourage generic drug manufacturers to undertake the expenses associated with Paragraph IV patent litigation, the first ANDA applicant to submit a substantially complete ANDA with a Paragraph IV certification to a listed patent may be eligible for a 180-day period of marketing exclusivity. For ANDAs filed after December 8, 2003 that use a reference product for which no Paragraph IV certification was made in any ANDA before that date, this exclusivity blocks the approval of any later ANDA with a Paragraph IV certification referencing the same product. For these ANDAs, the exclusivity period runs from the date when the generic drug is first commercially marketed.

For other ANDAs, the 180-day exclusivity period blocks the approval of any later ANDA with a Paragraph IV certification referencing at least the same patent, if not the same product, and may be triggered on the date the generic drug is first commercially marketed or the date of a decision of a court holding that the patent that was the subject of the Paragraph IV certification is invalid or not infringed. This decision must be from a court from which no appeal can be or has been taken, other than a petition to the United States Supreme Court.

If multiple generic drug manufacturers submit substantially complete ANDAs with Paragraph IV certifications on the first day that any such ANDAs are submitted, all of these manufacturers will share in a single 180-day exclusivity period. Note also that these periods of 180-day exclusivity may be subject to forfeiture provisions, requiring relinquishment of the exclusivity in some situations, including cases where commercial marketing of the generic drug does not occur within a certain time period.

Non-Patent Marketing Exclusivities

The Hatch-Waxman Act also provides three years of “new use” marketing exclusivity for the approval of NDAs, 505(b)(2) applications, and supplements, where those applications contain the results of new clinical investigations (other than bioavailability studies) essential to the FDA’s approval of the applications. Such applications may be submitted for new indications, dosage forms, strengths, or new conditions of use of already approved products. So long as the new clinical investigations are essential to the FDA’s approval of the change, this three-year exclusivity prohibits the final approval of ANDAs or 505(b)(2) applications for products with the specific changes associated with those clinical investigations. It does not prohibit the FDA from approving ANDAs or 505(b)(2) applications for other products containing the same active ingredient.

Orphan Drug Designation and Exclusivity

Some jurisdictions, including the United States and the European Union, designate drugs intended for relatively small patient populations as “orphan drugs.” The FDA, for example, grants orphan drug designation to drugs intended to treat rare diseases or conditions that affect fewer than 200,000 individuals in the United States or drugs for which there is no reasonable expectation that the cost of developing and making the drugs available in the United States will be recovered. In the United States orphan drug designation must be requested before submitting an application for approval of the product.

Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to a marketing exclusivity. For seven years, the FDA may not approve any other application, including NDAs or ANDAs, to market the “same drug” for the same indication. The only exception is where the second product is shown to be “clinically superior” to the product with orphan drug exclusivity, as that phrase is defined by the FDA and if there is an inadequate supply.

Manufacturing

Changes to the manufacturing process or site during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to relocations or expansions of manufacturing facilities, such as the recent consolidation of all of the steps in the Biovaxid production process to our Worcester, Massachusetts plant and possible expansion to additional facilities that may be required for successful commercialization of the vaccine. A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data. If we demonstrate comparability, additional clinical safety and/or efficacy trials with the new product may not be needed. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, our clinical trials or the FDA approval of Biovaxid may be delayed.

We anticipate that the manufacture of the other products in our development pipeline will be outsourced to experienced cGMP-compliant medical manufacturing companies. In addition, our currently marketed specialty pharmaceutical products are manufactured by third-party contract manufacturers, as identified elsewhere in this prospectus.

Prescription Drug Wrap-Up (DESI II Products)

The Federal Food, Drug, and Cosmetic Act (the Act) of 1938 was the first statute requiring premarket-approval of drugs by the FDA. These approvals, however, focused exclusively on safety data. In 1962, Congress amended the Act to require that sponsors demonstrate that new drugs are effective, as well as safe, in order to receive FDA approval. This amendment also required the FDA to conduct a retrospective evaluation of the effectiveness of the drug products that the FDA approved between 1938 and 1962 on the basis of safety alone. The agency contracted with the National Academy of Science/National Research Council (NAS/NRC) to make an initial evaluation of the effectiveness of many drug products. The FDA’s administrative implementation of the NAS/NRC reports was called the Drug Efficacy Study Implementation (DESI).

Drugs that were not subject to applications approved between 1938 and 1962 were not subject to DESI review. For a period of time, the FDA permitted these drugs to remain on the market without approval. In 1984, however, spurred by serious adverse reactions to one of these products, Congress urged the FDA to expand the new drug requirements to include all marketed unapproved prescription drugs. The FDA created a program, known as the Prescription Drug Wrap-Up, to address these remaining unapproved drugs. Most of these drugs contain active ingredients that were first marketed prior to the 1938 Act. We believe that several of our marketed pharmaceutical products fall within this category.

The FDA asserts that all drugs subject to the Prescription Drug Wrap-Up are on the market illegally and are subject to FDA enforcement discretion because there is an argument that all prescription drugs must be the subject of an approved drug application. There are a couple of narrow exceptions. For example, both the 1938 and 1962 Acts include grandfather provisions exempting certain drugs from the new drug requirements. The 1938 clause exempts drugs that were on market prior to the passage of the 1938 Act and contain the same representations concerning the conditions of use as they did prior to passage of the Act. The 1962 Act exempts, in certain circumstances, drugs that have the same composition and labeling as they had prior to the passage of the 1962 Act. The agency and the courts have interpreted these two exceptions very narrowly. As to drugs marketed over the counter, the FDA exempts through regulation products that are determined to be generally recognized as safe and effective (GRAS/GRASE) and have been used to a material extent and for a material time.

The FDA has adopted a risk-based enforcement policy that prioritizes enforcement of new drug requirements for unapproved drugs that pose a safety threat, lack evidence of effectiveness and prevent patients from pursuing effective therapies, and that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require other manufacturers to also file a NDA or an abbreviated NDA (ANDA) for that same drug in order to continue marketing it in the United States. While the FDA generally provides sponsors a one year grace period, the agency is not statutorily required to do so.

Pharmacy Compounding

The FDA does not regulate the practice of pharmacy but does evaluate pharmacies to determine if their compounding practice qualifies them as drug manufacturers for the purpose of food and drug laws. If the FDA considers the actions of a compounding pharmacy to be similar to those of a drug manufacturer, the FDA will take action to stop such pharmacy compounding until a new drug application is approved for the marketing of such drugs.

Medical Device Regulation

New medical devices, such as our MD Turbo product, are also subject to FDA approval and extensive regulation under the FDCA. Under the FDCA, medical devices are classified into one of three classes: Class I,

Class II, or Class III. The classification of a device into one of these three classes generally depends on the degree of risk associated with the medical device and the extent of control needed to ensure safety and effectiveness.

Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls. These general controls include compliance with the applicable portions of the FDA’s Quality System Regulation, which sets forth good manufacturing practice requirements; facility registration and product reporting of adverse medical events listing; truthful and non-misleading labeling; and promotion of the device only for its cleared or approved intended uses. Class II devices are also subject to these general controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Review and clearance by the FDA for these devices is typically accomplished through the so-called 510(k) premarket notification procedure. When 510(k) clearance is sought, a sponsor must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously approved device. If the FDA agrees that the proposed device is substantially equivalent to the predicate device, then 510(k) clearance to market will be granted. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require premarket approval. Our instruments and disposables used for the production of cell cultures are generally regulated as Class I devices exempt from the 510(k) clearance process.

Clinical trials are almost always required to support a PMA application and are sometimes required for a 510(k) premarket notification. These trials generally require submission of an application for an investigational device exemption, or IDE. An IDE must be supported by pre-clinical data, such as animal and laboratory testing results, which show that the device is safe to test in humans and that the study protocols are scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and is eligible for more abbreviated investigational device exemption requirements.

Respirics, our development partner for the MD Turbo device, filed a 510(k) premarket notification with the FDA in February 2005 for MD Turbo as a Class II prescription-only medical device. The 510(k) is not supported by clinical data. If the FDA does not find the MD Turbo to be substantially equivalent to a predicate device, then the 510(k) clearance request will be denied, and the MD Turbo would have to undergo the much lengthier and more burdensome PMA approval process in order to be marketed in the U.S. It is also possible that the FDA could find that the MD Turbo is a combination product that requires an NDA supplement to revise the labeling of the drugs that it is intended to aid in delivering.

Both before and after a medical device is commercially distributed, manufacturers and marketers of the device have ongoing responsibilities under FDA regulations. The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices. Device manufacturers are subject to periodic and unannounced inspection by the FDA for compliance with the Quality System Regulation, current good manufacturing practice requirements that govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, servicing, labeling, storage, installation, and distribution of all finished medical devices intended for human use.

If the FDA finds that a manufacturer has failed to comply, or that a medical device is ineffective or poses an unreasonable health risk, it can institute or seek a wide variety of enforcement actions and remedies, ranging from a public warning letter to more severe actions such as:

•	fines, injunctions, and civil penalties;

•	recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing requests for 510(k) clearance or PMA approval of new products;

•	withdrawing 510(k) clearance or PMA approvals already granted; and

•	criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device.

The FDA also administers certain controls over the export of medical devices from the U.S., as international sales of medical devices that have not received FDA approval are subject to FDA export requirements. Additionally, each foreign country subjects such medical devices to its own regulatory requirements. In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.

Other Regulation in the United States

Controlled Substances Act.    Our Xodol pain product, the pain products in our development pipeline, and one of our Histex products all contain hydrocodone, a narcotic that is a “controlled substance” under the Controlled Substances Act. The federal Controlled Substances Act (CSA), Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, is a consolidation of numerous laws regulating the manufacture and distribution of narcotics and other substances, including stimulants, depressants and hallucinogens. The CSA is administered by the Drug Enforcement Administration (DEA), a division of the U.S. Department of Justice, and is intended to prevent the abuse or diversion of controlled substances into illicit channels of commerce.

Any person or firm that manufactures, distributes, dispenses, imports, or exports any controlled substance (or proposes to do so) must register with the DEA. The applicant must register for a specific business activity related to controlled substances, including manufacturing or distributing, and may engage in only the activity or activities for which it is registered. The DEA conducts periodic inspections of registered establishments that handle controlled substances. In addition, a recent law requires DEA review of labeling, promotion, and risk management plans for certain controlled substances as a condition of DEA spending. Failure to comply with relevant DEA regulations, particularly as manifested in the loss or diversion of controlled substances, can result in regulatory action including civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations. In certain circumstances, violations can lead to criminal prosecution. Mikart, which manufactures our pain products, is registered with the DEA to manufacture and distribute controlled substances.

Some of our products also contain pseudoephedrine. The DEA regulates pseudoephedrine, pursuant to the CSA and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical” because it can be used in the production of illicit drugs. There are two groups of listed chemicals, List I chemicals and List II chemicals; List I chemicals are more strictly regulated. Pseudoephedrine is a List I chemical. Persons or firms who manufacture, distribute, import, or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting, and security. Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the Federal Food, Drug, and Cosmetic Act.

In addition to these federal statutory and regulatory obligations, there may be state and local laws and regulations relevant to the handling of controlled substances or listed chemicals.

Toxic Substances Control Act.    The Environmental Protection Agency, or EPA, has promulgated regulations under Section 5 of the Toxic Substances Control Act, or TSCA, which require notification procedures for review of certain so-called intergeneric microorganisms before they are introduced into commerce. Intergeneric microorganisms are those formed by deliberate combinations of genetic material from organisms classified in different taxonomic genera, which are types of animal or plant groups. The regulations provide exemptions from the reporting requirements for new microorganisms used for research and development when the researcher or institution is in mandatory compliance with the National Institutes of Health Guidelines for Research Involving Recombinant DNA Molecules, or NIH Guidelines. Those researchers voluntarily following the NIH Guidelines can, by documenting their use of the NIH Guidelines, satisfy EPA’s requirements for testing in contained structures. The EPA may enforce the TSCA through enforcement actions such as seizing noncompliant substances, seeking injunctive relief, and assessing civil or criminal penalties. We believe that our research and development activities involving intergeneric microorganisms comply with the TSCA, but there can be no assurance that restrictions, fines or penalties will not be imposed on us in the future.

Health Care Coverage and Reimbursement.    Commercial success in marketing and selling our products depends, in part, on the availability of adequate coverage and reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the U.S. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products. Government programs, including Medicare and Medicaid, private health care insurance, and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for our products. Examples of how limits on drug coverage and reimbursement in the United States may cause drug price sensitivity include the growth of managed care, changing Medicare reimbursement methodologies, and drug rebates and price controls. Some third-party payors must also approve coverage for new or innovative devices or therapies before they will reimburse health care providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payors.

Anti-Kickback Laws.    In the United States, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration to induce the purchase, order or recommendation of health care products and services. These laws constrain the sales, marketing and other promotional activities of pharmaceutical companies, such as us, by limiting the kinds of financial arrangements (including sales programs) we may have with prescribers, purchasers, dispensers and users of drugs and biologics. The HHS Office of Inspector General (OIG) has issued Compliance Guidance for pharmaceutical manufacturers which, among other things, identifies manufacturer practices implicating the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)) and describes elements of an effective compliance program. The OIG Compliance Guidance is voluntary, and we have not adopted a formal compliance program modeled after the one described in the OIG guidance. Although none of our practices have been subject to challenge under any anti-kickback laws, due to the breadth of the statutory provisions of some of these laws, it is possible that some of our practices might be challenged under one or more of these laws in the future. Violations of these laws can lead to civil and criminal penalties, including imprisonment, fines and exclusion from participation in federal health care programs. Any such violations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Health Information Privacy and Security.    Individually identifiable health information is subject to an array of federal and state regulation. Federal rules promulgated pursuant to the Health Information Portability and Accountability Act of 1996 (“HIPAA”) regulate the use and disclosure of health information by “covered entities” (which includes individual and institutional providers from which we may receive individually identifiable health information). These regulations govern, among other things, the use and disclosure of health information for research purposes, and require the covered entity to obtain the written authorization of the individual before using or disclosing health information for research. Failure of the covered entity to obtain such authorization (absent obtaining a waiver of the authorization requirement from an Institutional Review Board) could subject the covered entity to civil and criminal penalties. As the implementation of this regulation is still in its early phases, we may experience delays and complex negotiations as we deal with each entity’s differing interpretation of the regulations and what is required for compliance. Further, HIPAA’s criminal provisions are not limited in their applicability to “covered persons,” but apply to any “person” that knowingly and in violation of the statute obtains or discloses individually identifiable health information. Also, where our customers or contractors are covered entities, including hospitals, universities, physicians or clinics, we may be required by the HIPAA regulations to enter into “business associate” agreements that subject us to certain privacy and security requirements, including making our books and records available for audit and inspection by HHS and implementing certain health information privacy and security safeguards. In addition, many states have laws that apply to the use and disclosure of health information, and these laws could also affect the manner in which we conduct our research and other aspects of our business. Such state laws are not preempted by the federal privacy law where they afford greater privacy protection to the individual. While activities to assure compliance with health information privacy laws are a routine business practice, we are unable to predict the extent to which our resources may be diverted in the event of an investigation or enforcement action with respect to such laws.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products. Clinical trials conducted in the European Union must comply with the EU Clinical Trials Directive.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure for most products. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. Under European Commission Regulation 726/2004, the centralized authorization procedure is required for all biotechnology-derived medicinal products developed through recombinant DNA technology, controlled expression of genes coding for biologically active proteins, and hybridoma and monoclonal antibody methods. It is also required for designated orphan medicinal products and all new active substances indicated for the treatment of AIDS, cancer, neurodegenerative disorder, or diabetes. This authorization is a marketing authorization approval, or MAA. The decentralized procedure provides for mutual recognition of national regulatory authority approval decisions. Under this procedure, the holder of a national marketing authorization granted by one member state may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure, or MRP.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

Manufacturing

We manufacture Biovaxid primarily at Biovest’s own manufacturing facility in Worcester, Massachusetts. We historically have performed certain steps in the Biovaxid production process at our Minneapolis, Minnesota facility. However, we are in the process of completing the consolidation of all Biovaxid-related production activities into our Worcester facility and are considering divesting the remaining business conducted at Minneapolis. We believe that our Worcester facility is sufficient to produce the vaccine required for the product’s clinical trials, and we are in the process of conforming to FDA regulations that will enable this consolidation. If we receive FDA approval of the vaccine, we may continue to manufacture the vaccine at our existing facility in Worcester, although we will likely need to develop additional facilities or utilize third-party contract manufacturers to fully support commercial production for the U.S. markets. To penetrate markets outside of the U.S., we may enter into collaborations with well-established companies that have the capabilities to produce the product. To facilitate commercial production of the vaccine, we are developing proprietary manufacturing equipment that integrates and automates various stages of vaccine production. We believe that such equipment will reduce the space and staff currently required for production of the vaccine.

We anticipate that the manufacture of the other products in our development pipeline will be outsourced to experienced cGMP-compliant medical manufacturing companies. In addition, our currently marketed specialty pharmaceutical products are manufactured by third-party contract manufacturers, as identified elsewhere in this prospectus.

Intellectual Property

We are pursuing a number of methods to establish and maintain market exclusivity for our product candidates to the greatest extent possible, including seeking patent protection, the use of statutory market exclusivity provisions, and otherwise protecting our intellectual property.

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology, and know-how; to operate without infringing the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing United States and foreign patent applications when possible relating to our proprietary technology, inventions, and improvements that are important to our business. We also rely on trade secrets, know-how, continuing technological innovation, and in-licensing opportunities to develop and maintain our proprietary position.

The following is information regarding our owned and licensed patents and patent applications that we consider material to our business:

•	With respect to SinuNase, Mayo Foundation holds one issued U.S. patent relating to the treatment of CRS with intranasal anti-fungals and another U.S. patent relating to the treatment of asthma through muco-administration of anti-fungals. It also holds one related European Union counterpart patent application for the CRS therapy. Each of these patents expires in October 2018. Each of these issued patents and patent applications are exclusively licensed by us under our license agreement with Mayo Foundation.

•	With respect to Biovaxid, we have filed a first PCT application relating to the type of cell media used to grow cell cultures in the production of Biovaxid, and we have filed a second PCT application relating to certain features of the integrated production and purification system used to produce and purify the vaccine in an automated closed system. We also hold an issued U.S. patent, as well as various foreign counterpart patents, on our hollow-fiber cell culture device and the method of operation of the device, although this patent will expire in February 2006 in the U.S., and the European and Japanese counterparts will expire in October 2005.

•	With respect to the MD Turbo device, Respirics holds four issued U.S. patents relating to the device, each of which expires in June 2016, and one pending U.S. patent application relating to the device. We have exclusive U.S. distribution rights to the device under our agreement with Respirics.

The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of our patent applications or those patent applications that we license will result in the issuance of any patents. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products. In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

We rely in some circumstances on trade secrets to protect our technology, particularly with respect to certain aspects of our Biovaxid manufacturing process. However, trade secrets are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors, and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants, or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

We use Accentia™, Accentia BioPharmaceuticals™, and the Accentia Biopharmaceuticals logo as trademarks in the U.S. and other countries, and we are seeking U.S. trademark registrations for these marks. We are also seeking U.S. trademark registrations for Biovaxid™, SinuNase™, and Xodol™. Respi~TANN® is a registered trademark of TEAMM Pharmaceuticals, Inc., our wholly owned subsidiary. We use Histex™ as a trademark in the U.S. and other countries.

Customers

For the 2004 and 2003 fiscal years, two of our customers accounted for more than 10% of our revenue. Revenues from Cardinal Health represented approximately 15.3% and 14.4% of our revenue for the years ended September 30, 2004 and 2003, respectively, and revenues from McKesson Corporation represented approximately 14.6% and 10.6% of our revenue for the same years, respectively.

Third-Party Reimbursement and Pricing Controls

In the United States and elsewhere, sales of pharmaceutical products depend in significant part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. It will be time-consuming and expensive for us to go through the process of seeking reimbursement from Medicare and private payors. Our products may not be considered cost effective, and coverage and reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis. The passage of the Medicare Prescription Drug and Modernization Act of 2003 imposes new requirements for the distribution and pricing of prescription drugs which may affect the marketing of our products.

In many foreign markets, including the countries in the European Union, pricing of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental pricing control. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.

Employees

As of May 31, 2005, we had 265 full-time employees. None of our employees is represented by labor unions or covered by collective bargaining agreements. We have not experienced any work stoppages, and we consider our employee relations to be good.

Properties

Our principal executive office and administrative office is located in Tampa, Florida and consists of approximately 6,500 square feet. We moved our principal executive and administrative office to this new location in April 2005 after entering into a new lease agreement for five years beginning April 1, 2005. Our former office at a different location in Tampa, Florida consisted of approximately 5,300 square feet and was occupied pursuant to a lease agreement that expired on April 30, 2005.

We have a sales and marketing office in Morrisville, North Carolina that consists of approximately 10,000 square feet. This office is occupied pursuant to a lease agreement that expires on April 30, 2007.

Our Analytica subsidiary leases approximately 13,800 square feet of office space in New York, New York, and approximately 22,500 square feet of office space in Lorrach, Germany. The New York office is occupied pursuant to a lease that will expire on August 31, 2010. The Lorrach lease will expire on November 1, 2011.

Our majority owned Biovest subsidiary leases approximately 17,500 square feet in Worcester, Massachusetts, which it uses for contract cell production, offices, storage, and future expansion. The Worcester facility is occupied pursuant to a lease agreement that expires in February 28, 2006, and we intend to negotiate a renewal of this lease prior to its expiration. Biovest also occupies a facility in Minneapolis, Minnesota that it uses for offices, a laboratory, manufacturing, warehousing, and contract cell culture services. This facility, which consists of approximately 33,000 square feet, is occupied pursuant to a lease agreement that is currently operating on a month-to-month basis. We historically have engaged in development activities for Biovaxid at our Minneapolis facility and have performed certain steps in the Biovaxid production process at this facility. However, we are in the process of completing the consolidation of all Biovaxid-related production activities into our Worcester facility and are considering divesting the remaining business conducted at Minneapolis. Nevertheless, prior to any such divestiture, we may continue to engage in certain development activities at our Minneapolis facility relating to our Biovaxid automated production and purification system.

We believe that our current facilities will meet our anticipated needs for the foreseeable future.

Legal Proceedings

On December 23, 2004, Scott Jones and David Redmond, our former chief executive officer and chief financial officer, respectively, filed a declaratory relief action against us in Florida Circuit Court in Tampa, Florida. This litigation seeks the interpretation of a September 2003 settlement agreement that we entered into with Mr. Jones and Mr. Redmond. The settlement agreement granted options to purchase shares of our Series C preferred stock at an exercise price of $1.05 per share in the amount of 475,014 options to Mr. Jones and 237,507 options to Mr. Redmond. The terms of the settlement agreement provide that these options will expire 60 months from the date of grant, except that in the event of an initial public offering by us, the options will terminate on the date on which the registration statement is filed for the initial public offering. In addition, the settlement agreement provides that, at any time on or after September 9, 2006, Mr. Jones has a put right under which he can sell back to us 95,003 of his options. In their complaint, Mr. Jones and Mr. Redmond seek a declaration that they are entitled to conduct an inspection of our books and records for purposes of deciding whether or not to exercise their options, that the filing of our registration statement for this offering does not terminate their options without their right to conduct such an inspection, and that Mr. Jones’ put right will remain enforceable notwithstanding the termination of the options upon the filing of the registration statement. On June 15, 2005, the court in this matter, ruling on a motion for summary judgment, held that the language of the settlement agreement was plain and unambiguous and that the options granted to Mr. Jones and Mr. Redmond terminated as of the date that we filed our registration statement for this offering, provided that Mr. Jones will retain a right to put his expired options to us for an aggregate price of $100,000 (with this put right commencing in September 2006 under the terms of the agreement). We anticipate that Mr. Jones and Mr. Redmond will file a motion for rehearing in this matter. We believe that the terms of the options as specified in the settlement agreement are not ambiguous, and we are defending this action.

In October 2002, our subsidiary, Accent RX, Inc, acquired the assets and certain liabilities of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc., collectively referred to as APP, which at the time of purchase operated a mail-order specialty pharmacy focused on filling prescriptions for AIDS patients and organ transplants. Commencing in late 1998, Dr. Francis E. O’Donnell (our Chairman and Chief Executive Officer) was the Chairman of the Board and a principal stockholder of APP, Dr. Dennis L. Ryll (a director of our company) was a director and principal stockholder of APP, and McKesson Corporation was APP’s principal lender. Following the purchase of APP’s assets, Accent RX operated the mail-order business until it sold the assets of this business in December 2003 to a third-party in an arm’s length transaction. All of the sale proceeds from the disposition of this business were used to pay debts of Accent RX, including to reduce the outstanding balance of the McKesson loan. After the sale of the APP assets, Accent RX ceased to engage in business, and Accent RX currently has nominal assets.

APP learned in May 2002 that the U.S. Department of Justice was conducting an industry-wide investigation under anti-kickback laws and other laws and regulations relating to purchases and sales of Serostim, an AIDS-wasting drug manufactured by Serono, Inc., from 1997 through 2000. As part of this investigation, in May 2002, APP received a subpoena from the U.S. Attorney’s Office for the District of Massachusetts, and in March 2004, it received a federal grand jury subpoena seeking records related to Serostim prescriptions dispensed by APP, reimbursement claims submitted to Medicaid for Serostim, and APP’s relationships with Serono. We are not aware of any investigation into the acts of Accent RX or our company with regard to the conduct of the mail-order pharmacy business following Accent RX’s purchase of APP’s assets nor of any investigation of any person currently associated with our company or Accent RX. While we are uncertain as to the amount or measure of damages, if any, that may be sought from APP, based on information currently available to us, we estimate that, from the commencement of business by APP on December 1, 1998 through 2000, Serono paid APP approximately $500,000 under a program for data collection, and during this same period, Medicaid reimbursed APP approximately $6,000,000 for Serostim prescriptions filled by APP. We estimate that the majority of these payments from Serono and reimbursements from Medicaid were not attributable to APP’s mail-order business, but rather were attributable to APP’s retail pharmacies, which APP sold to a third party in February 2001 and were therefore not acquired by Accent RX as a part of the 2002 acquisition of APP’s assets. In May 2005, the U.S. Attorney’s Office notified APP that it believes that APP has significant potential liability as a result of allegedly unlawful rebates and discounts paid to them by Serono between 1997 and 2000. It is not possible to predict the outcome of this investigation and whether the government will formally commence any action challenging any of APP’s prior programs and practices or APP’s liability or exposure as a result thereof. We are uncertain if any such action would be under the False Claims Act or other civil or criminal causes of action. In the event of litigation, we believe that APP will have defenses that will be vigorously asserted.

We cannot predict whether Accent RX could be held liable for the prior acts of APP as a result of Accent RX’s purchase of APP’s assets or whether the government will commence any actions against Accent RX. However, we believe that it is unlikely that our company, which has always been operated as a distinct legal entity from Accent RX, will have material financial exposure in the event that Accent RX or APP incurs a material penalty in connection with this matter. Similarly, we do not believe that any adverse legal or regulatory determinations regarding APP or Accent RX or any persons associated with APP or Accent RX would have any material effect on the ability of our company and its subsidiaries to conduct their current or expected business operations.

Matters Relating to Biovest

We acquired our 81% interest in Biovest pursuant to a June 2003 investment agreement with Biovest. See “RELATIONSHIPS AND RELATED TRANSACTIONS—Relationship with Biovest.” The investment agreement with Biovest provides that, within twelve months of the date of our investment in Biovest, Biovest is required to file all necessary documents and take all necessary actions to permit the public trading of all outstanding shares of Biovest common stock that are not subject to restriction on sale or transfer under the applicable securities laws. Although the public trading of Biovest stock has not yet commenced as of the date of this prospectus, Biovest believes that, because it has filed all reports required to be filed by it under the Securities Exchange Act of 1934, it has filed all required documents and reports and taken all action within its control necessary to permit such stock to trade publicly without further action by Biovest. Furthermore, in May 2005, a broker-dealer filed a Form 211 with the NASD, which if approved, would permit the broker-dealer to initiate quotations for the purchase and sale of Biovest common stock on the OTC Bulletin Board, and Biovest has cooperated with this broker-dealer in connection with this process. Under the Biovest investment agreement, should it be determined that Biovest should have filed additional documents or taken additional action to permit the trading of its shares, the agreement provides that Biovest would, upon 90 days’ written notice with a right to cure, be obligated to make an offer to purchase the following number of shares of its outstanding stock (other than stock held by us) on the following dates, provided that Biovest common stock has not started trading by then: 980,000 shares at the first anniversary of the date of our investment in Biovest, 1,960,000 shares at the second anniversary, 2,940,000 shares at the third anniversary of the investment, and 3,920,000 shares at the fourth anniversary, with each such repurchase being at a price of $2.00 per share. Under the terms of the investment agreement, all of the above-described obligations are imposed solely on Biovest. Biovest stock is held by approximately 500 shareholders of record, and the shareholders of Biovest are not a party to the investment agreement.

An attorney representing a group of approximately 13 Biovest shareholders has recently orally communicated to us that such shareholders believe that they have a claim against Biovest and/or our company as a result of the fact that Biovest common stock has not yet started trading publicly and no repurchase offer has been made under the investment agreement. To date, Biovest has not received any written notice of such claims, although we believe that any such claim, if formally asserted, would probably be based on the investment agreement. Currently, we cannot predict whether these Biovest shareholders will file any action against Biovest and/or our company, and if such an action is filed, we cannot predict what the timing and nature of their claims will be. We have informed the Biovest shareholders that we do not believe any such claim, if asserted, would have merit and that we would defend such claim.

On January 24, 2005, Dr. Robert Pfeffer filed an action against our Biovest subsidiary in United States District Court in New Jersey alleging that Dr. Pfeffer has an employment agreement with Biovest under which Biovest owes him approximately $600,000 and options to purchase 120,000 shares of Biovest common stock. Biovest disputes the alleged employment agreement and the alleged services and Biovest intends to defend this litigation. Additionally, Dr. Pfeffer alleges that Biovest breached its obligation to purchase 168,836 shares of Biovest common stock owned by him for $2.00 per share pursuant to the investment agreement between Biovest and us. Biovest intends to defend this claim.

Except for the foregoing, we are not a party to any material legal proceedings, and management is not aware of any threatened legal proceedings, that could cause a material adverse impact on our business, assets, or results of operations.

MANAGEMENT

Executive Officers and Directors

Upon the completion of this offering, our board of directors will consist of nine directors, including the four director nominees named below who have agreed to become members of our board of directors upon the closing of this offering. The following table sets forth the names, ages as of March 31, 2005, and positions of the persons who will serve as our executive officers and directors as of the completion of this offering:

Name	Age	Position
Francis E. O’Donnell, Jr., M.D.	55	Chairman of the Board; Chief Executive Officer

Steven R. Arikian, M.D.	47	Director; President and Chief Operating Officer, Biopharmaceutical Products and Services

Martin G. Baum	39	Director; President and Chief Operating Officer, Specialty Pharmaceuticals

Alan M. Pearce	56	Director; Chief Financial Officer

Samuel S. Duffey, Esq.	59	General Counsel and Secretary

Dennis L. Ryll, M.D.	57	Director

Carl R. Holman(1)	62	Director Nominee

David M. Schubert(1)	38	Director Nominee

John P. Dubinsky(1)	61	Director Nominee

Steven J. Stogel(1)	57	Director Nominee

(1)	Messrs. Holman, Schubert, Dubinsky, and Stogel have agreed to join our board of directors as of the listing of our common stock on the Nasdaq National Market.

Francis E. O’Donnell, Jr., M.D. has served as our Chairman of the Board since the company’s founding in March 2002 and has served as our Chief Executive Officer since September 2003. Dr. O’Donnell also served as our President from September 2003 through November 2004. Since 1995, Dr. O’Donnell has served as managing partner of The Hopkins Capital Group, LLC, a biotechnology business development and investment company. Since May 2002, Dr. O’Donnell has also served as the Chief Executive Officer and Chairman of BioDelivery Sciences International, Inc., a publicly traded drug delivery technology company. He is co-founder and a director of RetinaPharma Technologies, Inc., a privately held biotechnology company developing novel pharmaceuticals and related products for the prevention, treatment, rescue, and recovery of ophthalmic and other neurodegenerative and neurovascular disease. He is the former Professor and Chairman, Department of Ophthalmology, St. Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and has been awarded 34 U.S. patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International and is a Trustee for St. Louis University and The Health Careers Foundation. Dr. O’Donnell is a graduate of the Johns Hopkins School of Medicine, where he received his specialty training at the Wilmer Ophthalmological Institute.

Steven R. Arikian, M.D. began serving as a director in April 2002. Since November 2004, Dr. Arikian has served as President and Chief Operating Officer of Product Development and Market Services. In February 2005, his title was changed to President and Chief Operating Officer, Biopharmaceutical Products and Services. From January 2003 to November 2004, he was President of Pre-Market Services and Operations and from April 2002 to January 2003, he was President of Pre-Market Services. Since 1997, Dr. Arikian has served as the Chairman, Chief Executive Officer, and founder of our Analytica subsidiary, and September 2004, he has served and the Chairman and Chief Executive Officer of Biovest. Dr. Arikian began providing pharmaceutical clients with

Clinical and Outcomes Research services in 1988. He served as President of The Center for Health Outcomes and Economics at Bristol Myers Squibb from May 1995 to July 1997, where he supervised a staff of over 50 professionals responsible for development of global health outcomes research. He has designed and implemented research projects in the United States, Canada, Latin America and Europe. Dr. Arikian holds a faculty appointment at the Columbia University Mailman School of Public Health. He has also held faculty appointments at the University of Toronto and the University of Kentucky. He is widely published in the peer-reviewed literature and has been a frequent speaker at industry and trade group sponsored meetings on topics including Formulary Management, Pharmaceutical Pricing, Multi-National Health Economic Studies, and Pharmacoepidemiology. Dr. Arikian is a graduate of Fordham University with a degree in Biology and is also a graduate of the University of Catania (Italy) Medical School.

Martin G. Baum began serving as one of our directors and as our President and Chief Operating Officer of Commercial Operations and Business Development in June 2003. In February 2005, his title was changed to President and Chief Operating Officer, Specialty Pharmaceuticals. He has also served as Chairman, President and Chief Executive Officer of our TEAMM subsidiary since its founding in July 2000. Prior to that, Mr. Baum served as Senior Vice President of Commercial Operations at DJ Pharmaceuticals, Inc., a specialty pharmaceutical company, since January 1999. Mr. Baum is a graduate of The University of Toledo, where he received B.S. degrees in Pre-Med and Business.

Alan M. Pearce has served as a director and our Chief Financial Officer since August 2004. Prior to serving as our Chief Financial Officer, Mr. Pearce served as Senior Vice President, Financial Services for McKesson Corporation, a large publicly traded healthcare company, from April 1999 to March 2004. Mr. Pearce also currently serves on the advisory boards of The Georgia Institute of Technology, or Georgia Tech, the Emory University BioEngineering Foundation, and The Hopkins Capital Group. He also previously served as a director and a member of the finance committee of XL Insurance. Mr. Pearce is a graduate of Georgia Tech, where he earned a B.S. degree in Industrial Management, and the University of Texas, where he earned an MBA degree in finance.

Samuel S. Duffey, Esq. has served as a director and our General Counsel since April 2003. Prior to that, Mr. Duffey practiced business law with Duffey and Dolan P.A. beginning in 1992. From February 2000, to September 2003, Mr. Duffey served as the non-executive chairman and as a member of the board of directors of Invisia, Inc., a small publicly held safety company, and from October 2001 to May 2004, Mr. Duffey also served as the non-executive chairman and as a member of the board of directors of FlashPoint International, Inc., a publicly held automotive parts company which is currently named Navitrak International Corporation. Mr. Duffey received his B.A. and J.D. degrees from Drake University.

Dennis L. Ryll, M.D. has served as a director since the company’s founding in March 2002. Since 1995, Dr. Ryll has been a limited partner in MOAB Investments, LP. Since 1996, Dr. Ryll has been a developer and managing member of Pevely Farms Golf Club; has been a partner in DFC Corporation, Inc., a real estate and finance company; and has been a partner in the Mark Twain Hotel in downtown St. Louis, Missouri. Since 2000, Dr. Ryll has been a partner in The Hopkins Capital Group II, a biotechnology business development and investment company. Dr. Ryll retired from active medical practice in 1992. Dr. Ryll received his M.D. from St. Louis University School of Medicine, received special training in Ophthalmology at Mayo Clinic in Rochester, Minnesota and earned his B.S. degree from the United States Air Force Academy.

Carl R. Holman has agreed to join our board of directors upon the listing of our common stock on the Nasdaq National Market. Mr. Holman is a retired corporate executive who most recently served as the Chief Executive Officer and Chairman of the Board of Mallinckrodt Inc., a manufacturer and marketer of medical products that merged with Tyco International in 2000. At Mallinckrodt, he served as President and Chief Executive Officer from 1992 to December 2002 and as Chairman of the Board from 1994 to December 2002. Prior to that, he served in various other positions at Mallinckrodt, including Controller, Treasurer, and Chief Financial Officer. Mr. Holman currently serves as a director of Laclede Group, Inc., a publicly held public utility holding company, where he is chairman of the audit committee and serves on various other board committees. He is also a director of RehabCare, Inc., a publicly held provider of rehabilitation program management services, where he serves on the audit committee and chairs the compliance committee. Mr. Holman is also the Chairman of the Board of Barnes-Jewish Hospital in St. Louis, a trustee of Washington University in St. Louis, and is Chairman of the St. Louis Council of the Boy Scouts of America. Mr. Holman is a graduate of the University of Missouri with a Bachelor’s degree in Business Administration.

David M. Schubert has agreed to join our board of directors upon the listing of our common stock on the Nasdaq National Market. Mr. Schubert recently served as President and founder of Cellexsys, Inc., a privately held biotechnology company that he founded in January 2001 that was acquired by Chromos Molecular Systems in July 2004. Following the sale of Cellexsys, Mr. Schubert has worked as an independent consultant providing advisory services to biotechnology companies. Prior to founding Cellexsys, Mr. Schubert worked for Targeted Genetics Corporation, a publicly held developer of gene-based treatments, as Senior Director, Strategic Initiatives from April 2000 to December 2000 and as Senior Director, Communications and Strategic Relations from November 1997 through March 2000. Mr. Schubert’s prior work experience also includes serving as a Senior Market Manager- Immunotherapy for Baxter Healthcare Corporation. Mr. Schubert is a graduate of Eastern Nazarene College with Bachelor’s degrees in Biology and Psychology, Utah State University with a Master’s degree in Biology, and The Pennsylvania State University with an MBA.

John P. Dubinsky has agreed to join our board of directors upon the listing of our common stock on the Nasdaq National Market. Mr. Dubinsky currently serves as President and Chief Executive Officer of Westmoreland Associates, LLC, a financial consulting firm that he founded in 1999. Prior to that, he served as the Chairman and Chief Executive Officer of Mercantile Bank, the lead bank of Mercantile Bancorporation, a publicly held banking corporation, from 1997 to September 1999, when Mercantile merged with Firstar Bank (now U.S. Bank). Mr. Dubinsky is currently President Emeritus of U.S. Bank, one of the largest banks in the Midwestern U.S. From 1986 to 1997, Mr. Dubinsky was President and CEO of Mark Twain Bancshares, Inc., a publicly held banking corporation. Mr. Dubinsky currently serves as a director of Insituform Technologies, Inc., a publicly held provider of proprietary technologies and services for rehabilitating underground piping systems, and Stifel Financial Corporation, a publicly held financial services company, where he is a member of the audit and compensation committees. He also serves as director and trustee of various non-profit organizations, including serving as a trustee of Washington University in St. Louis, a director of BJC Health System, and a director of Baners-Jewish Hospital. Mr. Dubinsky holds a Bachelor’s degree in political science and an MBA from Washington University.

Steven J. Stogel has agreed to join our board of directors upon the listing of our common stock on the Nasdaq National Market. Since 1990, Mr. Stogel has served as President of DFC Group, Inc., a St. Louis-based privately held real estate development and consulting company. From 1981 to 1990, Mr. Stogel served as a co-owner of McCormack, Baron & Associates, Inc., a real estate development and management company. Prior to that, Mr. Stogel was a partner in the St. Louis law firm of Rosenblum, Goldenhersh, Silverstein & Zafft, P.C., where he focused on real estate, tax, and securities law matters. Mr. Stogel holders a Bachelor’s degree in Government from Clark University and a J.D. from Washington University.

Board of Directors

Our board of directors currently consists of five members. As provided in our amended and restated bylaws, as of the completion of this offering, our board of directors will initially consist of nine members, provided that the number of directors may be reduced or increased from time to time by action of a majority of the directors then in office. Our board of directors has determined that, as of the closing of this offering, five of its members will be “independent directors” as defined under the rules of the Nasdaq Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. These five members consist of Messrs. Ryll, Holman, Schubert, Dubinsky, and Stogel.

As of the closing of this offering, our board of directors will be divided into three classes that will serve staggered three-year terms:

•	Class I, whose initial term will expire at the annual meeting of stockholders to be held in 2005;

•	Class II, whose initial term will expire at the annual meeting of stockholders to be held in 2006; and

•	Class III, whose initial term will expire at the annual meeting of stockholders to be held in 2007.

As of the closing of this offering, Class I will initially consist of Messrs. Ryll, Schubert, and Pearce; Class II will consist of Messrs. O’Donnell, Dubinsky, and Stogel; and Class III will consist of Messrs. Baum, Arikian, and Holman. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will expire on such date shall serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a governance and nominating committee that will be constituted as of the listing of our common stock on the Nasdaq National Market:

Audit Committee.    The audit committee will perform the following functions, among others:

•	appointing and replacing our independent accountants;

•	reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants;

•	reviewing compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions; and

•	ensuring the integrity of our financial statements.

Upon completion of this offering, the audit committee will consist of three independent directors, Messrs. Holman, Dubinsky, and Stogel, and Mr. Holman will serve as the initial chairman of the audit committee. Each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. Our board of directors has determined that each of Messrs. Holman and Dubinsky is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The board of directors has approved and adopted a written charter for the audit committee.

Compensation Committee.    The compensation committee will perform the following functions, among others, as set forth in its committee charter:

•	recommending and approving salaries, incentive compensation, and equity-based plans for our executive officers and managers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our chief executive officer’s performance in light of corporate objectives;

•	setting our chief executive officer’s compensation based on the achievement of corporate objectives;

•	developing plans for chief executive officer succession; and

•	preparing and issuing reports required under the committee charter.

Upon completion of this offering, the compensation committee will be comprised of Messrs. Holman, Dubinsky, and Schubert, and Mr. Dubinsky will serve as the initial chairman of the compensation committee.

Governance and Nominating Committee.    The governance and nominating committee will perform the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full board of directors the director-nominees to stand for election at annual meetings of the stockholders;

•	recommending members of the board of directors to serve on the various committees of the board of directors;

•	evaluating and ensuring the independence of each member of each committee of the board of directors;

•	recommending to the board of directors our corporate governance principles; and

•	recommending to the board of directors a code of conduct for our company’s directors, officers and employees.

Upon completion of this offering, the governance and nominating committee will be comprised of Messrs. Holman, Dubinsky, and Stogel, and Mr. Dubinsky will serve as the initial chairman of the governance and nominating committee.

Director Compensation

After this offering, each non-employee director will receive an annual fee in the amount of $18,000 for each full year of service on our board of directors. In addition, our directors will receive automatic annual stock option grants under our 2005 Equity Incentive Plan. Under the plan, each non-employee director will receive, on the day following the annual meeting of stockholders each year, a nonqualified stock option to purchase 20,000 of shares of shares of our common stock, as well as 5,000 additional shares for each committee on which the director serves on the grant date and 5,000 additional shares for each committee chair that the director holds on the grant date. If a non-employee director first joins our board on or after the closing of this offering, then the director’s first option grant will be made on the date on which he or she first becomes a director, and such director’s second grant will not be made until the day following the second annual stockholder meeting thereafter. Options granted to our non-employee directors under the 2005 Equity Incentive Plan will have an exercise price equal to the fair market value of a share of our common stock on the option grant date, and the options will vest in three equal annual installments beginning on the first anniversary of the grant date.

No director who is an employee will receive separate compensation for services rendered as a director.

Compensation Committee Interlocks

Prior to this offering, we did not have a compensation committee. The board of directors made all decisions concerning executive compensation prior to this offering. None of our executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of our board of directors.

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered to us in all capacities by our chief executive officer and other executive officers whose salary and bonus exceeded $100,000, otherwise referred to as our named executive officers, for the year ended September 30, 2004.

Summary Compensation Table

	Annual Compensation		Long-Term Compensation
Name and Principal Position	Salary	Bonus(1)	Securities Underlying Options(2)	All Other Compensation(3)
Francis E. O’Donnell, Jr., M.D. Chairman and Chief Executive Officer	$—	$—	20,000	$—
Steven R. Arikian, M.D. President and Chief Operating Officer, Biopharmaceutical Products and Services	361,262	85,250	520,000	—
Martin G. Baum President and Chief Operating Officer, Specialty Pharmaceuticals	404,622	123,750	116,966	—
Samuel S. Duffey, Esq. General Counsel and Secretary	161,961	—	618,750	—

(1)	Bonus amounts are determined by applying a target bonus representing a percentage of the executive’s base salary against pre-determined performance criteria consisting of a combination of specified milestones, performance against individual budget forecasts, and adherence to our company principles of integrity, customer focus, and accountability. All bonuses paid for 2004 were mandatory minimum bonuses that were required under the recipients’ employment agreements.
(2)	Assumes the automatic conversion, upon completion of this offering, of all preferred stock options into common stock options. Also includes options to purchase shares of common stock of our Biovest subsidiary. Stock options have generally been awarded annually, with the amount of options granted to a specific executive officer being tied to his or her salary level as adjusted for individual contribution and performance. Subsequent to this offering, the grant of stock options to executive officers will be subject to parameters established by the compensation committee of our board.
(3)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received by a named executive officer which do not exceed the lesser of $50,000 or 10% of that officer’s salary and bonus disclosed in this table.

Options Granted Last Year

The following table sets forth information with respect to grants of stock options by us and Biovest during our 2004 fiscal year to our named executive officers, assuming the automatic conversion, upon completion of this offering, of all preferred stock options into common stock options. Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term based upon the assumed initial public offering price of our common stock of $12.00, which is the mid-point of the range listed on the cover of this prospectus. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of our future common stock price.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted		Percentage of Options Granted to Employees in 2004	Exercise or Base Price (share)	Market Price of Underlying Security on Date of Grant (share)	Expiration Date
							5%		10%
Francis E. O’Donnell, Jr., M.D.	20,000	(1)	0.79%	$0.50	$0.27	11/03/13	$	N/A	$	N/A
Martin G. Baum	95,000 1,966 20,000	(2) (3) (1)	11.99 0.23 0.79	2.11 4.44 0.50	2.13 4.44 0.27	11/07/13 01/01/14 03/13/14		996,550 16,043 N/A		1,053,550 17,223 N/A
Steven R. Arikian, M.D.	95,000 400,000 25,000	(2) (1) (1)	11.71 23.42 0.99	2.11 0.50 0.50	2.13 0.84 0.27	11/07/13 01/02/14 03/13/14		996,550 N/A N/A		1,053,550 N/A N/A
Samuel S. Duffey, Esq.	118,750 500,000	(2) (1)	14.64 19.86	2.11 0.50	2.13 0.27	11/07/13 11/11/13		1,245,688 N/A		1,316,938 N/A

(1)	Represents options to purchase shares of common stock of our Biovest subsidiary. Percentage based on an aggregate of 2,518,000 shares of Biovest common stock subject to options granted by Biovest to its employees in the year ended September 30, 2004, including the named executive officers.
(2)	Represents options to purchase shares of our common stock. Percentage based on an aggregate of 811,179 shares of common stock subject to options granted by us to our employees in the year ended September 30, 2004, including the named executive officers.
(3)	Represents options to purchase shares of our Series D preferred stock. Percentage based on an aggregate of 30,194 shares of Series D preferred stock subject to options granted by us to our employees in the year ended September 30, 2004, including the named executive officers.

Aggregate Option Exercises In Last Year And Year-end Values

The following table sets forth information with respect to the aggregate stock option exercises by our named executive officers during our 2004 fiscal year and the year-end value of unexercised options held by such executive officers assuming the automatic conversion, upon completion of this offering, of all preferred stock options into common stock options. There was no public trading market for our common stock as of September 30, 2004. Accordingly, these values have been calculated on the basis of the fair market values, as determined by the board of directors, of our common stock and the common stock of Biovest on September 30, 2004, which were $1.77 and $0.27, respectively, less the applicable exercise price per share, multiplied by the number of shares issued or issuable, as the case may be, on the exercise of the option.

Name	Shares acquired on Exercise	Value Realized	Number of Unexercised Options at Year End		Value of Unexercised in-the-Money Options at Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Francis E. O’Donnell, Jr., M.D.	—	$—	22,252	—	$—	$—
Martin G. Baum	—	—	172,868	183,879	94,010	62,675
Steven R. Arikian, M.D.	—	—	125,000	395,000	—	—
Samuel S. Duffey, Esq.	—	—	250,000	368,750	—	—

Executive Employment Agreements

Francis E. O’Donnell, Jr., M.D.    On January 1, 2005, we entered into an employment agreement with Dr. Francis E. O’Donnell, Jr., our Chairman, President and Chief Executive Officer. This agreement has an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Dr. O’Donnell is entitled to a base salary of $1 per year. The agreement provides that, if we terminate Dr. O’Donnell’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or he terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits, and all his options shall continue to vest for the 12-month period following the date of termination. Dr. O’Donnell will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Alan M. Pearce.    On January 1, 2005, we entered into an employment agreement with Alan M. Pearce, our Chief Financial Officer. This agreement has an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Mr. Pearce is entitled to an initial base salary of $250,000 per year, provided that our Compensation Committee is required to increase this salary following this offering to cause the salary to be commensurate with compensation paid to similarly-experienced chief financial officers in comparable companies. The agreement provides that Mr. Pearce is eligible to receive an annual performance bonus with a target of 50% of his annual base salary and a separate special bonus in connection with our initial public offering in the amount to be determined by the Compensation Committee. The agreement provides that, if we terminate Mr. Pearce’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or Mr. Pearce terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits, and all his options shall continue to vest for the 12-month period following the date of termination. Mr. Pearce will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Steven R. Arikian, M.D.    On October 19, 2004, we entered into an amended employment agreement with Dr. Steven R. Arikian, our President and Chief Operating Officer, Biopharmaceutical Products and Services. This agreement was further amended on February 10, 2005. The amended agreement expires in October 2009. Under the terms of the agreement, Dr. Arikian is entitled to a base salary of $426,825 per year, subject to a minimum 10% increase each year, and the agreement specifies that his salary shall not be less than the salary of our President and Chief Operating Officer, Specialty Pharmaceuticals. The agreement provides that, if we terminate Dr. Arikian’s employment without cause or if he terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary and eligible for health insurance benefits for the two-year period following the date of termination. Dr. Arikian will be deemed to have terminated his employment for good reason if he terminates because of a reduction in base salary, a demotion or change in duties or responsibilities, a breach of his employment agreement by the company that is not cured within 10 days of written notice, or a disposition of substantially all of the business or assets of our Analytica subsidiary. If we terminate Dr. Arikian’s employment for cause or he terminates his own employment without good reason, he will be entitled to receive his base salary for 6 months after termination. If we create an executive operating position senior to, or on par with, Dr. Arikian’s position (other than President and Chief Operating Officer, Specialty Pharmaceuticals), and if Dr. Arikian terminates his employment within 30 days of the creation of such position, then Dr. Arikian will be entitled to severance of 15 months base salary paid in 15 equal monthly installments. The agreement provides that, during Dr. Arikian’s employment, he may not solicit our customers and will not engage in or own any business that is competitive with the business of our Analytica subsidiary.

In connection with his employment, Dr. Arikian was granted on November 7, 2003 options to purchase up to 95,003 shares of our common stock at an exercise price of $2.11 per share. One-third of these options vest 12 months after the grant, with the remainder vesting daily over the following 24 months, and the options expire on November 7, 2013. Under the terms of the option agreement, in the event of a transfer of control (as defined in the option agreement) of the company, any unexercisable portion of the option will immediately vest as of a date prior to the transfer of control, which date will be determined by our board of directors in its sole discretion.

Martin G. Baum.    On December 31, 2004, we entered into a second amended and restated employment agreement with Martin G. Baum, our President and Chief Operating Officer, Specialty Pharmaceuticals, and the Chief Executive Officer of our TEAMM subsidiary. This agreement was further amended on February 10, 2005. The amended agreement expires in March 2008 and will automatically renew for successive one-year periods unless we give Mr. Baum notice of termination at least 90 days prior to the end of the then-current term. Under the terms of the agreement, Mr. Baum is entitled to a base salary of $426,825 per year, subject to a minimum 10% increase per year, and a car allowance of $6,000 per year. The agreement also provides that Mr. Baum’s salary shall never be less than that of our President and Chief Operating Officer, Biopharmaceutical Products and Services. The agreement provides that, during Mr. Baum’s employment and for a period of 24 months after the termination of his employment, he will not solicit our customers and will not engage in the same business as TEAMM anywhere in the U.S. Under Mr. Baum’s employment agreement, if we elect to terminate Mr. Baum’s employment without cause at any time, Mr. Baum will be entitled to receive severance compensation for a period of 24 months after his termination equal to the compensation and benefits he would have received during such 24-month period in the absence of such termination. In addition, in the event of a termination without cause, all of Mr. Baum’s unvested stock options will immediately vest and become exercisable and will remain exercisable for the duration of the severance period or until the expiration date of the option, whichever occurs first. In the event of a “constructive termination” or a change in control, Mr. Baum will be entitled to the above severance compensation for the greater of the remainder of his initial employment period or 24 months after his termination of employment. Under the agreement, a “constructive termination” is defined as a substantial change in the duties or responsibilities of Mr. Baum, a change in Mr. Baum’s reporting structure, a decrease of his base salary in effect on the date of a change in control, or a relocation of his primary work location by more than 50 miles. A change of control will be deemed to occur if any person or entity becomes the beneficial owner of more than 50% or more of the combined voting power of TEAMM’s or our outstanding securities or the sale or other disposition of all or substantially all of the assets of TEAMM or the company. In the event that we create an executive operating position senior to, or on par with, Mr. Baum’s position (other than President and Chief Operating Officer, Biopharmaceutical Products and Services), and if Mr. Baum terminates his employment within 30 days of the creation of such position, then Mr. Baum will be entitled to severance of 15 months base salary paid in 15 equal monthly installments. Under the agreement, we are permitted to terminate Mr. Baum’s employment for cause, in which case he would not be entitled to any severance compensation.

In connection with his employment, Mr. Baum was granted on November 7, 2003 options to purchase up to 95,003 shares of our common stock at an exercise price of $2.11 per share. One-third of these options vest 12 months after the grant, with the remainder vesting daily over the following 24 months, and the options expire on November 7, 2013. Additionally, Mr. Baum was granted on April 10, 2003 options to purchase up to 218,413 shares of our common stock at an exercise price of $1.05 per share. One-half of these options vest 12 months after the grant, with the remainder vesting daily over the following year, and the options expire on April 10, 2013.

Samuel S. Duffey, Esq.    On January 1, 2005, we entered into an employment agreement with Samuel S. Duffey, Esq., our General Counsel. This agreement extends for an initial term of five years, and continues thereafter on an “at-will” basis, terminable during the “at-will” period by either party for any reason and at any time upon 30 days’ notice. Under the terms of the agreement, Mr. Duffey is entitled to a base salary of $275,000 per year, and the agreement provides that Mr. Duffey is eligible to receive an annual performance bonus with a target of 50% of his annual base salary and a separate special bonus in connection with our initial public offering. The agreement provides that, if we terminate Mr. Duffey’s employment without cause, because of disability, or for cause (except for dishonesty, misconduct, or unlawful acts that adversely affect us or pleading guilty or no contest to, or a conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation), or if Mr. Duffey terminates his own employment for good reason, then he will be entitled to severance compensation in the amount of his base salary, health and welfare benefits for 12 months after the termination, and all his options shall continue to vest for the 12-month period following the date of termination. Mr. Duffey will be deemed to have terminated his employment for good reason if he terminates because of a material breach of the agreement by us that is not cured within 30 days of written notice of the breach, the assignment by us without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility, the relocation of our principal executive offices outside of Tampa, Florida, or we require him to be based anywhere other than our principal executive offices. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

In connection with his employment, Mr. Duffey was granted on November 7, 2003 options to purchase up to 118,754 shares of our common stock at an exercise price of $2.11 per share. One-third of these options vest 12 months after the grant, with the remainder vesting daily over the following 24 months, and the options expire on November 7, 2013. Under the terms of the option agreement, in the event of a transfer of control (as defined in the option agreement) of the company, any unexercisable portion of the option will immediately vest as of a date prior to the transfer of control, which date will be determined by our board of directors in its sole discretion.

2003 Stock Option Plan

Our 2003 Stock Option Plan, or 2003 Plan, provides for the grant of stock options to employees, directors, and consultants of our company and its affiliates. The purpose of the plan is to create additional incentives for key employees, directors, and consultants or advisors of our company to promote the financial success and progress of our company. The plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of non-qualified stock options. A total of 3,500,000 shares of our common stock and a total of 762,571 shares of our Series D preferred stock were reserved for issuance under the plan. Our board of directors terminated the 2003 Stock Option Plan and replaced it with the 2005 Equity Incentive Plan on February 1, 2005. The termination will not affect any outstanding options under the 2003 Plan, and all such options will continue to remain outstanding and be governed by the 2003 Plan.

The 2003 Plan is administered by our board of directors or a committee appointed by our board of directors. The administrator has the power to administer and interpret the 2003 Plan. Following this offering, the outstanding grants under the 2003 Plan will be administered by our compensation committee.

The administrator of the 2003 Plan establishes the option exercise price, which in the case of an incentive stock option must be at least the fair market value of a share of the stock on the date of the grant or 110% of fair market value with respect to optionees who own at least 10% of all classes of stock. Fair market value is determined in good faith by our board of directors and in a manner consistent with the Internal Revenue Code in the case of incentive stock options.

Options granted under the 2003 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

As of March 31, 2005, we had options to purchase 885,191 shares of our common stock outstanding under our 2003 Plan and exercisable at a weighted average price of $1.49 per share. As of March 31, 2005, we had options to purchase 328,712 shares of our Series D preferred stock outstanding under our 2003 Plan and exercisable at a weighted average price of $1.12 per share. As of March 31, 2005, 1,750 shares of common stock and 12,072 shares of Series D preferred stock had been issued upon exercise of options under the plan. At the closing of this offering, all options to purchase Series D preferred stock will be automatically converted into options to purchase an aggregate of 155,701 shares of common stock.

2005 Equity Incentive Plan

Our 2005 Equity Incentive Plan, or 2005 Plan, which was adopted by our board of directors on February 1, 2005, authorizes the grant of stock options to employees, consultants, and directors of our company and its subsidiaries. The purpose of the plan is to advance the interests of the stockholders of our company by enhancing our ability to attract, retain, and motivate persons who make or are expected to make important contributions to our company and its subsidiaries by providing such persons with equity ownership opportunities and performance-based incentives. In addition, by encouraging stock ownership by non-employee directors, the plan is intended to enable our company to seek to attract and retain directors of exceptional competence and to provide a further incentive to serve as a director.

The 2005 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. In addition, the 2005 Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. Subject to adjustments for stock splits and similar events, a total of 3,000,000 shares of our common stock may be granted under the 2005 Plan.

The 2005 Plan also provides for automatic annual option grants to our non-employee directors. Each non-employee director will receive, on the day following the annual meeting of stockholders each year, a nonqualified stock option to purchase 20,000 of shares of shares of our common stock, as well as 5,000 additional shares for each committee on which the director serves on the grant date and 5,000 additional shares for each committee chair that the director holds on the grant date. If a non-employee director first joins our board on or after the closing of this offering, then the director’s first option grant will be made on the date on which he or she first becomes a director, and such director’s second grant will not be made until the day following the second annual stockholder meeting thereafter. Options granted to our non-employee directors under the 2005 Plan will have an exercise price equal to the fair market value of a share of our common stock on the option grant date, the option will vest in three equal annual installments beginning on the first anniversary of the grant date.

The 2005 Plan is administered by a committee appointed by our board of directors or by the full board. All members of such a committee must be a non-employee director and an outside director, as defined in the 2005 Plan. Upon the completion of this offering, the 2005 Plan will be administered by our compensation committee. Subject to the limitations set forth in the 2005 Plan, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise, and, subject to some restrictions, to specify other terms of stock awards.

The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the fair market value of the common stock on the date of the grant or, with respect to optionees who own at least 10% of our outstanding common stock, 110% of fair market value. The fair market value of our common stock for purposes of the 2005 Plan is determined by such methods or procedures as shall be established from time to time by the administrator.

Options granted under the 2005 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and to certain related individuals with the consent of the administrator. Incentive stock options must be exercised within three months after the optionee’s termination of employment for any reason other than disability or death, or within 12 months after the optionee’s termination by disability or death. Options granted to non-employee directors must be exercised within 90 days of the date they cease to be a director. Other options must be exercised within the time periods prescribed in the applicable award agreement as determined by the administrator.

Options granted under the 2005 Plan vest at the rate specified in the option agreement, provided that options granted to non-employee directors will vest in one-third annual increments beginning on the first anniversary of the grant date of the option. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option, or when an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000, shall automatically be treated as nonstatutory stock options.

The 2005 Plan may be amended, altered, suspended or terminated by our board of directors at any time, but no such amendment, alteration, suspension or termination may adversely affect the terms of any option previously granted without the consent of the affected optionee, and any amendment will be subject to stockholder approval to the extent required by applicable law, rules, or regulations. Unless terminated sooner, the 2005 Plan will terminate automatically in 2015.

As of March 31, 2005, there were no outstanding options or stock awards of any kind under the 2005 Plan.

Biovest 2000 Stock Option Plan

Biovest’s 2000 Stock Option Plan, or Biovest 2000 Plan, approved by Biovest’s stockholders and board of directors effective July 19, 2000, authorizes awards of incentive stock options or non-qualified stock options to employees, directors, and consultants of Biovest, its subsidiaries and affiliates. The purposes of the Biovest 2000 Plan are to encourage and enable employees, directors, and consultants to acquire a proprietary interest in the growth and performance of Biovest, to generate an increased incentive for key employees and directors to contribute to Biovest’s future success and prosperity, thus enhancing the value of Biovest for the benefit of its stockholders, and to enhance the ability of Biovest to attract and retain key employees and directors who are essential to progress, growth, and profitability. A total of 7,000,000 shares of Biovest common stock may be granted under the Biovest 2000 Plan, limited to 1,000,000 per calendar year.

The Biovest 2000 Plan is administered by a committee appointed by the Biovest board or by the full board. All members of such a committee must be a non-employee director and an outside director, as defined in the Biovest 2000 Plan. Subject to the limitations set forth in the Biovest 2000 Plan, the administrator has the authority to grant options and to determine the purchase price of the shares of Biovest common stock covered by each option, the term of each option, the number of shares of Biovest common stock to be covered by each option, to establish vesting schedules, to designate options as incentive stock options or non-qualified stock options, and to determine the persons to whom grants are to be made.

The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the market price (as such term is defined in the Biovest 2000 Plan) of the Biovest common stock on the date of the grant or, with respect to optionees who own at least 10% of the total combined voting power of all classes of Biovest stock (a “10% Stockholder”), 110% of the market price.

Options granted under the Biovest 2000 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, or pursuant to written agreement approved by the administrator relating to any non-qualified stock options in any manner authorized under applicable law. Except as provided in the applicable stock option agreement, options must be exercised within 60 days of termination for any reason other than disability, retirement, or death, within one year of termination by disability or retirement, or by a designated beneficiary within two years of death.

Except as provided to the contrary in the option agreement, options granted under the Biovest 2000 Plan vest in one-third annual increments beginning on the grant date of the option. In no event may an incentive stock option be granted more than 10 years from the effective date of the plan, be exercised after the expiration of 10 years from the grant date, or five years from the grant date in the case of a 10% Stockholder.

Incentive stock options may not vest for the first time with the respect to any optionee in a calendar year with a market price exceeding $100,000. Any option grants that exceed that amount shall be automatically treated as nonstatutory stock options.

The Biovest 2000 Plan may be suspended, terminated, modified, or amended by the Biovest board, but no such suspension, termination, modification, or amendment may adversely affect the terms of any option previously granted without the consent of the affected optionee, and any amendment will be subject to stockholder approval to the extent required by applicable law, rules, or regulations. Unless terminated sooner, the Biovest 2000 Plan will terminate automatically in 2010.

Our Biovest subsidiary from time to time grants to its directors, executive officers and employees options to purchase common stock of Biovest under the Biovest 2000 Plan. As of March 31, 2005, Biovest had options to purchase 5,302,754 shares of Biovest common stock outstanding and exercisable at a weighted average price of $0.66 per share.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by any percentage the participant elects, up to statutorily prescribed annual limit, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan also permits us, in our sole discretion, to make employer matching contributions equal to a specified percentage (as we determine) of the amount a participant has elected to contribute to the plan, and/or employer profit-sharing contributions equal to a specified percentage (as we determine) of an employee’s compensation. Currently, we are in the process of merging the 401(k) plan of our Analytica subsidiary into our 401(k) plan, which process we intend to complete by July 2005. As the Analytica 401(k) plan provides employer matching contributions of 50% up to 6% of salary, we intend to implement similar employer matching contributions for our merged 401(k) plan by October 2005. However, we do not currently make employer contributions to the 401(k) plan and may not do so in the future. Contributions made by employees or by us to the 401(k) plan, and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and we can deduct the employees’ contributions and our contributions, if any, at the time they are made.

RELATIONSHIPS AND RELATED TRANSACTIONS

Since our inception, we have been a party to the following transactions with our executive officers, directors, holders of more than 5% of our voting securities, and their respective affiliates. We believe that the terms of these transactions are no less favorable to us than the terms that could be obtained from unaffiliated third parties.

Stock Issuances and Acquisitions

Common Stock.    In April 2002, in connection with our formation, we issued 475 shares of our common stock to The Hopkins Capital Group, LLC. Dr. Francis E. O’Donnell, Jr., who is our Chairman and Chief Executive Officer, is the managing director of The Hopkins Capital Group, LLC.

Series A Convertible Preferred Stock.    Between April 2002 and December 2004, we issued 2,937,013 shares of Series A preferred stock at a per share price of $2.11 to a total of eight investors. In these transactions, The Hopkins Capital Group, LLC and MOAB Investments, LP purchased 965,941 and 530,591 Series A preferred shares, respectively, and Alan M. Pearce, our Chief Financial Officer, purchased 237,507 shares. Dr. Dennis L. Ryll, one of our directors, is a limited partner of MOAB Investments, LP. Each share of our Series A convertible preferred stock will automatically convert into one share of our common stock upon the completion of this offering.

Analytica Acquisition and Issuance of Series B Convertible Preferred Stock.    In April 2002, we acquired Analytica International, Inc. pursuant to a merger transaction in which the stockholders of Analytica received a total of 3,469,669 shares of our Series B convertible preferred stock in exchange for their stock in Analytica. In November 2002, we issued a total of 365,721 additional Series B shares to the Analytica stockholders pursuant to a purchase price adjustment provision in their merger agreement. As a part of the merger, Dr. Steven R. Arikian was issued a total of 1,860,164 shares of our Series B convertible preferred stock. Dr. Arikian is one of our directors and our President and Chief Operating Officer, Biopharmaceutical Products and Services. Each share of our Series B preferred stock will automatically convert into 0.511 shares of our common stock upon the completion of this offering.

Series C Convertible Preferred Stock.    In April 2002, we issued a total of 3,562,607 shares of our Series C preferred stock, or 1,781,303 shares each, to The Hopkins Capital Group, LLC and MOAB Investments, LP at a price of $2.11 per share. Each share of our Series C convertible preferred stock will automatically convert into 0.415 shares of our common stock upon the completion of this offering.

TEAMM Acquisition and Series D Convertible Preferred Stock.    In April 2003, we acquired TEAMM Pharmaceuticals, Inc. pursuant to a merger transaction in which the stockholders of TEAMM received a total of 4,612,504 shares of our Series D preferred stock in exchange for their stock in TEAMM. As a part of the transaction, Martin Baum was issued 1,139,450 shares of our Series D convertible preferred stock. Mr. Baum is one of our directors and is our President and Chief Operating Officer, Specialty Pharmaceuticals. Also as a part of this transaction, we issued options to purchase up to an aggregate of 50,940 shares of our Series D preferred stock to Mr. Baum and his wife, with 45,126 of such options having an exercise price of $1.05 per share and 5,813 having an exercise price of $2.11 per share. The Hopkins Capital Group, LLC and MOAB Investments, LP, as stockholders of TEAMM prior to the acquisition, were each issued 355,783 shares of our Series D preferred stock in connection with the acquisition. Each share of our Series D preferred stock will automatically convert into 0.474 shares of our common stock upon the completion of this offering.

Acquisition of American Prescription Providers.    In October 2002, we issued an aggregate of 4,875,166 shares of our common stock to American Prescription Providers, Inc., or APP, in consideration of the acquisition by us of substantially all of APP’s assets. These shares were issued directly to the stockholders of APP. As stockholders of APP in this transaction, the Hopkins Capital Group, LLC received 2,232,567 shares, MOAB

Investments, LP received 1,116,283 shares, MOAB-II Investments, LP received 1,116,283 shares, and Steven Stogel received 95,003 shares. Dr. Dennis L. Ryll, in addition to being a limited partner of MOAB Investments, LP, is also a limited partner of MOAB-II Investments, LP. Steven Stogel is one of our directors.

Issuance of Series E Convertible Preferred Stock.    Between December 2003 and March 2005, we issued 18,131,107 shares of our Series E preferred stock at a per share price of $2.11 in cash and other consideration in various transactions to a total of 26 parties. The following directors and 5%-or-greater stockholders were among those who acquired Series E shares in these transactions:

Name	Number of Shares Originally Purchased(1)	Warrants Received With Original Purchase	Warrants Exercised(2)
Pharmaceutical Product Development, Inc.	2,375,071	4,750,143	2,375,071
McKesson Corporation	2,037,336	—	—
The Hopkins Capital Group, LLC	534,391	1,068,782	762,388
MOAB Investments, LP	534,391	1,068,782	883,824
DKR SoundShore Oasis Holding Fund Ltd.	1,187,536	2,375,071	—
Ronald Osman	1,187,536	2,375,071	2,375,071
Dennis Ryll, M.D.	23,751	47,501	47,501
Steven Stogel	190,006	380,011	380,011
John Dubinsky	118,754	237,507	118,754

(1)	Excludes exercised warrants.
(2)	As of March 31, 2005.

The warrants issued in this transaction are exercisable at a price of $2.11 per share. Each 475,014 shares of our Series E preferred stock will automatically convert into 1% of the number of common shares on a fully diluted basis upon the automatic conversion, at the completion of this offering, of all shares of preferred stock into common stock. In connection with the these purchases of Series E preferred stock, we entered into Investors’ Rights Agreements with each Series E investor. See “DESCRIPTION OF CAPITAL STOCK—Registration Rights.”

Loans Made to the Company by Affiliates

In October 2003, we borrowed an aggregate of $3,000,000 from four stockholders pursuant to unsecured 90-day bridge loan agreements bearing interest at 6% per annum. In consideration for the bridge loans, we granted the lenders warrants to purchase an aggregate of 760,023 shares of Series A preferred stock at an exercise price of $2.11 per share. As a part of these loans, each of The Hopkins Capital Group, LLC and MOAB Investments, LP loaned the company $750,000 and received 95,003 warrants. Dr. O’Donnell, our Chairman and Chief Executive Officer, is the managing director of The Hopkins Capital Group, LLC, and Dr. Ryll, one of our directors, is a limited partner of MOAB Investments, LP.

In December 2003, the maturity date on these bridge loans was extended until the first to occur of December 31, 2005 or a debt or equity financing by our company of an aggregate amount of at least $18,000,000 subsequent to December 24, 2003. As consideration for extending the maturity date of the bridge loans, we granted additional warrants to purchase 95,003 shares of our Series A preferred stock at an exercise price of $2.11 per share to each holder of the bridge loan notes, including The Hopkins Capital Group, LLC and MOAB Investments, LP for additional warrants aggregating 760,023. In February 2004, Alan MacInnis, one of the bridge loan lenders, sold his bridge loan note and assigned his warrants to the other bridge loan lenders, at which time MOAB Investments, LP and The Hopkins Capital Group, LLC each acquired an additional 43,701 warrants from Mr. MacInnis.

Relationship with Biovest

In June 2003, we purchased 81% of the outstanding capital stock of Biovest International, Inc. for $20.0 million pursuant to an Investment Agreement with Biovest. Under the Investment Agreement, as amended, we paid $2.5 million in cash at closing, $2.5 million by 90-day note, and the balance of $15.0 million by a non-interest-bearing promissory note. This note is payable in installments of $2.5 million on June 16, 2004, $2.5 million on June 16, 2005, and $5.0 million on June 16, 2006 and June 16, 2007. As of March 31, 2005, the principal balance under the non-interest-bearing note was $4.6 million.

In August 2004, we entered into an amendment to our Investment Agreement with Biovest under which we agreed to exercise reasonable efforts, but made no binding commitment, to accelerate the payment to Biovest under the promissory note. Under this amendment we have advanced $2.7 million to Biovest, which will constitute part of and reduce our next installment payment under the promissory note. In the amendment, Biovest agreed to use us as its exclusive source of commercialization services under a Biologic Products Commercialization Agreement. Under this agreement, we agreed to be the provider of commercialization services such as pre-marketing studies and market analysis as required by Biovest, and we are obligated to provide these services at a price equal to our cost in providing them. The agreement further provides that should our ownership interest in Biovest be reduced below 51% for any reason, we will be permitted to charge a fee for the commercialization services.

In June 2003, as part of our acquisition of 81% of the outstanding stock of Biovest we granted 15 holders of promissory notes previously issued by Biovest the right to convert up to an aggregate of $5.0 million in principal under their notes, plus accrued interest, into shares of our common stock at a price equal to the then-current fair market value of our common stock (or in the case of $1.6 million in principal amount of such notes, at a price equal to 80% of such fair market value), provided that if our common stock is publicly traded at the time of conversion, then fair market value shall be deemed to be the initial public offering price of our common stock. This right was granted in consideration of the consent of such note holders to our investment in Biovest.

The 19% minority equity interest in Biovest is held by approximately 500 shareholders of record. Biovest’s common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and files periodic and other reports with the U.S. Securities and Exchange Commission as required by such act, but its securities do not trade publicly. Our investment agreement with Biovest provides that, within twelve months of the date of our investment in Biovest, Biovest is required to file all necessary documents and take all necessary actions to permit the public trading of all outstanding shares of Biovest common stock that are not subject to restriction on sale or transfer under the applicable securities laws. Although the public trading of Biovest stock has not yet commenced as of the date of this prospectus, Biovest believes that, because it has filed all reports required to be filed by it under the Securities Exchange Act of 1934, it has filed all required documents and reports and taken all action within its control necessary to permit such stock to trade publicly without further action by Biovest. Furthermore, in May 2005, a broker-dealer filed a Form 211 with the NASD, which if approved, would permit the broker-dealer to initiate quotations for the purchase and sale of Biovest common stock on the OTC Bulletin Board, and Biovest has cooperated with this broker-dealer in connection with this process. Under the Biovest investment agreement, should it be determined that Biovest should have filed additional documents or taken additional action to permit the trading of its shares, the agreement provides that Biovest would, upon 90 days’ written notice with a right to cure, be obligated to make an offer to purchase the following number of shares of its outstanding stock (other than stock held by us) on the following dates, provided that Biovest common stock has not started trading by then: 980,000 shares at the first anniversary of the date of our investment in Biovest, 1,960,000 shares at the second anniversary, 2,940,000 shares at the third anniversary of the investment, and 3,920,000 shares at the fourth anniversary, with each such repurchase being at a price of $2.00 per share. An attorney representing a group of approximately thirteen Biovest shareholders has recently orally communicated to us that such shareholders believe that they have a claim against Biovest and/or our company as a result of the fact that Biovest common stock has not yet started trading publicly and no repurchase offer has been made under the investment agreement. See “BUSINESS—Legal Proceedings.”

Following this offering, we may decide to pursue the acquisition of the outstanding minority interest in Biovest, although currently there are no plans to pursue such a transaction, and we do not intend to use any of the proceeds of this offering for this purpose. Even if we decide to pursue such a transaction, there is no assurance that we will be able to negotiate acceptable terms and complete the transaction.

Dr. O’Donnell, our Chairman and Chief Executive Officer, is also Vice Chairman and a director of Biovest, and Dr. Arikian, one of our directors and our President and Chief Operating Officer, Biopharmaceutical Products and Services, is also President, Chairman, and a director of Biovest.

Relationship with BioDelivery Sciences International, Inc.

We have entered into various transactions with BioDelivery Sciences International, Inc., a publicly traded drug delivery technology company. Dr. O’Donnell, our Chairman and Chief Executive Officer, is also a principal stockholder, Chairman of the Board, and Chief Executive Officer of BioDelivery Sciences. Previously, Dr. O’Donnell also served as the President of BioDelivery Sciences, although in January 2005, BioDelivery Sciences named a new President and Chief Operating Officer, and Dr. O’Donnell anticipates that he will cease to serve as the Chief Executive Officer of BioDelivery Sciences in mid-2005 calendar year. Additionally, Alan Pearce, our Chief Financial Officer, is a director of BioDelivery Sciences. The Hopkins Capital Group, LLC and MOAB Investments, LP are principal stockholders of BioDelivery Sciences.

In April 2004, we entered into a license agreement with BioDelivery Sciences under which BioDelivery Sciences granted us an exclusive license to make, use, or sell its encochleated formulation of amphotericin B for topical treatments for CRS and asthma in the U.S. and European Union. The agreement originally provided for royalties to BioDelivery Sciences in the amount of 14% of our net sales of any FDA-approved antifungal products for CRS or asthma that utilize BioDelivery Sciences’ technology, and 12% of our net sales of any unapproved antifungal CRS products that are based on the license from Mayo Foundation. The agreement also provided for a sublicense royalty equal to the greater of 50% of our sublicense revenue on licensed products (after deduction of any royalties payable by us to Mayo Foundation) or 8% of our sublicensees’ net sales (regardless of royalty amounts payable to Mayo Foundation), provided that we are not permitted to sublicense the technology except for in the European Union with BioDelivery Sciences’ prior written consent. In September 2004, we entered into an asset purchase agreement with BioDelivery Sciences under which we paid BioDelivery Sciences a fee of $2.5 million to expand the geographic scope of the license to make it worldwide and to reduce the royalty percentages to 7% on approved antifungal CRS therapies (but not asthma therapies) that utilize BioDelivery Sciences’ technology and 6% on any unapproved antifungal CRS therapies based on the Mayo Foundation license.

Our license agreement with BioDelivery Sciences provides that we will conduct and bear the full expense for the regulatory approvals and clinical trials of the licensed products. The license agreement will expire upon the last-to-expire claim contained in any of BioDelivery Sciences’ patents covering its encochleation technology, provided that either party may terminate the agreement earlier if the other party materially breaches the agreement and fails to cure the breach within 60 days after written notice of the breach. In addition, BioDelivery Sciences may terminate the entire agreement if we have not filed an NDA for a licensed product within five years of the agreement date or if our license agreement with Mayo Foundation is terminated. Also, BioDelivery Sciences has the right to terminate our exclusive license to its encochleation technology to a non-exclusive license if our rights under the Mayo Foundation license agreement become non-exclusive.

In August 2004, BioDelivery Sciences acquired Arius Pharmaceuticals, Inc., a pharmaceutical development company that is our development partner for our Emezine product. In March 2004, prior to the acquisition of Arius by BioDelivery Sciences, we obtained exclusive U.S. distribution rights to Emezine under a distribution agreement that we entered into with Arius. Under this distribution agreement, Arius is required to use commercially reasonable efforts to obtain FDA approval of Emezine. We are responsible for paying Arius up to a total of $1,850,000 in development fees, payable in installments against the delivery of various development milestones. As of March 31, 2005, we have paid Arius $1,300,000 of this amount. Under our distribution agreement with Arius, we have the exclusive right to market, promote, and distribute Emezine in the U.S., and Arius will be the exclusive supplier of the product to us with specified minimum purchase obligations. The agreement provides that Arius will sell the product to us at its cost, and we are obligated to pay Arius a royalty based on our net sales of the product.

Relationship with Pharmaceutical Product Development, Inc.

In addition to the above-described purchase of our Series E convertible preferred stock by Pharmaceutical Product Development, Inc., or PPD, our Biovest subsidiary engaged PPD in December 2003 as a consultant in connection with the development of Biovaxid. PPD holds, and upon the completion of this offering will hold, more than 5% of the outstanding common stock of our company. In September 2004, Biovest entered into an expanded consulting agreement with PPD pursuant to which we have agreed to pay aggregate fees of approximately $4.6 million to PPD for vaccine-related services, including site development, patient enrollment, vendor management, and regulatory document collection. We paid PPD a total of $1.3 million in consulting fees during fiscal year 2004. The PPD consulting services are provided under a Master Services Agreement that may be terminated by either party at any time, subject to our obligation to pay for all services and pass-through costs through the termination date plus early termination costs not to exceed 15% of the total contract amount.

In September 2004, we entered into a Royalty Stream Purchase Agreement with PPD under which we sold an interest in our future revenue from SinuNase to PPD for a $2,500,000 cash payment. The interest sold to PPD is equal to a 6% royalty of our net sales of compounded amphotericin B solution for CRS prior to FDA approval and a royalty of 7% of our net sales of SinuNase after FDA approval if such approval is obtained. Under this agreement, we are obligated to pay PPD cumulative minimum payments equal to at least $2,500,000 by the end of calendar year 2009. In the event PPD terminates the agreement for breach, including for our failure to make the minimum payments, we will be required to refund the $2,500,000 cash payment less all royalty payments made by us to PPD.

As a holder of our Series E preferred stock, PPD has certain registration rights under an Investors’ Rights Agreement that we entered into with PPD on January 9, 2004, as amended on January 7, 2005. For a description of this agreement, see “DESCRIPTION OF CAPITAL STOCK—Registration Rights.”

Relationship with McKesson Corporation

In addition to the above-described purchase of our Series E convertible preferred stock by McKesson Corporation, we have entered into various transactions with McKesson. As of the date of this prospectus, McKesson holds more than 5% of the outstanding common stock of our company. McKesson, which is a large pharmaceutical distributor, serves as the primary distributor of our pharmaceutical products. In fiscal year 2003, $1.1 million of our sales, or 11%, were made to McKesson, and $3.7 million of our sales, or 15%, were to made to McKesson in 2004.

On February 27, 2004, we entered into a Biologics Distribution Agreement with McKesson that gives McKesson exclusive distribution rights for all of our biologic products (including Biovest’s products) in the U.S., Mexico, and Canada. Under the agreement, biologic products are defined to include, among other things, monoclonal antibodies, antigens for patient-specific cancer vaccines (such as Biovaxid), and cell cultures. These distribution rights were granted to McKesson in exchange for a $3.0 million refundable deposit paid by McKesson to us. The agreement provides for a monthly distributor fee payable to McKesson in the amount of 5% of the monthly net revenue (as defined in the agreement) received by us from the sale of biologic products. The agreement also obligates us to reimburse McKesson for all of McKesson’s expenses, including materials, overhead, and direct and indirect labor, incurred by McKesson in providing the distribution services, although any reimbursed amounts are deducted in calculating monthly net revenue for purposes of the distributor fee. The agreement does not contain any provision obligating McKesson to expend a specified amount of time, funds, or efforts on distributing our biologic products. However, if Biovaxid is approved by the FDA, we anticipate that

McKesson may play an important role in the billing and collection process under an assignment of benefits for Biovaxid and may also play a role in specimen collection and distribution of the vaccine to oncologists. The agreement can only be terminated by McKesson upon 180 days’ notice, by a non-breaching party upon a material breach by the other party, upon mutual written agreement, or upon our repurchase of McKesson’s distribution rights prior to FDA approval of our first biologic product. In order to repurchase the distribution rights, we must pay McKesson a cash payment equal to the greater of two times the amount of the refundable deposit or 3% of the value of the stockholder’s equity at the time of termination. If the agreement is otherwise terminated, then we will be required to return the $3.0 million deposit to McKesson. In the event that Biovaxid is approved by the FDA and offered for commercial sale, our sales of Biovaxid will be subject to this agreement.

In addition, McKesson has provided a secured credit facility to us in the amount of approximately $10 million, which was reduced by $4.2 million in December 2003 in connection with the sale of our specialty pharmacy, of which $6.1 million, including principal and interest, was outstanding as of March 31, 2005. McKesson was also granted the right to convert up to $3.9 million of the indebtedness owed by us into shares of our Series E preferred stock and warrants for an additional 1,425,043 shares at $2.11 per share, which were issued in connection with a forbearance and assumption agreement granted by McKesson under the credit facility. The conversion right expired on January 15, 2005. In February 2005, we paid the principal balance of this credit facility down to $6.1 million, and in connection with this paydown, our agreements with McKesson were amended to provide for forbearance on the debt through June 30, 2005, the termination of McKesson’s right to exercise its warrant, and the payment in full of the credit facility with the proceeds of this offering.

As a part of the February 2005 amendment of our loan agreement with McKesson, we acquired the right to restructure our relationship with McKesson for a cash payment of $4.2 million plus a $10.0 million note payable within 5 days of the completion of this offering. Upon the exercise of this restructure right, McKesson will transfer back to us all of the 2,037,336 shares of our Series E preferred stock held by them, all of our payment obligations to McKesson (other than certain trade debt) will be deemed to be satisfied, and McKesson’s rights under the Biologics Distribution Agreement with us will be terminated without the payment of any additional fees by us. This restructuring right will expire on June 30, 2005, and although we do not intend to exercise this right by that date, we intend to seek an extension of the expiration date from McKesson. Such an extension, if obtained, would necessarily involve a modification of the restructuring right to take into account the repayment in full of the McKesson credit facility upon the completion of this offering. Accordingly, we anticipate that any modified restructuring right would be limited to the repurchase of McKesson’s shares in our company and the termination of the Biologics Distribution Agreement. If we do obtain an extended and modified restructuring right from McKesson and choose to exercise the right, the payments due to McKesson as a result of the exercise of the right would be made solely with funds obtained from a third-party such as a strategic partner, and no proceeds from this offering would be used in the exercise of the right. We anticipate that such third-party might, among other things, succeed to the distribution rights currently held by McKesson under the Biologics Distribution Agreement. To date, we have engaged only in preliminary discussions with potential third-party development partners with respect such a transaction, and we do not know whether we will be able to obtain an extended and modified restructuring right from McKesson on terms that are acceptable to us.

Dr. O’Donnell, our Chief Executive Officer and Chairman, and Dr. Ryll, a director, have each personally guaranteed our obligations under the loan from McKesson Corporation. They have each pledged personal assets to secure the loan. In addition, The Hopkins Capital Group, LLC, our stockholder and an entity of which Dr. O’Donnell is the managing director, and MOAB Investments, LP, our stockholder and an entity of which Dr. Ryll is a limited partner, have each guaranteed our obligations under the loan and pledged each of its shares of our capital stock to secure the loan. In connection with the Laurus credit facility, McKesson has agreed to subordinate its security interests in favor of Laurus to the extent of up to $10.0 million in assets. Upon the completion of this offering, we will repay this loan in full, at which time these guarantees will terminate and the security interests in these assets will be released.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers, as described more fully in the section of this prospectus entitled “MANAGEMENT—Employment Agreements.” In addition, we have entered into separate indemnification agreements with our directors and executive officers in addition to the indemnification provided for in our bylaws. See “DESCRIPTION OF CAPITAL STOCK—Indemnification of Directors and Executive Officers and Limitation of Liability.”

Other Transactions

Until May 2005, Dr. O’Donnell, our Chairman and Chief Executive Officer, personally guaranteed a line of credit in the amount of $4.5 million extended to our company by Missouri State Bank, of which $4.5 million of the principal amount was outstanding as of March 31, 2005. This line of credit was evidenced by a demand promissory note secured by publicly traded securities pledged by the Francis E. O’Donnell Jr. Irrevocable Trust #1 and accounts receivable of our company. The Francis E. O’Donnell Jr. Irrevocable Trust #1 is an irrevocable trust established by Dr. O’Donnell and in which he is a beneficiary. In consideration of this guaranty and pledge, The Hopkins Capital Group, LLC, of which Dr. O’Donnell is the managing partner, was granted warrants to purchase an aggregate of 285,009 shares of our common stock at an exercise price of $2.11 per share, although The Hopkins Capital Group, LLC did not receive any payments under this line of credit.

In May 2005, we terminated and repaid in full the Missouri State Bank line of credit with the proceeds of our credit facility with Laurus Master Fund, Ltd. The Laurus credit facility is evidenced by three convertible promissory notes in the aggregate principal amount of $10 million. In connection with the commencement of the Laurus credit facility, the pledge to Missouri State Bank by Dr. O’Donnell and the Francis E. O’Donnell Irrevocable Trust #1 was converted into a pledge to secure the Laurus credit facility, and the guaranty by this trust was terminated. This guaranty and pledge will remain in effect following this offering and until the Laurus notes are paid in full. The Laurus credit facility will terminate, and the Laurus notes will become due, on April 29, 2008 (unless we do not complete an initial public offering by March 31, 2006, in which case the due date will be April 29, 2006).

Until February 2005, our credit facility with McKesson was secured by a pledge of shares of Accentia stock and certain publicly traded securities owned by The Francis E. O’Donnell Jr. Irrevocable Trust #1 and MOAB Investments, LP. Dr. Dennis Ryll, one of our directors, is a limited partner of MOAB Investments, LP. In connection with the February 2005 amendment to the McKesson credit facility, McKesson’s security interest in the Accentia stock was released, although the security interest in the publicly traded securities owned by The Francis E. O’Donnell Jr. Irrevocable Trust #1 and MOAB Investments, L.P. will remain in effect until the McKesson credit facility is paid in full.

On November 11, 2004, The Francis E. O’Donnell Jr. Irrevocable Trust #1 entered into a Put Call Agreement with DKR SoundShore Oasis Holding Fund, Ltd. This agreement was entered into in connection with DKR’s purchase of 1,187,536 shares of our Series E preferred stock at a purchase price of $2.11 per share. The agreement provides that, for a period of two years after November 11, 2004 or such shorter period for which DKR owns shares of our Series E preferred stock, DKR has the right to require the trust to purchase from DKR up to 1,187,536 shares of Series E preferred stock (or any securities into which such stock is converted) held by DKR at a price of $2.11 per share plus 5% per year. In addition, the agreement provides that, for a two-year period following November 11, 2004, the trust has a call option to purchase 593,768 shares of our Series E preferred stock (or any securities into which such stock is convertible) at a price of $2.11 per share plus 5% per year, provided that this call right was irrevocably waived by the trust in May 2005 under a subsequent agreement between the trust and DKR. The trust’s obligations under the agreement have been secured by a pledge of publicly traded securities owned by the trust.

In addition, MOAB Investments, LP pledged cash in the amount of $250,000 as collateral for a loan to our company from the First Commercial Bank of Tampa in the principal amount of $250,000. This loan from First Commercial Bank of Tampa was paid in full in December 2004.

Dr. O’Donnell holds a 50% partnership interest in a limited partnership that owns a private jet that we use for executive travel relating to company business. We reimburse the partnership for out-of-pocket costs for fuel, a per diem fee covering pilot costs (including overnight stays), and a flat hourly charge for flight time. In the fiscal years ended September 30, 2004 and 2003, we paid this partnership $173,000 and $44,000, respectively, for the usage of the jet. For the six months ended March 31, 2005, we paid this partnership approximately $166,000 for the usage of the jet.

Pending the completion of this offering, we may borrow up to $2.0 million in the form of a bridge loan from The Hopkins Capital Group, LLC, MOAB Investments, LP, and/or our other affiliates. Any such bridge loan would be made on an unsecured and no-interest basis and would be subject to any approval or other requirements under our existing credit facilities. We anticipate that the loan, if made, would become due on the earlier of the closing of this offering or a specified date that is no earlier than July 31, 2005.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of June 1, 2005 by:

•	each person that beneficially owns more than 5% of our outstanding common stock (including the selling stockholder),

•	each of our directors, the named executive officers, and the director nominees who have agreed to join our board at the closing of this offering, and

•	all directors, director nominees, and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Applicable percentage of ownership before the offering is based on 24,374,512 shares of common stock outstanding as of June 1, 2005, which assumes the conversion of all outstanding shares of preferred stock into an aggregate of 19,211,977 shares of common stock (but excluding the assumed exercise of preferred stock warrants and options outstanding as of June 1, 2005 that will expire on or prior to the completion of this offering). For purposes of determining applicable percentage of ownership after the offering, we have assumed that 31,443,216 shares of common stock will be outstanding upon completion of this offering, which assumes the conversion of all outstanding shares of preferred stock into an aggregate of 21,030,681 shares of common stock (and including the assumed exercise of preferred stock warrants and common stock warrants outstanding as of June 1, 2005). Shares of common stock subject to options, warrants, or convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of June 1, 2005, are deemed to be outstanding and beneficially owned by the person holding such options, warrants, or convertible securities. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

The number of shares of common stock reflected above as being issuable upon the automatic conversion of our preferred stock includes 12,013,890 shares issuable pursuant to the automatic conversion of our Series E preferred stock. Under our articles of incorporation, each share of our Series E preferred stock will convert into a specified percentage of the number of “fully diluted common shares” (as defined in our articles of incorporation) outstanding at the time of conversion. Our fully diluted common shares for this purpose will vary depending on the number of stock options and warrants that are outstanding and vested on the conversion date; the principal and accrued interest outstanding on such date under the convertible promissory notes issued by our Biovest subsidiary; and the per share initial public offering price in this offering. In this prospectus, we have assumed a number of fully diluted common shares that we expect to be outstanding on June 30, 2005 and have assumed an initial public offering price of $12.00 per share. However, because the closing of this offering may not occur on June 30, 2005 and the final public offering price may be different from $12.00 per share, the number of shares of common stock to be issued upon the automatic conversion of our Series E stock may be different from the 12,013,890 shares reflected above. See the section of this prospectus captioned “DILUTION.”

Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted in the footnotes, the address for each principal stockholder is in care of Accentia Biopharmaceuticals, Inc. at 324 South Hyde Park Ave., Suite 350, Tampa, Florida 33606.

			Percent of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Before Offering	After Offering
5% Stockholders
The Hopkins Capital Group, LLC(1) 709 The Hamptons Lane St. Louis, MO 63017	4,403,458	0	18.07%	14.00%
Timothy D. Ryll(2) 3652 North Wayne, Apartment B Chicago, IL 60613	3,944,178	0	16.18	12.54
Pharmaceutical Product Development, Inc.(3) 3151 South 17th Street Wilmington, NC 28412	4,174,428	1,000,000	16.20	10.10
Ronald E. Osman(4) 6530 Moake School Road Marion, IL 62959	2,087,211	0	8.56	6.64

Named Executive Officers, Directors, and Director Nominees
Francis E. O’Donnell, Jr., M.D.(5)	4,405,710	0	18.07	14.01
Steven R. Arikian, M.D.(6)	1,005,001	0	4.11	3.20
Martin G. Baum(7)	836,762	0	3.39	2.66
Samuel S. Duffey, Esq.(8)	68,071	0	*	*
Dennis L. Ryll, M.D.(9)	59,167	0	*	*
Alan M. Pearce(10)	712,521	0	2.92	2.27
Carl R. Holman	0	0	*	*
David M. Schubert	0	0	*	*
John P. Dubinsky(11)	139,148	0	*	*
Steven J. Stogel(12)	401,128	0	1.65	1.28

Executive Officers, Directors, and Director Nominees as Group (10 persons)	7,627,508	0	31.24%	24.26%

*	Less than 1.0%
(1)	Includes 2,350,969 shares of common stock issuable upon the conversion of our Series A, Series C, Series D, and Series E preferred stock.
Voting	and investment power over the shares held by The Hopkins Capital Group, LLC (“Hopkins”) is exercised by its managing director, Dr. Francis E. O’Donnell, Jr., our Chairman and Chief Executive Officer.
(2)	Includes:
(a)	878,776 shares of common stock held by MOAB Investments, LP (“MOAB”) and 428,573 shares of our common stock held by MOAB-II Investments, LP (“MOAB-II” and, together with MOAB, the “MOAB Entities”);
(b)	117,693 shares of common stock held by Timothy D. Ryll, as the Trustee of the April DI 98 Trust U/T/A dated December 17, 1998 (the “Timothy Ryll Trust”); and
(c)	2,519,136 shares of common stock issuable upon the conversion of shares of our Series A, Series C, Series D, and Series E preferred stock held by MOAB.

Mr. Timothy Ryll is the sole shareholder and sole director of MOAB Management Company, Inc., which is the sole general partner of each of the MOAB Entities. Mr. Timothy Ryll is the trustee of the Timothy Ryll Trust. Mr. Timothy Ryll is the son of Dr. Dennis Ryll, one of our directors. Dr. Dennis Ryll, a limited partner in each of the MOAB Entities, exercises no voting or investment power over any of our shares held by the MOAB Entities or the Timothy Ryll Trust. Mr. Timothy Ryll exercises voting and investment power over the MOAB Entities and over the Timothy Ryll Trust.

(3)	Includes:
(a)	2,782,952 shares of common stock issuable upon the conversion of our Series E preferred stock; and
(b)	1,391,476 shares of common stock issuable upon the conversion of our Series E preferred stock that may be acquired pursuant to warrants that are currently exercisable or that are exercisable within 60 days of June 1, 2005.

Pharmaceutical Product Development, Inc. (“PPD”) is a publicly held corporation that purchased 2,375,071 shares of our Series E preferred stock in January 2004 in a private placement. PPD acquired an additional 2,375,071 shares of our Series E preferred stock in January 2005 pursuant to the exercise of warrants granted to PPD in connection with the 2004 private placement, and it also holds an additional warrant to purchase 2,375,071 shares of our Series E preferred stock that will expire upon the completion of this offering. PPD is selling 1,000,000 shares of our common stock in this offering that will be issuable upon the automatic conversion of the preferred stock that PPD acquired in January 2004. After this offering, PPD will beneficially own 3,174,428 shares of our common stock.

(4)	Includes:
(a)	1,669,770 shares of common stock issuable upon the conversion of our Series E preferred stock;
(b)	396,570 shares of common stock issuable upon the conversion of our Series E preferred stock held by MRB&B, LLC; and
(c)	20,871 shares of common stock issuable upon the conversion of our Series E preferred stock held by the Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan.

Mr. Osman is the manager of MRB&B, LLC and the trustee of the Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan, exercising voting and investment power over both entities.

(5)	Includes:
(a)	2,052,489 shares of common stock held by Hopkins;
(b)	2,350,969 shares of common stock issuable upon the conversion of our Series A, Series C, Series D, and Series E preferred stock held by Hopkins; and
(c)	2,252 shares of common stock issuable upon the conversion of our Series D preferred stock that may be acquired pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of June 1, 2005.

Dr. O’Donnell holds voting and investment power over shares held by Hopkins as its managing director.

(6)	Includes:
(a)	54,457 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of June 1, 2005; and
(b)	950,544 shares of common stock issuable upon the conversion of our Series B preferred stock.
(7)	Includes:
(a)	272,869 shares of common stock issuable pursuant to options held by Mr. Baum that are currently exercisable or that are exercisable within 60 days of June 1, 2005;
(b)	324,399 shares of common stock issuable upon the conversion of our Series D preferred stock held by Mr. Baum;
(c)	23,115 shares of common stock issuable upon the conversion of our Series D preferred stock that may be acquired pursuant to options held by Mr. Baum that are currently exercisable or that are exercisable within 60 days of June 1, 2005;
(d)	91,863 shares of common stock issuable upon the conversion of our Series D preferred stock held by the Martin and Doreen Baum Irrevocable Trust;
(e)	123,836 shares of common stock issuable upon the conversion of our Series D preferred stock held by Mrs. Doreen Baum; and
(f)	680 shares of common stock issuable upon the conversion of our Series D preferred stock that may be acquired pursuant to options held by Mrs. Doreen Baum that are currently exercisable or that are exercisable within 60 days of June 1, 2005. Mrs. Doreen Baum is the wife of Mr. Baum.

Mr. Baum has shared voting and investment power over the shares held by the Martin and Doreen Baum Irrevocable Trust.

(8)	Includes 68,071 shares of common stock issuable pursuant to options that are currently exercisable or that are exercisable within 60 days of June 1, 2005.
(9)	Includes:
(a)	5,938 shares of common stock issuable pursuant to options held by Dennis Ryll that are currently exercisable or that are exercisable within 60 days of June 1, 2005;
(b)	33,396 shares of common stock issuable upon the conversion of our Series E preferred stock held by Dennis Ryll; and
(c)	19,833 shares of common stock held by Diane E. Ryll, as the trustee of the Diane E. Ryll Revocable Trust U/T/A dated December 17, 1998, as amended (the “Diane Ryll Trust”). Mrs. Diane Ryll is the wife of Dr. Dennis Ryll and, as the trustee of the Diane Ryll Trust, exercises voting and investment power over the Diane Ryll Trust.
(10)	Includes:
(a)	95,003 shares of common stock held by The Pearce Family Limited Partnership. As a general partner, Mr. Pearce exercises voting and investment power over this entity.
(b)	237,507 shares of common stock issuable upon the conversion of our Series A preferred stock.
(11)	Includes 139,148 shares of common stock issuable upon the conversion of our Series E preferred stock.
(12)	Includes 306,125 shares of common stock issuable upon the conversion of our Series E preferred stock.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share, of which approximately 5,492,534 shares were issued and outstanding as of March 31, 2005. We are also authorized to issue up to 150,000,000 shares of preferred stock, par value $1.00 per share, of which 33,090,693 shares were issued and outstanding as of March 31, 2005.

Common stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Florida law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the stockholders.

Shares of our common stock have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. The holders of such common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends. Our board of directors has never declared or paid any cash dividends (except for limited dividends on our Series E preferred stock), and our board of directors does not currently anticipate paying any cash dividends in the foreseeable future on our common stock.

Upon a liquidation of our company, our creditors and any holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred stock

Our articles of incorporation empower our board of directors to issue up to 150,000,000 shares of preferred stock from time to time in one or more series. Our board also may fix the rights, preferences, privileges, and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences, and the number of shares constituting any series or the designation of the series. Any preferred stock terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

As of March 31, 2005, 33,090,693 shares of preferred stock were outstanding. Of these shares:

•	2,937,013 are Series A convertible preferred stock;

•	3,835,390 are Series B convertible preferred stock;

•	3,562,607 are Series C convertible preferred stock;

•	4,624,576 are Series D convertible preferred stock; and

•	18,131,107 are Series E convertible preferred stock.

Upon the completion of this offering, all shares of outstanding preferred stock will convert automatically into 19,189,835 shares of common stock, and no shares of preferred stock will remain outstanding at that time.

Warrants

As of March 31, 2005, we had the following warrants outstanding to purchase a total of 2,747,957 shares of our capital stock:

•	warrants to purchase 330,135 shares of our common stock at a weighted-average exercise price of $4.35 per share that will expire upon the closing of this offering;

•	warrants to purchase 42,751 shares of our Series D preferred stock at an exercise price of $0.00211 per share that will expire upon the closing of this offering; and

•	warrants to purchase 2,375,071 shares of our Series E preferred stock at an exercise price of $2.11 per shares, which will expire when our registration statement for this offering is declared effective by the SEC.

On April 29, 2005, in connection with the commencement of our credit facility with Laurus Master Fund, Ltd., we issued to Laurus a warrant to purchase a number of shares of our common stock that is equal to $4.0 million divided by our per share initial public offering price in this offering. The warrant agreement provides that if our initial public offering does not occur within 270 days of the warrant grant date, then the warrant will represent the right to purchase 489,705 shares of our common stock until such time as our initial public offering occurs. The warrant has an initial exercise price of $8.17 per share, provided that from and after our initial public offering, the warrant will have an exercise price equal to our per share initial public offering price. Based on an assumed initial public offering price of $12.00 per share, a total of 333,333 shares of our common stock will be subject to our warrant agreement with Laurus at an exercise price of $12.00 per share. The warrant may not be exercised by Laurus until 180 days after the registration statement required to be filed by us with respect to the $5.0 million secured convertible term note issued to Laurus by us is declared effective or, if earlier, when the secured convertible term note is converted or paid in full. The warrant will expire on the 5th anniversary of warrant issuance. Laurus may exercise the warrant with cash, in a cashless exercise pursuant to the surrender of the warrant or shares issuable under the warrant, or any combination of the foregoing. The warrant cannot be redeemed by us for cash, although we can require Laurus to exercise the warrant if (i) there is an effective registration statement in place covering the resale of all of the shares of our common stock issuable to Laurus pursuant to our credit facility with Laurus and (ii) the average closing price of our common stock for the 20 consecutive trading days immediately preceding the payment date is greater than 140% of our per share initial public offering price.

Upon the completion of this offering, other than the Laurus warrant, no warrants to purchase any class or series of our preferred stock will remain outstanding, and all shares of preferred stock issued pursuant to previously outstanding warrants will convert automatically into shares of our common stock.

Stock Options

We have granted options to purchase shares of both common stock and Series D preferred stock under our 2003 Plan. As of March 31, 2005, we had options to purchase 885,191 shares of our common stock outstanding and exercisable under the plan at a weighted average price of $1.49 per share. We also had options to purchase 328,712 shares of our Series D preferred stock outstanding and exercisable under the plan at an exercise price of $1.12 per share, all of which will be converted upon the completion of this offering into options to purchase common stock.

In addition to the option grants under our 2003 Plan, we have granted options to purchase shares of our Series B and Series C preferred stock. As of March 31, 2005, we had options to purchase 950,029 shares of our Series B preferred stock outstanding and exercisable at an exercise price of $2.63 per share, and all such options will expire upon the closing of this offering unless they are exercised by that time. We also had options to purchase 712,521 shares of Series C preferred stock outstanding and exercisable as of March 31, 2005 at an exercise price of $1.05 per share, none of which were exercised subsequent to March 31, 2005 and all of which expired upon the initial filing of our registration statement with the SEC for this offering.

As of March 31, 2005, on a pro forma basis to reflect the conversion of our outstanding preferred stock options into common stock options upon the completion of this offering, we had options to purchase 1,138,121 shares of our common stock outstanding and exercisable at a weighted-average exercise price of $2.18 per share.

To date, we have not granted any options or other awards under our 2005 Plan.

Convertible Notes

In connection with our credit facility with the Laurus Master Fund, Ltd., we have issued to Laurus convertible notes with an aggregate principal amount of $10.0 million. These notes are convertible into shares of our common stock at an initial conversion price of $6.95 per share, provided that from after the completion of our initial public offering, the conversion price will be an amount equal to 85% of our per share initial public offering price. These notes cannot be converted by Laurus until the earlier of 270 days after the date of the note or 180 days after our initial public offering.

Our Biovest subsidiary has promissory notes outstanding in the aggregate principal amount of $5.0 million as of March 31, 2005. As of March 31, 2005, accrued and unpaid interest of $0.8 million was outstanding under these notes. Under the terms of these notes, the unpaid principal and interest thereunder can be converted at the option of the holder into shares of our common stock at a price equal to the then-current fair market value of our common stock (or in the case of $1.6 million in principal amount of such notes, at a price equal to 80% of such fair market value). However, upon the completion of this offering, the deemed fair market value for purposes of the conversion of these notes will be fixed at our per share initial public offering price.

Registration Rights

On April 29, 2005, we entered into a registration rights agreement with Laurus Master Fund, Ltd. that requires us to register for public resale the shares of our common stock that may be issued to Laurus pursuant to the conversion of its secured convertible term note in the principal amount of $5.0 million, its secured convertible minimum borrowing note in the principal amount of up to $2.5 million, and its common stock purchase warrant. These notes and warrants were granted by us in connection with a credit facility that we entered into with Laurus on April 29, 2005. These registration rights do not extend to any shares of common stock that may be issued upon the conversion of the secured revolving note granted to Laurus. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION—Liquidity and Capital Resources.”

Under the registration rights agreement with Laurus, as amended, we are obligated to file a registration statement covering the resale of all shares that may be acquired by Laurus pursuant to the above-described notes and the warrant no later then 180 days following our initial public offering (or, if earlier, within 210 days of the date following the commencement of the Laurus credit facility). We are also required to use our best efforts to cause such registration statement to become effective no later than 180 days following the date of our initial public offering (or, if earlier, within 270 days following the date of the commencement of the Laurus credit facility). The agreement provides that, if we fail file the registration statement by the required filing date or fail to cause the registration statement to become effective by the required effective date, then such failure will not be a breach of the agreement, nor will it be an event of default under the notes that we issued to Laurus under the Laurus credit facility, so long as we timely pay to Laurus liquidated cash damages in the amount of 2.0% per month of the original principal amount of Laurus’ secured convertible term note and the then-outstanding principal amount under Laurus’ other notes. Under the terms of the underwriting agreement dated as of the date of this prospectus, we may not, during the 180-day lock-up period (subject to extension) set forth in the underwriting agreement, file a registration statement relating to any of our securities, except as approved by the underwriters in writing and other than a registration statement on Form S-8 covering shares of common stock issuable under employee benefit plans. As a result, we anticipate that we will be required to pay liquidated damages to Laurus under the registration rights agreement beginning on the 180th day after the completion of this offering and until we are able to file and cause the registration statement to become effective, although we do not anticipate that such damages will be material to us. In addition to such liquidated damages for late filing or effectiveness, the registration rights agreement provides that, if Laurus is precluded from selling shares under the registration statement under specified circumstances for certain designated lengths of time (all as specified in the agreement), then we will be obligated to pay Laurus any other damages that they may suffer into addition to the monthly liquidated damages described above. The registration rights agreement provides that we are required to maintain the effectiveness of the registration statement until such time as Laurus has sold all of the shares that are subject to the registration rights or, if earlier, the date on which Laurus can sell all such shares under Rule 144 of the Securities Exchange Act of 1933 without volume limitations.

The holders of our Series E preferred stock have also been granted certain registration rights under our Investors’ Rights Agreements with them. Subject to certain exceptions, including the ability of the company to defer registration in certain cases, the holders of our Series E preferred stock may demand that we register for public resale under the Securities Act all shares of common stock they request to be registered, provided that the holders of at least 20% of the outstanding Series E shares or PPD make the demand for registration with an aggregate offering price expected to exceed $2.0 million. This registration right does not apply during the period starting with the date 90 days before our estimated date of filing of, and ending on the date 180 days following the effective date of, any registration statement filed by us relating to the issuance of our own securities. In the event of such a registration statement filed by us in connection with a public offering for cash, then the Series E stockholders may include in the registration statement all common shares into which their Series E preferred stock are convertible, provided that if it is an underwritten public offering and the underwriters of the offering determine that the number of securities to be offered would jeopardize the success of the offering, the number of shares held by the Series E stockholders included in the offering may be limited by a formula set forth in the investors’ rights agreement. Additionally, if we become eligible to register the sale of our securities on Form S-3 under the Securities Act, our Series E stockholders have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions. In connection with this offering, the holders of our Series E preferred stock (other than PPD as a selling stockholder in this offering) have waived any registration rights that they may have with respect to this offering. In addition, these stockholders have waived all registration rights that they may have during the 180-day period following the completion of this offering, except that PPD has not waived the right to include its shares in the registration statement to be filed by us pursuant to the Laurus registration rights agreement.

On January 7, 2005, we entered into an Amended and Restated Investors’ Rights Agreement with PPD under which we granted PPD the right to include in the registration statement for this offering the shares of common stock issuable upon the conversion of up to 2,375,071 shares of Series E preferred stock currently held by PPD, up to a maximum of $12.0 million of gross offering proceeds. As of March 31, 2005, PPD held 4,750,143 shares of our Series E preferred stock. As a result of these registration rights, PPD is a selling stockholder in this offering.

In addition to the foregoing registration rights, under a registration rights agreement with the former stockholders of our Analytica subsidiary, such former stockholders hold certain registration rights with respect to any shares of our common stock held by them, including any common shares into which their Series B preferred stock is converted or convertible. Under this registration rights agreement, as amended, if we file a registration statement in connection with a public offering of our securities for cash, other than our initial public offering and other than a registration statement for the resale of the Laurus shares, then the former Analytica stockholders may request that their shares be included in such registration statement, provided that in the case of an underwritten public offering, the underwriters in such offering may limit the number of such shares to be included in the registration statement if the underwriters determine that including such shares will jeopardize the offering. Additionally, if we become eligible to register the sale of our securities on Form S-3 under the Securities Act, the holders of these registration rights have the right to require us to register the sale of the common stock held by them on Form S-3, subject to offering size and other restrictions.

In connection with any of the registrations described above, we will indemnify the selling stockholders in such transactions and bear all registration fees, costs, and expenses.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding the foregoing, the FBCA provides that a Florida corporation must indemnify any director, officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) an approval of an unlawful distribution, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses of any of its directors, officers, employees or agents under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding such office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee, or agent were material to the adjudicated cause of action and the director, officer, employee, or agent (a) violated criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our articles of incorporation and bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Additionally, our bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We intend to obtain such insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

Potential Anti-Takeover Effect of Provisions of Florida Law

We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not elected to opt out of those provisions. The FBCA prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined in the FBCA as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: one-fifth or more but less than one-third of such voting power, one-third or more but less than a majority of such voting power, and more than a majority of such voting power. However, an acquisition of a publicly-held Florida corporation’s shares is not deemed to be a control-share acquisition if it is either (i) approved by such corporation’s board of directors, or (ii) made pursuant to a merger agreement to which such Florida corporation is a party.

The FBCA also contains an “affiliated transaction” provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with any person who, together with affiliates and associates, beneficially owns more than 10% of the corporation’s outstanding voting shares, otherwise referred to as an “interested stockholder,” unless:

•	the transaction is approved by a majority of disinterested directors before the person becomes an interested stockholder,

•	the interested stockholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years, or

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested stockholder.

Potential Anti-Takeover Effect of Provisions of our Articles of Incorporation and Bylaws

Our amended and restated articles of incorporation and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or our management, including, but not limited to, the following:

•	Our board of directors can issue up to 150,000,000 shares of preferred stock, with such rights, preferences, privileges, and restrictions as are fixed by the board of directors (which could include the right to approve or not approve an acquisition or other change in control).

•	Our amended and restated bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing and also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management.

•	Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the President or the board of directors or by the person designated in the written request of the holders of not less than 50% of all shares entitled to vote at the meeting.

•	Following this offering, our board of directors will be divided into three classes, with each class serving a staggered three-year term. The classification of our board of directors will have the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of our authorized directors, which could have the effect of delaying or preventing a change in our control or management.

•	Our amended and restated bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum. In addition, our amended and restated bylaws provide that our board of directors may fix the number of directors by resolution.

•	Our amended and restated articles of incorporation do not provide for cumulative voting for directors. The absence of cumulative voting may make it more difficult for stockholders who own an aggregate of less than a majority of our stock to elect any directors to our board.

These and other provisions contained in our amended and restated articles of incorporation and amended and restated bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Nasdaq Trading

Shares of our common stock have been approved for quotation on the Nasdaq Stock Market’s National Market System under the symbol “ABPI”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wachovia Equity Services. The transfer agent’s address is 1525 West W.T. Harris Blvd. (3C3), Charlotte, North Carolina 28288, and its telephone number is (800) 829-8432.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no market for our common stock. We cannot predict the effect, if any, that the sale of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

Sale of Restricted Shares

Upon completion of this offering, we will have 31,420,938 shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option. Of these shares of common stock, the 6,250,000 shares of common stock being sold in this offering, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining shares of common stock held by our existing stockholders upon completion of the offering will be “restricted securities,” as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144, 144(k) or 701 under the Securities Act, which rules are summarized below. Taking into account the lock-up agreements described below and the provisions of Rule 144, the number of shares available for sale in the public market will be as follows:

•	6,976,611 shares will be available for sale during the 180-day period immediately following the date of this prospectus; and

•	21,697,537 additional shares will be available for sale 181 days after the date of this prospectus, the expiration date for the lock-up agreements (subject to extension of up to 17 days under specified circumstances), pursuant to Rule 144.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an “affiliate,” as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock (approximately 314,209 shares immediately following the offering); or

•	the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A stockholder who is deemed not to have been an “affiliate” of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

All of our affiliates have agreed to further restrict their shares by entering into lock-up arrangements as discussed below.

We have granted options to purchase shares of our common stock and preferred stock under our 2003 Plan. As of March 31, 2005, we had options to purchase 885,191 shares of our common stock outstanding and exercisable at a weighted average price of $1.49 per share, assuming the conversion of all preferred stock options into common stock options upon the completion of this offering. On February 1, 2005, our board of directors terminated our 2003 plan and adopted the Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan, under which an additional 3,000,000 shares of common stock are reserved for issuance. We intend to register the shares of common stock issuable or reserved for issuance under our equity plans within 180 days after the date of this prospectus.

Lock-up Arrangements

Our executive officers, directors, the selling stockholder, and substantially all of our other stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus, subject to extensions in certain cases, without the prior written consent of Jefferies & Company, Inc., on behalf of the underwriters. Upon the expiration of these lock-up agreements, which cover                  shares of our common stock, additional shares will be available for sale in the public market.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock purchased pursuant to this offering by a holder that, for U.S. federal income tax purposes, is not a “U.S. person,” as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a “non-U.S. holder.” This discussion does not address tax consequences of the purchase, ownership or disposition of our common stock to holders of our common stock other than those holders who acquired their beneficial ownership in the common stock in this offering. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, (or the Code), Treasury regulations promulgated thereunder, judicial opinions, administrative pronouncements and published rulings of the U.S. Internal Revenue Service, (or the IRS) all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in U.S. federal tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws (except as specifically described below). In addition, this summary does not address tax considerations that may be applicable to an investor’s particular circumstances nor does it address the special tax rules applicable to special classes of non-U.S. holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or government entities;

•	tax-qualified retirement plans;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes;

•	certain foreign entities that are owned by U.S. persons, including “controlled foreign corporations” and “passive foreign investment companies”; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this discussion, a U.S. person means a person who is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) or partnership (including any entity treated as a partnership for U.S. federal income tax purposes) created or organized under the laws of the U.S. or of any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; (ii) which has made an election to be treated as a U.S. person; or (iii) that is considered to be a U.S. person for U.S. federal income tax purposes.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, your adjusted tax basis in our common stock. Any remainder will constitute gain on the common stock. Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. or, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax (provided certain certification requirements are met, as described below) but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate holder under certain circumstances also may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders who are eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. or, if a tax treaty applies, attributable to a U.S. permanent establishment or a fixed base maintained by such non-U.S. holder;

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the 5-year period ending on the date you dispose of our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is regularly traded on an established securities market, however, it will not be treated as a United States real property interest, in general, with respect to any non-U.S. holder that holds no more than five percent of such regularly traded common stock. If we are determined to be a USRPHC and the foregoing exception does not apply, then a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a disposition of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above in “Dividends” may apply.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally but will generally not be subject to withholding. Corporate holders also may be subject to a branch profits tax equal to 30% (or such lower rate provided by applicable U.S. income tax treaty) on such gain. Gain described in the second bullet point above will be subject to a flat 30% U.S. federal income tax, which may be offset by U.S. source capital losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Taxes

Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder are considered U.S. situs assets and will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the gross amount of distributions on our common stock paid to such non-U.S. holder and the tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder of our common stock if the holder has provided the required certification that it is not a U.S. person or certain other requirements are met. Dividends paid to a non-U.S. holder who fails to certify that it is not a U.S. person in accordance with the applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. Dividends paid to non-U.S. holders subject to the 30% withholding tax described above in “Dividends,” generally will be exempt from backup withholding.

Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Payment of the proceeds from a disposition by a non-U.S. holder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies that it is not a U.S. person under penalties of perjury and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining an exemption from, backup withholding under current Treasury regulations.

UNDERWRITING

Jefferies & Company, Inc., Robert W. Baird & Co. Incorporated, Ferris, Baker Watts Incorporated and Stifel, Nicolaus & Company, Incorporated are the representatives of the underwriters. Jefferies & Company, Inc. is the sole book-running manager for this offering. Subject to the terms and conditions of the underwriting agreement dated as of the date of this prospectus, each underwriter named below has severally agreed to purchase, and we and the selling stockholder have agreed to sell to that underwriter, the number of shares of our common stock as indicated in the following table:

Underwriters	Number of Shares
Jefferies & Company, Inc.
Robert W. Baird & Co. Incorporated
Ferris, Baker Watts Incorporated
Stifel, Nicolaus & Company, Incorporated

Total	6,250,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy up to 937,500 shares from us at the public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

In connection with this offering, the underwriters may allocate shares to accounts over which they exercise discretionary authority. The representatives have advised us that the underwriters do not expect that allocations to these discretionary accounts will exceed 5% of the total number of shares in this offering.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us and the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional shares.

	Per Share	Total
		No Exercise	Full Exercise
Paid by us	$	$	$
Paid by selling stockholder	$	$	$

Total		$	$

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $            .

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

We and each of our directors, officers and holders of substantially all of our equity securities have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after such date, subject to certain permitted exceptions, without the prior written consent of Jefferies & Company, Inc.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to our company occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers, or employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

The Nasdaq National Market has approved quotation of the shares under the symbol “ABPI.”

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq National Market or otherwise.

We and the selling stockholder have agreed to indemnify the several underwriters and their controlling persons against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

A prospectus in electronic format may be made available on a website maintained by one or more of the representatives of the underwriters and may also be made available on a website maintained by the other underwriters. Other than any prospectus made available in electronic format in this manner, the information on any web site containing the prospectus is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.

Through and including     , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

John P. Dubinsky, one of our director nominees, is a director of Stifel Financial Corporation, an affiliate of Stifel, Nicolaus & Company, Incorporated. On November 2, 2004, Mr. Dubinsky acquired in a private placement 118,754 shares of our Series E Preferred Stock, together with warrants to purchase an additional 237,507 shares of Series E Preferred Stock at an exercise price of $2.11 per share. The aggregate purchase price for the securities was $250,000, or approximately $2.11 for a share of Series E Preferred Stock and a warrant to purchase two shares of Series E Preferred Stock. On December 21, 2004, Mr. Dubinsky exercised a portion of his warrants and purchased 118,754 shares of Series E Preferred Stock at an exercise price of $2.11 per share. The remaining warrants expired 10 days after the initial filing of the registration statement for this offering. Pursuant to Conduct Rule 2710(g) of the National Association of Securities Dealers, Inc., Mr. Dubinsky signed a lock-up agreement pursuant to which he agreed that during the period commencing on the date of this prospectus and continuing through the date          days thereafter he would not offer, sell, transfer, assign, pledge or hypothecate any shares of our common stock or securities convertible into or exchangeable for shares of common stock, and would not subject any shares of our common stock or securities convertible into or exchangeable for shares of common stock to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares or securities. This lock-up agreement is irrevocable and may not be waived by us or the underwriters.

The underwriters and their affiliates have provided and may provide certain financial advisory and investment banking services for us for which they have received and may receive customary fees. Ferris, Baker Watts Incorporated will earn at the closing of this offering a financial advisory fee equal to 0.5% of the gross proceeds of the offering for services previously provided.

LEGAL MATTERS

The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida. Certain legal matters in connection with this offering will be passed upon for the underwriters by the law firm of Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements as of and for the years ended September 30, 2004 and 2003 included in this prospectus have been audited by Aidman, Piser & Company, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Biovest International, Inc. as of and for the year ended September 30, 2002 have been audited by Lazar Levine & Felix, LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of TEAMM Pharmaceuticals, Inc. as of and for the year ended December 31, 2002 have been audited by Hughes Pittman & Gupton, LLP, independent auditors, and the financial statements of Biovest International, Inc. as of and for the year ended December 31, 2001 have been audited by Grant Thornton LLP, independent auditors, as stated in their respective reports appearing herein and are included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the registration statement. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. For further information regarding our company and our common stock, please see the registration statement and its exhibits and schedules. You may examine the registration statement free of charge at the public reference facilities maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549. Copies of the registration statement may also be obtained from the public reference facilities of the Commission at 100 F Street N.E., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330, at prescribed rates. In addition, the registration statement and other public filings can be obtained from the SEC’s Internet website at http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements, and other information with the SEC. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference rooms and the Internet site of the SEC referred to above. Our Internet website address is http://www.accentia.net. Information on our Internet website does not constitute a part of this prospectus.

Accentia Biopharmaceuticals, Inc.

INDEX TO FINANCIAL STATEMENTS

Accentia Biopharmaceuticals, Inc. and Subsidiaries Consolidated Financial Statements
Annual:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of March 31, 2005 (unaudited) September 30, 2004 and 2003 (audited)	F-4

Consolidated Statements of Operations for the six months ended March 31, 2005 and 2004 (unaudited) and the years ended September 30 2004 and 2003 and for the period from inception (April 3, 2002) through September 30, 2002 and for Accentia Biopharmaceuticals’ predecessor for the period from October 1, 2001 through March 31, 2002 (audited)

F-7
Unaudited Pro Forma Statement of Operations Information for Accentia Biopharmaceuticals’ predecessor for the period from October 1, 2001 through March 31, 2002	F-8

Consolidated Statements of Stockholders’ Deficit for the six months ended March 31, 2005 and the years ended September 30, 2004, 2003 and for the period from inception (April 3, 2002) through September 30, 2002 (audited)

F-10

Consolidated Statement of Cash Flows for the six months ended March 31, 2005 and 2004 (unaudited) and the years ended September 30, 2004, 2003 and for the period from inception (April 3, 2002 through September 30, 2002 and for Accentia Biopharmaceuticals’ predecessor from October 1, 2001 through March 31, 2002 (audited)

F-14
Notes to Consolidated Financial Statements	F-16

BioVest International, Inc. Financial Statements
Annual:
Report of Independent Certified Public Accountants	F-70
Statement of Operations for the year ended September 30, 2002	F-71
Statement of Shareholders’ Equity for the year ended September 30, 2002	F-72
Statement of Cash Flows for the year ended September 30, 2002	F-73
Notes to Financial Statements for the year ended September 30, 2002	F-74
Report of Independent Certified Public Accountants	F-83
Balance Sheet as of September 30, 2001	F-84
Statement of Operations for the year ended September 30, 2001	F-85
Statement of Cash Flows for the year ended September 30, 2001	F-86
Statement of Stockholders’ Equity for the year ended September 30, 2001	F-87
Notes to Financial Statements for the year ended September 30, 2001	F-88

TEAMM Pharmaceuticals, Inc. Financial Statements
Annual:
Independent Auditors Report	F-101
Balance sheet as of December 31, 2002 and 2001	F-102
Statement of Operations for the years ended December 31, 2002 and 2001	F-103
Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2002 and 2001	F-104
Statement of Cash Flows for the years ended December 31, 2002 and 2001	F-105
Notes to Financial Statements December 31, 2002 and 2001	F-107
Interim Unaudited Statements:
Statements of Operations and Accumulated Deficit for the three months ended March 31, 2003 and 2002	F-121
Statements of Cash Flows for the three months ended March 31, 2003 and 2002	F-122
Notes to Condensed Financial Statements	F-124

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Accentia Biopharmaceuticals, Inc. and Subsidiaries

Tampa, Florida

We have audited the accompanying consolidated balance sheets of Accentia BioPharmaceuticals, Inc. and Subsidiaries as of September 30, 2004 and 2003 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended September 30, 2004 and 2003 and the period from inception (April 3, 2002) through September 30, 2002. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedule listed in Item 16(b). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Accentia BioPharmaceuticals, Inc. and Subsidiaries as of September 30, 2004 and 2003 and the consolidated results of their operations and their cash flows for the years ended September 30, 2004 and 2003 and the period from inception (April 3, 2002) through September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information contained therein.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred cumulative net losses of approximately $39.2 million during the two years ended September 30, 2004, and, as of that date, had a working capital deficiency of approximately $31.5 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments with respect to the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

As discussed in Notes 6 and 20, the accompanying consolidated financial statements have been restated.

/s/    AIDMAN, PISER & COMPANY, P.A.

Tampa, Florida

June 9, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors

The Analytica Group, Ltd.

Tampa, Florida

We have audited the accompanying statements of operations and cash flows of The Analytica Group, Ltd. for the period from October 1, 2001 to March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of operations and cash flows referred to above presents fairly, in all material respects, the results of operations and cash flows of The Analytica Group, Ltd. for the period from October 1, 2001 to March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/    AIDMAN, PISER & COMPANY, P.A.

Tampa, Florida

January 20, 2005

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2005	September 30,		Pro forma March 31, 2005
		2004	2003
	(Unaudited)			(Unaudited)
	(Restated)
ASSETS
Current assets:
Cash and cash equivalents:
Unrestricted	$783,030	$1,904,938	$1,665,925	$5,884,030
Restricted	—	—	1,270,823	—
Accounts receivable:
Trade, net of allowance for doubtful accounts of $150,000 and $450,000 at September 2004 and 2003, respectively and $146,000 at March 31, 2005 (unaudited)	3,910,148	2,394,453	3,776,930	3,910,148
Stockholder	585,217	784,082	219,095	585,217
Inventories	1,526,977	1,337,757	1,647,113	1,526,977
Unbilled receivables	556,701	783,973	253,190	556,701
Prepaid expenses and other current assets	592,796	450,369	675,109	592,796

Total current assets	7,954,869	7,655,572	9,508,185	13,055,869

Goodwill	1,193,437	1,193,437	893,000	1,193,437
Other intangible assets:
Product rights	21,336,336	14,603,640	7,296,829	21,336,336
Non-compete agreements	2,104,000	2,104,000	2,104,000	2,104,000
Trademarks	1,638,927	1,629,433	1,629,433	1,638,927
Purchased customer relationships	1,268,950	1,268,950	1,028,600	1,268,950
Other intangible assets	646,055	645,029	541,577	1,056,055
Accumulated amortization	(4,496,912)	(3,324,275)	(1,354,496)	(4,496,912)

Total other intangible assets	22,497,356	16,926,777	11,245,943	22,907,356

Furniture, equipment and leasehold improvements, net	1,897,940	2,007,986	1,419,851	1,897,940
Inventories	—	289,000	273,000	—
Other assets	129,326	59,862	46,784	129,326

	$33,672,928	$28,132,634	$23,386,763	$39,183,928

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(CONTINUED)

	March 31, 2005	September 30,		Pro forma March 31, 2005
		2004	2003
	(Unaudited)			(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt:
Related party	$6,090,703	$11,566,837	$11,496,796	$6,090,703
Other	366,714	821,965	1,685,678	366,714
Lines of credit, banks	4,489,000	3,272,587	750,000	3,446,000
Accounts payable (including related party of $362,979 at March 31, 2005)	4,574,285	6,650,103	7,967,405	4,574,285
Accrued expenses (including related party accrued interest of $376,481 and $210,396 at September 2004 and 2003, respectively and $115,058 at March 31, 2005 (unaudited))	5,494,014	6,143,283	9,631,603	5,494,014
Unearned revenues	1,262,994	1,291,151	751,986	1,262,994
Product development obligations (including $1,000,000 due to related party at September 30, 2004)	960,000	4,391,750	—	960,000
Dividends payable	266,420	288,662	—	266,420
Due to employees	121,564	113,981	—	121,564
Stockholder advances and notes	350,000	750,000	135,418	350,000
Customer deposits	899,370	826,855	193,538	899,370
Deposits, related party	3,000,000	3,000,000	—	3,000,000

Total current liabilities	27,875,064	39,117,174	32,612,424	26,832,064
Long-term debt, net of current maturities:
Related party	6,316,423	—	2,204,803	6,316,423
Other	5,394,153	5,280,944	4,849,103	8,840,153
Notes payable, stockholders	—	2,194,693	600,000	—
Other liabilities, related party	2,478,132	2,500,000	—	2,478,132

Total liabilities	42,063,772	49,092,811	40,266,330	44,466,772

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(CONTINUED)

	March 31, 2005	September 30,		Pro forma March 31, 2005
		2004	2003
	(Unaudited)			(Unaudited)
	(Restated)
Commitments and contingencies (Notes 10, 17 and 18)	—	—	—

Stockholders’ deficit:
Common stock, $0.001 par value; 300,000,000 shares authorized; 5,162,400, 4,876,328 and 4,875,641 shares issued and outstanding at March 31, 2005, and September 30, 2004 and 2003, respectively.	5,162	10,265	10,264	5,162
Preferred stock, Series A, $1.00 par value; 10,000,000 shares authorized; 2,937,013, 1,939,483 and 1,298,214 shares issued and outstanding at March 31, 2005, and September 30, 2004 and 2003, respectively.	6,183,000	4,083,000	2,733,000	6,183,000
Preferred stock, Series B, $1.00 par value; 30,000,000 shares authorized; 3,835,390 shares issued and outstanding at March 31, 2005, and September 30, 2004 and 2003, respectively.	80,742	80,742	80,742	80,742
Preferred stock, Series C, $1.00 par value; 10,000,000 shares authorized; 3,562,607 shares issued and outstanding at March 31, 2005, and September 30, 2004 and 2003, respectively.	7,500,000	7,500,000	7,500,000	7,500,000
Preferred stock, Series D, $1.00 par value; 15,000,000 shares authorized; 4,624,576, 4,616,451 and 4,612,504 shares issued and outstanding at March 31, 2005 and September 30, 2004 and 2003, respectively.	122,516	105,411	97,102	122,516
Preferred stock, Series E, $1.00 par value; 60,000,000 shares authorized; 18,131,107 and 6,858,731 shares issued and outstanding at March 31, 2005 and September 30, 2004, respectively.	44,789,554	14,439,000	—	44,789,554
Additional paid-in capital	24,705,793	20,674,003	12,063,693	27,813,793
Accumulated deficit	(91,777,611)	(67,852,598)	(39,364,368)	(91,777,611)

Total stockholders’ deficit	(8,390,844)	(20,960,177)	(16,879,567)	(5,282,844)

	$33,672,928	$28,132,634	$23,386,763	$39,183,928

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Issuer					Predecessor
	Six months ended		Year ended September 30,		From inception (April 3, 2002 through September 30, 2002	The Analytica Group, Ltd. period from October 1, 2001 through March 31, 2002
	March 31,
	2005	2004	2004	2003
	(Unaudited)
Net sales:	(Restated)
Products	$5,383,211	$5,298,768	$10,528,756	$4,160,374	$—	$—
Services	5,321,495	6,602,005	11,632,343	4,697,048	2,761,373	2,848,784
Related party, products	1,387,605	1,812,655	3,774,521	1,050,369	—	—

Total net sales	12,092,311	13,713,428	25,935,620	9,907,791	2,761,373	2,848,784

Cost of sales:
Products	2,227,924	1,917,598	3,852,880	1,332,478	—	—
Services	2,159,565	2,888,093	4,960,710	1,603,533	543,955	1,063,074

Total cost of sales (exclusive of amortization of acquired product rights)	4,387,489	4,805,691	8,813,590	2,936,011	543,955	1,063,074

Gross margin	7,704,822	8,907,737	17,122,030	6,971,780	2,217,418	1,785,710

Operating expenses:
Research and development	3,608,766	2,047,696	4,210,058	6,111,952	—	—
Research and development, related party	775,143	70,300	1,309,100	—	—	—
Sales and marketing	7,390,293	4,942,813	12,015,044	4,366,228	—	—
General and administrative	9,828,808	7,686,980	16,728,873	8,868,076	2,027,016	1,112,523
Royalties	619,476	132,085	387,130	—	—	—
Impairment charges	—	359,445	359,445	—	—	—
Stock-based compensation, general and administrative	281,325	179,706	292,346	—	—	—
Other operating expense, related party	—	—	2,500,000	—	—	—

Total operating expenses	22,503,811	15,419,025	37,801,996	19,346,256	2,027,016	1,112,523

Operating income (loss)	(14,798,989)	(6,511,288)	(20,679,966)	(12,374,476)	190,402	673,187
Other income (expense):
Interest (expense) income, net	(1,006,774)	(914,183)	(1,240,906)	(230,205)	(19,639)	6,861
Interest (expense) income, net, related party	(430,991)	(470,457)	(1,485,616)	(337,500)	—	—
Settlement expense	—	—	—	(1,562,850)	—	—
Loss on extinguishment of debt, related party	(2,361,894)	—	—	—	—	—
Other income (expense)	(83,265)	30,565	78,164	—	—	—

Income (loss) from continuing operations before income taxes	(18,681,913)	(7,865,363)	(23,328,324)	(14,505,031)	170,763	680,048
Income tax benefit (expense)	—	—	—	180,000	(180,000)	—

Net income (loss) from continuing operations	(18,681,913)	(7,865,363)	(23,328,324)	(14,325,031)	(9,237)	680,048
Discontinued operations:
Gain on sale of discontinued operations, net of $0 income tax expense	—	1,618,400	1,618,400	—	—	—
Loss from discontinued operations, net of $0 income tax benefit (including impairment charge of $4,723,451 in 2002)	—	(1,492,433)	(1,516,017)	(2,346,912)	(9,184,967)	—

Net income (loss)	(18,681,913)	(7,739,396)	(23,225,941)	(16,671,943)	(9,194,204)	680,048

Constructive preferred stock dividend	(4,949,031)	(1,190,658)	(4,906,612)	—	—	—
Preferred stock dividends, other	(294,069)	—	(355,367)	—	—	—

Income (loss) attributable to common stockholders	$(23,925,013)	$(8,930,054)	$(28,487,920)	$(16,671,943)	$(9,194,204)	$680,048

Weighted average shares outstanding, basic and diluted	5,127,793	4,875,641	4,875,683	4,728,718	4,875,641	1,000

Per share amounts, basic and diluted:
Income (loss) per common share for:
Continuing operations	$(4.67)	$(1.85)	$(5.86)	$(3.01)	$—	$680
Discontinued operations	—	0.02	0.02	(0.51)	(1.89)	—

Income (loss) attributable to common stockholders	$(4.67)	$(1.83)	$(5.84)	$(3.52)	$(1.89)	$680

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS INFORMATION

The Analytica Group, Ltd. (Predecessor) period from October 1, 2001 through March 31, 2002
PRO FORMA INCOME TAXES:
Net income, as reported	$680,048
Pro forma provision for income taxes:
Current income taxes	(256,000)
Deferred income taxes	—

Total	(256,000)

Pro forma net income	$424,048

Pro forma, basic and diluted, net income per share	$424

Weighted average shares outstanding	1,000

Accentia Biopharmaceuticals, Inc. and Subsidiaries and The Analytica Group, Ltd. for the year ended September 30, 2002
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS:
Total net sales, services	$5,610,157
Total cost of sales, services	1,607,029

Gross margin	4,003,128
Operating expenses, general and administrative	3,139,539

Operating income	863,589
Other income (expense):
Interest (expense) income, net	(12,778)

Income (loss) from continuing operations before income taxes	850,811
Income tax expense	(436,000)

Net income from continuing operations	414,811
Discontinued operations:
Loss from discontinued operations, net of income tax benefit	(9,184,967)

Net loss	$(8,770,156)

Income (loss) attributable to common stockholders	$(8,770,156)

Weighted average shares outstanding, basic and diluted	4,875,641

Per share amounts, basic and diluted:
Income (loss) per common share for:
Continuing operations	$0.09
Discontinued operations	(1.88)

Income (loss) attributable to common stockholders	$(1.79)

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS INFORMATION

PRO FORMA 2004 PER SHARE DATA FOR TRANSACTIONS IN CONTEMPLATION OF THE INITIAL PUBLIC OFFERING (UNAUDITED):
Per share amounts, basic and diluted, as reported:
Loss per common share for:
Continuing operations	$(5.86)
Discontinued operations	0.02

Loss attributable to common stockholders	$(5.84)

Weighted average shares outstanding, as reported	4,875,683

Additional pro forma shares outstanding giving effect to the following:
Conversion of Series A preferred	1,939,483
Conversion of Series B preferred	528,526
Conversion of Series C preferred	460,252
Conversion of Series D preferred	596,388
Conversion of Series E preferred	1,417,724
Common stock to be issued (post conversion) associated with related party debt conversions	1,195,573
Additional shares of common stock to be issued as a result of changes in conversion terms of Series B, C and D preferred stock	4,718,196

Weighted average shares outstanding, pro forma	15,731,825

Per share amounts, basic and diluted, pro forma:
Loss per common share for:
Continuing operations	$(1.82)
Discontinued operations	0.01

Loss attributable to common stockholders	$(1.81)

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

YEARS ENDED SEPTEMBER 30, 2004 AND 2003 AND THE PERIOD

FROM INCEPTION (APRIL 3, 2002) THROUGH SEPTEMBER 30, 2002

	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balances, April 3, 2002 (inception) *See note 16 for predecessor equity information	—	$—	—	$—	$—	$—	$—
Issuance of common stock for acquisition of AccentRx, Inc. formerly known as American Prescription Providers, Inc. accounted for in a manner similar to a pooling of interests	4,875,166	10,263	—	—	10,800,745	(13,498,221)	(2,687,213)
Issuance of common stock for cash	475	1	—	—	—	—	1
Issuance of preferred stock for acquisition of The Analytica Group, Ltd.	—	—	3,469,669	73,043	—	—	73,043
Issuance of preferred stock for cash	—	—	4,251,378	8,950,000	—	—	8,950,000
Issuance of preferred stock for The Analytica Group, Ltd. purchase price adjustment	—	—	365,721	7,699	—	—	7,699
Net loss for the period	—	—	—	—	—	(9,194,204)	(9,194,204)

Balances, September 30, 2002	4,875,641	10,264	8,086,768	9,030,742	10,800,745	(22,692,425)	(2,850,674)
Issuance of preferred stock for acquisition of TEAMM Pharmaceuticals, Inc.	—	—	4,612,504	97,102	—	—	97,102
Issuance of preferred stock for cash	—	—	609,443	1,283,000	—	—	1,283,000
Stock-based compensation	—	—	—	—	1,262,948		1,262,948
Net loss for the year (restated)	—	—	—	—	—	(16,671,943)	(16,671,943)

Balances, September 30, 2003 (restated)	4,875,641	10,264	13,308,715	10,410,844	12,063,693	(39,364,368)	(16,879,567)
Issuance of preferred stock for cash	—	—	7,500,000	15,789,000	—	—	15,789,000
Exercise of stock options and warrants	687	1	3,947	8,309	(3,434)	—	4,876
Series E preferred stock dividends	—	—	—	—	4,906,612	(5,262,289)	(355,677)
Stock-based compensation	—	—	—	—	3,707,132	—	3,707,132
Net loss for the year (restated)	—	—	—	—	—	(23,225,941)	(23,225,941)

Balances, September 30, 2004 (restated)	4,876,328	$10,265	20,812,662	$26,208,153	$20,674,003	$(67,852,598)	$(20,960,177)

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

YEARS ENDED SEPTEMBER 30, 2004 AND 2003 AND THE PERIOD

FROM INCEPTION (APRIL 3, 2002) THROUGH SEPTEMBER 30, 2002

(continued)

	Preferred Stock										Total
	Series A		Series B		Series C		Series D		Series E
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, April 3, 2002 (inception)	—	$—	—	$—	—	$—	—	$—	—	$—	$—
Issuance of preferred stock for acquisition of The Analytica Group, Ltd.	—	—	3,469,669	73,043	—	—	—	—	—	—	73,043
Issuance of preferred stock for cash	688,771	1,450,000	—	—	3,562,607	7,500,000	—	—	—	—	8,950,000
Issuance of preferred stock for The Analytica Group, Ltd. purchase price adjustment	—	—	365,721	7,699	—	—	—	—	—	—	7,699

Balances, September 30, 2002	688,771	1,450,000	3,835,390	80,742	3,562,607	7,500,000	—	—	—	—	9,030,742
Issuance of preferred stock for acquisition of TEAMM Pharmaceuticals, Inc.	—	—	—	—	—	—	4,612,504	97,102	—	—	97,102
Issuance of preferred stock for cash	609,443	1,283,000	—	—	—	—	—	—	—	—	1,283,000

Balances, September 30, 2003	1,298,214	2,733,000	3,835,390	80,742	3,562,607	7,500,000	4,612,504	97,102	—	—	10,410,844
Issuance of preferred stock for cash	641,269	1,350,000	—	—	—	—	—	—	6,858,731	14,439,000	15,789,000
Exercise of stock options and warrants	—	—	—	—	—	—	3,947	8,309	—	—	8,309

Balances, September 30, 2004	1,939,483	$4,083,000	3,835,390	$80,742	3,562,607	$7,500,000	4,616,451	$105,411	6,858,731	$14,439,000	$26,208,153

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2005

(unaudited)

	Common Stock		Preferred Stock		Additional Paid-In Capital Amount	Accumulated Deficit	Stock Subscription Receivable	Total
	Shares	Amount	Shares	Amount
Balances, October 1, 2004	4,876,328	$10,265	20,812,662	$26,208,153	$20,674,003	$(67,852,598)	—	$(20,960,177)
Issuance of common stock for cash	286,072	603	—	—	600,688	—	—	601,291
Issuance of preferred stock for cash	—	—	9,736,892	20,498,104	(8,552)	—	—	20,489,552
Issuance of preferred stock in exchange for debt	—	—	1,401,105	5,311,955	—	—	—	5,311,955
Issuance of preferred stock in payment of licensing rights	—	—	1,140,034	6,657,600	—	—	—	6,657,600
Stock-based compensation	—	—	—	—	484,917	—	—	484,917
Repurchase of preferred stock warrants	—	—	—	—	(2,000,000)	—	—	(2,000,000)
Preferred stock dividends	—	—	—	—	4,949,031	(5,243,100)	—	(294,069)
Net loss for the period (restated)	—	—	—	—	—	(18,681,913)	—	(18,681,913)
Effect of 1-for-2.1052 reverse stock split (see Note 19)	—	(5,706)	—	—	5,706	—	—	—

Balances, March 31, 2005 (restated)	5,162,400	$5,162	33,090,693	$58,675,812	$24,705,793	$(91,777,611)	—	$(8,390,844)

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

SIX MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

	Series A		Series B		Series C		Series D		Series E		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, September 30, 2004	1,939,483	$4,083,000	3,835,390	$80,742	3,562,607	$7,500,000	4,616,451	$105,411	6,858,731	$14,439,000	$26,208,153
Issuance of preferred stock for cash	340,110	716,000	—	—	—	—	8,125	17,105	9,388,657	19,765,000	20,498,105
Issuance of preferred stock for extinguishment of debt	657,420	1,384,000	—	—	—	—	—	—	743,685	3,927,954	5,311,954
Issuance of preferred stock for licensing rights	—	—	—	—	—	—	—	—	1,140,034	6,657,600	6,657,600

Balances, March 31, 2005	2,937,013	$6,183,000	3,835,390	$80,742	3,562,607	$7,500,000	4,624,576	$122,516	18,131,107	$44,789,554	$58,675,812

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Issuer					Predecessor
	Six months ended March 31,		Year ended September 30,		From Inception (April 3, 2002) through September 30, 2002	The Analytica Group, Ltd. period from October 1, 2001 through March 31, 2002
	2005	2004	2004	2003
	(Unaudited)
	(Restated)
Cash flows from operating activities:
Net income (loss)	$(18,681,913)	$(7,739,396)	$(23,225,941)	$(16,671,943)	$(9,194,204)	$680,048
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	320,899	264,553	593,256	310,800	49,684	20,675
Amortization	1,374,419	1,000,472	1,969,779	1,074,246	280,250	—
Stock-based cost of disposal of business	—	2,581,500	2,581,600	—	—	—
Stock-based compensation	484,916	179,706	683,236	781,650	—	—
Other non-cash charges	140,293	185,809	95,350	11,679	—	—
Loss on extinguishment of debt	2,516,494	—	—	—	—	—
In-process research and development costs acquired	—	—	—	5,040,853	—	—
Impairment charges	—	359,445	359,445	—	4,723,451	—
Default interest charged	31,140	374,074	748,149	558,040	—	—
Loss from discontinued operations (pooling of interests accounting)	—	—	—	—	4,461,516	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(1,336,956)	1,666,036	1,625,247	1,522,324	140,872	(583,537)
Inventories	(250,221)	(67,313)	293,356	455,183	—	—
Unbilled receivables	87,769	(451,222)	(474,891)	231,010	(422,900)	—
Prepaid expenses and other current assets	(15,008)	(366,955)	270,880	(196,848)	(8,222)	—
Other assets	(29,744)	(103,457)	(13,078)	40,194	—	51,957
Accounts payable	(1,503,857)	(3,887,642)	(1,650,915)	5,221,387	(329,662)	473,212
Accrued expenses	(743,584)	(4,477,659)	(3,546,190)	(3,053,756)	114,492	—
Unearned revenues	(28,157)	168,723	405,497	(498,214)	—	463,100
Due to affiliate	—	—	113,981	(355,896)	178,501	—
Customer deposits	72,528	277,377	633,317	(187,462)	—	—

Net cash flows from operating activities	(17,560,982)	(10,035,949)	(18,537,922)	(5,716,753)	(6,222)	1,105,455

Cash flows from investing activities:
Cash paid in business acquisition	—	(600,874)	(600,874)	—	(3,425,520)	—
Cash received in business acquisition	—	—	—	2,464,796	—	—
Proceeds from restricted cash	—	490,683	1,270,823	736,283	—	—
Payment of product rights obligations	(3,456,061)	—	—	—	—	—
Acquisition of furniture, equipment, and leasehold improvements	(210,848)	(132,016)	(784,524)	(161,542)	(647)	(4,285)
Investment in unconsolidated entity			—	—	(4,948,451)	—
Cash paid for acquisition of product rights and other intangibles	—	(1,538,032)	(2,940,345)	(575,099)	—	—

Net cash flows from investing activities	(3,666,909)	(1,780,239)	(3,054,920)	2,464,438	(8,374,618)	(4,285)

Cash flows from financing activities:
Payments on notes payable and long-term debt	(1,908,049)	(3,078,476)	(5,250,004)	(1,654,715)	—	—
Proceeds from deposits and other liabilities	—	3,023,229	5,500,000	—	—	—
Proceeds from issuance of common stock	602,240	—	1	—	1	—
Proceeds from issuance of preferred stock	20,488,603	9,289,000	15,793,874	1,283,000	8,950,000	—
Payment of Series E preferred stock dividends	(316,311)		(67,015)	—	—	—
Distributions to stockholders	—	—	—	—	—	(1,461,758)
Proceeds from notes payable, stockholders	—	416,875	2,943,299	600,000	—	—
Proceeds from long-term debt	—	2,400,000	524,531	4,120,794	—	—
Repayment of amounts due to stockholders	—	—	(885,418)	—	—	—
Proceeds from line of credit	1,489,500	1,000,000	3,272,587	—	—	—
Payments to line of credit	(250,000)	(757,932)	—	—	—	—

Net cash flows from financing activities	20,105,983	12,292,696	21,831,855	4,349,079	8,950,001	(1,461,758)

Net change in cash and cash equivalents	(1,121,908)	476,508	239,013	1,096,764	569,161	(360,588)
Cash and cash equivalents at beginning of period	1,904,938	1,665,925	1,665,925	569,161	—	624,073

Cash and cash equivalents at end of period	$783,030	$2,142,433	$1,904,938	$1,665,925	$569,161	$263,485

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Issuer					Predecessor
	Six months ended March 31,		Year ended September 30,		From inception (April 3, 2002) through September 30, 2002	The Analytica Group, Ltd. period from October 1, 2001 through March 31, 2002
	2005	2004	2004	2003
Supplemental cash flow information:
Cash paid for:
Interest	$473,500	$369,500	$1,258,149	$110,349	$—	$—

Income taxes	$—	$—	$—	$—	$—	$—

Supplemental Disclosure of Non-cash Investing and Financing Activities:

2005 (unaudited):

•	The Company issued warrants valued at $0.2 million for product rights.

•	The Company issued 1.1 million shares of Series E preferred stock with a fair value of $6.7 million in exchange for $6.6 million in product rights and $0.1 million for general and administrative expenses.

•	The Company issued 743,685 shares of Series E preferred stock with a fair value of $3.9 million in settlement of debt obligations resulting in a $2.4 million loss on extinguishment of debt, related party.

•	The Company repurchased 1,424,074 warrants at a cost of $2.0 million, which was financed by a $2.0 million increase in related party notes payable.

2004:

•	The Company assumed net liabilities aggregating $0.3 million in connection with its acquisition of its German subsidiary.

•	In connection with the acquisition of product rights of $4.4 million, the Company entered into short-term financing arrangements with the sellers for a like amount.

•	The Company has issued warrants to purchase 1,008,120 shares of Series A and D preferred stock with a fair value of $0.8 million in connection with certain financing arrangements that have been accounted for as discounts on notes payable.

•	An aggregate of $0.3 million in preferred dividends were accrued and were paid in December 2004.

•	In 2004, the Company recognized a constructive dividend in the amount of $4.9 million in connection with a beneficial conversion feature for Series E Preferred stock issued with warrants.

2003:

•	The Company issued 4,612,504 shares of Series D preferred stock with a fair value of $0.1 million pursuant to the acquisition of TEAMM Pharmaceuticals, Inc.

•	The Company issued 230,583 warrants to purchase Series D preferred stock with a fair value of $481,298 pursuant to the Harbinger Mezzanine long-term debt agreement.

2002:

•	The Company issued 2,315,773 shares of common stock with a fair value of $10,263 pursuant to the purchase of assets of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc.

•	The Company issued 3,469,669 shares of Series B preferred stock with a fair value of $73,043 and a note payable of $1.2 million pursuant to the purchase of assets of The Analytica Group, Ltd.

•	The Company issued 365,721 shares of Series B preferred stock with a fair value of $7,699 related to a purchase price adjustment for the acquisition cost of The Analytica Group, Ltd.

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of business and summary of significant accounting policies

Business and organization

Accentia Biopharmaceuticals, Inc. and its subsidiaries, Analytica International, Inc. (“Analytica”), TEAMM Pharmaceuticals, Inc. (“TEAMM”), Accent RX, Inc. (“AccentRx”), Biovest International, Inc. (“Biovest”), and Accentia Specialty Pharmacy (“ASP”) (collectively referred to as the “Company” or “Accentia”) is a vertically integrated specialty biopharmaceutical company. The Company is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. The Company has two product candidates entering or in Phase III clinical trials. The first product candidate, SinuNase™, has been developed as a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. The second product candidate, Biovaxid™, is a patient-specific cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. Biovaxid is currently in a pivotal Phase III clinical trial. In addition to these product candidates, the Company has a growing specialty pharmaceutical business with a portfolio of ten currently marketed products and a pipeline of products under development by third parties.

As discussed in Note 3, on April 3, 2002, the Company acquired The Analytica Group, Inc. (“Analytica”) statements of operations and cash flows for the period from inception to September 30, 2002 reflect activity for the period from April 1, 2002 to September 30, 2002. As Analytica is the predecessor of Accentia, statements of operations and cash flows for the period from October 1, 2001 through March 31, 2002 have also been provided and are labeled herein as “predecessor.”

As discussed in Note 3, effective October 1, 2002, the Company acquired the assets of AccentRx, an entity operated under the common control of the stockholders of the Company and 91.6% owned by such stockholders through the exchange of common equity. The reorganization was accounted for in a manner similar to a pooling of interests, where the assets and liabilities of Accentia and AccentRx were combined at historical costs, and the operations are presented as if combined for all periods presented.

The TEAMM and Biovest acquisitions were completed on April 1, 2003 and June 30, 2003, respectively. The year ended September 30, 2003 statements of operations and cash flows reflect activity of twelve months for Accentia, AccentRx and Analytica, six months for TEAMM commencing April 1, 2003 and three months for Biovest commencing July 1, 2003. See Note 3 for additional information on these acquisitions. All entities either had an original fiscal year end of September 30 or converted to a September 30 fiscal year at the time of acquisition.

Segment reporting

The Company has operations in two business segments and, as a result, has adopted Statement of Financial Accounting Standards No. 131—Disclosures about Segments of an Enterprise and Related Information (“FAS 131”). FAS 131 establishes standards for reporting information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated on a regular basis by the chief operating decision maker or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company has identified these segments based on the nature of business conducted by each. They are described as follows:

The Biopharmaceutical Products and Services segment (“Biopharmaceutical Segment”) of the Company is focused on the research and development of contract cell production and biologic drug development and ownership, the production and contract manufacturing of biologic drugs and products and provides pre-market

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

research, pharmacoeconomic and outcomes analyses to its pharmaceutical and biopharmaceutical partners and clients. This segment’s two primary products are SinuNase and Biovaxid. This segment also develops, manufactures and markets patented cell culture systems and equipment to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide, and has provided contract cell production services to those institutions. Additionally, this segment provides strategic services prior to product launch, such as technology assessment and valuation, and formulary and strategic reimbursement planning. In this segment, the Company generated revenues of $14.0 million and $6.0 million during the years ended September 30, 2004 and 2003, respectively. Revenues for the six months ended March 31, 2005 and 2004 were $7.1 million and $8.0 million, respectively.

The Specialty Pharmaceuticals segment markets and sells pharmaceutical products that are developed primarily through third party development partners. This segment currently sells a portfolio of ten pharmaceutical products and has a pipeline of additional products under development by our development partners. Currently marketed specialty pharmaceutical products include Xodol™, a narcotic pain formulation, Respi~TANN®, a prescription antitussive decongestant for temporary relief of cough and nasal congestion, our line of six HISTEX™ products for the cough, cold and allergy prescription market, and two products which we co-promote. In this segment the Company generated revenues of $11.9 million and $3.9 million for the years ending September 30, 2004 and 2003, respectively. During the six months ended March 31, 2005 and 2004 revenues in this segment were $5.0 million and $5.7 million, respectively. Specialty pharmaceutical products under development currently include MD Turbo™, a breath-actuated inhaler device used by patients with asthma and chronic obstructive pulmonary disease, Emezine™, a transbuccal drug designed to control nausea and vomiting, and eight additional narcotic pain formulations for the treatment of moderate to moderately severe pain.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Accentia and its three wholly-owned subsidiaries, and its 81% owned subsidiary. All intercompany accounts and transactions have been eliminated. The Company does not currently recognize a minority interest in its 81% owned subsidiary pursuant to Accounting Research Bulletin 51, Consolidated Financial Statements. Where losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, such excess and any further losses applicable to the minority interest shall be charged against the majority interest, as there is no obligation of the minority interest to make good such losses. However, if future earnings do materialize, the majority interest will be credited to the extent of such losses previously absorbed.

Variable interest entity

As discussed in Note 3, in connection with the Company’s acquisition of Biovest, Biovest qualified as a variable interest entity in that, while Accentia owned the majority interest in the Company (the stock had been issued), they lacked voting control as a result of a voting proxy provision, but qualified as the primary beneficiary pursuant to Financial Accounting Standards Board Interpretation 46, Consolidation of Variable Interest Entities. As such, Accentia was required to consolidate Biovest on the date of acquisition. Effective October 16, 2003, the voting control was transferred to Accentia and Accentia then continued to consolidate Biovest, but under standard consolidation rules pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations.

Unaudited interim financial information

The accompanying unaudited interim consolidated balance sheet as of March 31, 2005, the consolidated statements of operations for the six months ended March 31, 2005, the consolidated statement of cash flows for the six months ended March 31, 2005 and 2004 and the consolidated statement of stockholders’ equity for the six

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

months ended March 31, 2005 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position, results of operations and its cash flows for the six months ended March 31, 2005 and 2004. The results for the six months ended March 31, 2005 are not necessarily indicative of the results to be expected for the year ending September 30, 2005.

Unaudited pro forma financial information

The accompanying unaudited pro forma balance sheet gives effect to the proceeds from $10 million in debt financing from Laurus Master Funds, Ltd. and the costs associated therewith and to the repayment of $4.5 million of the revolving line of credit from Missouri State Bank.

The accompanying unaudited pro forma statement of operations information gives effect to i) net income and net income per share for the accounting for income taxes under Statements of Financial Accounting Standards No. 109 Accounting for Income Taxes as if the Predecessor were subject to State and Federal income taxes for the period presented and ii) the results of operations as if the Company and Predecessor had been combined from the earliest period presented.

The accompanying pro forma 2004 per share data for transactions in contemplation of the initial public offering gives effect to the following transactions as if each had occurred on September 30, 2004:

•	the conversion of all shares of preferred stock outstanding as of September 30, 2004 into shares of common stock based on conversion terms that existed at September 30, 2004;

•	the conversion of related party notes, liabilities and accrued interest to Series A and E preferred stock and subsequent conversion of such preferred to common stock, which transactions were effected in contemplation of the initial public offering; and

•	the changes in number of shares to which Series B, C and D preferred stock are convertible to common stock resulting from a change in conversion terms in contemplation of the initial public offering.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and cash equivalents

The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted cash

Restricted cash of approximately $1.3 million relates to funds held in escrow pursuant to the TEAMM Asset Purchase Agreement discussed in Note 3, which were restricted through June 2004. The Company received proceeds of all restricted cash by July 2004.

Concentrations of credit risk and customer and vendor concentrations

Financial instruments that subject the Company to concentrations of credit risk include cash and accounts receivable. The Company places its cash in several high-quality financial institutions. Such amounts are insured by the FDIC up to $100,000 per institution.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products to pharmaceutical distribution companies and retail organizations nationwide. The Company performs ongoing credit evaluations of customers’ financial condition and does not require collateral.

Management reviews accounts receivable on a monthly basis to determine collectibility. Balances that are determined to be uncollectible are written off to the allowance for doubtful accounts. The allowance for doubtful accounts contains a general accrual for estimated bad debts and had a balance of approximately $150,000 at September 30, 2004, which management considers adequate; however actual write-offs may exceed the allowance.

As set forth below, three customers in the Specialty Pharmaceuticals segment accounted for approximately 40% of consolidated net sales for the year ended September 30, 2004. One of these three customers (McKesson) accounted for approximately 25% of the Company’s trade accounts receivable balance as of September 30, 2004. They are as follows:

Sales
Customer 1	15%
Customer 2 (McKesson)	15%
Customer 3	10%

40%

Two vendors in the Specialty Pharmaceuticals segment provided approximately 21% of total product purchases during the year ended September 30, 2004. They are as follows:

Purchases
Vendor 1	11%
Vendor 2	10%

21%

Two customers in the Specialty Pharmaceuticals segment accounted for 25% of consolidated net sales for the year ended September 30, 2003.

Sales
Customer 1	14%
Customer 2 (McKesson)	11%

25%

As set forth below, two customers in the Specialty Pharmaceuticals segment accounted for approximately 33% of consolidated net sales for the six months ended March 31, 2005. One of these three customers (McKesson) accounted for approximately 11% of the Company’s trade accounts receivable balance as of March 31, 2005. They are as follows:

Sales
Customer 1	22%
Customer 2 (McKesson)	11%

33%

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Two vendors in the Specialty Pharmaceuticals segment provided approximately 25% of total product purchases during the six months ended March 31, 2005. They are as follows:

Purchases
Vendor 1	15%
Vendor 2	10%

25%

Inventories

Inventories consist primarily of trade pharmaceutical products, supplies/parts used in instrumentation assembly and related materials. Inventories are stated at the lower of cost or market with cost determined using the first-in first-out (“FIFO”) method. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. As appropriate, a provision is recorded to reduce inventories to their net realizable value.

Furniture, equipment and leasehold improvements

Furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is determined using straight-line and accelerated methods over the estimated useful lives of three to seven years for furniture and equipment. Amortization of leasehold improvements is over the shorter of the improvements’ estimated economic lives or the related lease terms.

Goodwill and intangible assets

Intangible assets include trademarks, product rights, noncompete agreements, technology rights, purchased customer data relationships and patents, which are accounted for based on Financial Accounting Standard Statement No. 142 Goodwill and Other Intangible Assets (“FAS 142”). In that regard, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company has identified certain trademarks, product rights and technology rights as intangible assets with indefinite lives and, therefore, these assets are not amortized.

Intangible assets with finite useful lives are amortized over the estimated useful lives from the date of acquisition as follows:

Estimated Useful Lives
Noncompete agreements	2 to 4 years
Customer relationships	10 years
Software	3 years
Patents	3 years
Product rights	4.5 to 20.5 years

Advertising expense

The Company expenses the costs of advertising, which includes promotional expenses, as incurred. For the years ended September 30, 2004, 2003 and the period from inception (April 3, 2002) through September 30, 2002, advertising expenses were nominal.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair value of financial instruments

The carrying amounts of current assets and current liabilities such as cash, accounts receivable, accounts payable, customer deposits and accrued liabilities approximate fair value because of the short maturity of these items. The fair value of the Company’s borrowings, including deposits and other liabilities, if recalculated based on current interest rates (7% current borrowing rate) would be approximately $23.6 million or $0.7 million lower than the recorded amounts.

Foreign currency translation

The Company translates the assets and liabilities of its non-U.S. functional currency subsidiary into dollars at the current rates of exchange in effect at the end of each reporting period, while net sales and expenses are translated using the average exchange rate. Foreign currency translation adjustments were nominal during the period and, as such, no adjustments have been recognized in the accompanying consolidated financial statements.

Impairment of long-lived assets

Indefinite lived assets at September 30, 2004 amounted to $1.8 million (See Note 6). In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), indefinite lived assets resulting from the purchases are not amortized into operations. Rather, such amounts are tested for impairment at least annually. The impairment test is calculated at the reporting unit level. This annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting unit, with its carrying value. If the fair value exceeds the carrying amount, intangible assets are not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of intangible assets with the carrying amount. If the implied fair value of intangible assets are less than the carrying amount, an impairment charge is recorded. The Company will perform this test annually, effective as of the last day of the fourth fiscal quarter of each year. The Company recognized impairment losses of $0.4, $0 and $4.2 million during the years ended September 30, 2004, 2003 and 2002, respectively. See Note 15 for further discussion.

Revenue recognition

Biopharmaceutical Products and Services

The Company recognizes revenue in its Biopharmaceutical Products and Services segment as follows:

Services

Service revenue is generated primarily by fixed price contracts for cell culture production and consulting services. Such revenue is recognized over the contract term based on the percentage of services cost incurred during the period compared to the total estimated service cost to be incurred over the entire contract. The nature and scope of the Company’s contracts often require the Company to make judgments and estimates in recognizing revenues. Estimates of total contract revenues and costs are continuously monitored during the term

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the contract, and recorded revenues and costs are subject to revision as each contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified. Each month the Company accumulates costs on each contract and compares them to the total current estimated costs to determine the percentage of completion. We then apply this percentage to the total contract value to determine the amount of revenue that can be recognized. Each month the Company reviews the total current estimated costs on each contract to determine if these estimates are still accurate and, if necessary, the Company adjusts the total estimated costs for each contract. As the work progresses, the Company might decide that original estimates were incorrect due to, among other things, revisions in the scope of work, and a contract modification might be negotiated with the customer to cover additional costs. If a contract modification is not agreed to, the Company could bear the risk of cost overruns. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Reimbursements of contract-related costs are included in revenues. An equivalent amount of these reimbursable costs is included in cost of sales. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Contract costs related to cell culture production include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. The Company believes that actual cost incurred in contract cell production services is the best indicator of the performance of the contractual obligations, because the costs relate primarily to the amount of labor incurred to perform such services. The deliverables inherent in each of the Company’s cell culture production contracts are not output driven, but rather driven by a pre-determined production run. The duration of the Company’s cell culture production contracts range typically from 2 to 14 months.

Revenues stemming from consulting services are recognized based on the percentage of service cost incurred during the period compared to the total estimated service cost to be incurred over the entire contract. Service costs relating to the Company’s consulting services consist primarily of internal labor expended in the fulfillment of the Company’s consulting projects and, to a lesser extent, outsourced research services. Service costs on a specific project may also consist of a combination of both internal labor and outsourced research service. The Company’s consulting projects are priced and performed in phases, and the projects are managed by phase. As part of the contract bidding process, the Company develops an estimate of the total number of hours of internal labor required to generate each phase of the customer deliverable (for example, a manuscript or database), and the labor cost is then computed by multiplying the hours dedicated to each phase by a standard hourly labor rate. The Company also determines whether the Company needs services from an outside research or data collection firm and includes those estimated outsourced costs in the Company’s total contract cost for the phase. At the end of each month, the Company collects the cumulative total hours worked on each contract and applies a standard labor cost rate to arrive at the total labor cost incurred to date. This amount is divided by the total estimated contract cost to arrive at the percentage of completion, which is then applied to the total estimated contract revenues to determine the revenue to be recognized through the end of the month. Accordingly, as hours are accumulated against a project and the related service costs are incurred, the Company concurrently fulfills its contract obligations. The duration of the Company’s consulting service contracts range typically from 1 to 6 months. Certain other professional service revenues are recognized as the services are performed.

The asset unbilled receivables represents revenue that is recognizable under the percentage of completion method due to the performance of services for which billings have not been generated as of the balance sheet date. In general, amounts become billable pursuant to contractual milestones or in accordance with predetermined payment schedules. Under the Company’s consulting services contracts, the customer is required to pay for contract hours worked by the Company (based on the standard hourly rate used to calculate the contract price) even if the customer cancels the contract and elects not to proceed to completion of the project.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to these contracts, the project is typically billed in two or three equal installments at different times over the duration of the engagement, and therefore it is possible that contractually prescribed billing date will occur after the hours are worked. There are instances in which the scope of a project may be reduced (or increased) after work has commenced. In order to ensure proper revenue recognition, the Company evaluates changes in the scope of all open projects on a monthly basis in order to determine whether the estimated revenues and costs at completion are valid in light of current contractual and customer expectations. In cases in which the scope of a project is reduced, the Company documents the understanding with its customer regarding the scope reduction as well as the revised total amounts billable under the contract. The Company then evaluates revenues recognized to date based on the old estimates; revises the total estimated contract costs, revenues, and percentage of completion to date; and applies this revised percentage to the new estimated total contract revenue. If the amount of revenue recognizable based on the new estimates is less than revenues recognized to date, the Company reverses the excess revenue in the period of the change and accordingly reduces receivables in accordance with generally accepted accounting principles.

Unearned revenues represent customer payments in excess of revenue earned under the percentage of completion method. Such payments are made in accordance with predetermined payment schedules set forth in the contract.

Products

Net sales of instruments and disposables are recognized in the period in which the applicable products are delivered. The Company does not provide its customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by the Company.

Specialty Pharmaceuticals

Revenue from product sales is recognized when all of the following occur: a purchase order is received from a customer; title and risk of loss pass to the Company’s customer upon the receipt of the shipment of the merchandise under the terms of FOB destination; prices and estimated sales provisions for product returns, sales rebates, payment discounts, chargebacks, and other promotional allowances are reasonably determinable; and the customer’s payment ability has been reasonably assured. An estimate of three days from the time the product is shipped via common carrier until it reaches the customer is used for purposes of determining FOB destination. Revenues in connection with co-promotion agreements are recognized based on the terms of the agreements.

Concurrently with the recognition of revenue, the Company records estimated sales provisions for estimated product returns, sales rebates, payment discounts, chargebacks, and other sales allowances. Estimates are established base upon consideration of a variety of factors, including but not limited to, historical relationship to revenues, historical payment and return experience, estimated customer inventory levels, customer rebate arrangements, and current contract sales terms with wholesale and indirect customers.

Actual product returns, chargebacks and other sales allowances incurred are, however, dependent upon future events and may be different than the Company’s estimates. The Company continually monitors the factors that influence sales allowance estimates and makes adjustments to these provisions when management believes that actual product returns, chargebacks and other sales allowances may differ from established allowances.

Provisions for these sales allowances are presented in the consolidated financial statements as reductions to net revenues and included as current accrued expenses in the balance sheet. These allowances approximated $1.7 million, $1.5 million and $0 as of September 30, 2004, 2003 and 2002, respectively, and $1.0 million and $2.0 million as of March 31, 2005 and 2004, respectively.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2004, the Company entered into an agreement with Pharmaceutical Product Development, Inc. (“PPD”), a preferred stockholder (see Note 10 for a full discussion of the agreement). In connection with the agreement, PPD acquired future royalty rights in exchange for $2.5 million received by the Company in September 2004; however, the agreement provides for return of the net purchase price ($2.5 million less royalty payments remitted to date) should royalties received by PPD through December 2009 be less than $2.5 million. In addition, there are certain other default provisions that would require the Company’s return of the net funds received. As a result, Accentia will recognize revenue in the future as royalties are remitted to PPD. The $2.5 million funds received are presented as “other liabilities, related party” in the accompanying consolidated balance sheet as of September 30, 2004. As of March 31, 2005, the balance of this liability is $2.4 million, reflecting royalties payable to PPD accrued as of the date.

Cost of sales

Cost of sales excludes amortization of acquired product rights of $0.4 million, $0.1 million and $0 in 2004, 2003 and 2002, respectively, and $0.2 million and $0.2 million for the six months ended March 31, 2005 and 2004, respectively (unaudited).

Shipping and handling costs

Shipping and handling costs are included as a component of cost of sales in the accompanying consolidated statements of operations.

Research and development

The Company expenses research and development costs as incurred. In addition to the purchased in-process research and development costs discussed in Note 3, such costs include payroll and related costs, facility costs, consulting and professional fees, equipment rental and maintenance, lab supplies, and certain other indirect cost allocations that are directly related to research and development activities. The Company incurred total research and development expenses of $5.5 million in the year ended September 30, 2004 and $6.1 million in the year ended September 30, 2003. No research and development costs were incurred in 2002. Research and development costs for the six months ended March 31, 2005 and 2004 were $4.3 and $2.1 million, respectively.

Stock-based compensation

The Company has adopted the accounting provisions of Statement of Financial Accounting Standards No. 123—Accounting for Stock-Based Compensation (“FAS 123”), which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options). The Company uses the Black-Scholes options-pricing model to determine the fair value of each option grant.

In applying the Black-Scholes options-pricing model, assumptions are as follows:

2005 (unaudited)	Range of values	Weighted Avg.
Dividend yield	$0	$0
Expected volatility	0% to 50%	12.83%
Risk free interest rate	2.05 – 3.53%	2.38%
Expected life	0.5 to 5 years	0.71 years

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2004:	Range of values	Weighted Avg.
Dividend yield	$0	$0
Expected volatility	0% to 45.174%	1.35%
Risk free interest rate	1.62 – 3.93%	2.48%
Expected life	1 to 5 years	1.96 years

2003:	Range of values	Weighted Avg.
Dividend yield	$0	$0
Expected volatility	0% to 55.486%	6.37%
Risk free interest rate	1.62 – 3.37%	2.36%
Expected life	2.2 to 5 years	3.9 years

2002:	Range of values	Weighted Avg.
Dividend yield	$0	$0
Expected volatility	0%	0%
Risk free interest rate	4.65%	4.65%
Expected life	5 years	5 years

Net loss per common share

The Company had net losses for all periods presented in which potential common shares were in existence. Diluted loss per share assumes conversion of all potentially dilutive outstanding common stock options and warrants. Potential common shares outstanding are excluded from the calculation of diluted loss per share if their effect is anti-dilutive. As such, dilutive loss per share is the same as basic loss per share for all periods presented as the effect of all options outstanding is anti-dilutive.

The following table sets forth the calculations of basic and diluted net loss per share:

	March 31,		September 30,
	2005	2004	2004	2003	2002
	(unaudited)
	(Restated)
Numerator:
Net loss applicable to common stockholders	$(23,925,013)	$(8,930,054)	$(28,487,920)	$(16,671,943)	$(9,194,204)

Denominator:
For basic loss per share—weighted average shares	5,127,793	4,875,641	4,875,683	4,728,718	4,875,641
Effect of dilutive securities	—	—	—	—	—

Weighted average shares for dilutive loss per share	5,127,793	4,875,641	4,875,683	4,728,718	4,875,641

Net loss per share applicable to common stockholders, basic and dilutive	$(4.67)	$(1.83)	$(5.84)	$(3.52)	$(1.89)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of common stock equivalents are not considered in the calculation of diluted loss per share because the effect would be anti-dilutive. They are as follows:

	March 31,		September 30,
	2005	2004	2004	2003	2002
	(unaudited)
Options and warrants to purchase common stock	1,808,725	1,684,759	1,933,158	793,192	9,500
Preferred stock convertible to common stock	33,090,693	17,722,361	20,812,662	13,308,715	8,086,768
Preferred stock options and warrants convertible to preferred which is then convertible to common	8,790,624	10,177,064	15,307,015	2,273,165	—

Note: Share and per share information throughout these financial statements has been retroactively adjusted to effect the 1-for-2.1052 reverse stock split discussed in Note 19.

Recent accounting pronouncements

In December 2003, the FASB issued SFAS Interpretation No. 46R, Consolidation of Variable Interest Entities (amended). This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation was originally effective immediately for variable interest entities created after January 31, 2003 and for interim periods beginning after June 15, 2003 for interests acquired prior to February 1, 2003. However, the FASB is reviewing certain provisions of the standard and has deferred the effective date of application to periods ending after December 15, 2003. The Company currently has no ownership in variable interest entities and, therefore, adoption of this standard currently has no financial reporting implications.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items are recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion are based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. The Company accounts for options issued to employees under SFAS No. 123; accordingly adoption of this revision is not expected to have a significant impact on the Company’s current financial condition or results of operation.

This Statement applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying this Statement, if any, is recognized as of the required effective date. As of the required effective date, all public entities and those nonpublic entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures.

2.    Liquidity and management’s plans

The accompanying financial statements have been prepared on a going concern basis, which assumes Accentia will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company incurred net losses of $39.2 million and used cash from operations of $24.3 million during the two years ended September 30, 2004, and has a working capital deficit of $31.5 million at September 30, 2004. Furthermore, losses for the six months ended March 31, 2005 totaled $18.4 million, and the working capital deficit was $19.9 million. The Company is projected to have operating deficits for fiscal 2005 before consideration of potential funding sources and projected cash outflows from operations for this same period. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Funding to date of the Company’s working capital requirements has resulted principally from the issuance of preferred stock and proceeds from debt.

The Company projects operating cash flow deficits for 2005 will be offset by net cash inflows from financing activities from the placement of private equity and the exercise of warrants, offset by debt repayments. In addition, subsequent to September 30, 2004 defaults with regard to debt discussed in Note 9 were cured. (See Note 19.) However, continued projected working capital deficits raise substantial doubt about the Company’s ability to continue as a going concern. The Company is planning an initial public offering anticipated to be effective in 2005, and the proceeds of the offering together with cash and funds from operation are expected to fund the Company’s operations and current product development activities for at least the next 24 months.

While management is confident that they will raise the capital necessary to fund operations and achieve successful commercialization of the products under development, there can be no assurances in that regard. The financial statements do not include any adjustments that may arise as a result of this uncertainty.

3.    Acquisitions and dispositions

Acquisitions

Effective April 1, 2002, the Company acquired 100% of the outstanding capital stock of The Analytica Group, Ltd., a New Jersey corporation, through issuance of 3,469,669 shares of Accentia Series B preferred stock, cash payment of $3.7 million and $1.2 million of convertible promissory notes. Also pursuant to the merger agreement, the Company issued 365,721 shares of Accentia Series B preferred stock for a true-up adjustment based on a computation as specified in the agreement for subsequent twelve-month period activity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets acquired consisted of $1.6 million in non-compete agreements which have estimated lives of 1 to 4 years, $1.2 million of trademarks with indefinite lives, $0.6 million in customer relationships with estimated lives of 10 years, $0.1 million of software with an estimated life of 3 years and $0.9 million of purchased goodwill. Analytica provides strategic services prior to product launch, including technology assessment and valuation, and formulary and strategic reimbursement planning. The revenues and expenses of Analytica are included in the consolidated financial statements of the Company starting in April 1, 2002.

Effective October 1, 2002, the Company through a wholly owned subsidiary, Accent RX, Inc., acquired all of the assets and assumed substantially all of the liabilities of American Prescription Providers, Inc. (“APP”), a company under substantially common ownership and control with that of the Company, through issuance of 4,875,166 shares of Accentia common stock and payment of $0.2 million in cash. The assets acquired and liabilities assumed were recorded at APP’s historical cost basis, and the results of operations of AccentRx are included in the accompanying consolidated financial statements for the years ended September 30, 2003 and 2002 in accordance with SFAS 141 Appendix D (substantially equivalent to a pooling of interests). Disposition of this segment of business is discussed below. AccentRx conducted a pharmacy business with sales of specialty pharmaceuticals.

Effective April 1, 2003, the Company acquired 100% of the outstanding capital stock of TEAMM, a Delaware corporation, through issuance of 4,612,504 shares of Accentia Series D convertible preferred stock. Also, pursuant to the merger agreement, the Company 1) converted options to purchase 362,232 shares of TEAMM common stock to options to purchase 362,232 shares of Accentia Series D preferred stock which are subject to the same vesting periods and terms of the TEAMM options, except the exercise price was changed to $0.50 per share; 2) converted outstanding TEAMM warrants to acquire 988,145 shares of Accentia Series D preferred stock; and 3) issued options to acquire 598,247 shares of Accentia common stock to TEAMM management and sales representatives. Intangible assets acquired consisted of $0.5 million in non-compete agreements which have an estimated life of 2 years, $0.1 million of trademarks which have estimated lives of 4.5 to 10 years, $6.7 million of product rights which have estimated lives of 4.5 to 11.5 years and $0.6 million in trademarks and customer relationships with indefinite lives. The Company’s consolidated financial statements include TEAMM’s results of operations from the date of acquisition. TEAMM markets and sells pharmaceutical products that are developed primarily through third party development partners.

On June 16, 2003, the Company acquired 81% of the outstanding voting shares of Biovest (27,891,037 shares of common stock and 8,021,886 shares of preferred stock, all of which were newly issued by Biovest). No amounts were payable to the minority stockholders. Consideration for the purchase of the shares was $2.5 million in cash (paid to Biovest) and a $17.5 million note payable (due to Biovest). While the consideration for the shares was the note, the note was not collateralized or secured by the stock. All shares were issued, legally voting, fully-paid and non-assessable. These shares were immediately placed on the stock register of Biovest with the Company listed as the record owner thereof; however, for the period from acquisition to October 16, 2003, Biovest qualified as a variable interest entity due to the existence of a voting trust. The Company also met the criteria for the primary beneficiary in accordance with FIN 46. As such, Biovest was consolidated with the Company from the date of acquisition and the Company’s consolidated financial statements include Biovest’s results of operations from July 1, 2003 forward. On October 16, 2003, the voting trust that created the variable interest was terminated, and Biovest satisfied all criteria for consolidation pursuant to FAS 141.

Accounting for the acquisition of Biovest in accordance with generally accepted accounting principles (pursuant to ARB 51) requires that intercompany balances and transactions be eliminated. This includes intercompany open account balances, security holdings, sales and purchases, interest, and dividends, as consolidated statements are based on the assumption that they represent the financial position and operating

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

results of a single business enterprise. As a result, the entire $20 million investment in Biovest is eliminated in consolidation since all of the consideration was paid to Biovest. The purchase price post-consolidation represents Biovest’s deficit in stockholders’ equity on the date of the acquisition of $2.9 million. Cumulative payments to date on the $17.5 million note aggregated $12.8 million at March 31, 2005, leaving a remaining internal commitment (and unpaid balance) of $4.7 million.

The purchase price for purposes of generally accepted accounting principles ($2.9 million as described above) has been allocated to the assets acquired and liabilities assumed based on their estimated fair values. In ascertaining fair value, the gross purchase price was used and then reduced pro rata to amounts determined post-consolidation. The gross purchase price of $20 million plus liabilities assumed less identifiable tangible assets leave an intangible value to be allocated of $24.9 million. That intangible value was allocated, and then reduced pro rata to the $2.9 million post-consolidation purchase price plus pre-existing intangibles of $2.7 million, as follows:

	Intangible value	Pro rata amount
	(in thousands)
Trademarks	$117	$26
Customer relationships	607	137
In-process research and development	22,312	5,042
Software	1,409	318
Patents	457	103
Total	$24,902	$5,626

The Company accounted for the Analytica, TEAMM and Biovest acquisitions using purchase accounting standards established in FAS No. 141, Business Combinations, and FAS No. 142, Goodwill and Other Intangible Assets. Accordingly, the acquisition purchase prices were allocated to the assets acquired and liabilities assumed based on their estimated fair values.

The fair values of assets acquired and liabilities assumed in connection with the acquisitions accounted for as purchases are as follows:

	Biovest	TEAMM	Analytica
	at 100%
Assets acquired:
Cash acquired	$—	$1,859,769	$263,485
Current assets	2,807,000	1,964,269	1,667,705
Restricted cash	—	2,007,106	—
Furniture, equipment and leasehold improvements	956,000	103,865	39,205
Other intangible assets	2,767,000	7,848,000	4,372,109
Other assets	127,000	—	—

Total assets acquired	6,657,000	13,783,009	6,342,504

Current liabilities	4,968,000	8,685,907	1,392,197
Long-term debt	4,548,000	5,000,000	—

Total liabilities assumed	9,516,000	13,685,907	1,392,197

	$(2,859,000)	$97,102	$4,950,307

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Purchased in-process research and development

In connection with the acquisition of Biovest, the Company has determined that $5.0 million of the fair value of the acquisition price qualifies as in-process research and development, and as such, this amount was expensed as research and development expense on the acquisition date. Details relating to this technology acquisition are as follows:

The in-process research and development acquired was related to an injectable autologous (patient-specific) vaccine for the treatment of follicular non-Hodgkin’s lymphoma. Follicular non-Hodgkin’s lymphoma is a cancer of the lymphatic system that results when the body’s follicle center cells, which are a type of white blood cell, become abnormal and eventually spread throughout the body growing and dividing in an uncontrolled fashion. The technology is referred to as “the Biovaxid project.”

Significant appraisal assumptions used at acquisition were as follows:

•	Material cash inflows from the Biovaxid project were, at the time of acquisition, anticipated to commence in fiscal 2004 (notwithstanding that such cash inflows did not ultimately commence in fiscal 2004).

•	Material anticipated changes from historical pricing and margins were not considered as there was no history. There were projected material increases in the expenditures associated with the project over the historical levels in order to advance the project through the clinical trial stage.

•	The risk adjusted discount rate applied to the estimated future cash flows was 55%.

•	The total fair value of assets and intangibles to be allocated exceeded the invested capital and purchase price and therefore a pro rata write down was required to reduce the fair values to the actual amounts paid, so the fair value of in-process research and development of $22.3 million was reduced to $5.0 million, which was expensed at the acquisition date.

The Biovaxid project is in the Phase III trial stage and there are substantial remaining regulatory approvals before the product can be launched, and as such is incomplete for purposes of ascertaining in-process research and development status. Through its Cooperative Research and Development Agreement with NIH, Biovest has corporate sponsorship rights to technology, which gives Biovest the right to develop the vaccine and, if successful, to market it. The technology is unique in that the vaccine is autologous, that is, derived from a patient’s own cancer cells. It is designed to utilize the power of the patient’s immune system to recognize and destroy cancerous lymphoma cells while sparing normal cells.

The Phase III clinical trial requires approximately 450 patients to be enrolled. Costs incurred with development of this technology since the date of acquisition are included in research and development in the accompanying statements of operations. Estimated costs to complete the project, which include instrument development, vaccine procession and clinical trials are estimated at $27.2 million as of March 31, 2005. Although we currently anticipate that we will complete enrollment for our Phase III clinical trial in 2006, the time it takes to reach the clinical endpoint following the completion of enrollment may be several years, and will depend on a variety of factors, including the relative efficacy of the vaccine, the magnitude of the impact of the vaccine on time-to-tumor progression, drop-out rates of clinical trial patients, and the median follow-up time subsequent to administration of vaccine or control. Risks associated with completing development relate to achieving the necessary patient enrollment and the ability to adequately scale-up the vaccine manufacturing and production process through commercially acceptable and FDA approved instrumentation that will allow for the vaccines to be manufactured in a large-scale facility to meet anticipated market demand. At March 31, 2005, 185 patients have been enrolled of the total 450 needed. Delays in completing recruitment of patients further delays FDA approval and commercial launch of the product. In addition, the Company cannot be certain of when

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

enrollment will be complete or if the vaccine will demonstrate sufficient efficacy and safety to gain FDA approval. Even if approved, the Company cannot be certain if sufficient demand exists for the product or if the vaccine can be produced profitably on a commercial scale.

Pro forma results of operations

Pro forma results of operations as if the acquisitions which occurred during the year ended September 30, 2003, had taken place on October 1, 2002 are as follows:

	As presented for twelve months ended September 30, 2003	Biovest October 1, 2002 through June 30, 2003	TEAMM October 1, 2002 through March 31, 2003	Pro forma twelve months ended September 30, 2003
Revenues	$9,907,791	$5,907,289	$4,327,918	$20,142,998

Net loss	$(16,671,943)	$(5,053,920)	$(2,258,461)	$(23,793,416)

Net loss per share	$(3.52)			$(5.03)

Pro forma results of operations as if the acquisitions had taken place on October 1, 2001 are as follows:

	As reported for the period ended Sep. 30, 2002	Analytica Predecessor period from Oct. 1, 2001 through Mar. 31, 2002	Biovest for year ended Sep. 30, 2002	TEAMM for year ended Dec. 31, 2002	Pro forma for the year ended Sep. 30, 2002
Net sales	$2,761,373	$2,848,784	$11,279,000	$6,781,163	$23,670,320

Net income (loss)	$(9,194,204)	$680,048	$(4,200,000)	$(111,899)	$(12,826,055)

Pro forma net loss per share	$(1.89)				$(2.63)

In addition, on December 10, 2003 and effective October 1, the Company through its newly formed subsidiary IMOR-Analytica, GmbH, entered into an agreement to purchase certain assets and liabilities of Private Institute for Medical Outcome Research GmbH (“IMOR”) for €0.5 million ($0.6 million). Pursuant to this agreement, Analytica International, Inc. leases a building and has the option to purchase such real estate located in Lorrach, Germany. This lease and option expires on November 30, 2008. Pursuant to the purchase, employment agreements were executed with the two prior owners of IMOR, which include annual compensation of €0.3 million and options to purchase 950,029 shares of Series B preferred stock at an exercise price of $1.25. The purchase price was allocated as follows: purchased customer relationships $0.2 million; software $0.1 million; and goodwill $0.3 million (after taking into account the impairment charge described below). The allocation was based on a review by management and allocated in a manner similar to the previous acquisition of a similar business, Analytica. The net assets acquired consisted of all of IMOR’s business activities, intangible assets, and software. IMOR provides strategic services prior to product launch, including clinical trials management, technology assessment and valuation, and formulary and strategic reimbursement planning. In connection with the IMOR acquisition, the Company initially capitalized goodwill in the amount of $0.6 million based on the fair value of the acquired assets net of assumed liabilities. Following this acquisition, the Company discovered that the assumed liabilities were $0.3 million in excess of the amount represented to us in the acquisition agreement. Because the Company has been unable to negotiate a post-closing purchase price adjustment as a result of this excess liability, the Company recorded an impairment to goodwill in the amount of $0.3 million in the fiscal quarter in which the acquisition occurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The pro forma effects of this acquisition were considered immaterial. In addition the effect of the retroactive effective date was also nominal.

Dispositions

On December 8, 2003, the Company entered into an agreement to sell certain assets of AccentRx for $4.2 million in cash. The sale agreement provided for the sale of AccentRx’s trademarks, customer lists and goodwill associated with the AccentRx pharmacy business, none of which had a cost basis, and were therefore not recorded on the Company’s balance sheet. All proceeds reduced current liabilities. Furthermore, during December 2003, the Company renegotiated the terms of certain indebtedness to McKesson in the Assumption of Debt and Security Agreement, which amendment was required as a condition of McKesson’s approval of the AccentRx sale. Subsequently, this agreement was amended to, among other things, grant McKesson warrants to purchase up to 1,425,043 million shares of Series E preferred stock of Accentia. Accordingly, the fair value of these warrants computed using the Black Scholes pricing model is $2.6 million, which was offset against the gain on the sale transaction.

Revenues and pre-tax income (loss) reported as discontinued operations are as follows:

	2004	2003	2002
Revenues	$3,745,688	$20,849,904	$17,173,675

Pre-tax income (loss)	$(1,516,017)	$(2,346,912)	$(9,184,967)

4.    Inventories

Inventories consist of the following:

	March 31, 2005	September 30,
		2004	2003
	(unaudited)
Pharmaceutical products held for sale	$1,138,042	$579,751	$696,256
Finished goods, other, net of $0.3 million allowance for obsolescence	64,665	536,006	970,893
Work-in-process	220,821	61,000	68,495
Raw materials	103,449	450,000	184,469

	1,526,977	1,626,757	1,920,113
Less: long-term inventories	—	(289,000)	(273,000)

	$1,526,977	$1,337,757	$1,647,113

During 2003, the Company recorded a $0.3 million inventory allowance for obsolete inventory, which is included in cost of sales in the accompanying 2003 statement of operations. The $0.3 million allowance was eliminated in the three months ended December 31, 2004 in connection with the write-off of inventory.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Unbilled receivables and unearned revenues

Unbilled receivables and unearned revenues are as follows:

	March 31, 2005	September 30,
		2004	2003
	(unaudited)
Costs incurred on uncompleted service contracts	$6,129,617	$5,828,796	$1,573,301
Estimated earnings	5,478,715	5,271,685	1,745,448

	11,608,332	11,100,481	3,318,749
Less billings to date	(12,314,625)	(11,607,659)	(3,817,545)

	$(706,293)	$(507,178)	$(498,796)

These amounts are presented in the accompanying balance sheets under the following captions:

	March 31, 2005	September 30,
		2004	2003
	(unaudited)
Unbilled receivables	$556,701	$783,973	$253,190
Unearned revenues	(1,262,994)	(1,291,151)	(751,986)

	$(706,293)	$(507,178)	$(498,796)

6.    Other intangible assets

Restatement of intangible asset amortization:

The Company has restated its consolidated financial statements for the years ended September 30, 2004 and 2003 and the interim periods ended March 31, 2005 and 2004 to reflect adjustments determined necessary to amortize certain intangibles commencing on their dates of acquisition rather than the dates on which the products are launched. The Company believed that its original accounting treatment was appropriate under generally accepted accounting principles. However, following a review of such accounting treatment, the Company has restated its financial statements. The cumulative effect of the restatement relating to the period through March 31, 2005 is to increase the accumulated deficit by $1.025 million. The restatement had no impact on the Company’s previously reported cash flows or revenues. See Note 20 for a reconciliation of the amounts previously reported to the restated amounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible assets, other than goodwill, consist of the following (as restated):

	March 31, 2005	September 30,		Weighted average amortization period
		2004	2003
	(unaudited)
Indefinite-life intangible assets:
Trademarks	$1,525,433	$1,525,433	$1,525,433
Purchased customer relationships	225,137	225,137	225,137

	1,750,570	1,750,570	1,750,570

Amortizable intangible assets:
Noncompete agreements	2,104,000	2,104,000	2,104,000	3.5 years
Patents	147,639	146,613	103,248	3 years
Purchased customer relationships	1,043,813	1,043,813	803,463	10 years
Product rights	21,336,336	14,603,640	7,296,829	15 years
Software	498,416	498,416	438,329	3 years
Trademarks	113,494	104,000	104,000	7.2 years

	25,243,698	18,500,482	10,849,869
Less accumulated amortization	(4,496,912)	(3,324,275)	(1,354,496)

	20,746,786	15,176,207	9,495,373

Other intangible assets	$22,497,356	$16,926,777	$11,245,943

Intangibles acquired in business combinations and otherwise purchased, with amortization and write-off during the periods are as follows:

		Activity Year Ended Sep. 30, 2002
	Balances Oct. 01, 2001	Acquired in Analytica Bus Acq	Purchased in 2002	2002 Amortization	Balance at Sep. 30, 2002
Indefinite-life intangibles:
Trademarks	$—	$1,150,000			$1,150,000
Goodwill	—	893,000			893,000

	—	2,043,000			2,043,000

Amortizable intangible assets:
Noncompete agreements	—	1,580,000			1,580,000
Purchased customer relationships	—	630,000			630,000
Software	—	120,000			120,000

Accumulated amortization	—			$(280,250)	(280,250)

	—	$4,373,000	$—		2,049,750

Total	$—				$4,092,750

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Activity Year Ended Sep. 30, 2003
	Acquired in Teamm Bus Acq	Acquired in Biovest Bus Acq	Purchased in 2003	In process R&D Expensed in 2003	2003 Amortization	Balance at Sep. 30, 2003
Indefinite-life intangibles:
Trademarks	$349,000	$26,433				$1,525,433
Goodwill						893,000
Purchased customer relationships	225,137					225,137

						2,643,570

Amortizable intangible assets:
Noncompete agreements	524,000					2,104,000
Patents		103,248	—			103,248
Purchased customer relationships		137,000	36,463			803,463
Software		318,329	—			438,329
Trademarks	104,000					104,000
Product rights	6,743,000		553,829			7,296,829
Purchased in-process R&D		5,040,853				5,040,853
Purchased in-process R&D expense				$(5,040,853)		(5,040,853)

Accumulated amortization					$(1,074,246)	(1,354,496)

	$7,945,137	$5,625,863	$590,292			9,495,373

Total						$12,138,943

	Acquired in Imor Bus Acq	Purchased in 2004	2004 Amortization	Balance at Sep. 30, 2004
Indefinite-life intangibles:
Trademarks	—	—		$1,525,433
Goodwill	300,437	—		1,193,437
Purchased customer relationships	—	—		225,137

				2,944,007

Amortizable intangible assets:
Noncompete agreements	—	—		2,104,000
Patents	—	43,365		146,613
Purchased customer relationships	240,350	—		1,043,813
Software	60,087	—		498,416
Trademarks	—	—		104,000
Product rights	—	7,306,811		14,603,640
Accumulated amortization			$(1,969,779)	(3,324,275)

	$600,874	$7,350,176		15,176,207

Total				$18,120,214

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Balances Sep. 30, 2004	Acquired in 2005	YTD 2005 Amortization	Balances Mar. 31, 2005
	(unaudited)
Indefinite-life intangibles:
Trademarks	$1,525,433	—		$1,525,433
Goodwill	1,193,437	—		1,193,437
Purchased customer relationships	225,137			225,137

	2,944,007			2,944,007

Amortizable intangible assets:
Noncompete agreements	2,104,000	—		2,104,000
Patents	146,613	1,026		147,639
Purchased customer relationships	1,043,813	—		1,043,813
Software	498,416	—		498,416
Trademarks	104,000	9,494		113,494
Product rights	14,603,640	6,732,696		21,336,336

Less accumulated amortization	(3,324,275)		(1,172,637)	(4,496,912)

	15,176,207	6,743,216		20,746,786

Total	$18,120,214			$23,690,793

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Product rights by product are as follows:

	Licensor		Developer if product under development at March 2005	Acquired in Teamm Bus Acq	Purchased Fiscal Year 2003	2003 Amortization	Purchased Balance 30-Sep-03	Purchased Fiscal Year 2004	2004 Amortization	Purchased Balance 30-Sep-04	Product obligation 30-Sep-04	Purchased Fiscal Year to Date 2005	Purchased Balance 31-Mar-05
Product Rights:
Chronic rhinosinusitis	Mayo	(i)	Accentia	$—	$—	$—	$—	$2,155,000	$(48,000)	$2,155,000	$1,005,000	$50,000	$2,205,000
Histex	Andrx		Product in market	999,000	—	(111,000)	999,000	—	(222,000)	999,000	—	—	999,000
Respitan			Product in market	607,000	—	(30,000)	607,000	—	(61,000)	607,000	—	—	607,000
Alcotin/Novacort	Primus		Product in market	—	—	—	—	250,000	(42,000)	250,000	—	—	250,000
Sustained release	SRL	(a)	N/A technology	—	—	—	—	1,470,000	(50,690)	1,470,000	1,360,000	—	1,470,000
Asthma	Mayo	(b)(i)	Mayo & Accentia	—	—	—	—	—	—	—	—	693,500	693,500
CRS Worldwide	Mayo	(c)(i)	Accentia	—	—	—	—	—	—	—	—	5,825,404	5,825,404
Emezine	Arlus	(d)	Arius	—	—	—	—	1,300,000	(31,707)	1,300,000	1,000,000	—	1,300,000
Xodol	Ryan	(e)	Product in market	1,392,000	300,000	(73,565)	1,692,000	500,000	(172,130)	2,192,000	270,000	—	2,192,000
Pain	Argent	(f)	Mikart	—	—	—	—	814,148	(30,154)	814,148	756,750	43,792	857,940
Pain	Acheron	(g)	Mikart	1,783,000	100,000	(65,831)	1,883,000	—	(131,662)	1,883,000	—	—	1,883,000
MD Turbo	Respirics	(h)	Respirics	1,962,000	150,000	(51,512)	2,112,000	700,000	(120,973)	2,812,000	—	120,000	2,932,000
Other				—	3,829	—	3,829	117,663	(27,000)	121,492	—	—	121,492

				$6,743,000	$553,829		7,296,829	$7,306,811		14,603,640	$4,391,750	$6,732,696	21,336,336

Less accumulated amortization						$(331,908)	(331,908)		$(937,316)	(1,269,224)			(1,992,663)

							$6,964,921			$13,334,416			$19,343,673

All products being developed are currently FDA approved chemical entities being developed in different dosage strengths or formulations under FDA guidelines, with the exception of MD Turbo, which is being developed under predicate device FDA guidelines. Development and approval paths are expected to average approximately 24 months. The Company’s cash flow projections for all products and technologies support recoverability for capitalized intangibles, and as such, no impairment charges were deemed appropriate.

(a)	Represents the licensing rights for a patent-pending drug-delivery technology being developed by a third party. This technology will be applied to a variety of chemical compounds that would potentially result in commercialized products.
(b)	Represents the right under a license agreement to commercialize an asthma therapy using low-dose antifungals under patents held by Mayo Foundation.
(c)	Represents exclusive worldwide rights licensed from Mayo Foundation for commercialization of therapy for chronic rhinosinusitus, still in the FDA-approval process as of March 31, 2005.
(d)	Represents exclusive U.S. rights for distribution of anti-emetic therapy for treatment of nausea and vomiting acquired from a third party. 505(b)(2) application submitted to FDA in April 2005 by development partner, and FDA approval currently expected in 2006.
(e)	Represents exclusive U.S. distribution rights acquired from a third party under a distribution agreement. Product was approved by FDA in June 2004, and amortization of acquired product cost is being recognized commencing in fiscal 2004. This product achieved approval within 10 months of filing.
(f)	Represents exclusive U.S. distribution rights acquired from third-party under a distribution agreement for eight products, of which two product submissions have been filed with FDA, with approval expected early 2006. Four product submissions to FDA are expected in July 2005, with expected approval mid-2006. The remaining two product submissions are expected in first quarter 2006, with expected approval in first quarter 2007.
(g)	Represents exclusive U.S. distribution rights acquired from a third party under a distribution agreement for one product, with expected submission to FDA in first quarter 2006 and expected approval early in 2007.
(h)	Represents distribution rights acquired from a third party for a medical device that can be used in the administration of multiple products. FDA submission was in February 2005, with expected clearance in mid-2005.
(i)	The Mayo Clinic has approved patents supporting these products.

See Notes 10, 17 and 19 for detailed discussions relating to acquisition of these intangibles.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated future amortization of amortizable intangible assets with finite lives is as follows:

Year ending March 31,
2006	$2,201,294
2007	1,814,281
2008	1,500,955
2009	1,351,924
2010	1,332,480
Thereafter	12,545,854

$20,746,786

Goodwill expected to be deductible for income tax reporting purposes aggregated $0.3 million and $0 at September 30, 2004 and 2003, respectively.

7.    Furniture, equipment and leasehold improvements

Furniture, equipment and leasehold improvements consist of the following:

	March 31, 2005	September 30,
		2004	2003
	(unaudited)
Furniture	$220,175	$378,389	$293,760
Office and laboratory equipment	2,858,874	2,629,882	1,973,978
Leasehold improvements	550,423	551,085	323,178

	3,629,472	3,559,356	2,590,916
Less: accumulated depreciation and amortization	(1,731,532)	(1,551,370)	(1,171,065)

	$1,897,940	$2,007,986	$1,419,851

8.    Lines of credit, bank

Lines of credit, bank consists of the following:

	March 31, 2005	September 30,
		2004	2003
	(unaudited)
Promissory note, interest at 3%; matures November 2004; secured by stockholder certificate of deposit	$—	$250,000	$—
Revolving credit agreement, interest at prime plus 1% (5.5% at September 30, 2004); matures May 2005; secured by Company’s accounts receivable; personal guaranty of major stockholder	4,489,000	2,999,500	—
Promissory note, secured by accounts receivable of Analytica, interest at prime; repaid in April 2004	—	—	750,000
Other	—	23,087	—

	$4,489,000	$3,272,587	$750,000

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Long-term debt

Long-term debt consists of the following:

	March 31, 2005	September 30,
		2004	2003
	(unaudited)
Related party:
Convertible term loan due to McKesson, a holder of shares of our preferred stock and major supplier, payable at 10% contract rate plus 5% default rate due June 2005(a)(e)	$3,900,000	$3,900,000	$3,900,000
Revolving line of credit, due to McKesson, interest payable monthly at 10% contract rate plus 5% default rate; due June 2005(e)	2,190,703	2,190,703	2,204,803
Interest on McKesson loans	—	1,306,189	558,040
Note payable, McKesson, interest at 6%, matured December 31, 2003, secured by third party stock pledge agreements; paid in January 2004	—	—	2,500,000
Note payable, Harbinger Mezzanine Partners, LP, (a holder of shares of our preferred stock) secured by receivables, equipment, inventories and intangible assets of TEAMM; interest payable monthly at 13.5%; $7.0 million principal balance matures June 2006. The loan agreement contains covenants including fixed charge coverage and minimum EBITDA; the Company was not in compliance with these covenants at September 30, 2004; net of discount; compliance with the covenants has been waived until September 30, 2005(b)(e)	6,316,423	4,169,945	4,538,756

	12,407,126	11,566,837	13,701,599
Less current maturities	(6,090,703)	(11,566,837)	(11,496,796)

	$6,316,423	$—	$2,204,803

Other:
Notes payable, former Biovest management, interest at 7%; due in June 2006; working capital loans due in fiscal 2006; bridge financing due in fiscal year 2006; and other notes due in installments through 2006(c)	$4,512,027	$4,538,000	$4,613,337
Legal settlement obligation; non-interest bearing, interest imputed at 7%, payable in monthly installments of $50,000 through July 2004 and $25,000 thereafter through March 2005	—	146,985	768,000
Notes payable, Biovest bridge financing, due in 2004	100,000	100,000	250,000
Notes payable, Biovest 2000 bridge financing, interest at 10%, maturing September 2005(d)	224,939	300,000	300,000
Note payable, bank, interest at 5.25%; due in installments through December 2004; secured by real estate and accounts receivable	—	253,947	—
Note payable, finance company, interest at 4.3%, payable in monthly installments of $17,577 through March 2004	—	—	102,794
Other	154,749	138,150	160,503
Long term accrued interest(c)	769,152	625,827	340,147

	5,760,867	6,102,909	6,534,781
Less current maturities	(366,714)	(821,965)	(1,685,678)

	$5,394,153	$5,280,944	$4,849,103

See footnotes on following page.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Footnotes to long-term debt

(a)	The terms of this note, among other things, restrict additional borrowings by the Company and require the Company to maintain certain minimum current ratios and funded debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and funded debt to capital levels, as defined. The Company was in default with certain terms and conditions at September 30, 2004. The loan was convertible into shares of Accentia Series E preferred stock at the rate of $2.11 per share until the first to occur of: (i) January 15, 2005, (ii) an IPO or establishment of public trading by Accentia or (iii) the sale of substantially all of Accentia’s assets or the merger of Accentia with a publicly traded company. Principal stockholders of the Company guarantee these notes. As of the date of this report, this loan is no longer convertible.
(b)	Discounts on long-term debt include the value of warrants issued in conjunction with long-term debt and are accreted over the life of the related debt.
(c)	No payment of interest due until maturity (2006-2007). Collateralized by certain assets of Biovest; convertible at the option of the holder into Biovest common stock (at $0.50 per share) or Accentia common stock (at either discounts ranging from zero to 20% of the IPO offering price, if any, or based on an appraised value).
(d)	Notes are convertible into shares of Biovest common stock at $1.00 per share and include warrants to purchase 50,000 shares of BioVest common stock at an exercise price of $1.25 per share, exercisable through September 2007.
(e)	See Note 19 for subsequent events and cure of defaults.

Future maturities of long-term debt are as follows as of March 31, 2005:

Years ending March 31,
2006	$366,714
2007	3,832,409
2008	1,474,306
2009	87,438

$5,760,867

10.    Related party transactions

Accounts receivable, stockholder

Accounts receivable stockholder consists of amounts due from McKesson, a holder of preferred stock. These amounts are due in accordance with customary trade terms in the Specialty Pharmaceuticals segment.

Net sales, services

Net sales from services reflect $0.08 million in revenues earned in our Biopharmaceutical Products and Services segment for consulting work performed for PPD. As of March 31, 2005, this amount is reflected in the accounts receivable balance.

Due to employees

Due to employees as of September 30, 2004 consists of an amount due to current employees (prior owners) of IMOR pursuant to the purchase agreement and matures March 2005.

Stockholder advances

Stockholder advances at September 30, 2003 were non-interest bearing, unsecured advances from two principal stockholders, which were due on demand.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes payable, stockholders

Notes payable, stockholders are unsecured 6% convertible notes in an aggregate amount of $3.0 million. Discounts on these notes aggregated $0.06 million at September 30, 2004. These discounts result from the issuance of 760,023 warrants to purchase Series A preferred stock associated with the extensions of maturity dates and are accreted over the life of the debt. At September 30, 2004, $0.8 million was currently due and the balance was due December 2005. See Note 19 for subsequent conversion of $2.6 million of this debt to preferred stock.

Related party license agreement

Background

On February 10, 2004, the Company entered into a license agreement with Mayo Foundation for Medical Education and Research (“Mayo”) for the license of certain technology as it relates to development of therapeutic products for the treatment of chronic rhinosinusitis (“CRS”). The license grants the Company a) an exclusive license under the patent rights to use, offer for sale, sell, develop, manufacture, and have manufactured amphotericin-B and derivatives thereof as an FDA Product in the United States and European Union; b) an exclusive license in the United States and European Union to use, offer for sale, sell, import and manufacture, but not have manufactured, products, excluding FDA Products, for the treatment of CRS; and c) a nonexclusive license to use the technical information and data provided by Mayo to the Company that relate to the treatment of CRS to develop, manufacture, use and sell products and FDA products for the treatment of CRS. The agreement expires on the last to expire claim within the patent rights covered under the agreement, some of which are pending at September 30, 2004 and December 31, 2004.

In connection with the Mayo agreement, Accentia agreed to acquire or obtain all rights owned or licensed by BioDelivery Sciences International, Inc. (“BDSI”) (a company related to the Company through partial common ownership and control) to develop an FDA product under the Mayo license based on cochleated amphotericin-B without interference from BDSI.

Note: Mayo is not a related party at September 30, 2004. See Note 19 for subsequent events.

Related party license agreement and sale of royalty rights

On April 12, 2004, the Company entered into a license agreement (as licensee) with BDSI relating to certain products. Accentia’s responsibilities included paying the costs associated with any of the commercial aspects, in keeping with its business plan (utilization of sales force, education of the public and prescribing population, etc.). In connection therewith, BDSI is entitled to royalties of 12% for sales of all products covered under the Mayo agreement including but not limited to topical antifungal products that do not require FDA approval and 14% of licensed products, which is expected to occur within 18 months to two years. The royalty obligations shall continue for each product for the term of the last to expire of the licensed patent rights covering the product.

Pharmaceutical Product Development, Inc. (“PPD”), a holder of our preferred stock, expressed an interest in purchasing certain royalty rights that BDSI possessed in connection with its April 12, 2004 arrangement with the Company, but PPD did not wish to deal directly with BDSI since the original technology was licensed to the Company from Mayo. As a result the Company entered into an agreement to acquire 50% of the royalty rights back from BDSI for $2.5 million.

Simultaneous with the BDSI transaction, the Company entered into an agreement whereby PPD purchased from the Company 50% of said royalty rights based on the sale of certain products. The royalty rights are defined

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

as 6% of net sales for all non-FDA products and 7% of all FDA product sales, which is 50% of the initial royalty calculations, respectively. The sales price for these royalty rights was $2.5 million.

PPD acquired only the royalty rights and did not assume any liability or obligation of the Company. Further, pursuant to the agreement, the Company has agreed to make minimum royalty payments through December 2009 of $2.5 million. Failure to make such minimum payments is deemed a material breach. In connection therewith, Accentia may make up such shortfall to cure the breach. In addition, termination of the “enabling agreements” (BDSI and Mayo) constitutes a default as well as failure to maintain market exclusivity and failure to enforce Mayo Patent Rights. In addition, the PPD agreement provides that the Company’s failure to amend the Mayo License Agreement to remove the requirement for an aggregate of $30.0 million in minimum royalties prior to December 31, 2004 constitutes a default under the agreement and PPD may terminate the agreement at any time thereafter by sending written notice, with such notice to specify the effective date. (See Note 19 for Mayo amendment.) In the event of termination, the Company is required to refund the purchase price less the aggregate royalties paid prior to termination, except that if aggregate royalties exceed $2.5 million, the Company has no obligation to refund the purchase price. As discussed in Note 1, the $2.5 million received from PPD is recorded as “other liabilities, related party” in the accompanying consolidated balance sheet as of September 30, 2004. Further, as a result of the sale to PPD of the purchased future royalties from BDSI and the fact that the Company has no recourse against BDSI if these royalties do not materialize, the $2.5 million paid to BDSI in connection with the acquisition thereof has been expensed as “other operating expense, related party” in the accompanying 2004 consolidated statement of operations for the year ended September 30, 2004. If royalties do materialize, they must be paid to PPD, at which time revenue from the sale of these rights to PPD would be recognized.

Distribution agreement with Arius

On March 12, 2004, the Company entered into a distribution agreement with Arius Pharmaceuticals, Inc. (“Arius”) which grants the Company an exclusive perpetual license to market and sell a central nervous system product called Emezine™ in the United States. Pursuant to the distribution agreement, as consideration for the distribution rights, the Company is obligated to pay: a) $0.1 million upon execution of the distribution agreement; b) $0.2 million upon the confirmation of NDA requirements; c) $1.0 million upon the initiation of clinical studies; d) $0.3 million upon FDA filing and acceptance; e) $0.4 million upon NDA approval; and f) perpetual royalties on net product sales, subject to annual minimum royalties of $2.0 million in year one and $4.0 million for every year thereafter, pro rated for any portion thereof, until the initial sale of a generic competitor to the product. The agreement expires at the termination or expiration of Arius’s master license agreement with Reckitt Benckiser Healthcare (UK) Ltd., (January 2014) unless terminated for causes as defined in the agreement.

An aggregate of $1.3 million in acquired product rights were purchased from Arius (see a, b and c above), $1.0 million of which is accrued and included in “product development obligations” in the accompanying 2004 consolidated balance sheet. (See Note 17.)

Subsequent to the above referenced March transaction, Arius was acquired by BDSI and became a related party through common ownership and control.

Biologics distribution agreement with McKesson

In February 2004, the Company signed a biologics distribution agreement with McKesson Corporation to convey to McKesson exclusive rights to distribute all current and future biologic products developed or acquired by the Company in the United States, Mexico and Canada. Pursuant to the agreement, McKesson remitted a

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$3.0 million non-interest bearing refundable deposit upon execution of the agreement and, as of September 30, 2004, has been included in the accompanying 2004 consolidated balance sheet as “deposits, related party”. The refundable deposit will be returned to McKesson upon termination of the agreement and McKesson will then cease to have the exclusive distribution rights. The Company may repurchase the rights granted McKesson prior to FDA approval of the Company’s first biologic product upon payment of the greater of $6.0 million or 3% of the shareholders’ equity of the Company at the time of termination. Pursuant to the agreement, the Company will pay a monthly royalty on all net revenues of all biologic products licensed by the Company and reimburse McKesson for all costs of distribution, as defined in the agreement. The agreement shall continue until the first to occur of 1) mutual written termination, 2) written notice of material breach, not cured, 3) 180 days after McKesson requests termination or 4) repurchase of the distribution rights by Accentia prior to FDA approval. There were no biologics product sales subject to this agreement in 2004.

Other related party transactions

See Note 9 for long-term debt, related party.

The Company has entered into certain transactions with entities and individuals who own stock in the Company. The following is a summary of the other significant related party transactions not discussed elsewhere for the years ended September 30, 2004, 2003, and 2002 and the six months ended March 31, 2005 and 2004 (unaudited).

	March 31,		September 30,
	2005	2004	2004	2003	2002
	(unaudited)
Clinical trials costs—vaccine(a)	$775,143	$70,300	$1,309,100	$—	$—
Drug purchases(b)	—	15,710,723	15,710,723	18,854,081	2,919,764
Business travel—aircraft expense(c)	178,040	137,112	173,000	44,000	—
Related party accrued interest(d)	115,058	130,835	376,481	210,396	—
Security interest in note payable(e)	—	—	250,000	—	—
Fair value of warrants issued for loan guarantee(f)	—	—	62,040	—	—

(a)	Biovest entered into a master services agreement with PPD, a preferred stockholder of the Company. Under this agreement, PPD provides clinical development services on a project basis and was made effective through the execution of a project addendum. During the year ended on September 30, 2004, a project addendum was executed for a clinical research program entitled “Randomized Trial of Patient-Specific Vaccination with Conjugated Follicular Lymphoma-Derived Idiotype with Local GM-CSF in First Complete Remission.” During the year, Biovest incurred research and development expenses associated with this addendum totaling $1.3 million, of which $0.3 million was paid as of September 30, 2004. The agreement with PPD commits the Company to pay an aggregate of $6.0 million in vaccine-related service fees; however, the agreement may be terminated by either party at any time. At March 31, 2005, the total unpaid balance was $0.4 million.
(b)	McKesson is a major supplier and preferred stockholder of the Company. Purchases were made by APP during 2002 and AccentRx during 2003 and 2004 as indicated in the table above.
(c)	The Company pays travel costs for its executives for usage of an airplane partially-owned by the Company’s Chief Executive Officer. Cost incurred and paid includes direct out-of-pocket costs, including per diem pilot costs and fuel. Total costs incurred in the fiscal years ended September 30, 2004 and 2003 were $0.2 million and $0.04 million, respectively. Total costs incurred in the six months ended March 31, 2005 totaled $0.2 million.
(d)	These amounts represent accrued interest on shareholder notes and one month’s interest due to Harbinger at each of the periods presented in this table, and are included in accrued expenses in the accompanying balance sheets.
(e)	This amount represents the face value of the certificate of deposit pledged by a stockholder on the $0.3 million promissory note discussed in Note 8. During the six months ended March 31, 2005, this promissory note was paid in full.
(f)	The Company issued warrants to purchase 285,009 shares of common stock at $2.11 per share in consideration of a guarantee and pledge of securities by a principal stockholder.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    Income taxes

The Company’s deferred tax assets and liabilities consist of the following:

	March 31, 2005	September 30,
		2004	2003
	(unaudited)
Deferred tax assets:
Accrued expenses deductible in future	$4,219,000	$4,429,000	$3,482,000
Allowance for doubtful accounts	50,000	58,000	251,000
Basis difference in assets	1,628,000	1,628,000	0
Inventory valuation allowance	249,000	117,000	391,000
Net operating loss carryforward	22,290,000	18,622,000	11,267,000
Valuation allowance (restated)	(25,455,000)	(19,973,000)	(11,865,000)

	2,981,000	3,053,000	2,932,000
Deferred tax liabilities:
Intangibles (restated)	(2,981,000)	(3,053,000)	(2,932,000)

Net deferred tax asset	$—	$—	$—

Income tax (expense) benefit consists of the following:

	Six months ended March 31,		Year ended September 30,		From inception (April 3, 2002) through September 30, 2002
	2005	2004	2004	2003
	(unaudited)
Current	$—	$—	$—	$180,000	$180,000
Deferred (restated)	(1,063,000)	72,000	218,000	(3,627,000)	—
Benefit of net operating loss carryover	(4,225,000)	(1,416,000)	(8,253,000)	(6,325,000)	(1,913,000)
Increase in valuation allowance (restated)	5,288,000	1,344,000	8,035,000	9,952,000	1,913,000

	$—	$—	$—	$180,000	$(180,000)

Allocation between continuing and discontinued operations:
Continuing operations	—	—	$—	$180,000	$(180,000)
Discontinued operations	—	—	—	—	—

	—	—	$—	$180,000	$(180,000)

The expected income tax benefit at the statutory tax rate differed from income taxes in the accompanying statements of operations as follows:

	Six months ended March 31,		Year ended September 30,
	2005	2004	2004	2003	2002
	(unaudited)
Statutory tax rate	34%	34%	34%	34%	34%
State tax	4%	4%	4	4	4
Acquisition adjustments	9	—	—	(136)	—
Change in valuation allowance	(47)	(38)	(38)	98	(38)

Effective tax rate in accompanying statement of operations	0%	0%	0%	0%	0%

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. As a result, the Company recorded a valuation allowance with respect to all the Company’s deferred tax assets.

Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation”, as defined, there are annual limitations on the amount of the net operating loss and other deductions, which are available to the company. Due to the acquisition transactions in which the Company has engaged in recent years, the Company believes that the use of these net operating losses will be significantly limited.

The Company has a federal net operating loss carryover of approximately $49 million as of September 30, 2004, which expires through 2024, and of which $30.0 million is subject to various Section 382 limitations. Of those losses subject to the limitations, $11.3 million is expected to expire before the losses can be utilized. Of the remaining amounts, the limitation is approximately $1.8 million per year through approximately the year ended September 30, 2012. After that, the annual limitation will decrease to approximately $0.2 million through September 30, 2024. The federal net operating loss carryforward at March 31, 2005 is $67.0 million.

The utilization of a company’s net operating loss carryforwards may be further limited if the company experiences a change in ownership of more than 50% subsequent to last change in ownership of September 30, 2003. As a consequence of this offering, we may experience another such ownership change. Accordingly, our net operating loss carryforward available to offset future federal taxable income arising before such ownership changes may be further limited.

Further, during the year ended September 30, 2003, Biovest, the Company’s 81%-owned subsidiary, waived approximately $29.0 million in net operating loss carryforwards. These losses were waived effective with the acquisition of Biovest by the Company on July 1, 2003. The deferred tax asset and associated valuation allowance of $11.0 million were reduced accordingly.

12.    Stockholders’ equity

Common stock

The Company has one class of common stock with an aggregate authorization of three hundred million shares. Each share of common stock carries equal voting rights, dividend preferences, and a par value of $.001 per share.

Preferred stock

The Company has an aggregate of one hundred twenty-five million authorized shares of convertible preferred stock designated in five series (the “preferred stock”), each at a par value of $1.00 per share as follows:

Convertible Preferred Shares authorized:

Series A	10,000,000
Series B	30,000,000
Series C	10,000,000
Series D	15,000,000
Series E	60,000,000

125,000,000

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All outstanding shares of all classes of preferred stock shall automatically convert into common stock, based on the then applicable conversion price (See Note 19 for subsequent event) and terms set forth herein for each such class of preferred stock, immediately upon the closing of a firm commitment underwritten initial public offering of the common stock of the Company, pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and sale of common stock, in which the public offering price per share exceeds a price per share (appropriately adjusted for stock splits, stock dividends and similar events) that implies an aggregate enterprise value of the Company of not less than $200.0 million based on a fully diluted share basis and resulting in aggregate gross proceeds to the Company (after all underwriting discounts) of at least $30.0 million.

The holders of outstanding shares of Series A preferred stock have the right to convert each one (1) share of Series A preferred stock into one (1) share of fully paid and non-assessable common stock of the Company.

The holders of outstanding shares of Series B preferred stock have the right to convert such shares into that number of shares of fully paid and non-assessable common stock of the Company determined by dividing the aggregate face value of the Series B preferred stock being converted by the per share value of the common stock of the Company, which per share value shall be discounted by twenty-five percent (25%). Notice of conversion may be issued by the holders of shares of Series B preferred stock commencing April 2004. In April 2007, all outstanding shares of Series B preferred stock shall automatically convert to common stock as provided above. In the event of the sale to, or the merger of the Company with, a non-affiliated entity, the outstanding shares of Series B preferred stock shall automatically convert to common stock based on a defined formula.

The holders of outstanding shares of Series C and Series D preferred stock have the right to convert such shares into common stock with a market discount of 20%. Notice of conversion of shares of Series D preferred stock may be issued commencing April 2006.

The holders of outstanding shares of Series E preferred stock have the right at any time to convert all of that holder’s outstanding shares of Series E preferred stock into that number of shares of fully paid and non-assessable common stock such that each share of Series E preferred stock shall represent one-millionth percent of the capital stock of the Company outstanding after the conversion on a fully diluted basis. Notwithstanding the above, in the event the aggregate value of the shares of common stock otherwise issuable upon a conversion determined in accordance with the preceding sentence is less than $2.11 per share of Series E preferred stock being converted, then the number of shares of common shares issuable upon conversion will be automatically increased by that number of shares of common stock necessary to cause the total shares of common stock to be issued at conversion to have a minimum value equal to $2.11 per share of Series E preferred stock being converted.

Series E preferred stock is generally issued with Class A and Class B warrants. These warrants are exercisable for Series E preferred stock at an exercise price of $2.11 per share. The Class A warrants expire one year from issuance and Class B warrants two years from issuance, provided the A warrants are exercised. These warrants expire on or before closing of a qualifying initial public offering, as defined in the Articles of Incorporation. The Company has recorded a constructive dividend of $4.9 million attributable to a beneficial conversion feature associated with these warrants. As noted below, the fair value of the Series E preferred stock at September 30, 2004 was determined to be $3.87 per share based on a valuation performed. The constructive dividend was ascertained through a relative fair value determination.

The holders of the outstanding shares of Series E preferred stock as a class shall have the right to a cumulative quarterly dividend of an amount equal to the greater of: a) 5% of TEAMM net revenue resulting from

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

all current or future products owned, controlled or in which any commercialization rights are held or, b) 5% of Biovest net revenue from the sale in the United States market of all current and future products owned, controlled or in which any commercialization rights are held.

At March 31, 2005, preferred dividends declared but unpaid aggregated $0.3 million.

Fair value determination of privately-held equity securities

The fair values of the common and preferred stock as well as the common and preferred stock underlying options and warrants granted as part of acquisition purchase prices or as compensation, issued during the period from April 2002 through September 2004 were originally estimated by the board of directors, with input from management. The Company did not obtain contemporaneous valuations by an unrelated valuation specialist until September 30, 2004. Subsequently, the Company reassessed the valuations of these securities during the respective periods.

Determining the fair value of stock requires making complex and subjective judgments. The Company uses the income and market approaches to estimate the value of the enterprise at each date on which securities are issued/granted. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. Revenue forecasts are based on expected annual growth rates ranging from 9% to 177% based on management’s estimates. There is inherent uncertainty in these estimates. The assumptions underlying the estimates are consistent with the Company’s business plan. The risks associated with achieving the forecasts were assessed in selecting the appropriate discount rates, which ranged from 15% to 45%. If different discount rates had been used, the valuations would have been different.

The enterprise value was then allocated to preferred and common shares taking into account the enterprise value available to all stockholders and allocating that value among the various classes of stock based on the rights, privileges and preferences of the respective classes.

As disclosed more fully below, the Company granted stock options with exercise prices of $1.05 to $7.62 during the 12 months ended September 30, 2004. The fair value of the various classes of stock for the various dates based on the valuations are as follows:

Date	Common	Series A	Series B	Series C	Series D	Series E
April 2002	$0	$0	$0.02	$1.68	N/A	N/A
Sept. 2002	$0	$0	$0.02	$1.68	N/A	N/A
April 2003	$0	$0.02	$0.02	$1.89	$0	N/A
Sept. 2003	$2.13	$2.11	$2.36	$2.11	$2.11	N/A
Sept. 2004	$1.77	$2.11	$2.53	$2.11	$2.11	$3.87
December 2004	$3.73	$2.11	$2.59	$2.11	$2.11	$5.83

The values noted above were based on retrospective valuations performed. The Company did not obtain contemporaneous valuations by an unrelated valuation specialist at the time of the issuances of stock options as management’s efforts were focused on research and development activities for the non-Hodgkin’s lymphoma vaccine in the Biopharmaceutical segment as well as new product development and product launches in the Specialty Pharmaceuticals segment.

In addition, due to the magnitude of the 2003 acquisitions, management’s focus was integration of the new businesses into the Company’s then existing business activities, including establishing operating policies, procedures and internal controls. Further, financial resources were limited due to the significant operating and cash flow deficits associated with these acquired businesses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As noted in an analysis that follows, during the year ended September 30, 2004, the Company granted options and warrants with grant date fair values ranging from $0.13 to $1.68. During the six months ended March 31, 2005, the Company granted options and warrants with grant date fair values ranging from $1.05 to $1.64 (unaudited). These grant date fair values were determined from either the valuations (Series E preferred stock warrants issued with Series E preferred stock purchases) or calculations using the Black-Scholes pricing model with share price assumptions based on the valuations.

The range of values is wide and somewhat varied by class of stock due to different distribution and liquidation preferences of such classes of stock.

The most significant changes in values from 2003 to 2004 relate to the issuance of the new Series E preferred stock which has significant antidilution provisions and other preferences. While the overall enterprise value of the Company increased, the creation of this class of stock and issuance of these shares resulted in a decline in common value at September 30, 2004. The increase in the value of common stock at March 31, 2005 resulted from an overall increase in the Company’s enterprise value.

Based on the Company’s current business plan and subsequent equity activities, further fluctuations in fair values of the various classes of stock can be anticipated. In addition, although it is reasonable to expect that the completion of the Company’s proposed initial public offering will add value to the shares because they will have increased liquidity and marketability, the amount of additional value can be measured with neither precision nor certainty.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock options and warrants

Stock options and warrants issued, redeemed and outstanding during the six months ended March 31, 2005 (unaudited) and years ended September 30, 2004 and 2003 and the period from inception (April 3, 2002) through September 30, 2002 are as follows:

	Outstanding Options and Warrants to Acquire						Exercise price per share
	Common Stock	Preferred Series A	Preferred Series B	Preferred Series C	Preferred Series D	Preferred Series E
Options issued in 2002	9,500	—	—	—	—	—	$1.05
Options terminated/forfeited during the year	—	—	—	—	—	—

Options and warrants issued and outstanding September 30, 2002	9,500	—	—	—	—	—	1.05
Warrants issued	95,003	—	—	—	1,218,728	—	0.17
Options issued	689,401	—	—	712,521	—	—	1.14
Options issued as part of TEAMM acquisition	—	—	—	—	355,629	—	1.05
Options terminated/forfeited	(712)	—	—	—	(13,714)	—	1.05

Options and warrants outstanding September 30, 2003	793,192	—	—	712,521	1,560,643	—	0.72
Options issued	811,179		950,029	—	30,194	—	2.11
Options terminated/forfeited	(71,914)	—	—	—	(18,378)	—	1.77
Warrants issued in connection with preferred stock	—	—	—	—	—	9,642,789	2.11
Warrants issued in connection with services	401,387	760,023			248,097	1,425,043	2.11
Options exercised	(686)	—	—	—	(3,946)	—	1.05

Options and warrants outstanding, September 30, 2004	1,933,158	760,023	950,029	712,521	1,816,610	11,067,832

Options and warrants outstanding September 30, 2004	1,933,158	760,023	950,029	712,521	1,816,610	11,067,832	1.89
Activity for the six months ended March 31, 2005 (unaudited):
Warrants issued	118,754	—	—	—	—	3,874,533	2.21
Options issued	71,727	—	—	—	—	—	3.16
Options terminated/forfeited	(28,841)	—	—	—	(1,427,701)	—	0.02
Warrants exercised	(285,009)	(760,023)	—	—	—	(8,195,076)	2.11
Options exercised	(1,064)	—	—	—	(8,125)	—	1.05

Options and warrants outstanding, March 31, 2005 (unaudited)	1,808,725	—	950,029	712,521	380,784	6,747,289	2.06

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based compensation amounts arising from equity activities for each of the six three-month periods ended March 31, 2005 were computed as follows:

	Three months ended					Three months ended
	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	Total	December 31, 2004	March 31, 2005
						(unaudited)
Options issued:
Common stock	582,557	98,269	28,263	102,090	811,179	71,727	—
Preferred Series B	950,029	—	—	—	950,029	—	—
Preferred Series D	22,712	7,481	—	—	30,194	—	—
Weighted average exercise price:
Common stock	$2.06	$2.63	$2.53	$2.74	$2.23	$3.16	$—
Preferred Series B	$2.63	$—	$—	$—	$2.63	$—	$—
Preferred Series D	$2.11	$2.11	$—	$—	$2.11	$—	$—
Weighted average grant date fair value:
Common stock	$0.38	$0.10	$0.18	$—	$0.29	$1.06	$—
Preferred Series B	$—	$—	$—	$—	$—	$—	$—
Preferred Series D	$0.0602	$0.0549	$—	$—	$0.0589	$—	$—
Stock-based compensation charged to additional paid-in-capital	$0	$10,559	$7,741	$10,047	$28,347	$76,091	$—
Warrants issued in connection with services:
Common stock	—	237,507	116,378	47,501	401,387	118,754	—
Preferred Series A	665,020	95,003	—	—	760,023	—	—
Preferred Series D	—	—	—	248,097	248,097	—	—
Preferred Series E	1,425,043	—	—	—	1,425,043	—	—
Weighted average exercise price:
Common stock	$—	$2.11	$7.62	$2.11	$3.71	$5.33	$—
Preferred Series A	$2.11	$2.11	$—	$—	$2.11	$—	$—
Preferred Series D	$—	$—	$—	$0.02	$0.02	$—	$—
Preferred Series E	$2.11	$—	$—	$—	$2.11	$—	$—
Weighted average grant date fair value:
Common stock	$—	$0.2177	$0.1560	$0.2177	$0.1998	$1.68	$—
Preferred Series A	$0.3107	$0.2996	$—	$—	$0.3095	$—	$—
Preferred Series D	$—	$—	$—	$2.09	$2.09	$—	$—
Preferred Series E	$1.81	$—	$—	$—	$1.81	$—	$—
Stock-based compensation charged to additional paid-in-capital	$2,675,500	$80,160	$88,665	$570,460	$3,414,785	$200,000	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three months ended					Three months ended
	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	Total	December 31, 2004	March 31, 2005
						(unaudited)
Warrants issued in connection with Series E preferred stock issuances	—	4,750,143	2,375,071	2,517,576	9,642,789	3,846,032	28,501
Weighted average exercise price	$—	$2.11	$2.11	$2.11	$2.11	$2.11	$2.11
Weighted average grant date fair value	$—	$3.87	$3.87	$3.87	$3.87	$2.72	$3.77
Stock-based compensation charged to additional paid-in-capital	$—	$1,190,658	$1,488,323	$2,227,631	$4,906,612	$4,902,174	$46,857
Stock-based compensation recorded related to vesting of prior year awards	$—	$—	$—	$—	$—	$76,813	$18,549
Stock-based compensation, Accentia awards	$2,675,500	$1,281,377	$1,584,729	$2,808,138	$8,349,744	$5,255,078	$65,406
Biovest stock-based compensation charge resulting from adjustment to FAS 123 for parent company reporting purposes					264,000	$54,356	$55,516

Total stock-based compensation					$8,613,744	$5,309,434	$120,922

As noted above, securities were issued on dates other than the dates on which retrospective valuations were performed. With regard to option and warrant issuances in the quarter ended December 31, 2003, management believes that the value determined for the underlying securities at September 30, 2003 approximates the December 2003 value. With regard to option and warrant issuances in the three quarters ended September 30, 2004, management believes that the value determined for the underlying securities at September 30, 2004 approximates the values at those interim dates. With regard to option and warrant issuances during the six months ended March 31, 2005, management believes that the incremental change of the underlying stock from the September 30, 2004 valuation is allocable on a pro rata basis.

The weighted average grant date fair values of stock options and warrants granted during the years ended September 30, 2004, and 2003 and the period from inception (April 3, 2002) through September 30, 2002 were as follows:

	Weighted Average Grant Date Fair Value
	Options	Warrants
Six months ended March 31, 2005 (unaudited)	$1.05	$2.69
Year ended September 30, 2004	$0.13	$1.68
Year ended September 30, 2003	$0.44	$1.47
Period from inception (April 3, 2002) through September 30, 2002	$—	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information for options and warrants outstanding and exercisable at March 31, 2005 (unaudited):

Options and Warrants Outstanding				Exercisable
Range of Exercise Prices	Number	Weighted average remaining life	Weighted average exercise price	Number	Weighted average exercise price
$0.02-1.05	1,667,747	6.1 years	$1.03	1,607,093	$1.03
$1.06-2.11	7,462,053	2.23 years	2.11	7,153,220	2.11
$2.12-2.63	1,143,737	8.74 years	2.63	240,788	2.63
$2.64-8.42	325,812	9.42 years	4.72	235,132	5.33

	10,599,349	3.76 years	$2.06	9,236,633	$2.02

The following table summarizes information for options and warrants outstanding and exercisable at September 30, 2004:

Options and Warrants Outstanding				Exercisable
Range of Exercise Prices	Number	Weighted average remaining life	Weighted average exercise price	Number	Weighted average exercise price
$0.02-1.05	3,105,352	7.62 years	$0.57	2,876,534	$0.53
$1.06-2.11	12,845,730	2.77 years	2.11	12,253,063	2.11
$2.12-2.63	1,151,337	9.24 years	2.63	19,417	2.63
$2.64-7.62	137,754	9.73 years	6.93	116,378	7.62

	17,240,173	4.13 years	$1.89	15,265,393	$1.85

The following table summarizes information for options and warrants outstanding and exercisable at September 30, 2003:

Options and Warrants Outstanding				Exercisable
Exercise Prices	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.02-1.05	2,862,101	8.43 years	$0.61	2,153,351	$0.46
$2.11	204,256	9.34 years	2.11	101,336	2.11

	3,066,357	8.49 years	$0.72	2,254,693	$0.55

The following table summarizes information for options and warrants outstanding and exercisable at September 30, 2002:

Options and Warrants Outstanding				Exercisable
Exercise Prices	Number	Weighted Average Remaining Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$2.11	9,500	9.51 years	$2.11	3,166	$2.11

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based compensation is included in the following line items in the accompanying financial statements:

	March 31, 2005	September 30,
		2004	2003	2002
	(unaudited)
Statement of operations:
Stock-based compensation	$281,325	$292,346	$—	$—
Settlement expense	—	—	781,650	—
Gain on sale of discontinued operations	—	2,581,500	—	—
Interest expense	201,785	390,990	20,054	—
Balance sheet:
Product rights	218,179	18,179	—	—
Discount on notes payable (balance to be amortized into interest expense)	683,577	830,054	461,244	—

13.    Employee benefit plans

The Company maintains defined contribution benefit plans qualified under Section 401(k) of the Internal Revenue Code. Any employee who has met minimum service requirements may enroll. Participants may contribute a percentage of their compensation within certain limits. Employer contributions are discretionary. The Company contributed approximately $0.09 million, $0.05 million and $0.01 million, to the plan for the years ended September 30, 2004, 2003 and for the period from inception (April 3, 2002) to September 30, 2002, respectively. The Company contributed approximately $22,000 and $45,000 to the plan for the six months ended March 31, 2005, and 2004, respectively, unaudited. Participants are always 100% vested in their contributions and earnings. Employer contributions are fully vested after three years of service.

14.    Segment information

We define our segment operating results as earnings (loss) before general and administrative costs, interest expense, interest income, other income, discontinued operations and income taxes. Inter-segment sales of $0.3 million for the year ended September 30, 2004, representing the sale of services from the Biopharmaceutical Products and Services segment to the Specialty Pharmaceuticals segment have been eliminated from segment sales. There were no inter-segment sales in the year ended September 30, 2003.

Segment information for the year ended September 30, 2004 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales:
Products	2,364,188	11,939,089	14,303,277
Services	11,632,343	—	11,632,343

Total net sales	13,996,531	11,939,089	25,935,620

Cost of sales:
Products	1,513,510	2,339,370	3,852,880
Services	4,960,710	—	4,960,710

Total cost of sales	6,474,220	2,339,370	8,813,590

Gross margin	7,522,311	9,599,719	17,122,030

Sales and marketing	1,479,461	10,535,583	12,015,044
Research and development	5,519,158	—	5,519,158
Total assets	14,375,796	13,756,838	28,132,634
Goodwill	1,193,437	—	1,193,437

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment information for the year ended September 30, 2003 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales:
Products	1,302,088	3,908,655	5,210,743
Services	4,697,048	—	4,697,048

Total net sales	5,999,136	3,908,655	9,907,791

Cost of sales:
Products	739,660	592,818	1,332,478
Services	1,603,533	—	1,603,533

Total cost of sales	2,343,193	592,818	2,936,011

Gross margin	3,655,943	3,315,837	6,971,780
Sales and marketing	236,306	4,129,922	4,336,228
Research and development	6,111,952	—	6,111,952
Total assets	12,699,714	10,687,049	23,386,763
Goodwill	893,000	—	893,000

Segment information for the period from inception (April 3, 2002) through ended September 30, 2002 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales:
Products	—	—	—
Services	2,761,373	—	2,761,373

Total net sales	2,761,373	—	2,761,373

Cost of sales:
Products	—	—	—
Services	543,955	—	543,955

Total cost of sales	543,955	—	543,955

Gross margin	2,217,418	—	2,217,418
Sales and marketing	—	—	—

Research and development	—	—	—

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited segment information for the six months ended March 31, 2005 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales
Products	1,811,214	4,959,602	6,770,816
Services	5,321,495	—	5,321,495

Total net sales	7,132,709	4,959,602	12,092,311

Cost of sales
Products	1,200,141	1,027,783	2,227,924
Services	2,159,565	—	2,159,565

Total cost of sales	3,359,706	1,027,783	4,387,489

Gross margin	3,773,003	3,931,819	7,704,822
Sales and marketing	1,120,757	6,269,536	7,390,293
Research and development	4,383,909	—	4,337,709
Total assets	23,166,398	10,506,530	33,672,928
Goodwill	1,193,437	—	1,193,437

Intersegment sales of $0.4 million for the six months ended March 31, 2005, representing sales of services from the Biopharmaceutical Products and Services segment to the Specialty Pharmaceuticals segment have been eliminated from segment sales.

Unaudited segment information for the six months ended March 31, 2004 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales
Products	1,419,251	5,692,172	7,111,423
Services	6,602,005	—	6,602,005

Total net sales	8,021,256	5,692,172	13,713,428

Cost of sales
Products	889,582	1,028,016	1,917,598
Services	2,888,093	—	2,888,093

Total cost of sales	3,777,675	1,028,016	4,805,691

Gross margin	4,243,581	4,664,156	8,907,737
Sales and marketing	706,092	4,236,721	4,942,813
Research and development	2,117,996	—	2,117,996
Total assets	13,523,588	11,499,729	25,029,317
Goodwill	1,193,437	—	1,193,437

There were $0.1 million in intersegment sales in the six months ended March 31, 2004.

Domestic and foreign operations

As discussed in Note 3, during 2004, the Company made an insignificant acquisition of a foreign entity, IMOR. Total assets and net losses of this operation were insignificant; however, total revenues aggregated approximately 16% of total revenues of the Company since its acquisition. This entity, which is based in Germany, operates in the Biopharmaceutical Products and Services Segment and its general segment data is

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

included therein. Segment information on a geographic basis for the year ended September 30, 2004 is as follows:

	Domestic	International (Europe)	Total
Net sales	$22,584,668	$3,350,952	$25,935,620
Net loss	(22,253,543)	(460,083)	(22,713,626)
Total Assets	25,577,634	2,555,000	28,132,634
Goodwill	893,000	300,437	1,193,437

Segment information on a geographic basis for the six months ended March 31, 2005 (unaudited) is as follows:

	Domestic	International (Europe)	Total
Net sales	$9,730,060	$2,362,251	$12,092,311
Net income (loss)	(18,612,654)	252,148	(18,360,506)
Total Assets	30,887,976	2,784,952	33,672,928
Goodwill	893,000	300,437	1,193,437

15.    Impairment charges

In 2004, the Company recorded an impairment of goodwill of $0.4 million related to the acquisition of IMOR. The Company identified an error in the recording of the net assets acquired from IMOR subsequent to the date of acquisition and was unable to obtain a purchase price adjustment.

In 2002, the Company recorded an impairment of $4.67 million on its preferred stock investment in American Prescription Providers, Inc. (“APP”). As a result of its review of APP’s financial condition and other transactions contemplated with APP, the Company determined that impairment indicators existed. Management considered all available evidence to evaluate the realizable value of the investment and determined that impairment indicators included deterioration in earnings performance, working capital deficiencies and negative cash flows from operations. The Company obtained valuation to ascertain the fair value of the investment. In accordance with Statement of Financial Accounting Standard No. 115, management determined that the impairment was other than temporary and the cost basis of the security was written down to its fair value.

16.    Analytica Group, Ltd. Predecessor disclosures

The following disclosures are applicable to Analytica, Group, Ltd.’s (“Predecessor”) statements of operations and cash flows for the period from October 1, 2001 to March 31, 2002.

Revenue recognition

The Company recognizes revenue as professional services are performed, generally on a percentage of completion basis. Revenue is generated primarily by fixed price contracts and is recognized over the contract term based on the percentage of services provided during the period compared to the total estimated services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Reimbursements of project-related costs are included in revenues. An equivalent amount of these reimbursable costs is included in cost of sales.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation

Depreciation expense for the period October 1, 2001 through March 1, 2002 aggregated $7,865. Depreciation of furniture and equipment is computed using the straight-line method over the estimated useful lives of 5 to 7 years.

Leases

Analytica leased office space and equipment under non-cancelable leases, which expired at various dates until December 31, 2005. Certain of the leases provided for payment of a portion of the increases in the lessor’s real estate taxes, insurance and other operating expenses, or have some other escalation provisions. The leases were assumed by Accentia at the time of acquisition.

In connection with its office lease, the Company had issued an irrevocable letter of credit in the amount of $0.1 million to the benefit of the lessor. That letter of credit has since expired.

Rent expense for the six months ended March 31, 2002 was nominal.

Income taxes

During 2002, Analytica had elected to be taxed as a subchapter S corporation and as such, the operations of the Company were included in the stockholders’ personal income tax returns. As discussed in Note 1, the pro forma information assumes that the Company was taxed as a C corporation.

The Company’s pro forma tax provision differs from that resulting from use of the federal statutory rate of 34%. The following table reflects the reconciliation between the statutory rate and the pro forma effective rate:

Statutory rate	34%
State rate	4

Effective pro forma rate	38%

Employee benefit plan

Analytica had established a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. Terms of the plan were similar to that of Accentia. (See Note 13) for the six months ended March 31, 2002, the Company contributed nominal dollars to the plan.

Stockholders’ equity

Changes in stockholders’ equity for the period from October 1, 2001 through March 31, 2002 is as follows:

	Common Stock		Retained Earnings	Total
Balance October 1, 2001	1,000 shares	$1,000	$1,359,908	$1,359,908
Net income for the period			680,048	680,048
Distributions to stockholders			(1,461,758)	(1,461,758)

Balances at March 31, 2002, Date of Accentia acquisition	1,000 shares	$1,000	$577,198	$578,198

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    Product rights and obligations

a) Product rights and obligations

The Company has entered into certain product development and licensing agreements which provide for the acquisition of product rights and performance payments based on achievement of milestones as it relates to product development. The agreements also provide for the payment of royalties based on sales of products and in certain cases, minimum royalties.

Parties to these agreements are as follows:

•	Mayo Foundation for Medical Education and Research (“Mayo”)

•	SRL Technologies, Inc. (“SRL”)

•	Arius Pharmaceuticals, Inc. (“Arius”)

•	Argent Development Group, LLC (“Argent”)

•	Ryan Pharmaceuticals, Inc. (“Ryan”)

•	Andrx Laboratories, Inc. (“Andrx”)

•	Respirics, Inc. (“Respirics”)

•	Acheron Development Group, LLC (“Acheron”)

•	Mikart, Inc. (“Mikart”)

In connection with these agreements, the Company has recorded an aggregate obligation of $1.0 million as of March 31, 2005.

Future minimum payments under these agreements (recorded obligations and commitments for future minimum annual royalties, but exclusive of those dependent upon the third party milestones) are as follows:

Year ending March 31,
2006	$1,899,996
2007	399,996
2008	399,996
2009	199,998

$2,899,986

b) Technology purchase agreement

SRL

On October 11, 2003, the Company entered into a technology purchase agreement with SRL Technologies, Inc. (“SRL”) to purchase the rights, title and interest in and to the patents and process for certain sustained release technology related to oral pharmaceutical products. As consideration for this technology, the Company was obligated to pay a) $0.1 million upon execution of the agreement; b) $0.05 million upon transfer of all patent rights and the process information, formulas, patterns, compilations, programs, devices, methods, and techniques to the sustained technology; and c) further amounts upon certain milestones. As of September 30, 2004, the Company made payments of $0.2 million pursuant to this agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subsequent to September 30, 2004, the Company settled a dispute with SRL as it related to this agreement. A supplemental agreement was executed with SRL for the purchase of this technology. The Supplemental Agreement provides for the Company to pay the following on:

December 18, 2004	$350,000
July 15, 2005	350,000
July 15, 2006	350,000
July 15, 2007	350,000
July 5, 2008	100,000

The Company recorded the settlement at the net present value of its future obligations of $1.4 million which is included in the consolidated balance sheet as acquired product rights and product development obligations as of September 30, 2004.

c) Stanford

In September 2004, the Company entered into an agreement with Stanford University providing for worldwide rights to use two proprietary hybridoma cell lines that are used in the production of Biovaxid. These are the same cell lines that been used by researchers at Stanford and the National Cancer Institute to perform their studies of the hybridoma idiotype vaccine in non-Hodgkins Lymphoma. This agreement gives the Company exclusivity to this cell line through 2019 in the fields of B-cell and T-cell cancers, and it provides non-exclusive rights in such fields of use at all times thereafter. The agreement also gives the Company the right to sublicense or transfer the licensed biological materials to collaborators in the licensed fields. Under the agreement with Stanford, the Company is obligated to pay Stanford an up-front license fee of $15,000 within 30 days following the execution of the agreement, and an annual maintenance fee of $10,000 thereafter. If Biovaxid is approved by the FDA, the agreement provides for a $100,000 payment to Stanford upon approval, and following approval, Stanford will receive a royalty of the greater of $50.00 per patient or 0.05% of the amount received by us for each Biovaxid patient treated using this cell line. This running royalty will be creditable against the yearly maintenance fee. The agreement with Stanford obligates the Company to diligently develop, manufacture, market, and sell Biovaxid and to provide progress reports to Stanford regarding these activities. The Company can terminate this agreement at any time upon 30 days prior written notice, and Stanford can terminate the agreement upon a breach of the agreement by the Company that remains uncured for 30 days after written notice of the breach from Stanford.

d) Product manufacturing and supply agreements

In connection with the Ryan Agreement and Acheron Agreement, the Company has entered into Manufacturing and Supply Agreements with Mikart (“Mikart Agreements”) providing for Mikart to be the exclusive manufacturer and supplier of Xodol and an additional pain product. The Mikart Agreements are for five years each commencing on the day that Mikart is authorized to begin manufacturing Xodol and after FDA approval of the pain product, with automatic one year renewal terms. The Mikart Agreements may be cancelled by either party after the initial five year term by six months notice of intent to do so. The Mikart Agreements call for minimum purchase requirements of Xodol and the pain product by the Company.

As of March 31,2005, the Company has a minimum purchase commitment for Xodol effective as of June 2004, the date of FDA approval. The Company does not yet have a minimum purchase requirement for the other pain products since the product has not been approved by the FDA.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Ryan Agreement, which the Company entered into in May 2003 and amended in October 2004, Ryan granted the Company exclusive U.S. distribution rights to Xodol. The agreement provides for a running royalty to Ryan based on the Company’s net sales of Xodol, subject to annual minimum royalties. Ryan was also granted a warrant to purchase 59,377 shares of the Company’s common stock at an exercise price of $5.33 per share. The term of this agreement is perpetual, provided that either party can terminate it if the other party becomes insolvent, enters bankruptcy or receivership, or materially breaches the agreement and fails to cure the breach within 30 days of notice of breach.

e) Product development agreement

On January 24, 2003, TEAMM entered into a Product Development Agreement (“Respirics Development Agreement”) with Respirics, Inc. (“Respirics”) for TEAMM to fund further development of the MD Turbo™ inhale drug device (“MD Turbo”) in order to enable its approval by the U.S. Food and Drug Administration (“FDA”). In exchange for this funding, Respirics entered into an exclusive distribution arrangement (“Respirics Distribution Agreement”) with TEAMM for sales of MD Turbo in the United States, which shall only become effective and binding upon Respiric’s successful completion of the 5 phase development program within its prescribed budget and schedule and final clearance and approval by the FDA.

18.    Commitments and contingencies

a) Operating leases

The Company has operating leases for various facilities, automobiles, machinery, and equipment, which expire at various times through 2009. The annual aggregate rental commitments under non-cancelable leases are as follows:

Year ending March 31,
2006	$3,732,675
2007	2,360,631
2008	1,493,479
2009	1,350,903
2010	1,271,090
Thereafter	12,577

$10,221,355

The annual aggregate future rental income from sub-leases is as follows:

Year ending March 31,
2005	$277,865
2006	—

$277,865

Rent expense for all operating leases was approximately $1.9 million, $1.2 million and $1.4 million for the years ended September 30, 2004 and 2003 and the period from inception (April 3, 2007) through September 30, 2002, respectively. In addition, rent expense for the six months ended March 31, 2005 and 2004 was $1.1 million and $1.5 million, respectively. Rental income from subleases aggregated $0.4 million, $0.4 million and $0 in the years ended September 30, 2004, 2003 and 2002, respectively, and has been included in loss from discontinued

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operations in the accompanying statements of operations. Rental income from subleases was $0.2 million and $0.2 million for the six months ended March 31, 2005 and 2004, respectively.

b) Cooperative research and development agreement

In September 2001 Biovest entered into a definitive Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute (“NCI”) for the development and ultimate commercialization of patient-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA, as amended, included, among other things, a requirement to pay $0.5 million quarterly to NCI for expenses incurred in connection with the ongoing Phase III clinical trials. Since the transfer to Biovest of the IND for development of this vaccine, which occurred in April 2004, these payments to NCI were reduced to approximately $580,000 annually. Failure to remit these reduced payments will constitute the Company’s unilateral termination of the CRADA and Biovest will lose the rights to commercialize the results of its collaborative research. We have funded the continuing development costs as described above, including the renovation of our Worcester facility to meet FDA requirements. Successful development of the vaccine, if approved by the FDA, from Phase III clinical trials through commercialization will commit Biovest to several years of significant expenditures before revenues will be realized, if ever. The agreement expires in September 2009, but may be unilaterally terminated by either party by giving thirty days written notice.

The terms of the CRADA provide for the Company to be granted an exclusive option to negotiate with the NCI for a license to commercialize certain intellectual property resulting from the research conducted pursuant to the CRADA. There can be no assurance that research under the CRADA will be successful or, if it is successful, that the Company will be able to negotiate a license on favorable terms. In addition, the Company may not be able to derive any revenue from a license for a number of years.

c) Government regulation

Government authorities in the United States at the federal, state, and local levels and foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing, and import and export of pharmaceutical products, biologics, and medical devices. All of our products in development will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal, state, local, and foreign statutes and regulations also govern testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent process of maintaining substantial compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations, and policies may change and new legislation or regulations may be issued that could delay such approvals.

d) Product liability

The contract production services for the Company’s therapeutic products offered exposes the Company to an inherent risk of liability as the proteins or other substances manufactured, at the request and to the specifications of customers, could foreseeably cause adverse effects. The Company obtains agreements from contract production customers indemnifying and defending the Company from any potential liability arising from such risk. There can be no assurance, however, that the Company will be successful in obtaining such agreements in the future or that such indemnification agreements will adequately protect the Company against potential

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

claims relating to such contract production services. The Company may also be exposed to potential product liability claims by users of its products. A successful partial or completely uninsured claim against the Company could have a material adverse effect on the Company’s operations. Management believes that insurance coverage is adequate to cover risks inherent in the business.

e) Litigation

In 2003, the Company entered into a settlement agreement with two former officers whereby the Company was obligated to pay an aggregate of $0.8 million, as discussed in Note 9. In addition, the Company issued 712,521 options to acquire Accentia Series C preferred stock (valued at $0.8 million pursuant to the Black-Scholes formula) for total settlement costs of $1.6 million. There is a pending matter relating to the interpretation of certain terms of the settlement with regard to expiration of the options granted at the date on which a registration statement is filed for an initial public offering and expiration on that date of a put option for two hundred thousand shares, which currently is not effective until September 2006. The Company believes the terms of the settlement are not ambiguous and that the options and put requirement expire upon filing of a registration statement. The Company is vigorously defending this action.

In 2004, the landlord of APP filed an action, which alleged a fraudulent transfer in connection with Accentia’s acquisition of this now discontinued operation, AccentRx. The plaintiff is seeking to annul the dissolution of APP, compel specific performance of the lease and to provide for an escrow of sufficient funds to provide for satisfaction of underlying lease liability. The Company is vigorously disputing this claim and continues to make monthly lease payments as they come due and will seek to enter into a replacement sublease upon expiration of the existing sublease. The Company has received a settlement offer of $0.9 million payable upon expiration of the sublease. The net present value of all expected future lease payments has been accrued pursuant to the exit and discontinuance of the AccentRx activities.

In addition, in January 2005, a former employee of Biovest filed a claim alleging past compensation due and non-payment of one hundred twenty thousand options as well as on an obligation to re-purchase 168,836 shares of Biovest stock at $2.00 per share based on an alleged third-party beneficial arrangement under the Accentia/Biovest Investment agreement. The Company, through its Biovest subsidiary, intends to defend this claim and has recorded all obligations that it considers to be due at September 30, 2004.

In October 2002, the Company’s subsidiary, Accent RX, Inc., acquired the assets and certain liabilities of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc., collectively referred to as APP, which at the time of purchase operated a mail-order specialty pharmacy focused on filling prescriptions for AIDS patients and organ transplants. Following the purchase of APP’s assets, Accent RX operated the mail-order business until it sold the assets of this business in December 2003 to a third-party in an arm’s length transaction. After the sale of the APP assets, Accent RX ceased to engage in business. APP learned in 2002 that the U.S. Department of Justice was conducting an industry-wide investigation under anti-kickback laws and other laws and regulations relating to purchases and sales of Serostim, an AIDS-wasting drug manufactured by Serono, Inc., from 1997 through 2000. As part of this investigation, in May 2002, APP received a subpoena from the U.S. Attorney’s Office for the District of Massachusetts, and in March 2004, it received a federal grand jury subpoena seeking records related to Serostim prescriptions dispensed by APP, reimbursement claims submitted to Medicaid for Serostim, and APP’s relationships with Serono. The Company is not aware of any investigation into the acts of Accent RX or the Company with regard to the conduct of the mail-order pharmacy business following Accent RX’s purchase of APP’s assets nor of any investigation of any person currently associated with the Company or Accent RX.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2005, the U.S. Attorney’s Office notified APP that it believes that APP has significant potential liability as a result of allegedly unlawful rebates and discounts paid to them by Serono between 1997 and 2000. It is not possible to predict the outcome of this investigation and whether the government will formally commence any action challenging any of APP’s prior programs and practices or APP’s liability or exposure as a result thereof. In the event of litigation, the Company believes that APP will have defenses that will be vigorously asserted. However, the Company cannot predict whether Accent RX could be held liable for the prior acts of APP as a result of Accent RX’s purchase of APP’s assets or whether the government will commence any actions against Accent RX. The Company believes that, because the Company has always been operated as a distinct legal entity from Accent RX, it is unlikely that the Company will have material financial exposure in the event that Accent RX or APP incurs a material penalty in connection with this matter. Similarly, the Company does not believe that any adverse legal or regulatory determinations regarding APP or Accent RX or any persons associated with APP or Accent RX would have any material effect on the ability of the Company and its subsidiaries to conduct their current or expected business operations.

Further, from time to time the Company is subject to various legal proceedings in the normal course of business, some of which is covered by insurance. Management believes that these proceedings will not have a material adverse effect on the financial statements.

f) Employment agreements

The Company has employment agreements with certain officers and executives, which extend from 18 to 60 months. These agreements provide for base levels of compensation and separation benefits.

Future minimum payments under these employment agreements are as follows:

Year ending March 31,
2006	$3,027,474
2007	2,283,750
2008	2,216,167
2009	2,220,257
2010	1,172,928

$10,920,576

g) Biovest Investment Agreement

The Company’s Investment Agreement with Biovest requires that Biovest file all necessary documents and take all necessary actions to permit its outstanding shares that are not subject to restriction on sale or transfer under the applicable securities laws to trade publicly. The Company believes this agreement gives Biovest broad discretion in determining how to satisfy this requirement. The agreement does not place any obligation or responsibility on us with regard to this requirement. Biovest believes that it has filed all required documents and reports with the Securities and Exchange Commission and that most of its outstanding stock, other than the Biovest shares held by us, can be freely traded without further action by Biovest. Should it be determined that Biovest should have filed additional documents or taken additional action to permit such trading in its outstanding stock, Biovest would be required under the Investment Agreement to make an offer to purchase shares of its outstanding stock as follows: 980,000 shares of Biovest common stock on the first anniversary of the investment, 1,960,000 shares at the second anniversary of the investment, 2,940,000 shares at the third anniversary of the investment, and 3,920,000 shares at the fourth anniversary of the investment, with each such

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

repurchase being at a price of $2.00 per share. We do not believe that we are under any obligation to fund or otherwise participate in any tender offer required of Biovest.

h) Resolution of prior commitments or contingencies disclosed in TEAMM’s December 31, 2002 financial statements

At December 31, 2002, TEAMM had a co-promotional contract agreement with Hi-Tech Pharmaceutical Company (“Hi-Tech”), which provided for certain credits due Hi-Tech annually. The agreement was terminated in 2003.

TEAMM was involved in a dispute with a former employee at December 31, 2002. That dispute was subsequently resolved and no amounts were required to be paid by the Company. TEAMM was involved in a vendor dispute, which was resolved in October 2004 for an aggregate amount of $0.1 million, which is included in accounts payable at September 30, 2004.

19.    Subsequent events

Equity proceeds

Subsequent to September 30, 2004, the Company raised an aggregate of $20.5 million through the following:

Proceeds
Issuance of 2,322,820 shares of Series E preferred stock, with warrants thereon	$4,078,333
Issuance of 237,507 shares of Series A preferred stock	$500,000
Proceeds from exercise of stock options and warrants (a)	$15,907,685

a)	In connection therewith, the following shares were issued:

Common	286,073
Series A preferred stock	102,603
Series D preferred stock	8,125
Series E preferred stock	8,195,076

Related party transactions

In order to induce additional investment in the Company, two principal stockholders entered into the following agreements.

In connection with the sale of 1,187,536 shares of Series E preferred stock discussed above, a party related to a principal stockholder of the Company (“the Trust”) has pledged shares of a publicly traded company to secure obligations pursuant to a Put Call Agreement (“PCA”). The PCA provides that, for a period of two years, the preferred stockholder has the right to require the Trust to repurchase up to 1,187,536 shares of Series E preferred stock at $2.11 per share plus 5% per year. In addition, for a period of two years, the Trust has the right to repurchase 593,768 of said shares at $2.11 per share plus 5% per year; however, in May 2005, the Trust irrevocably waived this right.

In connection with the equity transactions in the first quarter of 2005, two principal stockholders assigned an aggregate of 237,507 warrants to purchase shares of Series E preferred stock to a Series E preferred stockholder. These warrants were then exercised.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

Subsequent to September 30, 2004, an aggregate of $2.8 million of related party loans were converted to equity.

During the first quarter of 2005, accrued interest of $0.2 million due to a principal stockholder was converted to Series E preferred stock.

Amendment to licensing agreement

Subsequent to September 30, 2004, the Company’s agreement with Mayo (discussed in Note 10) was amended to provide for the following:

•	Expansion of territory to worldwide;

•	Reduction of minimum royalties;

•	Milestone royalties increased;

•	Licensing of and addition of asthma milestone royalties; and

•	Payment of 1,140,034 shares of Series E preferred stock as an up-front, non-refundable royalty.

Additional borrowings

In February 2005, the Company obtained $1.5 million in additional financing (aggregate of $4.5 million) from Missouri State Bank at an interest rate of prime plus 1%, due on demand, secured by the Company’s accounts receivable and a personal guarantee by a principal stockholder.

As a result of commencement of the Laurus credit facility on April 29, 2005, the Company acquired cash proceeds of $5.1 million, net of the amount we used to repay in full the Company’s credit facility with Missouri State Bank and net of closing fees payable to Laurus.

Loan forbearance

In accordance with the McKesson loan agreements discussed in Note 9, which were in default at September 30, 2004, the Company made a payment of $1.9 million on February 10, 2005. In connection therewith, the loan agreement was amended to provide for forbearance on principal and interest payments through June 2005 and a release of McKesson’s first lien position. In consideration for the amendments, the Company agreed to utilize proceeds from its proposed initial public offering to repay the remaining outstanding balances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leases

The Company currently has a lease for offices in Tampa, which expires on April 30, 2005. A new lease for nearby space of approximately 6,860 square feet was executed for a five-year term beginning May 1, 2005 at $20 per foot, approximately the same amount that has been paid in the existing location. Future minimum lease payments under this new lease are as follows:

Year ending September 30,
2005	$57,167
2006	138,629
2007	142,059
2008	145,489
2009	148,919
2010	88,037

$720,300

These future payments are reflected in the table set forth in Note 18(a).

Other

In addition, the Company amended its Articles of Incorporation to provide for additional shares of Series E preferred stock and to provide that any shares issuable to Laurus in connection with the Laurus transaction will not increase the amount of shares into which the Company’s Series E preferred stock is convertible under the antidilution protections afforded the Series E preferred stock under the Company’s Articles of Incorporation.

Subsequent to September 30, 2004, the Euro exchange rate increased from $1.24 to $1.29.

On January 1, 2005, two five-year employment agreements were executed, which call for aggregate annual compensation of $0.5 million for certain corporate officers.

On February 11, 2005, conversion terms associated with Series B, C and D preferred stock were modified in contemplation of the proposed initial public offering. In connection therewith, the conversion terms were modified to provide for fixed conversion terms.

Conversion ratios to common stock are now fixed as follows:

A shares are convertible at 1 per share

B shares are convertible at 0.511 per share

C shares are convertible at 0.415 per share

D shares are convertible at 0.474 per share

In addition, on May 16, 2005, the Company effected a 1-for-2.1052 reverse stock split. All share and per share information has been retroactively adjusted to effect this reverse stock split as of the earliest period presented. The balance sheet at March 31, 2005 includes an adjustment to transfer $5,706 from common stock to additional paid-in capital as a result of this reverse stock split.

On February 1, 2005, the Company’s board of directors terminated the Company’s 2003 Stock Option Plan and adopted the Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan, under which an additional 3,000,000 shares of common stock are reserved for issuance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On January 20, 2005, the Company executed an agreement with Emerson Pharma Services, Inc. for $0.3 million to develop formulation, and to provide data to determine physical and chemical stability of a drug delivery system, and to produce a prototype and final formulation for stability studies.

On February 21, 2005, the Company executed a Master Services Agreement with Fulcrum Pharma Developments, Inc. to manage activities related to the chemistry, manufacturing and controls involved in the development of certain products. The agreement was amended on February 28, 2005 to include services related to an IND application. The aggregate total of fees under the agreements, to be paid in monthly amounts through August is approximately $0.1 million, plus certain pass-through costs.

In January 2005, the Company executed an agreement with Ferris, Baker Watts Incorporated which provides that Ferris, Baker Watts Incorporated will earn at the closing of the initial public offering a financial advisory fee equal to 0.5% of the gross proceeds of the offering for services previously provided.

As of December 31, 2004, the Company had a $5.0 million note to Harbinger Mezzanine Partners, LP, secured by receivables, equipment, inventories and intangible assets of the TEAMM Pharmaceuticals subsidiary. This loan was in place at the time of the acquisition of TEAMM. The Company was in default of loan covenants under this loan at December 31 and September 30, 2004. On March 25, 2005 the loan agreement was amended to provide for a guarantee from the parent, Accentia Biopharmaceuticals, Inc., forbearance on covenants through September 30, 2005 and a release of the first lien against the assets of TEAMM in order to provide a first lien to Missouri State Bank, the provider of our revolving credit facility. Concurrent with the March 2005 amendment, the Company also purchased the Stock Purchase Warrant from Harbinger for $2.0 million through an increase in the note balance from $5.0 to $7.0 million. Harbinger has no other right or entitlement, including but not limited to any warrant, option, conversion right, preemptive right or other agreement, to purchase any shares of the Company or TEAMM capital stock (including but not limited to shares of Series D preferred stock and shares of common stock).

On April 29, 2005, the Company obtained an aggregate total of $10 million in debt financing from Laurus Master Funds, LTD (“Laurus”). The term loan portion of the Laurus credit facility is evidenced by a secured convertible term note in the principal amount of $5 million. The revolving loan portion of the credit facility is evidenced by a secured convertible minimum borrowing note in the amount of $2.5 million and a secured revolving note of up to $5 million, provided that the aggregate principal amount under both notes combined may not exceed $5 million. From the proceeds from this financing, $4.5 million was utilized to repay our revolving line of credit from Missouri State Bank.

The secured convertible term note accrues interest at a rate of the greater of 10% per annum or prime rate plus 4%. The secured convertible minimum borrowing note and secured revolving note accrue interest at a rate equal to the greater of 7.75% per year or prime rate plus 2%.

The secured convertible term note is payable over three years in equal monthly payments of principal and interest of $0.2 million, provided that if our initial public offering is not completed by the first anniversary of the note, then all outstanding principal and interest will be due on the first anniversary of the note. The secured revolving note and secured convertible minimum borrowing note are due on the third anniversary of the notes with all accrued but unpaid interest payable monthly, provided that if our initial public offering is not completed by the first anniversary of the note, then such notes are due on the first anniversary of the notes.

In connection with the Laurus credit facility, we issued to Laurus a warrant to purchase a number of shares of our common stock that is equal to $4 million divided by our per share initial public offering price in this

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

offering, and such warrant will have an exercise price equal to our per share initial public offering price. The warrant agreement provides that if our initial public offering does not occur within 270 days of the warrant grant date, then the warrant will represent the right to purchase 333,333 shares of our common stock until such time as our initial public offering occurs. The warrant may not be exercised by Laurus until the earlier of 270 days after the date of the warrant issuance or 180 days after our initial public offering. The warrant will expire on the 5th anniversary of the date of warrant issuance.

The principal and accrued but unpaid interest under each of the Laurus notes is convertible at the option of Laurus into shares of our common stock at an initial conversion price of $6.95 per share, provided that from after the completion of our initial public offering, the conversion price will be an amount equal to 85% of our per share initial public offering price.

Note 20.    Restatement of financial statements

As discussed in Note 6, the financial statements previously issued have been restated to record amortization of certain intangibles commencing on the dates acquired. The tables below provide a detailed reconciliation of the changes that were made to the financial statements as a result of this restatement.

	As of or for the years ended
	September 30, 2004			September 30, 2003
	As previously reported	Adjustments	As restated	As previously reported	Adjustments	As restated
Consolidated Balance Sheet Data
Assets
Accumulated amortization	$2,621,052	$703,223	$3,324,275	$1,163,588	$190,908	$1,354,496
Total other intangible assets	17,630,000	(703,223)	16,926,777	11,436,851	(190,908)	11,245,943
Total assets	28,835,857	(703,223)	28,132,634	23,577,671	(190,908)	23,386,763
Stockholders’ deficit
Accumulated deficit	(67,149,375)	(703,223)	(67,852,598)	(39,173,460)	(190,908)	(39,364,368)
Total stockholders’ deficit	(20,256,954)	(703,223)	(20,960,177)	(16,688,659)	(190,908)	(16,879,567)
Total liabilities and stockholders’ deficit	28,835,857	(703,223)	28,132,634	23,577,671	(190,908)	23,386,763
Consolidated Statement of Operations Data
General and administrative expense	16,216,558	512,315	16,728,873	8,677,168	190,908	8,868,076
Net loss	(22,713,626)	(512,315)	(23,225,941)	(16,481,035)	(190,908)	(16,671,943)
Loss attributable to common stockholders	(27,975,605)	(512,315)	(28,487,920)	(16,481,035)	(190,908)	(16,671,943)
Per share amounts, basic and diluted
Continuing operations	$(5.77)	$(0.09)	$(5.86)	$(2.99)	$(0.02)	$(3.01)
Per share amounts attributable to common stockholders	$(5.75)	$(0.09)	$(5.84)	$(3.49)	$(0.03)	$(3.52)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of or for the six months ended
	March 31, 2005			March 31, 2004
	As previously reported	Adjustments	As restated	As previously reported	Adjustments	As restated
	(Unaudited)
Consolidated Balance Sheet Data
Assets
Accumulated amortization	$3,472,282	$1,024,630	$4,496,912
Total other intangible assets	23,521,986	(1,024,630)	22,497,356
Total assets	34,697,558	(1,024,630)	33,672,928
Stockholders’ deficit
Accumulated deficit	(90,752,981)	(1,024,630)	(91,777,611)
Total stockholders’ deficit	(7,366,214)	(1,024,630)	(8,390,844)
Total liabilities and stockholders’ deficit	34,697,558	(1,024,630)	33,672,928
Consolidated Statement of Operations Data
General and administrative expense	9,507,401	321,407	9,828,808	7,496,072	190,908	7,686,980
Net loss	(18,360,506)	(321,407)	(18,681,913)	(7,548,488)	(190,908)	(7,739,396)
Loss attributable to common stockholders	(23,603,606)	(321,407)	(23,925,013)	(8,739,146)	(190,908)	(8,930,054)
Per share amounts, basic and diluted
Continuing operations	$(4.61)	$(0.06)	$(4.67)	$(1.81)	$(0.04)	$(1.85)
Per share amounts attributable to common stockholders	$(4.61)	$(0.06)	$(4.67)	$(1.79)	$(0.04)	$(1.83)
Proforma Consolidated Balance Sheet Data
Assets
Accumulated amortization	$3,472,282	$1,024,630	$4,496,912
Total other intangible assets	23,931,986	(1,024,630)	22,907,356
Total assets	40,208,558	(1,024,630)	39,183,928
Stockholders’ deficit
Accumulated deficit	(90,752,981)	(1,024,630)	(91,777,611)
Total stockholders’ deficit	(4,258,214)	(1,024,630)	(5,282,844)
Total liabilities and stockholders’ deficit	(38,159,298)	(1,024,630)	(39,183,928)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Biovest International, Inc.

We have audited the accompanying statements of operations, stockholders’ equity and cash flows of Biovest International, Inc. for the year ended September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Biovest International, Inc. for the year ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred significant losses and used cash in operating activities during the year ended September 30, 2002, and had a deficit in working capital at September 30, 2002. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/    LAZAR LEVINE & FELIX, LLP

New York, New York

November 22, 2002

BIOVEST INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2002

2002
Revenues:
Cell culture product and services	$5,292,000
National cell culture center	1,286,000
Instruments and disposables	4,701,000

Total revenues	11,279,000

Operating costs and expenses:
Cost of sales	8,691,000
Research and development	2,260,000
Marketing, general and administrative	4,166,000

Total operating costs and expenses	15,117,000

Loss from operations	(3,838,000)
Other income (expense):
Interest expense	(491,000)
Other income, net	129,000

(362,000)

Net loss	$(4,200,000)

Net loss per common share:
Basic and diluted	$(0.43)

Weighted average common shares outstanding:
Basic and diluted	9,684,892

See notes to financial statements.

BIOVEST INTERNATIONAL, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY

YEAR ENDED SEPTEMBER 30, 2002

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders’ Equity
	Shares	Amount
Balance at October 1, 2001	9,619,696	96,000	11,840,000	(7,913,000)	(250,000)	3,773,000
Net proceeds from sale of common stock and warrants	166,667	2,000	498,000	—	—	500,000
Stock issued for services rendered	30,000	—	73,000	—	—	73,000
Stock warrants issued in repricing of equity	—	—	66,000	—	—	66,000
Stock warrants issued for services rendered	—	—	168,000	—	—	168,000
Stock warrants issued with notes payable	—	—	230,000	—	—	230,000
Net loss for the year	—	—	—	(4,200,000)	—	(4,200,000)

Balance at September 30, 2002	9,816,363	$98,000	$12,875,000	$(12,113,000)	$(250,000)	$610,000

See notes to financial statements.

BIOVEST INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

YEAR ENDED SEPTEMBER 30, 2002

2002
Cash flows from operating activities:
Net loss	$(4,200,000)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	208,000
Amortization	249,000
Issuance of common stock, options and warrants for services	790,000
Gain on sale of subsidiary assets	(321,000)
Amortization of discounts debt	247,000
Loss on disposal of property and equipment	—
Change in cash resulting from changes in:
Accounts receivable	299,000
Costs and estimated earnings in excess of billings on uncompleted contracts	560,000
Inventories	732,000
Other	298,000
Accounts payable and accrued liabilities	540,000
Customer deposits	131,000
Billings in excess of costs and estimated earnings on uncompleted contracts	170,000

Net cash flows from operating activities	(297,000)
Cash flows from investing activities:
Proceeds from disposal of equipment	—
Purchases of property and equipment	(375,000)

Net cash flows from investing activities	(375,000)
Cash flows from financing activities:
Repayment of notes payable and short-term borrowings	(614,000)
Proceeds from notes payable and short-term borrowings	1,250,000
Net proceeds from sale of common stock and warrants	500,000
Stock issuance costs	30,000

Net cash flows from financing activities	1,166,000

Net increase (decrease) in cash	494,000
Cash at beginning of year	—

Cash at end of year	$494,000

Cash paid for interest during the year	$45,000

See notes to financial statements.

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED SEPTEMBER 30, 2002

1.    Nature of business and summary of significant accounting policies:

Nature of business:

BioVest International, Inc. (the Company” or “BioVest”) is a biotechnology company focused on production and contract manufacturing of biologic drugs and products from small through commercial scale. It has historically developed, manufactured and marketed patented cell culture systems and equipment to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide, and has provided contract cell production services to those institutions. While continuing this business, management has chosen to re-orient the Company’s focus, assets and operations to increase contract cell production and biologic drug development and ownership. The Company’s first drug product, a personalized vaccine for the most common and fastest-growing form of hematologic cancer, known as B-cell Non-Hodgkin’s lymphoma, is currently in a Phase III FDA-approved pivotal licensing trial.

Summary of significant accounting policies:

Property and equipment:

Depreciation for property and equipment is computed using the straight-line method over the estimated useful lives of three to seven years.

Patents and trademarks:

Costs incurred in relation to patent applications are capitalized as deferred patent costs. If and when a patent is issued, the related patent application costs are transferred to the patent account and amortized over the estimated useful life of the patent. If it is determined that a patent will not be issued, the related patent application costs are charged to expense at the time such determination is made.

Goodwill:

As of the first fiscal quarter in 2003, the Company adopted SFAS 142 under which amortization of goodwill is no longer permitted. Intangible assets such as goodwill are to be tested for impairment annually and whenever there is an impairment indicator. No impairment losses have resulted from such testing. The Company recognized amortization of $127,000 in each of the years ended September 30, 2002 (included in general and administrative expense), which amounted to $.01 loss per share. Subsequent thereto, as discussed above, amortization ceased.

Carrying value of long-lived assets:

The carrying values of the Company’s long-lived assets other than goodwill are evaluated whenever events or changes in circumstances indicate that the carrying amount might not be recoverable. This assessment may be based upon management’s experience in the industry, historical and projected sales, current backlog and expectations of undiscounted future cash flows, and, as in the case for the current year, might include an external valuation. The Company reviews the valuation and amortization of those long-lived assets to determine possible impairment by comparing the carrying value to projected undiscounted future cash flows of the related assets.

Revenue recognition:

Instruments and disposable sales are recognized in the period in which the applicable products are delivered. The Company does not provide its customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by the Company.

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

Revenues from contract cell production services are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to estimated total contract costs for each contract. Contract costs include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. General and administrative costs are charged to operations as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues, costs and profits and are recognized in the period such revisions are determined.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. Such revenues are expected to be billed and collected within one year on uncompleted contracts. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

Research and development expenses:

The Company expenses research and development expenditures as incurred. In the fiscal year ended September 30, 2002 the Company incurred total research and development expenses of $2,260,000. Expenses for the CRADA (See Note 12) amounted to $1,547,000.

Shipping and handling costs:

Shipping and handling costs are included as a component of cost of sales in the accompanying statements of operations.

Advertising:

The Company expenses the costs of advertising as they are incurred. Advertising expense was approximately $62,000 for the year ended September 30, 2002.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Stock-based compensation:

The Company follows Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123) for non-employee stock based compensation, which establishes a fair value based method of accounting for such stock-based compensation. However, the Company has elected to account for its employee stock compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25 whereby compensation expense is only recorded to the extent that the fair value of the underlying stock exceeds the stock option price at the date of grant.

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

Recent accounting pronouncements:

During April 2002, the FASB issued SFAS No. 145, Rescission of SFAS No. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections (SFAS 145). SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses From Extinguishments of Debt (SFAS No. 4), which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the rescission of SFAS No. 4, the classification of gain and losses arising from debt extinguishments requires consideration of the criteria for extraordinary accounting treatment provided in APB No. 30, Reporting the Results of Operations. In the absence of SFAS No. 4, debt extinguishments that are not unusual in nature and infrequent in occurrence would be treated as a component of net income or loss from continuing operations. SFAS No. 145 is effective for financial statements issued for fiscal years beginning after May 15, 2002. The adoption of this standard currently has no financial reporting implications.

During November 2002, the FASB issued Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (Interpretation 45). Under Interpretation 45 guarantees, contracts and indemnification agreements are required to be initially recorded at fair value. Current practice provides for the recognition of a liability under such agreements only when a loss is probable and reasonably estimable, as those terms are defined under SFAS No. 5, Accounting for Contingencies. In addition, Interpretation 45 requires significant new disclosures for all guarantees even if the likelihood of the guarantor having to make payments under the guarantee is remote. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and measurement provisions of Interpretation 45 are applicable on a prospective basis to guarantees, contracts or indemnification agreements issued or modified after December 31, 2002. The Company currently has no guarantees, contracts or indemnification agreements that would require accounting recognition under the new standard.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Valuable Interest Entities. This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and for interim and annual periods beginning after December 15, 2003 for interests acquired prior to February 1, 2003. The Company currently has no ownership in variable interest entities and, therefore, adoption of this standard currently has no financial reporting implications.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement, which is generally effective for contracts entered into or modified after June 30, 2003, is not anticipated to have a significant effect on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

Net loss per common share

The Company had net losses for all periods presented. Diluted loss per share assumes conversion of all potentially dilutive outstanding common stock options and warrants. Potential common shares outstanding are excluded from the calculation of diluted loss per share if their effect is anti-dilutive. Dilutive loss per share is the same as basic loss per share for all periods presented as the effect of all options outstanding is anti-dilutive.

Options and warrants to purchase approximately 9,802,000 shares of common stock with a weighted average exercise price of $1.88 were outstanding at September 30, 2002, and were not included in the computation of common stock equivalents because their exercise price was higher than the estimated fair market value of the common shares during the reporting period. In addition, diluted earnings per share does not include 1,783,333 shares issuable upon the conversion of notes payable to common stock at September 30, 2002 because the effect would have been antidilutive.

2.    Liquidity and management’s plans:

During fiscal 2002, the Company incurred net losses of $4,200,000 and used $297,000 of cash in operating activities. At September 30, 2002 the Company had a deficit in working capital of $1,055,000. During fiscal 2002, the Company met its cash requirements through the use of cash on hand, the sale of common stock and short-term borrowings, primarily from affiliates.

In September 2001, the Company successfully entered into a definitive Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute (“NCI”) for the development and ultimate commercialization of patient-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA include, among other things, a requirement for us to pay $530,000 quarterly to NCI for expenses incurred in connection with the ongoing Phase III clinical trials. The Company made the first payment in the quarter ended September 30, 2001. On May 8, 2002, the Company and the NCI executed an amendment to the CRADA, which requires a single payment of $350,000, due on September 30, 2002, in lieu of the quarterly payments of the original agreement. Under the amendment, quarterly payments of $530,000 will resume on October 1, 2002. On October 15, 2002 a new amendment to the CRADA was executed under which the Company is not required to make the $350,000 payment due to the NCI on September 30, 2002 nor the $530,000 payment due on October 1, 2002. The next payment due from the Company is $530,000 within 30 days of the April 1, 2003 due date. Failure to remit this payment will constitute the Company’s unilateral termination of the CRADA and we will lose the rights to commercialize the results of our research with the NCI. Successful development of the vaccine, if approved by the FDA, from Phase III clinical trials through commercialization will commit the Company to several years of significant expenditures before revenues will be realized, if ever.

The Company’s ability to continue its present operations and meet its obligations under the CRADA is dependent upon its ability to obtain significant additional funding. Such additional financing could be sought from a number of sources, including the sale of equity or debt securities, strategic collaborations or recognized research funding programs. Management is currently in the process of exploring various financing alternatives to meet the Company’s cash needs, including additional short-term loans from shareholders and others and the sale of equity securities. Management believes they will be able to raise the necessary funds to continue operations in the near term.

There is no assurance that the additional required funds can be obtained on terms acceptable or favorable to the Company, if at all. The net losses incurred and the need for additional funding raise substantial doubt about

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.    Major customer information:

Two customers accounted for 11% and 10% of revenues for the fiscal year ended September 30, 2002.

A significant amount of the Company’s revenue has been derived from export sales. The Company’s export sales, principally to European customers, were 46% of total revenues the year ended September 30, 2002. For the fiscal year ended September 30, 2002, two foreign countries each accounted for 10% of total revenues.

4.    Gain on sale of subsidiary assets:

During the quarter ended June 30, 2002 the Company consummated a sale of assets in an unconsolidated subsidiary, LSL Biolafitte, Inc., for $342,000. (The subsidiary was not consolidated as control was deemed temporary and operations were not significant.)

The proceeds received and recorded values of the assets sold were as follows:

Cash in LSL Biolafitte, Inc.	$4,000
Cash paid to Biovest	84,000
Cash paid to IRS pursuant to a lien	226,000
Accounts Receivable	28,000

Total Purchase Consideration	$342,000

Sale of Trademark	$175,000
Receivable from LSL	167,000

Assets Sold	$342,000

A gain on sale of $321,000 was recorded in 2002; $175,000 from the sale of a trademark, which is reflected as “Other income” on the accompanying financial statements; $146,000 as a reversal of a previously recorded reserve for amounts owed to the Company by Biolafitte.

5.    Shareholders’ equity:

Preferred stock:

The Company has authorized 10,000,000 shares of preferred stock. The holders of outstanding shares of preferred stock have the right to convert each one (1) share of preferred stock to two (2) shares of fully paid assessable common stock of the Company.

Stock issuance in 2002:

In May 2002, a stockholder agreed to purchase 166,667 shares of common stock, together with 166,667 warrants to purchase shares of common stock at $3.00 per share, for $500,000. An initial payment of $300,000 was made in May 2002 and the remaining $200,000 in August 2002. The warrants are exercisable immediately and have a term of five years. The warrants were valued using the Black-Scholes pricing model with the

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

following assumptions: zero dividend yield; risk-free interest rate of 4.52%; expected volatility of 75.9%; and expected life of four years. Based upon the fair value of the warrants, the Company recorded $66,000 of expense in conjunction with this transaction.

Common stock issued for payment of expenses:

During 2001, the Company issued 196,281 shares of its common stock at $1.25 per share in payment of $245,000 of expenses paid on behalf of the Company by Biovest LLC prior to the approval of the Company’s plan of reorganization. The Company recorded this amount as expense during 2001.

6.    Stock-based compensation:

Issuances of stock for services, stock options and stock warrants in 2002 are as follows:

	Equity Instrument			Fair value at date of issuance	Exercise Price	Term
	Stock	Options	Warrants
Issuances in 2002:
Employee compensation, stock	30,000			$1.25-$3.00
Employee compensation, options		2,279,000			$1.50-$2.75	5-10 years
Consulting services		100,000	300,000		$1.50-$2.25	5 years
In connection with financing			525,000		$1.25-$5.00	5 years

Total issued in 2002	30,000	2,379,000	825,000

The Company has recognized $537,000 of stock-based compensation expense during 2002 related to the aforementioned option and warrant modifications and issuances.

The Company uses the Black-Scholes option pricing model to determine the fair value of each option grant as of the date of grant for consulting expense incurred and for the purpose of the pro forma presentation in Note 2. The following assumptions were used for grants in 2002. No dividend yield, expected volatility of 92.92%; risk-free interest rates of 3.18%, and expected lives between 4.3 and 5 years. The options issued in 2001 were valued using the Black-Scholes pricing model with the following assumptions: zero dividend yield, risk free interest rate of 4.38%-4.49, expected volatility of 48-84% and expected life of three to five years.

Stock option activity for the years ended September 30, 2002 is as follows:

	Years ended September 30,
	2002
	Number of Shares	Weighted Average Exercise Price
Outstanding—beginning of year	4,844,350	$1.40
Granted	2,379,000	1.50
Exercised	—	—
Converted to warrants	—	—
Cancelled	(118,250)	1.53

Outstanding—end of year	7,105,100	1.45

Exercisable—end of year	4,376,700	1.45

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

7.    Income taxes:

No provision for income taxes has been recorded for the fiscal year ended September 30, 2002 due to losses incurred during the periods. At September 30, 2002, the Company has net operating loss carry-forwards of approximately $47,000,000 (expiring 2003 to 2020) and a capital loss carryforward of approximately $14,000,000 (expiring in 2003), which will be available to offset future taxable income. Due to various changes in ownership of the Company, a significant portion of these tax carry-forwards are subject to significant restrictions with respect to the ability of the Company to use these amounts to offset future taxable income. Use of the Company’s net operating loss carry-forwards may be further limited as a result of future equity transactions.

The Company has fully offset deferred tax assets resulting from differences between the income tax and financial statement basis of net assets with a valuation allowance. These differences consist almost entirely of net operating and capital loss carry-forwards.

A reconciliation of the U.S. Federal statutory rate to the effective rate is as follows:

Year ended September 30, 2002
Federal statutory rate	(34%)
State taxes	(2%)
Effect of valuation allowance	36%

Net actual effective rate	—%

8.    Retirement plans:

The Company has a retirement savings plan covering all employees eligible to participate in the plan. Employees of the Company scheduled to provide at least 1,000 hours of service during their first year of employment are eligible as of a date no later than six months after employment and employees scheduled to provide less than 1,000 hours of service become eligible after completing a year of service. Eligible employees may make annual earnings reduction contributions of up to the maximum percentage allowable by the Internal Revenue Code. The Company may also make discretionary contributions to this plan, subject to approval by the Board of Directors. The Company has made no discretionary contributions pursuant to the plan.

9.    Commitments and contingencies:

Leases:

The Company leases office and manufacturing space pursuant to several non-cancelable operating leases. Rent expense pertaining to these leases was $839,000, for the year ended September 30, 2002. At September 30, 2002, the following is a schedule of future minimum rental payments required pursuant to these leases is as follows:

Years ending September 30,
2003	$557,000
2004	332,000
2005	296,000
2006	123,000

$1,308,000

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

Cooperative Research and Development Agreement:

In September 2001 the Company successfully entered into a definitive CRADA with the NCI for the development and ultimate commercialization of patent-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA include, among other things, a requirement for us to pay $530,000 quarterly to NCI for expenses incurred in connection with the ongoing Phase III clinical trials. The Company made the first payment in the quarter ended September 30, 2001. On May 8, 2002 the Company and NCI executed an amendment to the CRADA, which requires a single payment of $350,000, due on September 30, 2002, in lieu of the quarterly payments of the original agreement. Under the amendment, quarterly payments of $530,000 will resume on October 1, 2002. On October 15, 2002 a new amendment to the CRADA was executed under which the Company is not required to make the $350,000 payment due to the NCI on September 30, 2002 nor the $530,000 payment due on October 1, 2002. The next payment due from the Company is $530,000 within 30 days of the April 1, 2003 due date. Failure to remit this payment will constitute the Company’s unilateral termination of the CRADA and we will lose the rights to commercialize the results of our research with the NCI. Successful development of the vaccine, if approved by the FDA, from Phase III clinical trials through commercialization will commit the Company to several years of significant expenditures before revenues will be realized, if ever.

The terms of the CRADA provide for the Company to be granted an exclusive option to negotiate with the NCI for a license to commercialize certain intellectual property resulting from the research conducted pursuant to the CRADA. There can be no assurance that research under the CRADA will be successful or, if it is successful, that the Company will be able to negotiate a license on favorable terms. In addition, the Company may not be able to derive any revenue from a license for a number of years.

The agreement expires in September 2009, but may be unilaterally terminated by either party by giving thirty days written notice. Certain termination costs, as defined in the CRADA, will be the Company’s responsibility if the CRADA is terminated.

Food and Drug Administration:

The FDA has extensive regulatory authority over biopharmaceutical products (drugs and biological products), manufacturing protocols and procedures and the facilities in which mammalian proteins will be manufactured. Any new bioproduct intended for use in humans (including, to a somewhat lesser degree, in vivo biodiagnostic products), is subject to rigorous testing requirements imposed by the FDA with respect to product efficacy and safety, possible toxicity and side effects. FDA approval for the use of new bioproducts (which can never be assured) requires several rounds of extensive preclinical testing and clinical investigations conducted by the sponsoring pharmaceutical company prior to sale and use of the product. At each stage, the approvals granted by the FDA include the manufacturing process utilized to produce the product. Accordingly, our cell culture systems used for the production of therapeutic or biotherapeutic products are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”).

Product liability:

The contract production services for therapeutic products offered exposes an inherent risk of liability as the proteins or other substances manufactured, at the request and to the specifications of customers, could foreseeably cause adverse effects. The Company obtains agreements from contract production customers indemnifying and defending the Company from any potential liability arising from such risk. There can be no assurance, however, that the Company will be successful in obtaining such agreements in the future or that such

BIOVEST INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

YEAR ENDED SEPTEMBER 30, 2002

indemnification agreements will adequately protect the Company against potential claims relating to such contract production services. The Company may also be exposed to potential product liability claims by users of its products. A successful partial or completely uninsured claim against the Company could have a material adverse effect on the Company’s operations.

Legal proceedings:

From time to time the Company is subject to various legal proceedings in the normal course of business. Management believes that these proceedings will not have a material adverse effect on the financial statements.

10. Segment	information

The Company operates in four identifiable industry segments. The Company’s Cell Culture products and services and National Cell Culture Center segments are engaged in the production and contract manufacturing of biologic drugs and cell production for research institutions worldwide. The National Cell Culture Center segment performs the same services; however in connection with the NIH grant. The Instruments and Disposables segment is engaged in the development, manufacture and marketing of patented cell culture systems, equipment and consumable parts to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide and the Therapeutic Vaccine segment, which has no revenues generated to date, is focused on developing a therapeutic vaccine pursuant to the CRADA agreement. The Company’s facilities and other assets as well as gross margins and expenses are not distinguished among the identifiable segments. Revenue information about the Company’s segments is as follows:

September 30, 2002
Net revenue	$5,292,000	$1,286,000	$4,701,000	$11,279,000

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders

Biovest International, Inc.

We have audited the accompanying balance sheet of Biovest International, Inc. (the Company, formerly Cellex Biosciences, Inc.) as of September 30, 2001, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biovest International, Inc. as of September 30, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred significant losses and has used cash in operating activities during the year ended September 30, 2001, and has a deficit in working capital at September 30, 2001. These factors, among others, as discussed in Note 3 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP

Minneapolis, Minnesota

December 3, 2001 (except for Note 12, as to which

the date is December 19, 2001)

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

BALANCE SHEET

September 30, 2001

ASSETS
Current assets
Cash	$—
Accounts receivable, net of $203,000 allowance for doubtful accounts	1,591,000
Costs and estimated earnings in excess of billings on uncompleted contracts	588,000
Inventories	1,980,000
Other	480,000

Total current assets	4,639,000
Property, plant and equipment, net	1,014,000
Other assets
Inventories	66,000
Patents and trademarks, net	879,000
Other	21,000
Reorganization value in excess of amounts allocable to identifiable assets, net	2,258,000

$8,877,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$1,466,000
Current portion of long-term debt	139,000
Accounts payable	1,475,000
Customer deposits	46,000
Accrued liabilities:
Compensation and related taxes	1,095,000
Other	427,000
Billings in excess of costs and estimated earnings on uncompleted contracts	117,000

Total current liabilities	4,765,000
Long-term debt	339,000

Total liabilities	5,104,000
Commitments and contingencies	—
Shareholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued and outstanding	—
Common stock, $.01 par value, 50,000,000 shares authorized; 9,619,696 shares issued and outstanding	96,000
Additional paid-in capital	11,840,000
Accumulated deficit (accumulated since July 31, 1999, the effective date of the Company’s Amended Plan of Reorganization)	(7,913,000)
Stock subscription receivable	(250,000)

Total shareholders’ equity	3,773,000

$8,877,000

The accompanying notes are an integral part of this financial statement.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

STATEMENT OF OPERATIONS

Year ended September 30, 2001

Revenues
Contract production services	$6,424,000
Consumable sales	1,777,000
System sales	1,430,000
Other	465,000

Total revenues	10,096,000
Operating costs and expenses
Cost of sales	7,384,000
Research and development	2,673,000
Marketing, general and administrative	5,667,000

Total operating costs and expenses	15,724,000

Loss from operations	(5,628,000)
Other income (expense)
Interest expense	(205,000)
Other income, net	1,000

(204,000)

Net loss	$(5,832,000)

Net loss per common share—basic and diluted	$(0.63)

Weighted average number of common shares outstanding—basic and diluted	9,250,307

The accompanying notes are an integral part of this financial statement.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

STATEMENT OF CASH FLOWS

Year ended September 30, 2001

Cash flows from operating activities
Net loss	$(5,832,000)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	154,000
Amortization	241,000
Issuance of common stock, options and warrants for services	1,170,000
Stock issued in payment of expenses	245,000
Amortization of warrants related to affiliate debt	120,000
Changes in current operating items, net of acquisition
Accounts receivable	78,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(49,000)
Inventories	409,000
Other	(279,000)
Accounts payable and accrued liabilities	1,615,000
Customer deposits	(23,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	81,000

Net cash used in operating activities	(2,070,000)

Cash flow from investing activities, net of acquisition
Purchases of property, plant and equipment	(400,000)

Net cash used in investing activities	(400,000)

Cash flow from financing activities
Repayment of short-term borrowings	(100,000)
Proceeds from short-term borrowings	1,700,000
Principal payments on long-term debt	(136,000)
Net proceeds from sale of common stock and warrants	510,000
Stock subscription	(52,000)

Net cash provided by financing activities	1,922,000

Net decrease in cash	(548,000)
Cash at beginning of year	548,000

Cash at end of year	$—

Cash paid for interest during the year	$62,000

The accompanying notes are an integral part of this financial statement.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

STATEMENT OF SHAREHOLDERS’ EQUITY

YEAR ENDED SEPTEMBER 30, 2001

	Common stock		Additional Paid-in Capital	Accumulated deficit	Stock subscription receivable	Total shareholders’ equity
	Shares	Amount
Balance at September 30, 2000	9,100,390	$91,000	$9,968,000	$(2,081,000)	$(198,000)	$7,780,000
Net proceeds from sale of common stock and warrants	170,000	2,000	508,000	—	—	510,000
Stock issued for services rendered	153,000	1,000	191,000	—	—	192,000
Stock issued in payment of expenses	196,281	2,000	243,000	—	—	245,000
Stock options issued for services rendered	—	—	676,000	—	—	676,000
Stock warrants issued with notes payable	—	—	254,000	—	—	254,000
Other	25	—	—	—	(52,000)	(52,000)
Net loss for the year	—	—	—	(5,832,000)	—	(5,832,000)

Balance at September 30, 2001	9,619,696	$96,000	$11,840,000	$(7,913,000)	$(250,000)	$3,773,000

The accompanying notes are an integral part of this financial statement.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS

1.    DESCRIPTION OF THE COMPANY

Except as indicated otherwise, the term the “Company” refers to Biovest International, Inc. (formerly Cellex Biosciences, Inc.).

The Company is a biotechnology company focused on production and contract manufacturing of biologic drugs and products from small through commercial scale. It has historically developed, manufactured and marketed patented cell culture systems and equipment to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide, and has provided contract cell production services to those institutions. While continuing this business, management has chosen to re-orient the Company’s focus, assets and operations to increase contract cell production and biologic drug development and ownership. The Company’s first drug product, a personalized vaccine for the most common and fastest-growing form of hematologic cancer, known as B-cell Non-Hodgkins lymphoma, is currently in a Phase III FDA-approved pivotal licensing trial.

Effective as of the close of business on May 25, 2000, the Company acquired certain assets and technology, and assumed certain liabilities from Unisyn Technologies, Inc. (“Unisyn”), a wholly owned subsidiary of Medi-Cult A/S, a Danish biotechnology corporation. Unisyn developed, manufactured and marketed products and contract services that produced antibodies. Unisyn also provided research and development services related to these products.

Effective on May 15, 2001 the Company changed its name from Cellex Biosciences, Inc. to Biovest International, Inc., as permitted under the Company’s Modified First Amended Plan of Reorganization dated June 28, 1999 (“Plan”). At a Special Meeting of Stockholders held on June 28, 2001, the stockholders approved the Company’s merger into Biovest International, Inc., a Delaware corporation, to reincorporate the Company from a Minnesota corporation to a Delaware corporation.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

As of July 31, 1999, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). SOP 90-7 calls for the adoption of “fresh-start reporting” if the reorganization value of the emerging entity immediately before the effective date is less than the total of all post-petition liabilities and pre-petition allowed claims and if holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. Both of these conditions were satisfied by the Company.

Fresh-start reporting resulted in material changes to the Company’s balance sheet, including valuation of assets at fair value in accordance with principles of the purchase method of accounting, valuation of liabilities pursuant to provisions of the Plan and valuation of equity based on the reorganization value of the ongoing business. In accordance with fresh-start reporting, the gain on discharge of debt resulting from the reorganization proceedings was reflected in the financial statements of the Predecessor Company for the period ended July 30, 1999. In addition, the accumulated deficit of the Predecessor Company was eliminated and at July 31, 1999, the Reorganized Company’s financial statements reflected no beginning retained earnings or deficit. In addition, the Company’s capital structure was recast in conformity with the Plan.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are recorded at the net book value, which approximated fair value, at July 31, 1999 and at cost for additions subsequent to July 31, 1999. Depreciation for property and equipment is computed using the straight-line method over the estimated useful lives of three to seven years.

Major replacements and improvements are capitalized. Repair and maintenance costs are charged to expense as incurred. Any gains or losses on the disposal of property and equipment are charged to operations.

Inventories

Inventories are recorded at the lower of cost or market with cost determined using the first-in, first-out (“FIFO”) method.

Patents and Trademarks

Costs incurred in relation to patent applications are capitalized as deferred patent costs. If and when a patent is issued, the related patent application costs are transferred to the patent account and amortized over the legal life of the patent. If it is determined that a patent will not be issued, the related patent application costs are charged to expense at the time such determination is made.

Patent and trademark costs were recorded at fair value at July 31, 1999 and at cost for additions subsequent to July 31, 1999. Patent and trademark costs are being amortized using the straight-line method over six years for patents and twenty years for trademarks. Accumulated amortization was $264,000 at September 30, 2001.

Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

As of July 31, 1999, the Company accounted for the reorganization using fresh-start reporting. Accordingly, all assets and liabilities were restated to reflect their reorganization value which approximated the fair value at July 31, 1999. The portion of the reorganization value which could not be attributed to specific tangible and identified intangible assets of the Reorganized Company in the amount of $2,532,000 was recognized as “Reorganization Value in Excess of Amounts Allocable to Identifiable Assets.”

Reorganization value in excess of amounts allocable to identifiable assets is being amortized on a straight-line basis over twenty years. Accumulated amortization was $274,000 at September 30, 2001.

Carrying Value of Long-Lived Assets

On an ongoing basis, the Company evaluates the carrying value of the reorganization value in excess of amounts allocable to identifiable assets based upon a market value approach that considers the value of its equity securities.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The carrying values of the Company’s other long-lived assets are evaluated based upon management’s experience in the industry, historical and projected sales, current backlog and expectations of undiscounted future cash flows. On an ongoing basis, the Company reviews the valuation and amortization of those long-lived assets to determine possible impairment by comparing the carrying value to projected undiscounted future cash flows of the related assets.

Stock Options

The Company’s employee stock option plan is accounted for under the intrinsic value method. Under this method, compensation expense is recognized for the amount by which the market price of the common stock on the date of grant exceeds the exercise price of the option.

Stock options issued to non-employees and outside consultants are accounted for under the fair value method.

Revenue Recognition

System and consumable sales are recognized in the period in which the applicable products are shipped. The Company does not provide its customers with a right of return, however, deposits made by customers must be returned to customers in the event of non-performance by the Company. Revenues from contract cell production services are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to estimated total contract costs for each contract.

Contract costs include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. General and administrative costs are charged to operations as incurred. Provisions for estimated losses on uncompleted contracts are made in the year in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues, costs and profits and are recognized in the year such revisions are determined.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. Such revenues are expected to be billed and collected within one year on uncompleted contracts. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

Net Income (Loss) Per Common Share

Basic net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of outstanding common shares. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options and warrants, when dilutive. For the fiscal year ended September 30, 2001 no common share equivalents would have been included in the computation of diluted net income per share had net income been achieved. Options and warrants to purchase 4,930,000 shares of common stock with a weighted average exercise price of $2.51 were outstanding at September 30, 2001, and were not included in the computation of common stock equivalents because their exercise price was higher than the estimated fair market value of the common shares during the reporting period. In addition, diluted earnings per share does not include 466,667 shares issuable upon the conversion of notes payable to common stock because the effect would have been antidilutive.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncement

On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Intangible Assets. SFAS 142 is effective for fiscal years beginning after December 15, 2001, though earlier adoption is permitted. Under the new pronouncement, among other provisions, goodwill, including reorganization value in excess of amounts allocable to identifiable assets, and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually and whenever there is an impairment indicator.

The Company will continue to amortize the reorganization value in excess of amounts allocable to identifiable assets under its current method until the date of adoption, which is no later than October 1, 2002, at which time amortization will no longer be recognized. By the end of the year of implementation the Company will have completed a transitional fair value based impairment test of goodwill. Impairment losses, if any, resulting from the transitional testing will be recognized as a cumulative effect of a change in accounting principle.

The Company has not yet determined when it will adopt SFAS 142, nor what will be the effect on its financial statements.

3.    GOING CONCERN

During fiscal year 2001 the Company incurred a net loss of $5,832,000 and used $2,070,000 of cash in operating activities. At September 30, 2001 the Company had a deficit in working capital of $126,000. During fiscal 2001 the Company met its cash requirements through the use of cash on hand, the sale of common stock and short-term borrowings, primarily from affiliates.

In September 2001 the Company successfully entered into a definitive Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute (“NCI”) for the development and ultimate commercialization of patient-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA include, among other things, a requirement for the Company to pay $530,000 quarterly to NCI for expenses incurred in connection with the ongoing Phase III clinical trials. Successful development of the vaccine, if approved by the FDA, from Phase III clinical trials through commercialization will commit the Company to several years of significant expenditures before revenues will be realized, if ever.

The Company’s ability to continue its present operations and meet its obligations under the CRADA is dependent upon its ability to obtain significant additional funding. Such additional financing could be sought from a number of sources, including the sale of equity or debt securities, strategic collaborations or recognized research funding programs. Management is currently in the process of exploring various financing alternatives to meet the Company’s cash needs, including additional short-term loans from shareholders and others and the sale of equity securities. Management believes they will be able to raise the necessary funds to continue operations in the near term. See Note 13 regarding the new loans entered into by the Company subsequent to September 30, 2001.

There is no assurance that the additional required funds can be obtained on terms acceptable or favorable to the Company, if at all. The net losses incurred and the need for additional funding raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.    DETAILS TO BALANCE SHEET

Inventories

Inventories consist of the following:

September 30, 2001
Finished goods	$358,000
Work-in-process	349,000
Raw materials	1,339,000

2,046,000
Less non-current portion	66,000

$1,980,000

The Company has inventory quantities in excess of anticipated sales requirements for the twelve months subsequent to September 30, 2001. Accordingly, a portion of the Company’s inventory balance is classified as a non-current asset as of the balance sheets date.

Property and Equipment

Property and equipment consist of the following:

September 30, 2001
Furniture and fixtures	$56,000
Leasehold improvements	220,000
Machinery and equipment	948,000

1,224,000
Less accumulated depreciation and amortization	210,000

$1,014,000

Concentration of Credit Risk

The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support amounts due. Management performs on-going credit evaluations of its customers.

During the fiscal year ended September 30, 2001 one customer accounted for 20% of revenues. Two customers accounted for 17% and 16% of the Company’s accounts receivable balance at September 30, 2001.

A significant amount of the Company’s revenue has been derived from export sales. The Company’s export sales, principally to European customers, were 41% of total revenues for the fiscal year ended September 30, 2001.

Fair Value of Financial Instruments

The carrying amounts of current assets and current liabilities such as cash, accounts receivable, accounts payable, customer deposits and accrued liabilities approximate fair value because of the short maturity of these items. The fair value of the Company’s borrowings, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.    NOTES PAYABLE

During the year ended September 30, 2001, seven individuals each loaned the Company $100,000 as part of a plan to finance operations until substantial outside financing can be completed. The notes were payable at any time on or before September 1, 2001 at the Company’s option, with interest at 10% per annum. In connection with the issuance of the debt, the Company issued 25,000 warrants with an exercise price of $2.50 per share and 25,000 warrants with an exercise price of $5.00 per share to each of the creditors. The warrants are exercisable immediately and have a term of five years. The aggregate value of the 350,000 warrants using the Black-Scholes pricing model, assuming zero dividend yield; risk free interest rates ranging from 4.60% to 5.06%; expected volatility of 48%; and term of five years, was estimated to be $108,000, and was amortized over the life of the loans which resulted in a higher effective interest rate.

During September 2001, four of these seven loans were renewed with new loans bearing interest at 10%, due on September 1, 2002 and convertible into shares of the Company’s common stock at $3.00 per share at the holder’s option. In connection with the renewals, the Company issued each party warrants to purchase 25,000 shares of the Company’s common stock with an exercise price of $5.00 per share, exercisable from September 1, 2001 through September 30, 2006. The aggregate value of the warrants using the Black-Scholes pricing model, assuming zero dividend yield; a risk-free rate of 4.47%; expected volatility of 84%; and term of five years, was estimated to be $54,000 and is being amortized over the life of the loans which results in a higher effective interest rate.

In August 2001, a shareholder loaned the Company $1,000,000 due on August 19, 2002, with interest at 7.5% per annum. This loan is also convertible, at the holder’s option, into shares of the Company’s common stock at $3.00 per share if the Company wishes to pay amounts under the loan before August 19, 2002. In connection with the issuance of the debt, the Company issued 100,000 warrants with an exercise price of $5.00 per share and 100,000 warrants with an exercise price of $10.00 per share, exercisable on or before August 1, 2006. The aggregate value of the warrants using the Black-Scholes pricing model, assuming zero dividend yield; a risk-free rate of 4.55%; expected volatility of 84%; and term of five years, was estimated to be $92,000 and is being amortized over the life of the loan which results in a higher effective interest rate.

6.    LONG-TERM DEBT

Long-term debt was entered into pursuant to the Company’s reorganization and consists of the following:

September 30, 2001
Promissory note payable to Internal Revenue Service, with interest of 8% per annum, payable in monthly installments of $11,095, including interest through February 1, 2004 and $320 per month thereafter through February 1, 2005	$295,000
Promissory note payable to State of Minnesota, with interest of 8% per annum, payable in monthly installments of $2,700, including interest through February 1, 2005	96,000
Amounts payable to regulatory agencies (i)	87,000

478,000
Less current portion of long-term debt	139,000

$339,000

(i)	Pursuant to the Plan, the Company is obligated to repay certain regulatory agencies an aggregate amount of $95,000 in equal monthly installments for six years from the date of assessment with interest at the rate of 8% per annum. As of September 30, 2001, the Company was assessed $8,000, which was paid in full, but promissory notes with the other agencies have not been signed.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

At September 30, 2001, the aggregate maturities of long-term debt for the fiscal periods are as follows: 2002—$139,000; 2003—$151,000; 2004—$87,000; 2005—$14,000; 2006 and subsequent years—$87,000.

7.    SHAREHOLDERS’ EQUITY

Plan of Reorganization

Pursuant to the Company’s Plan of Reorganization, all equity securities of the Predecessor Company were canceled and 1,000,003 shares of new common stock were deemed issued, of which 520,000 shares (52%) were issued to Biovest LLC and 250,003 shares (25%) were issued to the Company’s unsecured creditors. The remaining 230,000 shares were held in escrow to be released upon payment or release of direct and indirect claims of a principal creditor. During 2000, Biovest LLC paid or obtained the release of these direct claims and indirect guarantee claims. Pursuant to the agreement incorporated into the Plan, Biovest LLC received 1,434,401 shares of common stock which represented 23% of the total shares outstanding at March 15, 2000. Such shares consisted of 1,204,401 newly issued shares plus the 230,000 shares held in escrow.

In addition, pursuant to the Plan of Reorganization, four warrants were issued to the Company’s investment banker as compensation for services in assisting the Company to accomplish the reorganization. Each warrant to purchase 25,000 shares of the Company’s new common stock is exercisable July 30, 2000 at exercise prices per share of $2.50, $7.50, $10.00 and $20.00 and expires July 31, 2002.

In addition, pursuant to the reorganization, 26,836 shares of the Company’s new common stock were issued to employees of the Company and former officers of the Predecessor Company for compensation and severance pay.

Common Stock

At the Annual Meeting of Shareholders held on March 13, 2001 the shareholders approved an increase in the number of authorized shares of common stock and a new class of stock. Authorized common stock was increased from 10,000,000 shares of stock with no par value to 50,000,000 shares of stock with $.01 par value. A class of preferred stock, having $.01 par value, was also approved at 10,000,000 shares.

Equity related amounts have been restated to reflect the establishment of a par value for the common stock.

Private Placement Offerings

During 2001, the Company sold 170,000 units at $3.00 per unit, consisting of 170,000 shares of the Company’s common stock and 510,000 warrants for $510,000. The warrants have an exercise price of $5.00 per share, are exercisable immediately and have a term of ten years.

Common Stock Issued for Services

During the fiscal year ended September 30, 2001, the Company issued 123,000 and 30,000 shares of common stock as compensation for several employees and payment for services rendered by an outside consultant. The shares were valued at $1.25 per share, which resulted in approximately $154,000 and $38,000 of expense.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Common Stock Issued for Payment of Expenses

During 2001 the Company issued 196,281 shares of its common stock at $1.25 per share in payment of $245,000 of expenses paid on behalf of the Company by Biovest LLC prior to the approval of the Company’s plan of reorganization. The Company recorded this amount as expense during 2001.

Financial Advisor Agreement

During 2000, the Company entered into an agreement with a group of investment advisors under which the advisors purchased 400,000 shares of the Company at $1.25 per share and agreed to provide financial consulting services in exchange for equity interests in the Company. On January 5, 2001, a new agreement was entered into that defined the equity interests to be provided in exchange for the consulting services to be rendered. Under the terms of the new agreement, the advisors provided consulting services to the Company for a one-year period from August 15, 2000 to August 15, 2001 in exchange for 800,000 irrevocable warrants. The warrants are exercisable at any time within five years from January 5, 2001; 550,000 warrants have an exercise price of $1.25 per share and 250,000 warrants have an exercise price of $2.00 per share.

The warrants were valued at approximately $345,000 using the Black-Scholes pricing model. This amount was recognized ratably over the twelve months of service provided by the investment advisors, which resulted in $302,000 of expense for the year ended September 30, 2001. In valuing the warrants issued under the Black-Scholes pricing model, the following assumptions were used: zero dividend yield; risk-free interest rate of 6.98%; expected volatility of 48%; and expected life of three years.

Stock Options

At the Annual Meeting of Shareholders held on March 13, 2001, the shareholders approved the 2000 Stock Option Plan under which the Board of Directors may grant to employees, officers, directors, consultants and advisors incentive stock options and non-qualified stock options to purchase up to 7,000,000 shares of the Company’s common stock.

In August 2001, the Company’s Board of Directors approved the granting of 10,000 options to an employee at $3.00 per share and 10,000 options to an outside consultant, for services to be provided, at $3.00 per share. Both options are exercisable over 10 years with vesting for the options to the consultant at one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. Options granted to the employee vests one-third each year beginning on the first anniversary date of the grant and for each of the next two years thereafter.

On June 6, 2001, the Company’s Board of Directors approved the granting of 688,000 options to employees, 607,500 options to non-employees and 1,200,000 options to two officers of the Company. All options are priced at $1.25 per share except those granted to two officers of the Company which are priced at $1.375 per share. All options are exercisable over 10 years with vesting for the options to non-employees at one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. Options granted to employees and officers vest one-third each year beginning on the first anniversary date of the grant and for each of the next two years thereafter. Compensation expense for services rendered for the 607,500 options granted to non-employees was recognized in the amount of $523,000 based upon the estimated fair value of the options at that date. The options were valued using the Black-Scholes pricing model with the following assumptions: zero dividend yield, risk free interest rate of 4.38%, expected volatility of 84% and expected life of five years.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

During 2000, the Company’s Board of Directors approved the granting of 2,200,000 stock options to its executive officers and directors. The options have an exercise price of $1.50 per share and have a five year term; half are exercisable six months from the date of grant and the remaining options are exercisable one year from the date of the grant. The stock option grants were subject to stockholder approval of a stock option plan for the Company, which occurred on March 13, 2001.

The Board also approved the issuance of 140,000 stock options to an outside advisor for services rendered at the market price at the time of stockholder approval of an option plan for the Company. The stock option plan was approved by the Company’s stockholders on March 13, 2001. Compensation expense for services rendered was recognized in the amount of $64,000 for the year ended September 30, 2001 based upon the estimated fair value of the options. The options were valued using the Black-Scholes pricing model with the following assumptions: zero dividend yield; risk-free interest rate of 4.49%; expected volatility of 48%; and expected life of three years.

Stock option activity for the years ended September 30, 2001 is as follows:

	Year ended September 30, 2001

	Number of Shares	Weighted Average Exercise Price
Outstanding-beginning of year	2,200,000	$1.50
Granted	2,655,600	1.31
Exercised	—	—
Cancelled	(11,250)	1.25

Outstanding-end of year	4,844,350	1.40

Exercisable-end of year	2,545,833	1.47

Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$1.25-1.50	4,824,350	6.85	$1.40
3.00	20,000	9.83	3.00

Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price
$1.25-1.50	2,542,500	$1.40
3.00	33,333	3.00

The weighted average fair value of options granted in 2001 was $0.85 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001: no dividend yield; risk-free interest rate of return of 4.25% and 6.24%; volatility of 84% and 48%; and an average term of 5 years. The Company’s 2001 pro forma net loss and basic and diluted net loss per share would have been $7,064,000 or $0.76 per share had the fair value method been used for valuing options granted during 2001. These effects may not be representative of the future effects of applying the fair value method.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Stock Warrants

Stock warrants outstanding at September 30, 2001 are summarized as follows:

Warrants Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$1.25	550,000	3.87	$1.25
2.00-3.00	450,000	3.92	2.22
5.00-7.50	910,000	7.39	5.07
10.00-20.00	150,000	3.50	11.67

All of the above warrants were exercisable at September 30, 2001.

8.    INCOME TAXES

No provision for income taxes has been recorded for the fiscal years ended September 30, 2001 due to losses incurred during the periods. At September 30, 2001, the Company has net operating loss carryforwards of approximately $47,000,000 (expiring 2003 to 2020) and a capital loss carryforward of approximately $14,000,000 (expiring in 2003). Due to various changes in ownership of the Company, a significant portion of these carryforwards are subject to significant restrictions with respect to the ability of the Company to use these amounts to offset future taxable income. Use of the Company’s net operating loss carryforwards may be further limited as a result of future equity transactions. The Company has fully offset deferred tax assets resulting from differences in accounting between income tax and financial statement treatment with a valuation allowance. These differences consist almost entirely of net operating and capital loss carryforwards.

A reconciliation of the U.S. Federal statutory rate to the effective rate is as follows:

Year ended September 30, 2001

Federal statutory rate	(34)%
State taxes	(2)
Effect of valuation allowance	36

Net actual effective rate	—%

9.    RETIREMENT PLANS

The Company has a retirement savings plan covering all employees eligible to participate in the plan. Employees of the Company scheduled to provide at least 1,000 hours of service during their first year of employment are eligible as of a date no later than six months after employment and employees scheduled to provide less than 1,000 hours of service become eligible after completing a year of service. Eligible employees may make annual earnings reduction contributions of up to the maximum percentage allowable by Code Sections 401(k), 404 and 415, presently 14% of compensation, limited to $10,500 for 2001, on a pre-tax basis to their plan accounts. The Company may also make discretionary contributions to this plan, subject to approval by the Board of Directors, which are allocated to the accounts of the participants in proportion to each participant’s annual compensation from the Company. The Company has made no discretionary contributions pursuant to the plan.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

10.    COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office and manufacturing space pursuant to several non-cancelable operating leases. Rent expense pertaining to these leases was $839,000 for fiscal year ended September 30, 2001. At September 30, 2001, the following is a schedule of future minimum rental payments required pursuant to these leases for the fiscal periods ended September 30:

2002	$553,000
2003	512,000
2004	296,000
2005	255,000
2006	106,000

Cooperative Research and Development Agreement

In September 2001 the Company successfully entered into a definitive CRADA with the NCI for the development and ultimate commercialization of patient-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA include, among other things, a requirement for the Company to pay $530,000 quarterly to NCI for expenses incurred in connection with the ongoing Phase III clinical trials and a requirement to meet certain staffing commitments. The terms of the CRADA provide for the Company to be granted an exclusive option to negotiate with the NCI for a license to commercialize certain intellectual property resulting from the research conducted pursuant to the CRADA. There can be no assurance that research under the CRADA will be successful or, if it is successful, that the Company will be able to negotiate a license on favorable terms. In addition, the Company may not be able to derive any revenue from a license for a number of years, if at all.

The agreement expires in September 2009, but may be unilaterally terminated by either party by giving thirty days written notice. Certain termination costs, as defined in the CRADA, will be the Company’s responsibility if the CRADA is terminated.

Legal Proceedings

During fiscal 2001 the Company entered into a settlement agreement in connection with a legal matter. The terms of the settlement agreement provide for the Company and another plaintiff to be jointly paid an aggregate principal amount of $1,000,000 plus interest at prime. The principal amount is to be paid in increments of $50,000, $100,000 and $200,000 payable on various dates beginning July 2001 and ending June 2004, when all interest accrued on the principal shall be due and payable.

The payments received from the defendant are to be shared by the Company and the other plaintiff pursuant to a separate agreement, which provides for the other plaintiff to receive up to $350,000 in the aggregate.

During fiscal 2001 the Company received one payment of $50,000, which was recorded as other income in the statement of operations. The Company also recorded $50,000 of other expense related to professional fees that were contingent upon a settlement being negotiated and paid.

The Company and the defendant also entered into a royalty agreement whereby the defendant is to pay a royalty to the Company of three percent of its product sales up to an aggregate of $3,000,000 in total royalty payments.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company is uncertain about future collections and is not able to assess the defendant’s ability to perform under the settlement agreement. As a result, the Company will record additional payments as income when received.

From time to time the Company is subject to various legal proceedings in the normal course of business. Management believes that these proceedings will not have a material adverse effect on the financial statements.

11.    RELATED PARTY TRANSACTIONS

Pursuant to the Company’s reorganization effective July 31, 1999, 520,000 shares (approximately 52%) of the Company’s new common stock was issued to Biovest LLC, of which the Company’s Chairman of the Board and Chief Executive Officer is also Chairman and Chief Executive Officer and of which the Company’s President is also President. Also pursuant to the reorganization, upon the occurrence of certain events, effective March 15, 2000, 1,434,401 additional shares were issued to Biovest LLC pursuant to the Company’s Plan of Reorganization, comprised of 230,000 shares, which were held in escrow since July 31, 1999 and 1,204,401 shares issued on March 15, 2000.

During 1999, Biovest LLC purchased the debt held by the Company’s secured lender in the amount of approximately $676,000 and made advances to the Company of $185,000. During 2000, Biovest LLC made working capital advances to the Company in the amount of $255,000 of which $150,000 was repaid by the Company. In addition, Biovest LLC paid general and administrative expenses, expenses of the private placement offering, deferred acquisition costs and other expenses on behalf of the Company in the aggregate amount of approximately $377,000. During 2000, Biovest LLC paid approximately $1,745,000 to settle debt and accrued interest on the Company’s behalf. Accrued interest on the outstanding debt totaled $48,000. During 2000, Biovest LLC received 2,508,952 shares of the Company’s common stock in exchange for cancellation of $3,136,000 in liabilities payable by the Company to Biovest LLC. During 2001, the Company issued 196,281 shares of common stock to Biovest LLC in exchange for discharging its obligation to Biovest LLC in the amount of $245,000.

At September 30, 2000, Biovest LLC held 4,463,354 shares of the Company’s common stock or 49% of the Company’s outstanding common stock. In August 2001, Biovest LLC transferred all of its shares of the Company’s common stock to Biovest Corp., a New York corporation, and in September 2001, Biovest Corp. reincorporated in Delaware under the name Biovests Corp., sold all of its assets consisting of 4,672,749 shares of common stock to the Company and the Company issued an equal number of shares of common stock to Biovests Corp., which then liquidated all of its assets by distributing the shares to its shareholders.

12.    SUBSEQUENT EVENTS

During the period from October 1, 2001 through December 19, 2001 the Company obtained additional loans aggregating approximately $625,000; these loans bear interest at 7.5%, are due on various dates through October 15, 2002 and are also convertible into shares of the Company’s common stock at $3.00 per share, at the holder’s option, if the Company wishes to pay amounts under the loan before maturity. The Company issued 52,500 warrants with an exercise price of $2.50 per share and 52,500 warrants with an exercise price of $5.00 per share to a third party who assisted in the financing. The warrants are exercisable immediately and have a term of five years. The aggregate value of the warrants using the Black-Scholes pricing model, assuming zero dividend yield; risk-free interest rates ranging from 3.47% to 4.38%; expected volatility of 100%; and term of five years, was estimated to be $80,000.

BIOVEST INTERNATIONAL, INC.

(FORMERLY CELLEX BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS—(Continued)

In December 2001 an individual loaned the Company $200,000, under two notes payable that bear interest at 7.5%, are due November 15, 2003 and are convertible into shares of the Company’s common stock at $3.00 per share at the holder’s option, if the Company wishes to pay amounts under the notes prior to the due date. In connection with the notes the Company issued warrants to purchase 66,666 shares of the Company’s common stock at $5.00 per share. The warrants are exercisable immediately with a term of five years. The aggregate value of the warrants using the Black-Scholes pricing model, assuming zero dividend yield; a risk-free interest rate of 4.50%; expected volatility of 100%; and a term of five years, was estimated to be $47,000 and is being amortized over the life of the loans which results in a higher effective interest rate.

During the period from October 1 through December 19, 2001 the Company granted 2,084,000 stock options to certain executive officers and employees. The options have an exercise price of $1.50 per share and a five year term; half are exercisable six months from the date of grant and the remaining options are exercisable one year from the date of the grant.

During October 2001 the Company granted 100,000 stock options to an outside director for consulting services rendered during fiscal 2001. The options have an exercise price of $1.50 per share and a five year term; half are exercisable six months from the date of grant and the remaining options are exercisable one year from the date of grant. Compensation expense for services rendered was recognized in the amount of $82,000 for the year ended September 30, 2001 based upon the estimated fair value of the options. The options were valued using the Black-Scholes pricing model with the following assumptions: zero dividend yield; risk-free interest rate of 3.94%; expected volatility of 84%; and expected life of five years.

13.    TRANSACTIONS WITH ACCENTIA, INC. (UNAUDITED)

On June 16, 2003, pursuant to an Investment Agreement (the Agreement), the Company issued 27,891,037 shares of common stock and 8,021,886 shares of preferred stock (each share of preferred stock is convertible into common stock on a one for two share basis) to Accentia, Inc. (Accentia) in exchange for $2,500,000 in cash and $17,500,000 in stock subscriptions receivable. As a result of this transaction, Biovest became a majority-owned subsidiary of Accentia.

During the quarter ended December 31, 2004, the Company approved the conversion of all preferred stock previously issued to Accentia in connection with the Agreement to common stock of the Company, which, when completed in February 2005, resulted in the retirement of 8,021,886 shares of preferred stock and the issuance of 16,043,772 shares of common stock to Accentia.

14.    LEGAL PROCEEDINGS (UNAUDITED)

In January 2005, a former employee filed a claim against the Company alleging he had an employment agreement dated July 1, 2001 in which Biovest owes him approximately $600,000 and options to purchase 120,000 shares of Biovest common stock. Biovest disputes the existence of this agreement and the alleged services, and intends to defend this claim. Biovest believes this matter will not have a material effect on the Company’s financial statements.

In the second quarter of calendar year 2005, the Company was informed of a potential claim from some of its shareholders related to the fact that public trading of its stock has not yet begun and repurchase obligations under the Agreement. Although no claim has been received, Biovest believes this matter will not have a material effect on the Company’s financial statements.

Independent Auditor’s Report

Board of Directors

TEAMM Pharmaceuticals, Inc.

Morrisville, North Carolina

We have audited the accompanying balance sheet of TEAMM Pharmaceuticals, Inc. (a Delaware Corporation) as of December 31, 2002, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement of presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEAMM Pharmaceuticals, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The 2001 financial statements were reviewed by us, and our report thereon, dated May 6, 2002, stated we were not aware of any material modifications that should be made to those statements for them to be in conformity with generally accepted accounting principles. However, a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the financial statements taken as a whole.

/s/    HUGHES PITTMAN & GUPTON, LLP

April 25, 2003

Raleigh, North Carolina

TEAMM PHARMACEUTICALS, INC.

Balance Sheets

December 31, 2002 and 2001

	2002 (Audited)	2001 (Reviewed)
Assets
Current assets:
Cash and cash equivalents	$2,830,344	$97,770
Accounts receivable, net of allowance of $211,000 and $-0- in 2002 and 2001, respectively	1,731,657	219,727
Inventories, net	732,307	84,650
Prepaid expenses and other current assets	186,412	7,500

Total current assets	5,480,720	409,647

Property and equipment, net	90,682	64,337

Other assets:
Restricted cash	2,007,106	—
Acquired product rights, net	2,021,390	—
Intangibles	3,377	2,331
Deferred tax asset	10,400	2,800

Total other assets	4,042,273	5,131

Total assets	$9,613,675	$479,115

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$2,553,091	$495,145
Accrued compensation and employee benefits	512,161	111,440
Notes payable, net of discount of $111,404	713,871	—
Current portion of capital lease obligations	12,227	—

Total current liabilities	3,791,350	606,585

Long-term liabilities:
Notes payable, net of discount of $1,243,935	3,756,065	—
Long-term portion of capital lease obligations	30,087	—
Convertible promissory notes, net of discount of $176,155	—	627,129
Deferred tax liability	10,400	2,800

Total long-term liabilities	3,796,552	629,929

Total liabilities	7,587,902	1,236,514

Stockholders’ equity (deficit):

Preferred stock authorized 10,000,000 shares; 1,073,418 shares designated as Series A convertible preferred stock, $0.001 par value, 871,106 and -0- issued and outstanding in 2002 and 2001, respectively	871	—
Class A common stock, $0.001 par value, 9,000,000 shares authorized, 2,017,669 and 2,024,570 shares issued and outstanding in 2002 and 2001, respectively	2,018	2,025
Class B common stock, $0.001 par value, 1,000,000 shares authorized, 100,000 shares issued and outstanding in 2002 and 2001	100	100
Deferred compensation	(95,349)	(78,910)
Additional paid-in capital	3,540,476	629,830
Accumulated deficit	(1,422,343)	(1,310,444)

Total stockholders’ equity (deficit)	2,025,773	(757,399)

Total liabilities and stockholders’ equity (deficit)	$9,613,675	$479,115

See accompanying notes to financial statements.

TEAMM PHARMACEUTICALS, INC.

Statements of Operations

For the Years Ended December 31, 2002 and 2001

	2002 (Audited)	2001 (Reviewed)
Net revenues	$6,781,163	846,685

Costs and expenses:
Cost of product sales	820,167	—
Sales and marketing	3,918,564	1,264,492
Royalties on product sales	180,615	—
General and administrative	1,407,227	764,739
Amortization and depreciation	94,614	10,273

Total costs and expenses	6,421,187	2,039,504

Income (loss) from operations	359,976	(1,192,819)

Other income (expense):
Interest income	33,441	6,166
Interest expense	(505,316)	(42,825)

Total other expense	(471,875)	(36,659)

Net loss	$(111,899)	(1,229,478)

See accompanying notes to financial statements.

TEAMM PHARMACEUTICALS, INC.

Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2002 (Audited) and 2001 (Reviewed)

	Common Stock—Class A		Common Stock—Class B		Preferred Stock—Series A		Deferred Compensation	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2000	1,638,749	$1,639	100,000	$100	—	$—	—	100,180	(80,966)	20,953
Issuance of common stock	385,821	386	—	—	—	—	—	241,020	—	241,406
Issuance of stock warrants	—	—	—	—	—	—	—	189,500	—	189,500
Issuance of stock options	—	—	—	—	—	—	(99,130)	99,130	—	—
Amortization of deferred compensation	—	—	—	—	—	—	20,220	—	—	20,220
Net loss	—	—	—	—	—	—	—	—	(1,229,478)	(1,229,478)

Balances as of December 31, 2001, as previously reported	2,024,570	2,025	100,000	100	—	—	(78,910)	629,830	(1,310,444)	(757,399)
Adjustments of common stock shares outstanding	(30,000)	(30)	—	—	—	—	—	30	—	—

Balances as of December 31, 2001, as restated	1,994,570	1,995	100,000	100	—	—	(78,910)	629,860	(1,310,444)	(757,399)
Issuance of stock warrants	—	—	—	—	—	—	—	1,148,824	—	1,148,824
Issuance of common stock	1,099	1	—	—	—	—	—	823	—	824
Conversion of promissory notes	—	—	—	—	694,196	694	—	1,550,238	—	1,550,932
Issuance of preferred stock	—	—	—	—	176,910	177	—	126,888	—	127,065
Conversion of stock options for Class A common stock	22,000	22	—	—	—	—	—	10,978	—	11,000
Issuance of stock options	—	—	—	—	—	—	(72,865)	72,865	—	—
Amortization of deferred compensation	—	—	—	—	—	—	56,426	—	—	56,426
Net loss	—	—	—	—	—	—	—	—	(111,899)	(111,899)

Balance as of December 31, 2002	2,017,669	$2,018	100,000	$100	871,106	$871	(95,349)	3,540,476	(1,422,343)	2,025,773

See accompanying notes to financial statements.

TEAMM PHARMACEUTICALS, INC.

Statements of Cash Flows

For the Years Ended December 31, 2002 and 2001

	2002 (Audited)	2001 (Reviewed)
Cash flows from operating activities
Net loss	$(111,899)	$(1,229,478)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	94,614	30,489
Deferred compensation	56,426	—
Accrued interest expense, net	282,036	42,825
Issuance of common stock and warrants for employee compensation and consulting services	23,324	70,061
Intangible asset write-off	—	22,686
Changes in operating assets and liabilities:
Accounts receivable	(1,511,930)	(219,727)
Inventories	(147,657)	(84,650)
Prepaid expenses and other current assets	(176,518)	2,413
Accounts payable and other accrued expenses	669,227	461,601
Accrued compensation and employee benefits	400,721	111,440

Net cash used by operating activities	(421,656)	(792,340)

Cash flows from investing activities
Payment to establish escrow account	(2,000,000)	—
Purchase of property and equipment	(7,569)	(60,329)
Purchase of product rights	(806,092)	—
Increase in intangibles	(1,047)	(2,331)

Net cash used by investing activities	(2,814,708)	(62,660)

Cash flows from financing activities
Proceeds from exercise of stock options	11,000	—
Proceeds from issuance of common stock	—	47,500
Proceeds from issuance of promissory notes	5,000,000	—
Debt issuance costs	(206,464)	—
Principal payments on notes payable and capital lease obligations	(251,373)	—
Net proceeds from issuance of convertible promissory notes	1,415,775	827,649

Net cash provided by financing activities	5,968,938	875,149

Net increase in cash and cash equivalents	2,732,574	20,149

Cash and cash equivalents as of beginning of year	97,770	77,621

Cash and cash equivalents as of end of year	$2,830,344	$97,770

See accompanying notes to financial statements.

TEAMM PHARMACEUTICALS, INC.

Statements of Cash Flows

For the Years Ended December 31, 2002 and 2001

	2002 (Audited)	2001 (Reviewed)
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$212,108	$—

Supplemental schedule of non-cash investing and financing activities
Promissory notes converted to preferred stock	$1,550,931	$—

Assumed liabilities associated with product acquisition	$1,285,000	$—

Discounts on promissory notes payable	$1,126,324	$189,500

Issuance of notes payable for purchase of inventory	$500,000	$—

Issuance of preferred stock for debt financing services	$127,065	$—

Deferred compensation from issuance of stock options	$77,031	$99,130

Issuance of capital leases for furniture and equipment	$43,687	$—

Issuance of stock purchase warrant for services	$22,500	$—

Issuance of note payable for prepaid promotional expense	$9,500	$—

Promissory notes redeemed for common stock	$—	$105,000

See accompanying notes to financial statements.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements

December 31, 2002 and 2001

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business activity

TEAMM Pharmaceuticals, Inc. (the “Company”) was incorporated in Delaware on August 30, 2000. The Company was organized to market and sell branded pharmaceutical products. The Company’s strategy is to license or acquire under-promoted or non-promoted pharmaceuticals and late stage development compounds. The Company targets the specialty care prescriber populations and non-physicians who have prescribing authority.

The Company’s initial product portfolio consisted of three branded prescription pharmaceutical products secured through strategic partnerships with two independent pharmaceutical companies. The Company began its initial sales efforts in September 2001.

In June 2002, the Company acquired all rights related to five prescription products marketed under the Histex™ brand name from Andrx Laboratories, Inc. (“Andrx”). These products are prescribed for the treatment of those patients with cough, cold or allergy symptoms. The Company’s sales representatives promote the Histex™ product line in addition to a co-promoted product, Diabetic Tussin HC®, to the targeted prescriber populations.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts receivable

Accounts receivable are stated less an allowance for doubtful accounts of approximately $211,000 at December 31, 2002. The Company sells its products to pharmaceutical distribution companies and retail organizations nationwide. The Company performs ongoing credit evaluations and does not require collateral. The Company establishes provisions for credit losses when the potential for such losses becomes probable. To date, the Company has not experienced any material accounts receivable collection issues from these customers, and thus, no allowance was recorded for these customers. The allowance for doubtful accounts was established to reserve for an amount due from a former co-promotion partner. In the opinion of management, the allowance for doubtful accounts is adequate as of December 31, 2002.

Concentration of credit risk

During the year ended December 31, 2002, three customers each accounted for 17%, 31% and 33% of net product sales. During the year ended December 31, 2001, one customer accounted for 83% of revenues while another accounted for 17%.

Inventories

Inventories consist primarily of trade pharmaceutical products, samples and collateral materials. Inventories are stated at the lower of cost (which approximates actual cost on a first-in, first-out cost method) or market. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. As appropriate, provisions are made to reduce inventories to their net realizable value.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

Depreciation and amortization

Property and equipment, stated at cost or the present value of minimum lease payments for assets under capital leases, are depreciated over the estimated useful lives of the assets ranging from three to seven years using the straight-line method. Amortization expense charged for assets under capital leases has been included in depreciation expense in these financial statements.

Maintenance and repairs are not considered renewals or betterments are charged to expense as incurred. Upon sale or retirement, the cost of the assets and the related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in operations.

Restricted cash

Restricted cash consists of $2,000,000 plus accrued interest held by an escrow agent related to the purchase of the Histex™ line of products from Andrx. This escrowed amount will be released to the Company per terms in the Asset Purchase Agreement.

Acquired product rights

Product rights are capitalized as incurred and are amortized using the straight-line method over the estimated useful life of 15 years. The Company evaluates the carrying value of the unamortized balance of product rights to determine whether an impairment of the asset has occurred or whether a revision to the related amortization period should be made. This evaluation is based on management’s projection of the future cash flows associated with the products. If management’s evaluation were to indicate that the carrying value of the asset was impaired, such impairment would be recognized by a write down of the asset’s value. No impairment to the carrying value of the product rights occurred in 2002.

Intangible assets

Intangible assets pertain to certain costs related to the application of the Company’s trademark. Trademarks have an indefinite life and therefore are not amortized. The Company reviews intangible assets for possible impairment and has written-off all costs related to patent applications as of December 31, 2001.

Revenue recognition

Revenue from product sales is recorded net of estimated discounts, chargebacks, returns and rebates at the time the product is shipped.

Fees in connection with the co-promotion agreement are recognized when earned. In 2001, revenues also include $200,000 related to marketing services provided to a co-promotion partner.

Advertising

Advertising costs are expensed as incurred. Advertising consisting primarily of samples and promotional expenses was $471,146 and $141,697 in 2002 and 2001, respectively.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

Shipping and handling costs

The Company accounts for shipping and handling costs related to the shipment of products from vendors and the cost of freight and handling related to customer sales as cost of product sales. The cost of shipping and handling, included in cost of product sales, was $87,582 and $-0- for the years ended December 31, 2002 and 2001, respectively.

Stock-based compensation

Employees—Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”), encourages, but does not require, companies to record compensation cost for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related Interpretations. The intrinsic value method records compensation cost equal to the fair market value of the equity award at the date of the award less the exercise price. The Company also discloses the pro forma income statement effect of its stock-based compensation plans as if the Company had adopted the fair value approach which results in compensation cost based on the minimum value. The Company has elected to use the optional minimum value measurement which excludes the volatility factor in estimating the value.

The company accounts for employee stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The Company computes fair value for this purpose using the minimum value option-pricing model. The weighted-average assumptions used in this model to estimate fair value and the resulting fair values are as follows:

	Year ended December 31,
	2002	2001
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	2.63%-4.92%	3.71%-4.88%
Expected life (in years)	5	5
Weighted-average fair value per share	0.30	0.31

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation.

	2002	2001
Net loss, as reported	$(111,899)	$(1,229,478)
Deduct:
Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	72,770	32,557

Pro forma net loss	$(184,669)	$(1,262,035)

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

Non-employees—In accordance with SFAS No. 123 and 148, compensation costs for stock options granted to certain non-employees is recorded using the fair value method. The fair value method calculated compensation cost using an option-pricing model that takes into account the award price at the grant date, the exercise price, the expected life of the award, the expected dividends, estimated volatility, and the risk-free interest rate expected over the life of the award.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2:    BALANCE SHEET DATA

Inventories

Inventories consist of the following at December 31:

	2002	2001
Pharmaceutical products—trade	$520,161	—
Pharmaceutical products—samples	892,628	24,365
Collateral materials	9,302	60,285

	1,422,091	84,650

Inventory allowance—trade	(294,913)	—
Inventory allowance—samples	(394,871)	—

	$732,307	84,650

During 2002, the Company acquired all Histex™ inventory from Andrx Laboratories, Inc. that was stored in its warehouses. Allowances were established to provide for those inventory items with limited time before expiration.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

Property and equipment consist of the following at December 31:

	2002	2001
Computers and software	$77,139	69,957
Furniture and fixtures	5,387	5,000
Capital leased equipment	43,687	—

Total cost	126,213	74,957

Less accumulated depreciation and amortization	35,531	10,620

Net property and equipment	$90,682	64,337

Acquired product rights

Acquired property rights consists of the following at December 31:

	2002	2001
Histex™ product rights acquired from Andrx	$2,091,093	—
Less accumulated amortization	69,703	—

	$2,021,390	—

Amortization expense for the next five years (2003 through 2007) is estimated to be $139,000 per year.

Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following at December 31:

	2002	2001
Accounts payable	$957,028	474,855
Accrued product returns	1,067,739	20,290
Accrued rebates and chargebacks	277,246	—
Accrued royalties	107,475	—
Accrued interest	103,755	—
Accrued discounts	32,933	—
Other accruals	6,915	—

Total	$2,553,091	495,145

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

NOTE 3:    INCOME TAXES

The components of deferred tax assets and liabilities as of December 31 are as follows:

	2002	2001
Deferred tax assets
Net operating loss carryforwards	$424,300	499,700
Other assets	105,000	—

Gross assets	529,300	499,700

Less valuation allowance	518,900	496,900

Deferred tax asset, net of valuation allowance	$10,400	2,800

Deferred tax liabilities—property and equipment	$10,400	2,800

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

The reasons for the difference between actual income tax expense (benefit) for the years ended December 31, 2002 and 2001 and the amount computed by applying the statutory federal income tax rate to losses before income tax (benefit) are as follows:

	2002		2001
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income tax expense at statutory rate	$(38,000)	34.0%	$(418,000)	34.0%
State income taxes, net of federal tax benefit	(5,100)	4.6%	(55,900)	4.5%
Change in valuation reserve	22,000	(19.7)%	466,500	(38.0)%
Nondeductible expenses	21,100	(18.9)%	7,400	(0.5)%

Income tax benefit	$—	—	$—	—

The tax benefit recognized in 2002 related to net operating loss carryforwards was approximately $66,500.

At December 31, 2002, the Company had net operating loss tax carryforwards of approximately $1,103,500 and $1,079,500 available to offset future federal and state taxable income, respectively. The net operating loss carryforwards begin to expire in 2020 for federal and state tax purposes.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforward, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

NOTE 4:    STOCKHOLDERS’ EQUITY

Capital structure

The Company has the authority to issue 20,000,000 shares of capital stock, $0.001 par value per share, of which 9,000,000 shares shall be Class A voting common stock, 1,000,000 shares shall be Class B nonvoting common stock and 10,000,000 shares shall be preferred stock.

Class A voting common stock

Dividends—Dividends may be paid on the Class A voting common stock as and when declared by the Board of Directors of the Company consistent with applicable law, except that no dividends shall be paid on the Class A voting common stock unless the same dividend shall be concurrently declared and paid on the Class B nonvoting common stock.

Voting rights—Except as otherwise required by applicable law, the holders of the Class A voting common stock are entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Company.

Liquidation rights—Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Class A voting common stock shall be entitled to receive that portion of the funds to be distributed to the stockholders on a pro rata basis with the holders of the Class B nonvoting common stock. Such funds shall be paid to the holders of the Class A voting common stock on the basis of the number of shares so held by each of them.

Reserve powers—The holders of the Class A voting common stock shall have all of the powers, preferences and rights conferred upon owners of capital stock under the General Corporation Law of the State of Delaware.

Class B nonvoting common stock

Dividends—Dividends may be paid on the Class B nonvoting common stock as and when declared by the Board of Directors of the Company consistent with applicable law, except that no dividends shall be paid on the Class B nonvoting common stock unless the same dividend shall be concurrently declared and paid on the Class A voting common stock.

Voting rights—Except as otherwise required by applicable law, the holders of the Class B nonvoting common stock are not entitled to vote.

Liquidation rights—Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Class B nonvoting common stock are entitled to receive that portion of the funds to be distributed to the stockholders on pro rata basis with the holders of the Class A voting common stock. Such funds shall be paid to the holders of the Class B nonvoting common stock on the basis of the number of shares so held by each of them.

Reserve powers—The holders of the Class B nonvoting common stock have all of the powers, preferences and rights conferred upon owners of capital stock under the General Corporation Law of the State of Delaware.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

Mandatory conversion—Shares of Class B nonvoting common stock shall be converted on a one-for-one share basis, as adjusted for stock dividends, stock divisions or combinations, into shares of Class A voting common stock as and when declared by the Board of Directors and approved by the holders of 65% of the then outstanding shares of Class A voting common stock.

Each share of Class B nonvoting common stock which remains outstanding immediately prior to the date of the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of common stock for the account of the Company (the “IPO”) shall automatically be converted into one share of Class A voting common stock, as adjusted for stock dividends, stock divisions or combinations immediately prior to, and contingent upon, the closing of the IPO.

All holders of shares of Class B nonvoting common stock subject to the mandatory conversion provisions set forth above shall be given at least ten days prior written notice of the date fixed and place designated for mandatory conversion of the Class B nonvoting common stock. Such notice shall be sent by first class mail, postage pre-paid, to each holder of the Class B nonvoting common stock at such holder’s address as shown on the records of the Company. On or before the date so fixed for conversion, each holder of shares of Class B nonvoting common stock shall surrender his certificate(s) for all such shares to the Company at the place designated in such notice and shall thereafter receive certificate(s) for the number of shares of Class A voting common stock to which the holder is entitled.

Series A Convertible Preferred Stock

Dividend Rate—6% of the Liquidation Preference (as described below) per annum, to be paid upon conversion of the Preferred Stock or upon any liquidation of the Company. Each quarter, accrued dividends on the Preferred Stock will, at the election of the Company, be paid in cash or be added to the Liquidation Preference. As of December 31, 2002, $41,950 ($0.05 per share) of cumulative preferred dividends are in arrears.

Liquidation Preference—The Preferred Stock will rank senior to all classes of common stock of the Company. In the event of liquidation, sale, merger, consolidation or winding up of the Company, the holders of the Preferred Stock will be entitled to receive in preference to holders of all other preferred stock and common stock an amount equal to $2.01064 per share, plus all accrued and unpaid dividends (the “Liquidation Preference”).

Conversion Price—The initial conversion price will provide for a one-for-one conversion ratio, subject to adjustment as provided in Anti-dilution below.

Mandatory Conversion—Upon the election of the holders of a majority of the Preferred Stock or the closing of an Initial Public Offering of shares of the common stock of the Company at a public offering price that is not less than three times the conversion price per share, with net proceeds to the Company of at least $30 million, the Preferred Stock holders will automatically convert into shares of common stock at the then applicable conversion price.

Anti-Dilution—The conversion price of the shares of Preferred Stock will be proportionally adjusted in the event of a stock split or stock dividend with respect to the shares of common stock. The conversion rights will likewise be subject to adjustment in the event of a reclassification or other recapitalization of the common stock, or any merger or disposition of all or substantially all of the Company’s assets, so that the holders of the shares of Preferred Stock will be entitled to receive upon conversion what they would have received if the shares of Preferred Stock had been converted to common stock prior to such an event.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

Voting Rights—The preferred stock holders will vote together with the common stock on an as converted basis.

Warrants

In January 2002, the Company granted to a third party a stock purchase warrant for the right to purchase up to 30,000 shares of the Company’s Class A common stock for $0.001 per share for certain legal services rendered. The Company recognized $22,500 of legal expenses and increased additional paid-in capital by a similar amount in 2002 relating to the issuance of the warrant.

The fair value, which equates to a weighted-average per share amount of $0.75, was computed in accordance with the Black-Scholes option-pricing model. The following assumptions were used in this model: expected dividend yield 0%, risk-free interest rate 4.94%, expected life of 10 years, and stock price volatility of 126%.

In conjunction with the issuance of the note payable (see Note 7), the Company issued a stock purchase warrant to Harbinger Mezzanine Partners, L.P. for the right to purchase 663,414 shares of Class A common stock on August 9, 2002 and to purchase the following number of shares on the anniversary date of the note assuming the note is still outstanding:

Date	Shares
August 9, 2003	825,222
August 9, 2004	999,320
August 9, 2005	1,187,162
August 9, 2006	1,253,115

The Company recorded an original issue discount associated with the note payable in the amount of $1,126,324 relating to the issuance of the warrant. The amortization of the discount over the life of the loan is calculated using the effective interest rate method at a rate of 24.9%. For the period ending December 31, 2002, the Company recognized $88,853 of interest expense associated with the amortization of this discount and the amortization of debt issuance costs totaling $206,464.

The fair value, which equates to a weighted-average per share amount of $1.70, was computed in accordance with the Black-Scholes option pricing model. The following assumptions were used in this model: expected dividend yield 0%, risk-free interest rate 5.30%, expected life of 10 years, and stock price volatility of 126%.

The warrants issued are recorded using the fair value method. The fair value method calculated the discount on the note payable and the consulting expenses incurred using an option-pricing model that takes into account the underlying stock price at the grant date, the exercise price, the expected life of the warrant, the expected dividends, estimated volatility, and the risk-free interest rate expected over the life of the warrant.

Stock options

On December 22, 2000, the Company adopted the TEAMM Pharmaceutical, Inc. Stock Option Plan, (the “Plan”). As of December 31, 2002 and 2001, a total of 762,571 shares of common stock have been reserved for issuance under the Plan. As of December 31, 2002, 103,858 shares are available for future stock options grants.

Eligible plan participants include employees, directors and consultants. The Plan permits the granting of incentive stock options and nonqualified stock options. The exercise price of all options shall be determined by

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

the Board of Directors, provided that such price for incentive stock options shall not be less than the estimated fair value of the Company’s stock on the date of the grant. The Company’s stock options vest based on terms of the stock option agreements and generally vest over 2 years and have a maximum term of ten years.

The following summarizes the stock option activity for the years ended December 31, 2002 and 2001:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2000	113,300	$0.50
Granted (exercise price = fair value)	436,771	0.50
Granted (exercise price < fair value)	—	—
Exercised	—	—
Cancelled	(40,250)	0.50

Balance at December 31, 2001	509,821	0.50
Granted (exercise price = fair value)	123,000	1.70
Granted (exercise price < fair value)	194,500	0.55
Exercised	(22,000)	0.50
Cancelled	(168,608)	0.50

Balance at December 31, 2002	636,713	$0.76

As of December 31, 2002, the Company granted 63,502 stock options to consultants of which 22,049 was unvested as of December 31, 2002. The total fair value of these stock options, which is amortizable to compensation expense over the vesting period of the options, was $66,459 as of the date of grant. This fair value, which equates to a weighted-average per share amount of $1.20 was computed in accordance with the Black-Scholes option-pricing model. The following weighted-average assumptions were used in this model: expected dividend yield 0%, risk-free interest rate 4.10%, expected life of 10 years, and stock price volatility of 100%.

Selected information regarding stock options as of December 31, 2002 follows:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Life	Number of Options Exercisable
$0.50	471,913	8.70	226,173
$1.00	42,000	9.82	19,951
$1.70	122,800	9.83	—

	636,713		246,124

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

NOTE 5:    LEASES

Capital leases

As of December 31, 2002, the Company leases equipment under capital leases. Future minimum lease payments required under the capital leases for each of the fiscal years ending December 31, 2002 are as follows:

2003	$13,973
2004	13,973
2005	13,273
2006	4,645

Total minimum lease payments	45,864

Less amount representing interest at 4.5% to 5.5%	3,550

Present value of net minimum lease payments	42,314

Less current maturities	12,227

Long-term obligation under capital leases	$30,087

The cost and accumulated amortization of equipment under capital leases as of December 31, 2002 are as follows:

Cost	$43,687
Less accumulated amortization	420

Total	$43,267

Operating leases

The Company leases its facilities and certain equipment under noncancelable operating leases expiring at various dates through 2005. Rent expense totaled $101,904 for the year ended December 31, 2002 and $98,721 for the year ended December 31, 2001.

Future minimum payments under noncancelable operating leases with initial terms of one year or more consist of the following at December 31, 2002:

2003	$77,641
2004	77,565
2005	68,103

Total minimum lease payments	$223,309

NOTE 6:    CONVERTIBLE NOTES

In July 2001, the Company issued $805,000 of unsecured convertible promissory notes bearing interest at 8% which mature July 2006. These notes will be converted into the equity or debt securities that the Company sells in its next round of equity or debt financing at a price that is discounted from the lesser of (a) the price per share in such financing round and (b) price per share if the pre-money valuation of the Company in such financing round was $10,000,000.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

In the event the Company accepts an offer to be acquired prior to such financing, then the principal amount of the notes and all accrued interest will be converted into shares of the Company Class A voting common stock at a price that is discounted from the lesser of (a) the value attributed to the Company in such acquisition and (b) a $10,000,000 valuation of the Company.

The discount described above is 20% for investors who invested less than $100,000 and 30% for investors who invested $100,000 or more in the convertible notes.

In 2002, the Company secured additional debt financing under the same terms as the convertible promissory notes issued in 2001. This additional financing was provided by one lender in various amounts from January through May 2002.

On July 31, 2002, the holder of the convertible promissory notes and the provider of the additional financing secured in 2002, converted the debt plus accrued interest into the Company’s Series A Convertible Preferred Stock. This transaction resulted in the retirement of $1,550,931 of debt and the issuance of 694,196 shares of preferred stock. Related to this conversion was the issuance of 176,910 shares of the Company’s Series A Convertible Preferred Stock to a consultant that provided assistance in obtaining the additional financing in 2002.

The Company secured additional debt financing of $565,775 through the issuance of promissory notes from May to July 2002 at an interest rate of 16%. These notes were converted to the Company’s Series A Convertible Preferred Stock in April 2003. (See Note 10.)

NOTE 7:    NOTE PAYABLE

On August 9, 2002, the Company secured financing from the issuance of a $5,000,000 secured promissory note payable to Harbinger Mezzanine Partners, L.P.

Interest only, at a rate of 13.5% per annum, on the outstanding principal balance is due and payable monthly, in arrears, with the first installment being payable September 1, 2002 and subsequent installments payable on the first of each succeeding month until August 8, 2007, at which time the entire outstanding principal balance and all accrued and unpaid interest is due in full.

The Company has pledged as collateral a security interest in all accounts receivable, inventories, equipment and intangibles.

The agreement contains covenants including, among other things, maintaining certain cash balances, fixed charge coverage and minimum corporate EBITDA amounts.

As of December 31, 2002, the Company was in compliance with the covenants related to this note payable.

In conjunction with the issuance of the note, the Company issued a stock purchase warrant to Harbinger Mezzanine Partners, L.P. for the right to purchase 663,414 shares of Class A common stock on August 9, 2002 and to purchase a certain number of shares on the anniversary date of the note assuming the note is still outstanding. (See Note 4.)

The note can be prepaid at any time prior to the due date without penalty.

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

NOTE 8:    EMPLOYMENT AGREEMENTS

The Company has employment agreements with certain officers, which extend from 18 to 60 months. These agreements provide for base levels of compensation and separation benefits. The Company has incurred no expenses related to these agreements in 2002 and 2001.

NOTE 9:    EMPLOYEE RETIREMENT PLAN

The Company has a 401(k) retirement plan (the “401(k) Plan”), under which employees may contribute up to 15% of their annual salary, within certain limits. The Company may elect to make discretionary contributions upon the approval of the Board of Directors. There was no contribution for the periods ended December 31, 2002 and 2001.

NOTE 10:    COMMITMENTS AND CONTINGENCIES

Under the co-promotional contract agreement, Hi-Tech Pharmaceutical Company will, within 90 days of the end of each contract year, calculate all actual sales credits for the year. In the event these sales credits are in excess of the 10% withheld from the net contract sales, the Company will be obligated to pay Hi-Tech any difference. In the opinion of management, the 10% withholding is a reasonable estimate of sales credits as of December 31, 2002.

In January 2003, a former employee and officer of the Company filed a Request for Arbitration pursuant to the employment agreement between the Company and the former employee and officer. The former employee and officer alleged that the Company owed an additional $66,000 pursuant to his employment agreement. The Company filed a counter claim. The parties have reached a settlement with respect to the claim wherein the Company will not be obligated to pay any monies and both parties have agreed to execute a mutual release of all claims against the other.

The former employee and officer also owns 349,000 shares of the Company’s Class A Voting Common Stock. He notified the Company he intends to exercise his appraisal rights under Delaware law with respect to the merger between Accentia, Inc. and the Company. A determination of the potential range of value of these shares has not been completed.

The Company is a defendant in a lawsuit filed by a vendor seeking $160,000 for goods and services provided to the Company. The Company contends that the amount owed is approximately $95,000 and has filed a responsive pleading to the Complaint and has instituted discovery in an effort to determine the actual amount owed. The Company believes that a sufficient amount of liability was recorded at December 31, 2002 to provide for this matter.

NOTE 11:    CONTRACTUAL AGREEMENT

On June 28, 2002, the Company acquired five cough, cold and allergy products under the Histex™ brand name from Andrx Laboratories, Inc. This acquisition included all marketing rights to the products, trade and sample inventories, assumed contracts, trademarks and marketing materials. In consideration for this acquisition, the Company made a cash payment at closing and recorded a note payable due Andrx of $500,000 payable in quarterly installments, of which $250,000 was still due at December 31, 2002 with payments of $125,000 payable on January 1, 2003 and April 1, 2003. Also in consideration for this acquisition, the Company assumed certain potential liabilities related to product sales previously made by Andrx. These liabilities pertain to

TEAMM PHARMACEUTICALS, INC.

Notes to Financial Statements—(Continued)

December 31, 2002 and 2001

Medicaid/Medicare rebates and customer product returns resulting from expired product dating. These potential liabilities are considered a cost of the acquisition and an estimate of $1,285,000 was accrued as a liability to cover the processing of these potential claims. Management believes that this estimated liability amount is adequate to cover these potential liabilities. The Company is also obligated to pay a 12% royalty on the net Histex™ product sales acquired from Andrx. These royalties are calculated quarterly beginning September 30, 2002 for a period of five years and are due for payment on the 45th day after the end of each calendar quarter. The Company has accrued royalties of $107,475 as of December 31, 2002 relating to this agreement.

NOTE 12:    SUBSEQUENT EVENTS

On April 10, 2003, the Company was merged into a wholly-owned subsidiary of Accentia, Inc. a Florida corporation (“Accentia”). As a result of this merger, the Company has become a wholly-owned subsidiary of Accentia. Dr. Frank E. O’Donnell, Jr., M.D. will serve as chairman of Accentia. Dr. O’Donnell also served as a member of the board of directors of the Company.

Per the terms of the Merger Agreement, each share of the Company’s Series A Preferred Stock, Class A Voting Common Stock, Class B Common Stock and Warrants were converted into three shares of Accentia Series D Convertible Preferred Stock.

Each option to acquire shares of the Company’s Class A Common Stock was converted into an option to acquire one share of Accentia Series D Preferred Stock at an exercise price of $0.50 per share and subject to the same vesting schedule and other terms as the original option. Subsequent to the merger, the Company’s management and sales representatives will be issued additional options to acquire 1,259,429 shares of Accentia Common Stock.

In conjunction with the merger, notes payable of $613,224 existing at December 31, 2002 with accrued interest through February 28, 2003 were converted into 233,096 shares of the Company’s Series A Convertible Preferred Stock and subsequently converted into Accentia Series D Convertible Preferred Stock per the terms of the Merger Agreement.

TEAMM PHARMACEUTICALS, INC.

Statements of Operations and Accumulated Deficit

For the Three Months Ended March 31, 2003 and 2002

(Unaudited)

	2003	2002
Net revenues	$2,135,674	$147,401
Costs and expenses:
Cost of product sales	392,359	—
Sales and marketing	1,613,406	500,746
Royalties on product sales	95,716	—
General and administrative	336,751	158,150
Amortization and depreciation	44,761	6,080

Total costs and expenses	2,482,993	664,976

Loss from operations	(347,319)	(517,575)

Other income (expense):
Interest income	6,302	262
Interest expense	(219,457)	(22,575)
Interest related to warrants	(36,000)	—

Total other expense	(249,155)	(22,313)

Net loss for the period	(596,474)	(539,888)
Accumulated deficit, beginning of period	(1,422,382)	(1,310,444)

Accumulated deficit, end of period	$(2,018,856)	$(1,850,332)

See accompanying notes to condensed financial statements.

TEAMM PHARMACEUTICALS, INC.

Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2003 and 2002

	2003	2002
Cash flows from operating activities
Net loss	$(596,474)	$(539,888)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	44,761	6,080
Accrued interest expense, net	72,000	22,575
Changes in operating assets and liabilities:
Accounts receivable	1,162,481	(117,885)
Inventories	(282,535)	(21,000)
Prepaid expenses and other current assets	(135,873)	(34,056)
Accounts payable and other accrued expenses	(621,368)	59,236
Accrued compensation and employee benefits	(482,327)	(76,078)

Net cash flows from operating activities	(839,335)	(701,016)

Cash flows from investing activities
Purchase of property and equipment	(23,093)	—
Increase in intangibles	(10,102)	(153)

Net cash flows from investing activities	(33,195)	(153)

Cash flows from financing activities
Principal payments on notes payable and capital lease obligations	(128,637)	—
Proceeds from issuance of convertible promissory notes	30,592	618,951

Net cash flows from financing activities	(98,045)	618,951

Net decrease in cash and cash equivalents	(970,575)	(82,218)
Cash and cash equivalents as of beginning of period	2,830,345	97,770

Cash and cash equivalents as of end of period	$1,859,770	$15,552

See accompanying notes to condensed financial statements.

TEAMM PHARMACEUTICALS, INC.

Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2003 and 2002

	2003	2002
Supplemental disclosure of cash flow information
Cash paid during the quarter for interest	$169,361	$—

See accompanying notes to condensed financial statements.

TEAMM PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Unaudited)

March 31, 2003 and 2002

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

TEAMM Pharmaceuticals, Inc. (the “Company”) was incorporated in Delaware on August 30, 2000. The Company was organized to market and sell branded pharmaceutical products. The Company’s strategy is to license or acquire under-promoted or non-promoted pharmaceuticals and late stage development compounds. The Company targets the specialty care prescriber populations and non-physicians who have prescribing authority.

The Company’s initial product portfolio consisted of three branded prescription pharmaceutical products secured through strategic partnerships with two independent pharmaceutical companies. The Company began its initial sales efforts in September 2001.

In June 2002, the Company acquired all rights related to five prescription products marketed under the Histex™ brand name from Andrx Laboratories, Inc. (“Andrx”). These products are prescribed for the treatment of those patients with cough, cold or allergy symptoms. The Company’s sales representatives promote the Histex™ product line in addition to a co-promoted product, Diabetic Tussin HC®, to the targeted prescriber populations.

Basis of Presentation

The accompanying unaudited condensed financial statements have been derived from unaudited interim financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial statements. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The financial statements of the Company, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of results of operations and cash flows for the periods covered by the financial statements.

Operating results for the three months ended March 2003 are not necessarily indicative of the results that may be expected for the entire fiscal year. For further information, refer to the financial statements and footnotes thereto included in the Company’s December 31, 2002 financial statements.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of credit risk

During the quarter ended March 31, 2003, three customers each accounted for 19%, 26% and 26% of net product sales. During the quarter ended March 31, 2002, the Company’s co-promotion agreement with two companies accounted for all revenue.

Depreciation and amortization

Property and equipment, stated at cost or the present value of minimum lease payments for assets under capital leases, are depreciated over the estimated useful lives of the assets ranging from three to seven years

TEAMM PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Unaudited)—(Continued)

March 31, 2003 and 2002

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

using the straight-line method. Amortization expense charged for assets under capital leases has been included in depreciation expense in these financial statements.

Maintenance and repairs not considered renewals or betterments are charged to expense as incurred. Upon sale or retirement, the cost of the assets and the related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in operations.

Acquired product rights

Product rights are capitalized as incurred and are amortized using the straight-line method over the estimated useful life of 15 years. The Company evaluates the carrying value of the unamortized balance of product rights to determine whether an impairment of the asset has occurred or whether a revision to the related amortization period should be made. This evaluation is based on management’s projection of the future cash flows associated with the products. If management’s evaluation were to indicate that the carrying value of the asset was impaired, such impairment would be recognized by a write down of the asset’s value. No impairment to the carrying value of the product rights occurred in the quarters ending March 31, 2003 and 2002.

Revenue recognition

Revenue from product sales is recorded net of estimated discounts, chargebacks, returns and rebates at the time the product is shipped.

Fees in connection with the co-promotion agreement are recognized when earned.

Advertising

Advertising costs are expensed as incurred. Advertising consisting primarily of samples and promotional expenses was $270,678 and $21,586 in the quarters ending March 31, 2003 and 2002, respectively.

Shipping and handling costs

The Company accounts for shipping and handling costs related to the shipment of products from vendors and the cost of freight and handling related to customer sales as cost of product sales. The cost of shipping and handling, included in cost of product sales, was $60,107 and $-0- for the quarters ended March 31, 2003 and 2002, respectively.

Stock-based compensation

Employees—Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”), encourages, but does not require, companies to record compensation cost for stock-based employee compensation using the fair value method. However, the Company uses the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“AFB Opinion No. 25”) and related Interpretations. The intrinsic value method records compensation cost equal to the fair market value of the equity award at the date of

TEAMM PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Unaudited)—(Continued)

March 31, 2003 and 2002

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

the award less the exercise price. The Company also discloses the pro forma income statement effect of its stock-based compensation plans as if the Company had adopted the fair value approach which results in compensation cost based on the minimum fair value. The Company has elected to use the optional minimum fair value measurement which excludes the volatility factor in estimating the value.

The company accounts for employee stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, and related Interpretations. No stock-based employee compensating cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The Company computes fair value for this purpose using the minimum value option-pricing model. There was no stock based compensation for the quarters ending March 31, 2003 and 2004.

Non-employees—In accordance with SFAS No. 123 and 148, compensation costs for stock options granted to certain non-employees is recorded using the fair value method. The fair value method calculated compensation cost using an option-pricing model that takes into account the award price at the grant date, the exercise price, the expected life of the award, the expected dividends, estimated volatility, and the risk-free interest rate expected over the life of the award.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2:    LEASES

Operating leases

The Company leases its facilities and certain equipment under noncancellable operating leases expiring at various dates through 2005. Rent expense totaled $20,113 and $26,089 for the quarters ended March 31, 2003 and 2002, respectively.

TEAMM PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Unaudited)—(Continued)

March 31, 2003 and 2002

NOTE 2:    LEASES (continued)

Future minimum payments under noncancellable operating leases with initial terms of one year or more consist of the following at March 31, 2003:

Year 1	$85,096
Year 2	86,105
Year 3	36,752

Total minimum lease payments	$207,953

NOTE 3:    EMPLOYEE RETIREMENT PLAN

The Company has a 401(k) retirement plan (the “401(k) Plan”), under which employees may contribute up to 15% of their annual salary, within certain limits. The Company may elect to make discretionary contributions upon the approval of the Board of Directors. There was no contribution for the periods ended March 31, 2003 and 2002.

NOTE 4:    COMMITMENTS AND CONTINGENCIES

Under the co-promotional contract agreement, Hi-Tech Pharmaceutical Company will, within 90 days of the end of each contract year, calculate all actual sales credits for the year. In the event these sales credits are in excess of the 10% withheld from the net contract sales, the Company will be obligated to pay Hi-Tech any difference. In the opinion of management, the 10% withholding is a reasonable estimate of sales credits as of March 31, 2003.

In January 2003, a former employee and officer of the Company filed a Request for Arbitration pursuant to the employment agreement between the Company and the former employee and officer. The former employee and officer alleged that the Company owed an additional $66,000 pursuant to his employment agreement. The Company filed a counter claim. The parties have reached a settlement with respect to the claim wherein the Company will not be obligated to pay any monies and both parties have agreed to execute a mutual release of all claims against the other.

The former employee and officer also owns 349,000 shares of the Company’s Class A Voting Common Stock. He notified the Company he intends to exercise his appraisal rights under Delaware law with respect to the merger between Accentia, Inc. and the Company. A determination of the potential range of value of these shares has not been completed.

The Company is a defendant in a lawsuit filed by a vendor seeking $160,000 for goods and services provided to the Company. The Company contends that the amount owed is approximately $95,000 and has filed a responsive pleading to the Complaint and has instituted discovery in an effort to determine the actual amount owed. The Company believes that a sufficient amount of liability was recorded at December 31, 2002 to provide for this matter.

NOTE	5: CONTRACTUAL AGREEMENT

On June 28, 2002, the Company acquired five cough, cold and allergy products under the Histex™ brand name from Andrx Laboratories, Inc. This acquisition included all marketing rights to the products, trade and

TEAMM PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Unaudited)—(Continued)

March 31, 2003 and 2002

NOTE	5: CONTRACTUAL AGREEMENT (continued)

sample inventories, assumed contracts, trademarks and marketing materials. In consideration for this acquisition, the Company made a cash payment at closing and recorded a note payable due Andrx of $500,000 payable in quarterly installments, of which $125,000 was still due at March 31, 2003 with a payment of $125,000 payable on April 1, 2003. Also in consideration for this acquisition, the Company assumed certain potential liabilities related to product sales previously made by Andrx. These liabilities pertain to Medicaid/Medicare rebates and customer product returns resulting from expired product dating. These potential liabilities are considered a cost of the acquisition and an estimate of $1,285,000 was accrued as a liability to cover the processing of these potential claims. Management believes that this estimated liability amount is adequate to cover these potential liabilities. The Company is also obligated to pay 12% of sales as a royalty on the net Histex™ product rights acquired from Andrx. These royalties are calculated quarterly beginning September 30, 2002 for a period of five years and are due for payment on the 45th day after the end of each calendar quarter. The Company has accrued royalties of $95,716 as of March 31, 2003 relating to this agreement.

NOTE	6: SUBSEQUENT EVENTS

On April 10, 2003, the Company was merged into a wholly-owned subsidiary of Accentia, Inc. a Florida corporation (“Accentia”). As a result of this merger, the Company has become a wholly-owned subsidiary of Accentia. A member of the board of directors of the Company is also serving as Chairman of Accentia.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All amounts are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee. All of these costs and expenses will be borne by the registrant.

Securities and Exchange Commission filing fee	$10,152
NASD filing fee	9,125
Nasdaq National Market listing fee	5,000
Blue Sky fees and expenses	15,000
Transfer agent and Registrar expenses and fees	15,000
Printing and engraving expenses	500,000
Accountants’ fees and expenses	200,000
Legal fees and expenses	965,000
Directors and officers insurance premium	407,400
Road Show	40,000
Miscellaneous	333,323

Total	$2,500,000

Item 14. Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our articles of incorporation and bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Additionally, our bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We intend to obtained such insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 15. Recent Sales of Unregistered Securities

Since our incorporation in March 2002, we have issued the following securities which were not registered under the Securities Act of 1933:

1.  In April 2002, we issued 475 shares of our common stock to The Hopkins Capital Group, LLC in connection with the initial incorporation of our company. These shares were issued for $2.11 per share.

2.  In April 2002, we issued and sold a total of 237,507 shares of our Series A preferred stock for a purchase price of $2.11 per share to Dart Investors, L.P., Allan MacInnis, and Edward Yavitz. The purchase price for these shares was paid in cash.

3.  In April 2002, we issued a total of 3,469,669 shares of our Series B preferred stock to Steven Arikian, John Doyle, Julian Casciano, and Roman Casciano as merger consideration in connection with the merger of The Analytica Group, Ltd. with a wholly owned subsidiary of our company. Messrs. Arikian, Doyle, Casciano, and Casciano are the former stockholders of The Analytica Group, and the shares of Series B preferred stock issued to them were issued in consideration of their stock in The Analytica Group. Also as a part of the merger consideration in this transaction, we issued convertible notes having an aggregate principal amount of $1,217,391.30 to the same four individuals, and these notes were convertible into our Series B preferred stock at the rate of one share for each $1.00 of principal amount. In November 2002, we issued a total of 365,721 additional shares of Series B preferred stock to Messrs. Arikian, Doyle, Casciano, and Casciano in connection with a purchase price adjustment provision in the original merger agreement.

4.  In April 2002, we issued and sold a total of 3,562,607 shares of our Series C preferred stock to The Hopkins Capital Group, LLC and MOAB Investments, LP for a cash purchase price of $2.11 per share.

5.  In October 2002, we issued an aggregate of 4,875,166 shares of our common stock to American Prescription Providers, Inc. in consideration of the acquisition by us of substantially all of the assets of American Prescription Providers, Inc. These shares were issued directly to the stockholders of American Prescription Providers, Inc., consisting of The Hopkins Capital Group, LLC, MOAB Investments, LP, MOAB-II Investments, LP, David Vorhoff, Steven Stogel, Rita Angel, Bruce Frankel, John Drucker, and Laurence May.

6.  In April 2003, we issued an aggregate of 4,612,504 shares of our Series D preferred stock to 36 stockholders of TEAMM Pharmaceuticals, Inc., including The Hopkins Capital Group, LLC and MOAB Investments, LP. These shares were issued as merger consideration pursuant to our acquisition of TEAMM. In connection with the TEAMM merger in April 2003, we granted to Martin Baum, Gary Cantrell, and Nicholas Leb (the principals of TEAMM) options to purchase 568,351 shares of our common stock with an exercise price of $1.05 per share and 118,754 shares of our Series D preferred stock with an exercise price of $1.05 per share (the “TEAM Principal Grants”). These options were granted under our stock option plan. Also in connection with the TEAMM merger, on the merger date, a then-outstanding warrant to purchase shares of TEAMM common stock granted to Harbinger Mezzanine Partners, LP was, pursuant to the terms of the warrant agreement, automatically converted into a warrant to purchase up to 1,785,742 shares of our Series D preferred stock at an exercise price of $0.007 per share.

7.  In April 2003, we issued a warrant to purchase up to 42,751 shares of our Series D preferred stock at an exercise price of $0.00211 per share to Hutchison & Mason, a law firm, in consideration of legal services provided by Hutchison & Mason to our company.

8.  In May 2003, we issued and sold a total of 237,507 shares of our Series A preferred stock for a purchase price of $2.11 per share to RAM Holdings, LLC. The purchase price for these shares was paid in cash.

9.  In May 2003, we granted warrants to purchase up to an aggregate of 95,003 shares of our common stock at an exercise price of $2.11 per share to Patricia Ryan, Lloyd Glen, Stuart Rose, and Kenneth Greathouse. These warrants were granted to non-employees in consideration of the grantees’ efforts in connection with certain product development programs of our company. In June 2004, we granted additional warrants to purchase up to an aggregate of 116,378 shares of our common stock at an exercise price of $5.33 per share to Kenneth Greathouse and Patricia Ryan, and in October 2004, we granted additional warrants to purchase up to an aggregate of 118,754 shares of our common stock at an exercise price of $5.33 per share to Kenneth Greathouse, Patricia Ryan, and Brian Smith. These additional warrants were also granted in connection with certain product development programs of our company.

10.  In June 2003, as part of our acquisition of 81% of the outstanding stock of Biovest International, Inc., we granted 15 holders of promissory notes previously issued by Biovest the right to convert up to an aggregate of $5.0 million in principal under their notes, plus accrued interest, into shares of our common stock at a price equal to the then-current fair market value of our common stock (or in the case of $1.6 million in principal amount of such notes, at a price equal to 80% of such fair market value), provided that if our common stock is publicly traded at the time of conversion, then fair market value shall be deemed to be the initial public offering price of our common stock. This right was granted in consideration of the consent of such note holders to our investment in Biovest.

11.  In September 2003, we granted options to purchase an aggregate of 712,521 shares of our Series C preferred stock at an exercise price of $1.05 per share to Scott R. Jones (our former CEO) and David L. Redmond (our former CFO) as part of the settlement of litigation concerning our termination of their employment agreements with our company. The consideration paid by Jones and Redmond for such options consisted of their execution of the settlement agreement and the waiver and release of their claims.

12.  In September 2003, we issued and sold a total of 846,950 shares of our Series A preferred stock for a purchase price of $2.11 per share to The Hopkins Capital Group, LLC and MOAB Investments, LP. The purchase price for these shares was paid in cash.

13.  In October 2003, we issued warrants to purchase an aggregate of 380,011 shares of our Series A preferred stock at an exercise price of $2.11 per share to The Hopkins Capital Group, LLC, MOAB Investments, LP, Alan McInnis and RAM Holdings, LLC. The consideration for these warrants was the extension of loans to our company by these parties in an aggregate principal amount of $3,000,000. In December 2003 and February 2004, we issued to Hopkins Capital Group, LLC, MOAB Investments, LP, RAM Holdings, LLC, and Alan McInnis additional warrants entitling them to purchase an aggregate of 380,011 additional shares of Series A preferred stock at an exercise price of $2.11 per share. The additional warrants were granted in consideration for extending the due date of the loans made by them. In November 2004, 233,707 of these warrants were exercised, resulting in the issuance of an aggregate of 233,707 shares of our Series A preferred stock. The exercise price of these warrants was paid by reducing the indebtedness owing to these parties. In December 2004, an additional 526,316 of these warrants were exercised, resulting in the issuance of an aggregate of 526,316 shares of our Series A preferred stock, and $216,000 of the aggregate exercise price for these shares was paid in cash, with the remaining $892,000 being paid through the reduction of indebtedness owing to the exercising parties.

14.  In December 2003, we issued options to purchase an aggregate of 950,029 shares of our Series B preferred stock at an exercise price of $2.63 per share to two non-U.S. residents and non-U.S. citizens: Rito Bergemann and Fred Sorenson. These options were granted in connection with, and in consideration of, our acquisition of IMOR GmbH in October 2003.

15.  In January 2004, we issued and sold 2,375,071 shares of our Series E preferred stock, together with warrants to purchase an additional 4,750,143 shares of our Series E preferred stock at an exercise price of $2.11 per share, to Pharmaceutical Product Development, Inc. The consideration for this issuance was $2.11 in cash per each investment unit consisting of one share and two warrants.

16.  In an agreement dated December 2003 between our company and McKesson Corporation, we granted to McKesson the right to convert up to $3,900,000 of the indebtedness owed by us to McKesson into shares of our Series E preferred stock at a rate equal to 0.47501425 shares for each converted dollar of indebtedness, although this right expired as of January 15, 2005. Also as a part of this agreement, we granted McKesson a warrant to purchase up to 1,425,043 shares of our Series E preferred stock at an exercise price of $2.11 per share. This conversion right and warrant were granted in consideration of McKesson’s grant of certain waivers, forbearances, and consents under our credit facility with McKesson.

17.  In March 2004, we issued 2,037,336 shares of our Series E preferred stock to McKesson Corporation in satisfaction of $4,289,000 in trade payables then owed by us to McKesson.

18.  In July 2004 and September 2004, we issued warrants to purchase 237,507 shares and 47,501 shares, respectively, of our common stock at an exercise price of $2.11 per share to The Hopkins Capital Group, LLC in consideration for The Hopkins Capital Group guaranteeing and providing collateral for our $3,000,000 corporate loan from Missouri State Bank. In October 2004, we issued 285,009 shares of common stock upon the exercise of these warrants for cash.

19.  In April 2004, we issued and sold a total of 1,187,536 shares of our Series E preferred stock, together with warrants to purchase an additional 2,375,071 shares of our Series E preferred stock at an exercise price of $2.11 per share, to Ronald Osman. The consideration for this issuance was $2.11 in cash per each investment unit consisting of one share and two warrants.

20.  In June and July 2004, we issued and sold a total of 1,235,037 shares of our Series A preferred stock for a purchase price of $2.11 per share to The Hopkins Capital Group, LLC, MOAB Investments, LP, and D&G Strategic Investments. The purchase price for these shares was paid in cash, except that $100,000 of the purchase price was paid by The Hopkins Capital Group, LLC in the form of forgiveness of amounts owing by the company to The Hopkins Capital Group, LLC for expenses previously paid on behalf of the company.

21.  In August 2004, pursuant to an amendment to the July 2004 subscription agreements for the purchase of our Series A preferred stock by The Hopkins Capital Group, LLC and MOAB Investments, LP (as described in the immediately preceding paragraph), we issued a total of 593,768 shares of our Series E preferred stock and warrants to purchase an additional 1,187,536 shares of our Series E preferred stock at an exercise price of $2.11 per share to The Hopkins Capital Group, LLC and MOAB Investments, LP. The consideration for such shares was the delivery to our company of 593,768 shares of the Series A preferred stock previously purchased under the July 2004 subscription agreements.

22.  Between September 2004 and December 2004, we issued and sold a total of 2,602,286 shares of our Series E preferred stock, together with warrants to purchase an additional 5,204,573 shares of our Series E preferred stock, at an exercise price of $2.11 per share to a total of 21 accredited investors. The consideration for these issuances was $2.11 in cash per each investment unit consisting of one share and two warrants.

23.  In November 2004, we issued and sold 237,507 shares of our Series A preferred stock to Alan Pearce for a cash purchase price of $2.11 per share.

24.  In December 2004, we issued 1,140,034 shares of Series E preferred stock to Mayo Foundation for Medical Education and Research. These shares were granted in consideration of Mayo Foundation’s execution of an amendment to our license agreement with them in which they agreed to expand the scope of our license.

25.  Between December 2004 and February 2005, we issued 8,195,075 shares of our Series E Preferred stock to 21 holders of outstanding warrants in consideration of the exercise of certain of their warrants at an exercise price of $2.11 per share. $1,565,606 of the aggregate exercise price was paid by The Hopkins Capital Group, LLC and MOAB Investments, LP through the cancellation of outstanding indebtedness owing to them under previously issued promissory notes. The balance of the aggregate exercise price was paid in cash by the various holders of such warrants, which included Pharmaceutical Product Development, Inc. and Ronald Osman.

26.  On April 29, 2005, we entered into a credit facility with Laurus Master Fund, Ltd. providing for aggregate borrowing availability of up to $10 million in principal amount under which the principal and interest is evidenced by secured convertible promissory notes convertible into our common stock at an initial conversion price of $6.95 per share (but upon the completion of our initial public offering, such conversion price will be adjusted to 85% of the per share initial public offering price). In connection with this credit facility, we also issued to Laurus a warrant to purchase a number of shares of our common stock that is equal to $4.0 million divided by the initial public offering price of our common stock, and the warrant will have an initial exercise price equal to $8.17 per share (but upon completion of our initial public offering, such exercise price will be adjusted to the initial public offering price).

27.  Since our inception and excluding the TEAMM Principal Grants described in paragraph 6 above, we have granted stock options under our stock option plan covering an aggregate of 911,624 shares of our common stock (net of expirations and cancellations) as of May 31, 2005, at exercise prices ranging from $1.05 to $3.16 per share. Under the stock option plan and excluding the TEAMM Principal Grants described in paragraph 6 above, we have also granted options to purchase an aggregate of 231,349 shares of our Series D preferred stock (net of expirations and cancellations) at exercise prices ranging from $1.05 to $2.11 per share. Of these, options to purchase an aggregate of 1,750 shares of our common stock have been exercised for an aggregate purchase price of $2,735, or a weighted exercise price of $1.56 per share, and options to purchase an aggregate of 13,919 shares of our Series D preferred stock have been exercised for an aggregate purchase price of $14,651, or $1.05 per share.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1, 2, 3, 4, 5, 8, 12, 13, 15, 16, 17, 19 through 24 and 26 by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 6, 7, 9, 10, 11, 18 and 25 above by virtue of Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering. Except for the transactions described in paragraph 6 above, the recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and instruments issued in all such transactions. All recipients had adequate access, through their relationships with us, to information about us.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph 14 by virtue of Section 4(2) of the Securities Act and by virtue of Regulation S. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph 27 by virtue of Section 4(2) of the Securities Act and by virtue of Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising, and each purchaser represented its intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See Exhibit Index.

(b) The following schedule required to be filed by Item 16(b) is contained on page II-9 of this registration statement: Schedule II-Valuation and Qualifying Accounts for each of the three years in the period ended September 30, 2004.

All other financial statement schedules have been omitted because they are inapplicable or not required and because the information is included elsewhere in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)  For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 29th day of June, 2005.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ FRANCIS E. O’DONNELL, JR., M.D.
Francis E. O’Donnell, Jr., M.D., Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ FRANCIS E. O’DONNELL, JR., M.D. Francis E. O’Donnell, Jr., M.D.	Chief Executive Officer; Chairman of the Board (principal executive officer)	June 29, 2005

By:	/s/ ALAN M. PEARCE Alan M. Pearce	Chief Financial Officer; Director (principal financial and accounting officer)	June 29, 2005

By:	* Steven R. Arikian, M.D.	Director; President and Chief Operating Officer, Biopharmaceutical Products and Services	June 29, 2005

By:	* Martin G. Baum	Director; President and Chief Operating Officer, Specialty Pharmaceuticals	June 29, 2005

By:	* Dennis L. Ryll, M.D.	Director	June 29, 2005

*By:	/s/ FRANCIS E. O’ DONNELL, JR., M.D.
Francis E. O’ Donnell, Jr., M.D. Attorney-in-Fact

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

YEARS ENDED SEPTEMBER 30, 2004 AND 2003, AND THE PERIOD

FROM INCEPTION (APRIL 3, 2002) THROUGH SEPTEMBER 30, 2002

Selected balance sheet accounts include the following:

	Balance, Beginning of Period	Additions Charged to Expense	Deductions	Balance, End of Period
Allowance for doubtful accounts:
2004	$450,000	$279,497	$579,497	$150,000
2003	1,184,356	52,687	787,043	450,000
2002	1,176,356	8,000	—	1,184,356

Amortization of intangibles:
2004	$1,163,588	$1,457,464	$—	$2,621,052
2003	280,250	883,338	—	1,163,588
2002	—	280,250	—	280,250

Accumulated depreciation:
2004	$1,171,065	$593,256	$212,951	$1,551,370
2003	1,262,236	310,800	401,971	1,171,065
2002	1,212,552	49,684		1,262,236

Allowance for obsolescence:
2004	$300,000	$—	$—	$300,000
2003	—	300,000	—	300,000
2002	—	—	—	—

EXHIBIT INDEX

Number		Description of Document
1.1(b)	—	Form of Underwriting Agreement.

3.1(b)	—	Amended and Restated Articles of Incorporation, as amended on May 25, 2005.

3.2(b)	—	Amended and Restated Bylaws.

4.1	—	Reference is made to Exhibits 3.1 and 3.2.

4.2(b)	—	Form of Common Stock Certificate.

4.3(b)	—	Agreement of Merger and Plan of Reorganization, dated January 8, 2003, between Registrant, TEAMM Pharmaceuticals, Inc., and TEAMM Principals.

4.4(b)	—	Amended and Restated Agreement of Merger and Plan of Reorganization, dated April 3, 2002, between Registrant, The Analytica Group, Ltd., and The Analytica Group, Inc.

4.5(b)	—	Merger Agreement, dated September 30, 2003, between Registrant and IMOR Private Institute for Medical Outcome Research GmbH.

4.6(b)	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Registrant and certain investors named therein including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, and Vincent Keating.

4.7(b)	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Registrant and certain investors named therein including Ronald E. Osman and Steve Stogel.

4.8(b)	—	Amended and Restated Investors’ Rights Agreement, dated January 7, 2005, between Registrant and Pharmaceutical Product Development, Inc.

4.9(b)	—	Series E Convertible Preferred Stock Purchase Agreement, dated January 9, 2004, between Registrant and Pharmaceutical Product Development, Inc.

4.10(b)	—	Series E Convertible Preferred Stock Purchase Agreement, dated April 15, 2004, between Registrant and Ronald E. Osman.

4.11(b)	—	Form of Series E Subscription Agreement between Registrant and certain investors named therein, including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, Steve Stogel, and Vincent Keating.

4.12(b)	—	Registration Rights Agreement, dated April 3, 2002, between Registrant and Steven Arikian, M.D., John Doyle, Julian Casciano, and Roman Casciano, as amended by Amendment No. 1, dated March 30, 2005, and Amendment No. 2, dated April 29, 2005.

5.1(b)	—	Opinion of Foley & Lardner LLP.

10.1(b)	—	License Agreement, dated April 12, 2004, between Registrant and BioDelivery Sciences International, Inc., as amended pursuant to an Asset Purchase Agreement dated September 7, 2004 and as further amended by those certain letter agreements dated March 28, 2005 and April 25, 2005.

10.2(b)(d)	—	License Agreement, dated February 10, 2004, between Registrant and Mayo Foundation for Medical Education and Research, as amended on December 12, 2004.

Number		Description of Document
10.3(b)	—	Exclusive Agreement, dated September 17, 2004, between Registrant and The Board of Trustees of the Leland Stanford Junior University.

10.4(b)	—	Investment Agreement, dated April 10, 2003, between Registrant and Biovest International, Inc., as amended.

10.5(d)	—	Distribution Agreement, dated June 15, 2004, between Registrant and Argent Development Group, LLC, as amended.

10.6(d)	—	Distribution Agreement, dated March 12, 2004, between Registrant and Arius Pharmaceuticals, Inc.

10.7(b)	—	Biologics Distribution Agreement, dated February 27, 2004, between Registrant and McKesson Corporation.

10.8(b)(d)	—	Distribution Agreement, dated May 28, 2003, between Registrant and Acheron Development Group, LLC.

10.9(b)(d)	—	Distribution Agreement, dated May 23, 2003, between Registrant and Ryan Pharmaceuticals, Inc, as amended.

10.10(b)(d)	—	Distribution Agreement, dated January 24, 2003, between Registrant and Respirics, Inc.

10.11(b)(d)	—	Product Development Agreement, dated January 24, 2003, between Registrant and Respirics, Inc.

10.12(b)	—	Cooperative Research and Development Agreement, dated May 27, 1999, between Registrant and The National Cancer Institute, as amended by that certain amendment dated April 6, 2005.

10.13(d)	—	Manufacturing and Supply Agreement, dated June 6, 2003, between Registrant and Mikart, Inc.

10.14(b)(d)	—	Supply Agreement, dated December 1, 2004, between Registrant and biosyn Arzeneimittel GmbH.

10.15(b)	—	Royalty Stream Purchase Agreement, dated September 7, 2004, between Registrant and Pharmaceutical Product Development, Inc.

10.16(b)	—	Office Lease, dated May 1, 2004, between Registrant, as Tenant, and AP Southeast Portfolio Partners, LP, as Landlord.

10.17(b)	—	Standard Form of Lease, dated April 1, 2004, between Registrant, as Tenant, and Pizzagalli Properties, LLC, as Landlord, as amended.

10.18(b)	—	Agreement of Lease, dated December 1998, between Registrant, as Tenant, and We’re Associates Company, as Landlord.

10.19(b)	—	Agreement of Lease, dated February 26, 2002, between Registrant, as Tenant, and Heartland Rental Properties, LLC, as Landlord, as amended.

10.20(b)	—	Lease, dated March 22, 2005, between 460 Park Associates, as Landlord, and Registrant, as Tenant.

10.21(b)	—	Space Lease, dated October 26, 1995, between Registrant, as Tenant, and Worchester Business Development Corporation, as Landlord, as amended.

10.22(b)	—	Lease Agreement dated December 2003, between Registrant and IMOR Private Institute for Medical Outcome Research GmbH.

10.23(a)(b)	—	2003 Stock Option Plan, as amended.

10.24(a)(b)	—	Employment Agreement, dated January 1, 2005, between Registrant and Dr. Francis E. O’Donnell.

10.25(a)(b)	—	Employment Agreement, dated April 3, 2002, between Registrant and Dr. Steven R. Arikian, as amended.

10.26(a)(b)	—	Second Amended and Restated Executive Employment Agreement, dated December 31, 2004, between Registrant and Martin G. Baum, as amended on February 10, 2005.

10.27(a)(b)	—	Employment Agreement, dated January 1, 2005, between Registrant and Alan M. Pearce.

10.28(a)(b)	—	Employment Agreement, dated January 1, 2005, between Registrant and Samuel S. Duffey.

10.29(b)	—	Form of Director and Officer Indemnity Agreement.

Number			Description of Document
10.30	(b)	—	Form of Warrant for Purchase of Shares of Series E Convertible Preferred Stock granted by Registrant to Series E Holder.

10.31	(b)	—	Form of Warrant for Purchase of Shares of Series D Convertible Preferred Stock granted by Registrant to Series D Holder.

10.32	(b)	—	Form of Warrant for Purchase of Common Stock granted by Registrant to Common Stock Holder.

10.33	(a)(b)	—	Form of Non-Qualified Stock Option Agreement.

10.34	(a)(b)	—	Form of Incentive Stock Option Agreement.

10.35	(a)(b)	—	2005 Equity Incentive Plan.

10.36	(b)	—	Revolving Credit Agreement, dated March 30, 2004, between Missouri State Bank and Trust Company and Registrant, as amended on March 22, 2005.

10.37	(b)	—	Bridge Loan Promissory Note, dated October 15, 2003, of Registrant payable to Alan MacInnis.

10.38	(b)	—	Loan Agreement, dated August 9, 2003, between Registrant and Harbinger Mezzanine Partners, L.P., together with Secured Promissory Note, Stock Purchase Warrant and Security Agreement, as amended on March 24, 2005.

10.39	(b)	—	Accentia Assumption of Debt and Security Agreement, dated December 31, 2003, between Registrant and McKesson Corporation, as amended by the First Amendment, dated February 9, 2005, and as modified on May 31, 2005.

10.40	(b)	—	Forbearance Agreement, dated December 9, 2003, between Registrant, Accent Rx, Inc. and McKesson Corporation.

10.41	(b)	—	Warrant Purchase Agreement, dated December 1, 1998, between Registrant and McKesson Corporation.

10.42	(b)	—	Credit Agreement, dated November 30, 1998, between Registrant and McKesson Corporation.

10.43	(b)	—	Security Agreement, dated November 30, 1998, between Registrant and McKesson Corporation.

10.44	(b)	—	Amended Secured Promissory Note, dated August 31, 2001, of Registrant payable to Peter J. Pappas, Sr.

10.45	(b)	—	Amended Secured Promissory Note, dated October 11, 2001, of Registrant payable to Dr. Anaka Prakash.

10.46	(b)	—	Amended Secured Promissory Note, dated October 11, 2001, of Registrant payable to Frank and Gwyndolyn Korahais.

10.47	(b)	—	Amended Secured Promissory Note, dated October 11, 2001, of Registrant payable to Constantine and Mary Soras.

10.48	(b)	—	Amended Secured Promissory Note, dated October 16, 2001, of Registrant payable to Christos Soras.

10.49	(b)	—	Amended Secured Promissory Note, dated October 25, 2001, of Registrant payable to Andreas Konstantinidis.

10.50	(b)	—	Amended Secured Promissory Note, dated November 6, 2001, of Registrant payable to John M. and Maria S. Lignos.

10.51	(b)	—	Amended Secured Promissory Note, dated November 7, 2001, of Registrant payable to Fay W. and Helen M. Logan.

10.52	(b)	—	Amended Secured Promissory Note, dated December 3, 2001, of Registrant payable to Robert Dillon.

10.53	(b)	—	Amended Secured Promissory Note, dated December 12, 2001, of Registrant payable to Robert Dillon.

10.54(b)		—	Amended Secured Promissory Note, dated January 10, 2002, of Registrant payable to Kit Ching Wong.

10.55(b)		—	Amended Secured Promissory Note, dated January 22, 2002, of Registrant payable to Robert Dillon.

Number		Description of Document
10.56(b)	—	Amended Secured Promissory Note, dated January 31, 2002, of Registrant payable to Laury Pensa.

10.57(b)	—	Amended Secured Promissory Note, dated December 3, 2002, of Registrant payable to John M. and Maria S. Lignos.

10.58(b)	—	Amended Secured Promissory Note, dated December 13, 2002, of Registrant payable to Fay W. and Helen M. Logan.

10.59(b)	—	Secured Promissory Note, dated June 10, 2003, of Registrant payable to Othon Mourkakos.

10.60(b)	—	Secured Promissory Note, dated June 10, 2003, of Registrant payable to Dr. Christopher Kyrikides.

10.61(b)	—	Convertible Secured Promissory Note and Security Agreement, dated June 12, 2003, between Registrant and Morrison Cohen Singer & Weinstein, LLP.

10.62(b)	—	Secured Promissory Note, dated June 16, 2003, of Registrant payable to Peter J. Pappas Sr.

10.63(b)	—	Secured Promissory Note, dated June 16, 2003, of Registrant payable to Angelo Tsakopoulos.

10.64(b)	—	Lease Agreement, dated November 2004, between Registrant and Bay Villa Developers, Inc., as General Partner for Hyde Park Plaza Associates, Ltd.

10.65(b)	—	Post Residential Rental Agreement, dated April 15, 2005, between Registrant and Post Apartment Homes, L.P.

10.66(b)(d)	—	Manufacturing and Supply Agreement, dated August 23, 2002, between Registrant and Kiel Laboratories.

10.67(b)	—	Securities Purchase Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.68(b)	—	Security Agreement and Master Security Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.69(b)	—	Secured Convertible Term Note, dated April 29, 2005, of Registrant payable to Laurus Master Fund, Ltd.

10.70(b)	—	Secured Convertible Minimum Borrowing Note, dated April 29, 2005, of Registrant payable to Laurus Master Fund, Ltd.

10.71(b)	—	Secured Revolving Note, dated April 29, 2005, of Registrant payable to Laurus Master Fund, Ltd.

10.72(b)	—	Stock Pledge Agreement and InterCompany Note Pledge Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.73(b)	—	Common Stock Purchase Warrant, dated April 29, 2005, granted by Registrant to Laurus Master Fund, Ltd.

10.74(b)	—	Subsidiary Guaranty, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd.

10.75(b)	—	Registration Rights Agreement, dated April 29, 2005, between Registrant and Laurus Master Fund, Ltd., as amended on June 9, 2005.

10.76(b)	—	Promissory Note, dated September 1, 2001, of Registrant payable to Dr. David DeFouw, as modified on February 28, 2005.

10.77(b)	—	Promissory Note, dated September 1, 2001, of Registrant payable to Ioannis Kordistos, as modified on January 18, 2005.

10.78(b)	—	Promissory Note, dated September 1, 2001, of Registrant payable to Dr. Robert Evans, as modified on February 28, 2005.

21(b)	—	Subsidiaries of the Registrant.

23.1	—	Consent of Aidman Piser & Co.

Number		Description of Document
23.2	—	Consent of Hughes, Pittman & Gupton, LLP.

23.3	—	Consent of Lazar Levine & Felix, LLP.

23.4	—	Consent of Grant Thornton LLP.

99.1(b)	—	Consent of Carl R. Holman, Director Nominee.

99.2(b)	—	Consent of David M. Schubert, Director Nominee.

99.3(b)	—	Consent of John P. Dubinsky, Director Nominee.

99.4(b)	—	Consent of Steven J. Stogel, Director Nominee.

(a)	Indicates management contract or compensatory plan
(b)	Previously filed
(c)	To be filed by amendment
(d)	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.